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Exhibit 99.1

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-130926

SUBJECT TO COMPLETION, DATED JANUARY 13, 2006

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted prior to the time this prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 9, 2006)

$575,000,000

$325,000,000      % Senior Notes due 2016
$250,000,000      % Senior Subordinated Notes due 2018

Offering Price of Senior Notes:         %
Offering Price of Senior Subordinated Notes:         %

Set forth below is a summary of the terms of the Notes offered by this prospectus supplement. For more details, see "Description of Notes."

  •
    Interest

  The Senior Notes will have a fixed annual interest rate of        %. The Senior Subordinated Notes will have a fixed annual interest rate of        %. Interest on the Notes will be paid semi-annually in arrears on            and            , commencing                         , 2006.

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    Maturity

  Senior Notes:                         , 2016
  Senior Subordinated Notes:                     , 2018

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    Guarantees

  Our obligations under the Notes will be fully and unconditionally guaranteed, jointly and severally, by certain of our existing and future domestic subsidiaries.

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    Ranking

  The Senior Notes and the related subsidiary guarantees will be our unsecured senior obligations. They will rank senior in right of payment to all of our and the guarantors' existing and future subordinated indebtedness (including the Senior Subordinated Notes offered hereby). In the event of our bankruptcy or insolvency, our secured creditors, including the lenders under our amended and restated senior secured credit facility, will have a prior secured claim to any collateral securing the debt owed to them.

  The Senior Subordinated Notes and the related subsidiary guarantees are subordinated to all of our current debts (including the Senior Notes offered hereby) and all of our future debts that we are permitted to incur, except those which expressly provide that they rank equal or subordinate in right of payment to the Senior Subordinated Notes and the related subsidiary guarantees.

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    Mandatory Repurchase Offer

  If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase all or part of the Notes.

  •
    Optional Redemption

  We may redeem some or all of the (i) Senior Notes at any time prior to                     , 2011 and (ii) Senior Subordinated Notes prior to                     , 2011, each at the make-whole redemption prices set forth under "Description of Notes—Optional Redemption." We may, at our option, redeem some or all of the Senior Notes at any time on or after                         , 2011, and the Senior Subordinated Notes at any time on or after                         , 2011, each at the redemption prices listed under "Description of Notes—Optional Redemption."

  On or prior to                         , 2009 for the Senior Notes, and                         , 2009 for the Senior Subordinated Notes, we may, at our option, redeem up to 35% of the Senior Notes and/or the Senior Subordinated Notes, as the case may be, with the proceeds of certain sales of our equity at the redemption prices listed under "Description of Notes—Optional Redemption."

Closing of this offering will occur concurrently with, and is conditioned upon, the closing of the acquisition by DRS Technologies, Inc. of all of the outstanding stock of Engineered Support Systems, Inc., as described in this prospectus supplement. See "The Transactions."

We will receive $            , or        % of the gross proceeds from the sale of the Notes, after paying the underwriters' discounts and commissions of $            , or        % of the gross proceeds from the sale of the Notes and before paying related fees and expenses.

This investment involves risk. See "Risk Factors" beginning on page S-15 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc. expects to deliver the Notes to purchasers on                          , 2006.

Bear, Stearns & Co. Inc. Sole Book-Running Manager	Wachovia Securities Joint Lead Manager
Merrill Lynch & Co.
Banc of America Securities LLC
CIBC World Markets
Jefferies & Company
Ryan Beck & Co.

The date of this prospectus supplement is                         , 2006

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the "prospectus," we are referring to both documents combined. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only upon the information contained or incorporated by reference in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Notes offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should assume the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our and Engineered Support Systems, Inc.'s (ESSI) business, financial condition, results of operations and prospects may have changed since those dates.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The Securities Exchange Commission (SEC) encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. We and ESSI make these types of statements directly in this prospectus supplement and in the documents filed with the SEC that are incorporated by reference in this prospectus supplement. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements.

        These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

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  operating results following our acquisition of ESSI may not be as expected;

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  competitive pressure among companies in the industries in which we and ESSI operate may increase significantly;

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  costs or difficulties related to the integration of the businesses of DRS and ESSI may be greater than expected;

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  adverse changes in the interest rate environment may reduce interest margins, adversely affect our or ESSI's asset values or increase our borrowing costs;

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  general economic conditions, whether nationally or in the market areas in which we and ESSI conduct business, may be less favorable than expected;

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  changes in defense spending and procurement policies;

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  legislation or regulatory changes may adversely affect the businesses in which we and ESSI are engaged;

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  the uncertainty of acceptance of new products and successful bidding for new contracts;

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  the effect of technological changes or obsolescence relating to our or ESSI's products and services;

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  the effects of government regulation or shifts in government policy, as they may relate to our or ESSI's products and services; or

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  adverse changes may occur in the securities markets generally.

        All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The factors listed in the "Risk Factors" section of this prospectus supplement, as well as any cautionary language in this prospectus supplement, provide examples of these risks and uncertainties. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the date of the document incorporated by reference in this prospectus supplement. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

SUMMARY

        This summary does not contain all of the information that you should consider before investing in the Notes. You should read the entire prospectus supplement carefully, including the matters discussed under the caption "Risk Factors" and the detailed information and financial statements included or incorporated by reference in this prospectus supplement. When used in this prospectus supplement, the terms "DRS," "we," "our" and "us," except as otherwise indicated or as the context otherwise indicates, refer to DRS Technologies, Inc. and its wholly-owned subsidiaries and majority-owned partnership. Except as otherwise indicated, this prospectus supplement does not give pro forma effect to our acquisition of Engineered Support Systems, Inc. (ESSI) or the related transactions. Unless otherwise indicated, references to fiscal year refer to the fiscal year of DRS, which ends on March 31. ESSI's fiscal year ends on October 31. Except as otherwise indicated, results of operations for the twelve months ended September 30, 2005 do not give effect to acquisitions completed during this period or our proposed acquisition of ESSI and the related transactions. For an explanation of the fiscal year ended March 31, 2005 on a pro forma basis for our acquisition of ESSI and the related transactions, see "Unaudited Pro Forma Condensed Combined Financial Information."

Company Overview

        We are a leading supplier of defense electronic products and systems and defense services. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. We focus on several key areas of importance for the U.S. Department of Defense (DoD), such as intelligence, surveillance, reconnaissance, power management, advanced communications and network systems. Incorporated in 1968, we have served the defense industry for over 37 years. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, power systems, battlefield digitization systems, air combat training systems, mission recorders and deployable flight incident recorders. Our products are deployed on a wide range of high-profile military platforms, such as DDG-51 Aegis destroyers, M1A2 Abrams Main Battle Tanks, M2A3 Bradley Fighting Vehicles, OH-58D Kiowa Warrior helicopters, AH-64 Apache helicopters, F/A-18E/F Super Hornet and F-16 Fighting Falcon jet fighters, C-17 Globemaster II and C-130 Hercules cargo aircraft, Trident submarines, Virginia class submarines and on several other platforms for military and non-military applications. We also have contracts that support future military platforms, such as the DD(X) destroyer, CVN-78 next generation aircraft carrier and Future Combat System.

        For the twelve months ended September 30, 2005 (on a pro forma basis for certain acquisitions completed during this period as well as our pending acquisition of ESSI and ESSI's acquisition of Spacelink International, LLC), we had total pro forma revenues of $2.5 billion, pro forma earnings from continuing operations of $103.9 million and pro forma EBITDA, as defined in footnote 6 to our Summary Historical and Pro Forma Consolidated Financial Data, of $361.0 million.

        Over the past five fiscal years ended March 31, 2005, we increased our annual revenues at a compound annual growth rate of 27.3% and our operating income at a compound annual growth rate of 40.5%. For the fiscal year ended March 31, 2005, we had revenues of $1.3 billion and operating income of $143.1 million. For the six months ended September 30, 2005, we had revenues of $700.4 million and operating income of $73.6 million.

        Our two principal operating segments, on the basis of products and services offered, are the Command, Control, Communications, Computers and Intelligence (C4I) Group and the Surveillance and Reconnaissance (SR) Group. All other operations, including the activities of our Corporate Headquarters and certain of our non-operating subsidiaries, are grouped in Other. Following our acquisition of ESSI, we intend to operate ESSI as our third operating segment, focused on support and services.

        Command, Control, Communications, Computers and Intelligence Group.    (Revenue of $758.6 million, or 54% of our total revenue for the twelve months ended September 30, 2005) Our C4I Group is comprised of the following business areas: Command, Control and Communications (C3), which includes naval display systems, ship communications systems, radar systems, technical support, electronic manufacturing and system integration services, and secure voice and data communications; Power Systems, which includes naval and industrial power generation, conversion, propulsion, distribution and control systems; Intelligence Technologies, which includes signals intelligence, communications intelligence, data collection, processing and dissemination equipment; and Tactical Systems, which includes battle management tactical computer systems and peripherals. Our systems serve front-line U.S. Navy ships, submarines and aircraft carriers, Army vehicles and ground forces and Air Force platforms, as well as platforms operating in international force structures. Our systems are essential elements in the network-centric and battlefield digitization warfare environments of the 21st century and play a critical role in successful missions.

        Surveillance and Reconnaissance Group.    (Revenue of $641.2 million, or 46% of our total revenue for the twelve months ended September 30, 2005) Our SR Group is comprised of the following business areas: Reconnaissance, Surveillance and Target Acquisition (RSTA), which develops and produces electro-optical sighting, targeting and weapon sensor systems, high-speed digital data and imaging systems, aircraft weapons alignment systems, mission and flight recorders and image intensification, night vision, combat identification and laser aimers/illuminator products, and provides electronic manufacturing services; Training and Control Systems, which develops and produces air combat training, electronic warfare and network systems; and Test and Energy Management, which develops and produces electronic test, diagnostics and vehicle electronics. Our systems serve front-line U.S. Army vehicles, aircraft and ground forces, Navy ships and aircraft carriers, and Air Force platforms, as well as platforms operating in international force structures. These advanced systems provide U.S. forces with a technological advantage for dominance of the 21st century battle space and play a critical role in successful missions.

Acquisition of Engineered Support Systems, Inc.

        We entered into an agreement, dated as of September 21, 2005, to acquire all of the outstanding stock of ESSI, pursuant to a merger between ESSI and a wholly-owned subsidiary of DRS formed for the purpose of the acquisition, with ESSI surviving and continuing as our wholly-owned subsidiary. The total consideration for the acquisition will be approximately $1.3 billion in cash and a maximum of approximately 12.8 million shares of our common stock based on a formula as set forth in the merger agreement (Exchange Ratio). The Exchange Ratio will be based on the average closing sale price per share of DRS common stock on the New York Stock Exchange (NYSE) composite transactions reporting system for each of the ten consecutive trading days ending with the second complete trading day prior to completion of the acquisition. See "The Transactions." We estimate that immediately after the acquisition, ESSI shareholders will hold a maximum of approximately 31.4% of the then-outstanding shares of DRS common stock. The acquisition is expected to close during our fourth fiscal quarter ending March 31, 2006.

        ESSI is a leading provider of mission critical support systems and services for front-line military operations. ESSI designs, manufactures, and supplies integrated military electronics, support equipment, and technical and logistics services for all branches of the U.S. armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. ESSI's areas of expertise include environmental systems (water and petroleum systems, shelters, HVAC equipment), power systems (generator sets, starters, and converters), defense systems (aircraft loaders, military trailers and transporters), telecommunications services (satellite communications, network services and bandwidth management), and integrated logistics services (supply chain management, life-cycle support, and engineering services). For the fiscal year ended October 31, 2005, ESSI had revenues of $1.018 billion, operating income of $141.4 million and EBITDA of $159.7 million.

        ESSI operates within two business segments: Support Systems and Support Services.

        Support Systems Segment.    (Revenue of $428.9 million or 42.1% of ESSI's total revenue for the fiscal year ended October 31, 2005) The Support Systems segment designs, engineers and manufactures integrated military electronics and other military support equipment primarily for the DoD, as well as related heat transfer and air handling equipment for domestic commercial and industrial users, and material handling equipment primarily for the U.S. Postal Service. Products within ESSI's Support Systems segment include environmental control systems, load management and transport systems, power generation, distribution and conditioning systems, airborne radar systems, reconnaissance, surveillance and target acquisition systems, chemical and biological protection systems, petroleum and water distribution systems and other multipurpose military support equipment. Key programs within this segment include: Upgrades to Armor kits for various types of military and non-military vehicles; The M1000 Heavy Transport System; The Load Handling System Modular Fuel Farm system (LMFF); The M989A1 HEMAT Heavy duty trailer systems for transporting ammunition; A variety of Tactical Quiet Generator sets; and Chemical and Biological Protective Shelters (CBPS).

        Support Services Segment.    (Revenue of $589.5 million or 57.9% of ESSI's total revenue for the fiscal year ended October 31, 2005) The Support Services segment provides engineering services, logistics and training services, advanced technology services, asset protection systems and services, telecommunication systems integration and information technology services primarily for the DoD. The Support Services segment also provides certain power generation and distribution equipment and vehicle armor installation to the DoD. Key programs within this segment include: R2—Rapid Response logistics program for the U.S. Army and Air Force; DCATS—Defense Communication Army Telecommunications Systems; DPGDS—Deployable Power Generation and Distribution System contract to produce Air-Force configuration prime power units; and Defense Satellite Transmission Services.

Strategic Rationale

        We believe that our acquisition of ESSI provides several strategic benefits, including the following:

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  strengthened alignment with future DoD requirements, which support the need for deployable and mobile forces, and capabilities to provide sustainment, reset, modernization and transformation services to our customers;

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  opportunity to leverage ESSI's well established services and support businesses to further expand our customer base with new relationships, enhance our access to additional program funding sources such as the DoD's operations and maintenance accounts, and gain access to attractive and flexible contract vehicles;

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  increased scale which strengthens our ability to secure new contracts by increasing visibility within the DoD and better serve existing customers with an expanded product base including products and services;

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  increased program and customer diversification, most notably with the U.S. Air Force, in light of ESSI's significant and complementary portfolio of contracts; and

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  the foundation to sell into the evolving homeland defense market by combining ESSI's small scale systems integration capabilities with the combined company's array of products and subsystems.

Competitive Strengths

        Our competitive strengths include:

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  Strong Positioning in Areas Vital to National Defense.  Defense spending for the federal government's fiscal year 2006 has grown 41% compared to fiscal year 2001. However, there are specific focus areas within the defense budget which are especially vital to the ongoing transformation of our armed forces to a more mobile, networked fighting force. Over the past five years, the growth rate of spending in these areas has grown faster than overall growth rate of defense spending, which is expected to continue to grow further in the future. We and ESSI are well positioned within key areas of importance to national defense, such as intelligence, surveillance, reconnaissance, power management, advanced communications, network systems, support equipment and technical and logistics services. Our strength in these vital areas positions us to benefit from the ongoing transformation of the military. Additionally, the recent fighting in Afghanistan and Iraq has highlighted the advantages of electro-optical system-based night vision, networked forces using rugged computers and intelligence superiority using signals intelligence and advanced communications.

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  Technical Expertise.  We believe we have state-of-the-art government qualified electronics systems development and manufacturing capabilities. We have a 130,000 square-foot facility for our C4I Group in Johnstown, Pennsylvania which has a full range of capabilities including long- and short-run production, hardware assembly, software integration, comprehensive environmental testing and full-service engineering. In addition, we have highly capable manufacturing facilities for our SR Group in Palm Bay, Florida and Carleton Place, Ontario, Canada. ESSI's significant plants include those in West Plains, Missouri, Florence, Kentucky and St. Louis County, Missouri. We believe this technical expertise allows us to develop and manufacture systems and subsystems as our customers require suppliers to provide more than components.

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  Significant Proportion of Long-Term Production Programs.  A significant portion of our revenue is generated by continuing, long-term production programs. For the six months ended September 30, 2005, 79% of our revenue was from production programs. For the fiscal year ended October 31, 2005, 58% of ESSI's revenues was from production programs. In addition, we and ESSI currently have a strong funded backlog of production programs. As of September 30, 2005, 82% of our backlog consisted of production programs, and as of October 31, 2005, 57% of ESSI's backlog consisted of production programs. Our total funded backlog as of September 30, 2005 was approximately $1.7 billion, and ESSI's total funded backlog as of October 31, 2005 was $689.8 million.

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  Diverse Product and Customer Base.  We have a diverse product and customer base. No single program represented more than 10% of our revenues for the fiscal years ended March 31, 2005 and 2004. We believe the addition of ESSI also improves our customer base. Following the ESSI acquisition, on a pro forma basis, no single product or program will account for more than 3% of annual revenues and the ten largest programs will account for approximately 20% of our annual revenues.

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  Well Positioned for Increasing Modularity of Military.  The U.S. military continues to evolve into a more modular military with smaller, more mobile groups of soldiers stationed throughout the world. With the addition of ESSI's strong support and sustainment services capabilities and its complementary product portfolio, we believe our capabilities uniquely fit the requirements of an increasingly modular military and therefore positions DRS well for growth.

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  Long-Standing Industry Relationships.  During our more than 37 year history, we have established long-standing relationships with the U.S. government and other key organizations in the aerospace and defense industry. Over this period, we believe we have become recognized for our ability to develop new technologies and meet stringent program requirements. We believe these long-term industry relationships built in part upon our strong reputation in the industry allow us to maintain our current program positioning and credibly compete for new programs. We also believe the addition of ESSI will strengthen our positions with the U.S. Army, Air Force, Navy, intelligence agencies, prime contractors and international military forces.

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  Emphasis on Research and Development Efforts.  For the fiscal year ended March 31, 2005, we spent approximately $132.0 million on research and development, of which our customer base funded approximately $93.1 million. For the fiscal year ended October 31, 2005, ESSI spent approximately $4.6 million on internal research and development. We believe our investment in research and development enables us to maintain our technological leadership in current products and to develop new capabilities. We believe this spending helps solidify and strengthen our position on different programs and may serve as a barrier to entry for competitors.

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  Successful Integration of Acquisitions.  Having made 29 acquisitions since 1993, we have demonstrated that we can successfully integrate acquired companies into our corporate structure. We are experienced at evaluating prospective operations in order to increase efficiencies and capitalize on market and technological synergies.

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  Experienced Management Team.  Our senior management team averages over 20 years of defense electronics experience. We believe our experienced management team has contributed to our successful integration of acquisitions, as well as our growth in revenues, cash flows and margins over the past seven years.

Business Strategy

        Our goal is to continually improve our position as a leading supplier of defense electronic products, systems and services. Our strategies to achieve our objectives include:

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  Leverage Incumbent Relationships.  We intend to leverage our and ESSI's relationships with government and industry decision-makers by continuing to deliver high levels of performance on our and ESSI's existing contracts. Our experience has shown that strong performance on existing contracts greatly enhances our ability to obtain additional business with our existing customer base. To accomplish this, we intend to continue to position ourselves as a "best value" provider for our customers. "Best value" is a DoD contracting theme which focuses supplier selection on a variety of criteria, including a supplier's past performance, instead of solely on lowest price.

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  Develop and Expand Existing Technologies.  Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue to focus on the development of our technology. Customer-funded development contracts enable us to work with our customers to design and manufacture new systems and components, while decreasing our financial risk.

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  Leverage Combination of Service and Product Capabilities to Better Serve Customers.  We intend to leverage the combination of DRS's strong product portfolio with ESSI's strong service capabilities to better serve our military customers. As ESSI becomes fully integrated into DRS, our new contract bidding efforts will emphasize the benefits of an integrated products and services offering to our customers.

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  Continue to React Quickly to the Changing Defense Environment.  In addition to being well positioned for conventional warfare roles, we intend to continue to adapt our products, such as thermal imaging, ruggedization and communication products, to address evolving military requirements, such as rapid deployment and containment of non-conventional threats including terrorism.

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  Capitalize on the Department of Defense's Emphasis on Transformation and Modernization.   The DoD consistently has emphasized its goal to transform the U.S. military into a nimble, light and network-centric force. We believe our expertise in electro optics, power management, training and test, signals intelligence, rugged computers, advanced communications and network systems fits well into the DoD's technological focus. We also intend to continue to supply upgrades for force modernization of the current force through back fit and forward fit initiatives.

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  Pursue Strategic Acquisitions.  We plan to continue our active participation in the ongoing consolidation of the aerospace and defense industry. Through selective acquisitions, we aim to broaden our existing product base, build on our existing customer relationships and enhance our ability to enter new markets.

THE OFFERING

Issuer	DRS Technologies, Inc.
Notes Offered	$325.0 million aggregate principal amount of % Senior Notes due 2016 (the Senior Notes).
$250.0 million aggregate principal amount of % Senior Subordinated Notes due 2018 (the Senior Subordinated Notes and, together with the Senior Notes, the Notes).
Maturity	Senior Notes: , 2016
Senior Subordinated Notes: , 2018
Interest Payment Dates	and of each year, beginning on , 2006.
Guarantees	Our obligations under the Notes will be fully and unconditionally guaranteed, jointly and severally, by certain of our existing and future domestic subsidiaries.
Ranking
The Senior Notes and the related subsidiary guarantees will be our unsecured senior obligations. They will rank senior in right of payment to all of our and the guarantors' existing and future subordinated indebtedness (including the Senior Subordinated Notes). In the event of our bankruptcy or insolvency, our secured creditors, including the lenders under our amended and restated senior secured credit facility, would have a prior secured claim to any collateral securing the debt owed to them. Assuming we had completed this offering on September 30, 2005, applied the net proceeds as intended and consummated the ESSI acquisition and related transactions, our borrowings under the amended and restated senior secured credit facility would have been $523.2 million.

The Senior Subordinated Notes and the related subsidiary guarantees will be our unsecured senior subordinated obligations. They will rank behind all of our and our subsidiary guarantors' current and future indebtedness (including the amended and restated senior secured credit facility, the Senior Notes and the Senior Convertible Notes) other than trade payables, except indebtedness that expressly provides that it is not senior to the Senior Subordinated Notes and the related subsidiary guarantees. Assuming we had completed this offering on September 30, 2005, applied the net proceeds as intended and consummated the ESSI acquisition and related transactions, the Senior Subordinated Notes and related subsidiary guarantees would have been subordinated to $1.2 billion of our and our subsidiary guarantors' senior debt. As of such date, we would have had $809.2 million of senior subordinated indebtedness and none of our debt would be junior to the Senior Subordinated Notes.

Substantially all of our assets have been pledged to secure our obligations to secured creditors, including the lenders under our existing senior secured credit facility and will be pledged to secure our amended and restated senior secured credit facility. In the event that our secured creditors exercise their rights with respect to our pledged assets, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the Notes.
Optional Redemption
We may redeem some or all of the (i) Senior Notes at any time prior to , 2011, and (ii) Senior Subordinated Notes prior to , 2011 each at the make-whole redemption prices set forth in "Description of Notes—Optional Redemption." We may, at our option, redeem some or all of the (i) Senior Notes at any time on or after , 2011, and (ii) Senior Subordinated Notes at any time on or after , 2011, each at the redemption prices listed under "Description of Notes—Optional Redemption."

In addition, on or prior to (i) , 2009 for the Senior Notes, and (ii) , 2009 for the Senior Subordinated Notes, we may, at our option, redeem up to 35% of the Senior Notes and/or the Senior Subordinated Notes, as the case may be, with the proceeds of certain sales of our equity at the redemption price listed under "Description of Notes—Optional Redemption." We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the series of redeemed Notes issued remains outstanding. Our existing senior secured credit facility contains, and our amended and restated senior secured credit facility will contain, certain provisions that prohibit our ability to make any optional redemption.
Mandatory Repurchase Offer
If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase each series of Notes at the prices listed under "Description of Notes—Repurchase at the Option of Holders." Our existing senior secured credit facility contains, and our amended and restated senior secured credit facility will contain, certain provisions that prohibit our ability to make a mandatory repurchase offer.
Certain Covenants
We will issue the Notes under indentures with The Bank of New York, which will initially act as trustee on your behalf. The indentures will, among other things, restrict our ability and the ability of our restricted subsidiaries to:
	•	incur more debt;
	•	pay dividends and make distributions;
	•	make certain investments;
	•	repurchase stock;
	•	create liens;
	•	enter into transactions with affiliates;

• enter into sale lease-back transactions;
• merge or consolidate; and
• transfer or sell assets.
For more details, see "Description of Notes—Certain Covenants."

When the Notes are issued, all of our subsidiaries will be restricted subsidiaries, as defined in the indentures. These covenants will be subject to a number of important exceptions and qualifications as described under "Description of Notes—Certain Covenants."
Use of Proceeds
The net proceeds from the offering of the Notes will be approximately $561.7 million, after deducting approximately $11.5 million of underwriters' discounts and commissions and $1.8 million of other fees and expenses. We will use the net proceeds of the offering, together with a portion of our available cash, borrowings under our amended and restated senior secured credit facility, the net proceeds from our offering of $300.0 million aggregate principal amount of senior convertible notes due 2026 (Senior Convertible Notes) and the issuance of our common stock to fund the ESSI acquisition, repay certain of our and ESSI's outstanding indebtedness and pay related fees and expenses. See "The Transactions."
Risk Factors	You should consider carefully all of the information set forth in this prospectus supplement and, in particular, you should evaluate the specific factors under "Risk Factors."
Conditions to this Offering	Closing of this offering will occur concurrently with, and is conditioned upon, the closing of the acquisition by DRS of all of the outstanding stock of ESSI. See "The Transactions."

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        We are incorporated in Delaware, and the address of our principal executive office is 5 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 898-1500. Our Internet address is www.drs.com and is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement by reference or otherwise.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

        We derived the historical statement of earnings data and the other data for the years ended March 31, 2003, 2004 and 2005 and the historical balance sheet data as of March 31, 2004 and 2005 presented below from our audited consolidated financial statements which are incorporated by reference in this prospectus supplement. The historical balance sheet data as of March 31, 2003 presented below was derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement. The historical statement of earnings data and the other data for the six months ended September 30, 2004 and 2005 and the historical balance sheet data as of the six months ended September 30, 2005 have been derived from our unaudited consolidated financial statements which are incorporated by reference in this prospectus supplement. The historical balance sheet data as of September 30, 2004 is derived from our unaudited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement. In the opinion of management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. The summary consolidated financial data also includes unaudited pro forma information derived from the information set forth in the "Unaudited Pro Forma Condensed Combined Financial Statement Information," which gives effect to (1) the proposed merger of a wholly-owned subsidiary of DRS and ESSI in a purchase business combination, (2) the assumed offering of a combination of senior notes, senior subordinated notes, senior convertible notes and the anticipated concurrent amendment and restatement of DRS's existing senior secured credit facility to finance the acquisition of ESSI and the related transactions, (3) DRS's December 23, 2004 issuance of $200.0 million aggregate principal amount of senior subordinated notes, (4) ESSI's February 1, 2005 acquisition of Spacelink International, LLC (Spacelink) in a purchase business combination and related financing and (5) DRS's fiscal 2005 acquisitions of Night Vision Equipment Co., Inc. and Excalibur Electro Optics, Inc. (which are referred to collectively as NVEC and Affiliate).

	Historical(1)
						Pro Forma(2)
				Six Months Ended September 30,
	Year Ended March 31,					Twelve Months Ended September 30, 2005(3)
	2003	2004	2005	2004	2005
	(dollars in thousands, except per share data)
Statement of Earnings Data:
Revenues	$675,762	$986,931	$1,308,600	$609,204	$700,389	$2,458,825
Operating income	67,684	103,332	143,132	62,306	73,635	294,173
Interest income	1,179	754	2,460	298	3,945	849
Interest and related expenses	10,589	24,259	39,750	18,000	24,501	123,551
Minority interest	1,578	1,951	2,155	925	1,082	2,312
Income taxes	25,701	33,789	44,842	18,554	18,713	64,374
Earnings from continuing operations	30,171	43,542	58,126	24,974	32,972	103,905
Earnings from Continuing Operations Per-Share Data:(4)
Basic	1.64	1.80	2.15	.92	1.20	—
Diluted	1.58	1.76	2.09	.90	1.15	—
Balance Sheet Data (at period end):
Cash and cash equivalents	95,938	56,790	306,852	71,908	257,254	70,018
Working capital	107,485	145,315	379,804	154,966	390,330	326,199
Total assets	993,391	1,625,390	1,893,498	1,566,259	1,871,968	3,995,445
Total debt(5)	225,075	571,439	730,263	549,944	708,375	1,962,446
Stockholders' equity	438,180	595,625	671,428	626,903	716,457	1,283,036
Other Data:
Cash dividends declared on DRS common stock	—	—	—	—	0.06	—
Net cash provided by operating activities of continuing operations	52,008	104,717	136,183	48,575	34,989	—
Net cash used in investing activities of continuing operations	(278,631)	(273,859)	(53,573)	(15,653)	(67,963)	—
Net cash provided by (used in) financing activities of continuing operations	204,308	131,613	164,901	(19,766)	(17,459)	—
Depreciation and amortization	16,614	28,436	40,968	20,647	20,941	69,971

Capital expenditures	21,526	24,444	34,521	13,580	16,254	46,401
EBITDA(6)	81,896	129,272	181,226	81,877	93,182	360,952
Ratio of net debt(7) to EBITDA(6)						5.2x
Ratio of EBITDA(6) to interest expense, net(8)						2.9x

(1)
DRS's selected financial data includes the effect of the following purchase business combinations and divestitures from their date of acquisition or divestiture by fiscal year:

(a)
Fiscal Year 2003: The U.S.-based Unmanned Aerial Vehicle business of Meggitt Defense Systems—Texas, Inc.—Acquired April 11, 2002; The Navy Controls Division of Eaton Corporation—Acquired July 1, 2002; DKD, Inc.—Acquired October 15, 2002; Paravant Inc.—Acquired November 27, 2002; the Electromagnetics Development Center of Kaman Corporation—Acquired January 15, 2003; Power Technology Incorporated—Acquired February 14, 2003; DRS Advanced Programs, Inc.—Sold November 22, 2002; and DRS Ahead Technology Inc.—Sold May 27, 2002.

(b)
Fiscal Year 2004: Integrated Defense Technologies, Inc. (IDT)—Acquired November 4, 2003.*

*
Two operating units acquired in connection with the IDT acquisition were sold in fiscal 2005. The Statement of Earnings Data, Earnings from Continuing Operations Per-Share Data and Other Data exclude the operating results of the two operating units that were divested.

(c)
Fiscal Year 2005: Night Vision Equipment Company, Inc. and Excalibur Electro Optics, Inc.—Acquired December 14, 2004; and DRS Weather and DRS Broadcast—Sold March 10, 2005.

(d)
Fiscal Year 2006: Codem Systems, Inc.—Acquired April 15, 2005; WalkAbout Computers, Inc.—Acquired June 27, 2005.

(2)
We have included pro forma historical statement of earnings data and other data for the last twelve months ended September, 30, 2005 because we measure compliance with certain financial covenants in certain of the agreements governing our outstanding indebtedness, including our amended and restated senior secured credit facility, for the most recent four quarter period. Our ability to take certain actions (including incurring debt and making restricted payments) under certain of the agreements governing our indebtedness, including the indentures governing the Notes and DRS's 6 7/8% Senior Subordinated Notes due 2013, are based on our results of operations for the most recent four quarter period. When measuring for the most recent four quarter period, certain of the agreements, including the indentures governing the Notes and DRS's 6 7/8% Senior Subordinated Notes due 2013, make pro forma adjustments for events including acquisitions.

(3)
The pro forma statement of earnings data for the twelve months ended September 30, 2005 is derived by adding (i) the Unaudited Pro Forma Condensed Combined Statement of Earnings for the six months ended September 30, 2005, to (ii) the Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended March 31, 2005, and subtracting (iii) the Unaudited Pro Forma Condensed Combined Statement of Earnings for the six months ended September 30, 2004.

(4)
Per-share data includes the weighted average impact of the November 4, 2003 issuance of 4,323,172 shares of DRS common stock in connection with the acquisition of Integrated Defense Technologies, Inc.

(5)
For purposes of the pro forma twelve months ended September 30, 2005, it is anticipated that the Senior Convertible Notes will contain certain provisions that will be considered embedded derivatives, as defined by Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Such embedded derivatives may be required to be bifurcated from the host instrument and recorded at fair value on the balance sheet. We have not made any adjustments to the unaudited pro forma condensed combined statement of earnings or the unaudited pro forma condensed combined balance sheet, for any periods presented, to reflect the impact of such embedded derivatives as the values of the embedded derivatives are not expected to be material, based on the currently proposed terms of the Senior Convertible Notes.

(6)
We define EBITDA as earnings from continuing operations before extraordinary item, interest and related expenses, net (primarily amortization of debt issuance costs), income taxes, depreciation and amortization. The table below presents the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations. EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net earnings or cash flows from operating activities of continuing operations, as determined in accordance with generally accepted accounting principles (GAAP). EBITDA is not a complete cash flow measure because EBITDA is a measure of liquidity that does not reflect cash flows from discontinued operations, and does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes, and it does not include the results of operations of discontinued operations. The definition of

  EBITDA in this section differs in certain respects from the definition of "Consolidated Cash Flow" for purposes of the indentures governing the Notes.

						Pro Forma
	Year Ended March 31,			Six Months Ended September 30,		Twelve Months Ended September 30,
	2003	2004	2005	2004	2005	2005
	(dollars in thousands)
Earnings from continuing operations before extraordinary item	$30,171	$43,542	$58,126	$24,974	$32,972	$103,905
Income taxes	25,701	33,789	44,842	18,554	18,713	64,374
Interest income	(1,179)	(754)	(2,460)	(298)	(3,945)	(849)
Interest and related expenses	10,589	24,259	39,750	18,000	24,501	123,551
Depreciation and amortization	16,614	28,436	40,968	20,647	20,941	69,971

EBITDA	$81,896	$129,272	$181,226	$81,877	$93,182	$360,952

Income taxes	(25,701)	(33,789)	(44,842)	(18,554)	(18,713)
Interest income	1,179	754	2,460	298	3,945
Interest and related expenses	(10,589)	(24,259)	(39,750)	(18,000)	(24,501)
Deferred income taxes	203	(5,558)	24,660	(382)	(498)
Changes in assets and liabilities, net of effects from business combinations and divestitures	585	32,743	4,708	(770)	(22,140)
Other, net	4,435	5,554	7,721	4,106	3,714

Net cash provided by operating activities of continuing operations	$52,008	$104,717	$136,183	$48,575	$34,989

(7)
Net debt is calculated as total debt less cash and cash equivalents.

(8)
Interest expense, net is calculated as interest and related expenses less interest income.

THE TRANSACTIONS

        As a result of the merger of ESSI with our wholly-owned subsidiary formed for the purpose of the acquisition, we will acquire ESSI as a wholly-owned subsidiary. The acquisition is subject to certain closing conditions, including (i) approval of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of ESSI common stock entitled to vote on the matter at a special meeting scheduled to be held on January 30, 2006, (ii) approval of the issuance of DRS common stock to be issued in the acquisition by the affirmative vote of the holders of a majority of shares of our common stock cast on the matter at a special meeting scheduled to be held on January 30, 2006, (iii) the receipt of all governmental and regulatory approvals, and (iv) the absence of events or developments since the date of the merger agreement that would reasonably be expected to have a material adverse effect with respect to DRS or ESSI. The acquisition is expected to close shortly after such meetings.

        At the effective time of the acquisition, each share of ESSI common stock outstanding immediately prior to the effective time of the acquisition will be converted into the right to receive $30.10 in cash, and a fraction of a share of DRS common stock based on the Exchange Ratio. Under the Exchange Ratio, if the average closing sale price per share of DRS common stock on the NYSE composite transactions reporting system for each of the ten consecutive trading days ending with the second complete trading day prior to completion of the acquisition is:

  •
  $57.20 per share or greater, the holder of ESSI common stock will be entitled to receive 0.2255 of a share of DRS common stock for each share of ESSI common stock owned at the time the merger is completed;

  •
  less than $57.20 per share but greater than $46.80 per share, the holder of ESSI common stock will be entitled to receive that fraction of a share of DRS common stock having a value, based on the ten-day average closing sale price for the same period, of $12.90 for each share of ESSI common stock owned at the time the merger is completed; or

  •
  $46.80 per share or less, the holder of ESSI common stock will be entitled to receive 0.2756 of a share of DRS common stock for each share of ESSI common stock owned at the time the merger is completed.

        The value of the aggregate acquisition consideration is expected to be $43.00 for each share of ESSI common stock, including DRS common stock having an expected value of $12.90 per share, but may be more or less as set forth above. The final calculation of the Exchange Ratio will be determined as soon as practicable after the closing date and we plan to issue a press release announcing the exchange ratio promptly after it is determined. The merger agreement provides that at the time of the completion of the merger, all unexercised options to acquire ESSI common stock will be cancelled in exchange for the same consideration paid to ESSI shareholders for shares of ESSI common stock, reduced by the applicable exercise price. We will issue a maximum of approximately 12.8 million shares of DRS common stock and spend approximately $1.3 billion in cash in the acquisition. Together with debt of ESSI to be assumed and refinanced as part of the acquisition, this represents a total acquisition value of approximately $1.9 billion. We estimate that immediately after the acquisition, ESSI shareholders will hold a maximum of approximately 31.4% of the then-outstanding shares of DRS common stock.

Amended and Restated Senior Secured Credit Facility

        Simultaneously with the closing of our acquisition of ESSI, we will enter into an amended and restated senior secured credit facility for up to an aggregate amount of $700.0 million, refinancing our existing senior secured credit facility. The amended and restated senior secured credit facility will consist of (i) a seven-year term loan facility in an aggregate principal amount equal to $300.0 million, with principal repayable in quarterly installments at a rate of 1.00% per year and the balance to be repaid in equal quarterly installments beginning six years following the completion of the acquisition, and (ii) a six-year revolving credit facility in an aggregate principal amount of $400.0 million (of which approximately $223.2 million shall be drawn down on the closing date of the acquisition), to be repaid in full on the sixth anniversary of the closing date of the facility. Borrowings under the amended and restated senior secured credit facility will bear interest, at our option, at either the base rate (the higher of the prime rate announced by the commercial bank to be selected by the administrative agent to the facility or the federal funds effective rate plus 0.50%), plus an applicable margin, or at the rate at which Eurodollar deposits for one, two, three or six months are offered in the interbank Eurodollar market, which is referred to as the Eurodollar Rate, plus an applicable margin.

Sources and Uses of Funds

        The net proceeds from the offering of the Notes will be approximately $561.7 million, after deducting approximately $11.5 million of the underwriters' discounts and commissions and $1.8 million of other fees and expenses. We will use the net proceeds of the offering, together with a portion of our available cash, borrowings under our amended and restated senior secured credit facility, the net proceeds from our offering of $300.0 million aggregate principal amount of Senior Convertible Notes and the issuance of our common stock to fund the ESSI acquisition, repay certain of our and ESSI's outstanding indebtedness and pay related fees and expenses. For information regarding interest rates and dates of maturity on our indebtedness, see "Description of Other Indebtedness."

        The following table sets forth the estimated sources and uses of funds upon completion of the acquisition assuming a September 30, 2005 closing date.

Sources	Amount	Uses	Amount
	(in thousands)		(in thousands)
Available cash(1)	$200,300	Purchase price for ESSI	$1,895,068
Revolving loan(2)	223,212	Repayment of ESSI debt	45,000
Term loan	300,000	Refinancing existing senior secured credit facility	146,280
Senior Notes offered hereby	325,000	Estimated fees and expenses	80,625
Senior Convertible Notes being offered by DRS as part of the Transactions(3)	300,000
Senior Subordinated Notes offered hereby	250,000
Common equity(4)	568,461

Total	$2,166,973	Total	$2,166,973

(1)
Includes $13.1 million of ESSI's available cash on hand at October 31, 2005.

(2)
Upon consummation of the acquisition, we will have a $400.0 million revolving credit facility, $223.2 million of which would have been drawn if the closing of the acquisition had occurred at September 30, 2005. This amount excludes the face amount of outstanding letters of credit.

(3)
Assumes the issuance of $300.0 million aggregate principal amount of Senior Convertible Notes. We will also offer the underwriters of the offering of Senior Convertible Notes an option to purchase up to an additional 15% of Convertible Notes to cover over-allotments, if any. Unless otherwise noted, information in this prospectus supplement does not give effect to any exercise of the underwriters' over-allotment option.

(4)
Assumes the average closing sale price per share of our common stock on the NYSE composite transactions reporting system for each of the ten consecutive trading days ending with the second complete trading day prior to completion of the acquisition is no more than $46.80 per share (12,146,608 shares of common stock).

        The offering of the Notes, the offering of $300.0 million aggregate principal amount of Convertible Notes due 2026, the entry into the amended and restated senior secured credit facility, the use of proceeds from the sale of the Notes and the Convertible Notes and a portion of our available cash, initial borrowings under our amended and restated senior secured credit facility, the issuance of shares of DRS common stock as partial consideration for our acquisition of ESSI, our acquisition of ESSI and the payment of related fees and expenses are collectively defined as the "Transactions." Closing of this offering will occur concurrently with, and is conditioned upon, the acquisition by DRS of all of the outstanding stock of ESSI.

RISK FACTORS

        Any investment in the Notes involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus supplement, before buying any of the Notes offered hereby. Additional risks or uncertainties presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur.

Risks Related to the Notes

Our level of indebtedness could limit cash flow available for our operations and could adversely affect our ability to service our debt or obtain additional financing, if necessary. We may incur substantial additional indebtedness in the future.

        Our total debt outstanding as of September 30, 2005 was approximately $708.4 million. Our pro forma indebtedness as of September 30, 2005, after giving effect to the Transactions, would have been approximately $2.0 billion (of which $325.0 million would have consisted of the Senior Notes, $250.0 million would have consisted of the Senior Subordinated Notes, $300.0 million would have consisted of the Senior Convertible Notes (assuming no exercise of the underwriters' over-allotment option), and the balance would have consisted of $528.2 million of senior debt, including $5.1 million of other DRS and ESSI long-term debt obligations, and $559.2 million of senior subordinated debt (including a premium of $9.2 million). Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the Notes. For example, our levels of indebtedness could, among other things:

  •
  limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes or make such financing more costly;

  •
  require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures, research and development, dividends or acquisitions;

  •
  limit our flexibility in planning for or reacting to changes in the markets in which we compete;

  •
  place us at a competitive disadvantage relative to our competitors with less indebtedness;

  •
  render us more vulnerable to general adverse economic and industry conditions; and

  •
  make it more difficult for us to satisfy our financial obligations, including those relating to the Notes.

        In addition, the indentures governing the Notes, our existing senior secured credit facility and our amended and restated senior secured credit facility and the terms of the agreements governing our other outstanding indebtedness contain or will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts, including the Notes offered hereby.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the Notes and our 6 7/8% Senior Subordinated Notes due 2013 do not fully prohibit us or our subsidiaries from doing so. Our amended and restated senior secured credit facility will permit additional borrowing under such facility after completion of the Transactions and all of those borrowings would rank senior to the Senior Subordinated Notes and the related subsidiary guarantees. In the event of our bankruptcy or insolvency, our secured creditors, including the lenders under our amended and restated senior secured credit facility, would have a prior secured claim to any collateral securing the debt owed to them. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness."

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

        Although there can be no assurances, we believe that the level of borrowings available to us, combined with cash provided by our operations, will be sufficient to provide for our cash requirements for the foreseeable future. However, our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. Certain of our subsidiaries may become unrestricted subsidiaries under the indentures governing the Notes, in which case we may not have access to the cash flows of these subsidiaries which will not be subject to the restrictive covenants under the indentures. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

  •
  refinance all or a portion of our debt, including the Notes;

  •
  obtain additional financing;

  •
  sell some of our assets or operations;

  •
  reduce or delay capital expenditures and/or acquisitions; or

  •
  revise or delay our strategic plans.

        If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our amended and restated senior secured credit facility and the indentures.

The covenants in our existing senior secured credit facility and the indenture governing our 6 7/8% Senior Subordinated Notes due 2013 impose, and our amended and restated senior secured credit facility and the indentures governing the Notes will impose, restrictions that may limit our ability, and the ability of most of our subsidiaries, to take certain actions.

        The covenants in our existing senior secured credit facility and the indenture governing our 6 7/8% Senior Subordinated Notes due 2013 restrict, and our amended and restated senior secured credit facility and the indentures governing the Notes will restrict, our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur additional debt;

  •
  pay dividends and make other restricted payments;

  •
  make certain investments, loans and advances;

  •
  create or permit certain liens;

  •
  issue or sell capital stock of restricted subsidiaries;

  •
  use the proceeds from sales of assets and subsidiary stock;

  •
  create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

  •
  enter into transactions with affiliates;

  •
  enter into sale and leaseback transactions;

  •
  engage in certain business activities; and

  •
  consolidate or merge or sell all or substantially all of our assets.

        Our existing senior secured credit facility contains, and our amended and restated senior secured credit facility will also contain, other covenants customary for credit facilities of this nature, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our amended and restated senior secured credit facility will depend upon satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

        If we are unable to meet the terms of our financial covenants, or if we break any of these covenants, a default could occur under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient funds to refinance our debt. Even if new financing is made available to us, it may not be on terms acceptable to us.

Some of our debt, including borrowings under our amended and restated senior secured credit facility, is based on variable rates of interest, which could result in higher interest expenses in the event of an increase in interest rates.

        As of September 30, 2005 on a pro forma basis after giving effect to the Transactions, $523.2 million, or 26.7% of our total debt is exposed to fluctuations in variable interest rates. This increases our exposure to fluctuations in market interest rates. If we borrow additional amounts under the revolving portion of our amended and restated senior secured credit facility, the interest rates on those borrowings may vary depending on the Eurodollar Rate (LIBOR). If LIBOR rises, the interest rate on this debt may also increase. Therefore, an increase in LIBOR may increase our interest payment obligations and have a negative effect on our cash flow and financial position.

Your right to receive payments on the Senior Subordinated Notes is junior to certain of our existing indebtedness and the Senior Notes and possibly all of our future borrowings. Further, the subsidiary guarantees of the Senior Subordinated Notes are junior to certain of our subsidiary guarantors' existing indebtedness and possibly to all their future borrowings.

        The Senior Subordinated Notes and the related subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness (other than our $559.2 million aggregate principal amount (including a premium of $9.2 million) 6 7/8% Senior Subordinated Notes due 2013 as of September 30, 2005 and trade payables), including the Senior Notes and the Senior Convertible Notes, and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the Senior Subordinated Notes and the related subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt, including the Senior Notes, and the subsidiary guarantors will be entitled to be paid in full and in cash before any payment may be made with respect to the Senior Subordinated Notes or the related subsidiary guarantees.

        In addition, all payments on the Senior Subordinated Notes and the related subsidiary guarantees will be blocked in the event of a payment default on senior debt, including the Senior Notes, and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt, including the Senior Notes.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiary guarantors, holders of the Senior Subordinated Notes will participate with trade creditors and all other holders of our and our subsidiary guarantors' subordinated indebtedness (including our $550.0 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2013) in the assets remaining after we and our subsidiary guarantors have paid all of our senior debt. However, because the indenture relating to the Senior Subordinated Notes requires that amounts otherwise payable to holders of the Senior Subordinated Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Senior Subordinated Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of Senior Subordinated Notes may receive less, ratably, than the holders of our senior debt including the Senior Notes.

        Assuming we had completed the Transactions on September 30, 2005, the Senior Subordinated Notes and the related subsidiary guarantees would have been subordinated to $1.2 billion of senior debt (of which $325.0 million would have consisted of the Senior Notes, $300.0 million would have consisted of the Senior Convertible Notes and $523.2 million would have consisted of borrowings under our amended and restated senior secured credit facility) and approximately $139.9 million would have been available for borrowing as additional senior debt under our amended and restated senior secured credit facility. Our and ESSI's letters of credit issued and outstanding, which would be used in determining the availability under our $400.0 million revolving credit facility, totaled approximately $36.8 million (of which $35.0 million is comprised of DRS as of September 30, 2005 and $1.8 million of ESSI as of October 31, 2005). We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indentures governing the Notes.

Your right to receive payments on these Notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

        Certain of our subsidiaries will not guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

        Assuming we had completed the Transactions on September 30, 2005, the Notes would have been effectively junior to $1.6 billion of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries (without giving effect to our acquisition of ESSI) generated $221.2 million (including $14.5 million of sales to guarantor subsidiaries) or 16% of our revenues in the twelve-month period ended September 30, 2005 and held 8% of our total assets as of September 30, 2005.

We are a holding company and are dependent on dividends and other distributions from our subsidiaries.

        DRS Technologies, Inc. is a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our debt or to make funds available to us for such payment, other than pursuant to the subsidiary guarantees of the Notes. Accordingly, our debt that is not guaranteed by our subsidiaries is structurally subordinated to the debt and other liabilities of our subsidiaries.

We may be unable to purchase the Notes upon a change of control.

        Upon a change of control, as defined in the indentures governing the Notes, we are required to offer to purchase all of the Notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any. If a change of control occurs, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. The events that cause a change of control under the indentures will also result in an event of default under our amended and restated senior secured credit facility, which may cause the acceleration of our other indebtedness, in which case we would be required to pay our senior secured indebtedness with the proceeds of sales of the collateral securing the facility before we repay any of the Notes. Our future indebtedness may also contain restrictions on our ability to repurchase the Notes upon certain events, including transactions that would constitute a change of control under the indentures. Our failure to repurchase the Notes upon a change of control would constitute an event of default under the indentures. The terms of the indenture governing our 6 7/8% Senior Subordinated Notes due 2013 also require us to offer to repurchase such notes upon a change of control.

        The change of control provisions in the indentures governing the Notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indentures to trigger our obligation to repurchase the Notes. Except as otherwise described above, the indentures do not contain provisions that permit the holders of the Notes to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from subsidiary guarantors.

        Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that each subsidiary guarantor, after giving effect to its subsidiary guarantee of these Notes, received reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

There is no public market for any series of Notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

        Each series of Notes is a new issue of securities, and there is no existing trading market for any series of Notes. Although the underwriters have informed us that they intend to make a market in each series of Notes, they have no obligation to do so and may discontinue making a market in any series of Notes at any time without notice. Accordingly, we cannot assure you that a liquid market will develop for any series of Notes, that you will be able to sell your Notes at a particular time or that the prices that you receive when you sell the Notes will be favorable.

        We do not intend to apply for listing or quotation of any series of Notes on any securities exchange or stock market. The liquidity of any market for each series of Notes will depend on a number of factors, including:

  •
  the number of holders of such series of Notes;

  •
  our operating performance and financial condition;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the applicable series of Notes; and

  •
  prevailing interest rates.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for any series of Notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the Notes.

Risks Related to our Business

Our and ESSI's revenues depend on our ability to maintain our level of government business. The loss of our contracts with domestic and non-U.S. government agencies could adversely affect our revenues.

        We and ESSI derive the substantial majority of our revenues from contracts or subcontracts with domestic and non-U.S. government agencies. A significant reduction in the purchase of our products by these agencies would have a material adverse effect on the businesses of us and ESSI. For fiscal years ended March 31, 2005, 2004 and 2003, approximately 84%, 85% and 81%, respectively, of our revenues were derived directly or indirectly from defense-industry contracts with the U.S. government and its agencies. In addition, for the fiscal years ended March 31, 2005, 2004 and 2003, approximately 12%, 10% and 9% of our revenues were derived directly or indirectly from sales to foreign governments, respectively. For fiscal years ended October 31, 2005, 2004 and 2003, approximately 96%, 94% and 95%, respectively, of ESSI's revenues were derived directly or indirectly from defense-industry contracts with the U.S. government and its agencies. In addition, in each of the fiscal years ended October 31,

2005, 2004 and 2003, approximately 3% of ESSI's revenues were derived directly or indirectly from sales to foreign governments. Therefore, the development of our business in the future will depend upon the continued willingness of the U.S. government and its prime contractors to commit substantial resources to defense programs and, in particular, upon the continued purchase of our products, and other products which incorporate our products, by the U.S. government. In particular, the current funding demands on the U.S. government combined with a potential reduction of forces in Iraq, may lead to lower levels of government defense spending.

        The risk that governmental purchases of our products may decline stems from the nature of our business with the U.S. government, in which the U.S. government may:

  •
  terminate contracts at its convenience;

  •
  terminate, reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

  •
  cancel multi-year contracts and related orders if funds become unavailable;

  •
  shift its spending priorities;

  •
  adjust contract costs and fees on the basis of audits done by its agencies; and

  •
  inquire about and investigate business practices and audit compliance with applicable rules and regulations.

        In addition, as defense businesses, we and ESSI are subject to the following risks in connection with government contracts:

  •
  the frequent need to bid on programs prior to completing the necessary design, which may result in unforeseen technological difficulties and/or cost overruns;

  •
  the difficulty in forecasting long-term costs and schedules and the potential obsolescence of products related to long-term fixed-price contracts;

  •
  the risk of fluctuations or a decline in government expenditures due to any changes in the DoD budget or appropriation of funds;

  •
  when we act or ESSI acts as a subcontractor, the failure or inability of the primary contractor to perform its prime contract may result in an inability to obtain payment of fees and contract costs;

  •
  restriction or potential prohibition on the export of products based on licensing requirements; and

  •
  government contract wins can be contested by other contractors.

Our revenues will be adversely affected if we fail to receive renewal or follow-on contracts.

        Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with options. The typical term of our contracts with the U.S. government is between one and three years. The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because our U.S. government contracts account for a substantial portion of our revenues.

Our operating results may fluctuate.

        Our results of operations and ESSI's results of operations have fluctuated in the past and may continue to fluctuate in the future as a result of a number of factors, many of which are beyond our control. These factors include:

  •
  the termination of a key government contract;

  •
  the size and timing of new contract awards to replace completed or expired contracts; and

  •
  changes in DoD policies, budgetary priorities and allocation of funding.

We may not be successful in implementing our growth strategy if we are unable to identify and acquire suitable acquisition targets.

        Finding and consummating acquisitions is an important component of our growth strategy. Our continued ability to grow by acquisition is dependent upon the availability of acquisition candidates at reasonable prices and our ability to obtain additional acquisition financing on acceptable terms. We experience competition in making acquisitions from larger companies with significantly greater resources. We are likely to use significant amounts of cash, issue additional equity securities or incur additional debt in connection with future acquisitions, each of which could have a material adverse effect on our business. There can be no assurance that we will be able to procure the necessary funds to effectuate our acquisition strategy on commercially reasonable terms, or at all. In addition, as our revenue growth has been historically attributable largely to our successful acquisition strategy, failure to identify, consummate or integrate suitable acquisitions could lead to a reduced rate of revenue growth, operating income and net earnings in the future.

Integration of our and ESSI's operations will be complex, time-consuming and expensive and may adversely affect the results of our operations after the acquisition.

        The anticipated benefits of the acquisition will depend in part on whether we and ESSI can integrate our operations in an efficient, timely and effective manner. Integrating DRS and ESSI will be a complex, time-consuming and expensive process. ESSI will represent our largest and most significant acquisition to date. Successful integration will require, among other things, combining the companies:

  •
  business development efforts;

  •
  key personnel;

  •
  geographically separate facilities; and

  •
  business and executive cultures.

        We may not accomplish this integration successfully and may not realize the benefits contemplated by combining the operations of both companies. In the course of our due diligence investigation of ESSI we determined that ESSI and various of its subsidiaries may not have adequate export authorizations. Accordingly, after the acquisition we may be required to make disclosures to governmental agencies and may be subject to fines and penalties as a result of ESSI's actions or inaction prior to the acquisition. We expect to make changes to ESSI's export compliance program and we may be required to alter the business practices of ESSI in order to comply with our business practices and standards or applicable federal, state, local and foreign laws. Any remedial efforts that we take may require significant management attention and resources and may delay production or require modification to existing products and programs. The diversion of our attention to the integration effort and any difficulty encountered in combining operations could cause the interruption of, or a loss of momentum in, the activities of our business.

If we are unable to successfully integrate ESSI and other companies we acquire into our operations on a timely basis, our profitability could be negatively affected.

        We expect that our acquisition of ESSI will result in certain business opportunities and growth prospects. We, however, may never realize these expected business opportunities and growth prospects. We may experience increased competition that limits our ability to expand our business. Our assumptions underlying estimates of expected cost savings may be inaccurate or general industry and business conditions may deteriorate. Acquisitions involve numerous risks, including, but not limited to:

  •
  difficulties in assimilating and integrating the operations, technologies and products acquired;

  •
  the diversion of our management's attention from other business concerns;

  •
  current operating and financial systems and controls may be inadequate to deal with our growth;

  •
  the risk that we will be unable to maintain or renew any of the government contracts of businesses we acquire;

  •
  the risks of entering markets in which we have limited or no prior experience; and

  •
  the loss of key employees.

        If these factors limit our ability to integrate the operations of our acquisitions, including ESSI, successfully or on a timely basis, our expectations of future results of operations may not be met. In addition, our growth and operating strategies for businesses we acquire, including ESSI, may be different from the strategies that such business currently is pursuing. If our strategies are not the proper strategies for a company we acquire, it could have a material adverse effect on our business, financial condition and results of operations. Further, there can be no assurance that we will be able to maintain or enhance the profitability of any acquired business or consolidate the operations of any acquired business to achieve cost savings.

        In addition, there may be liabilities that we fail, or are unable, to discover in the course of performing due diligence investigations on each company or business we have already acquired or may acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. We cannot assure you that rights to indemnification by sellers of assets to us, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce our profit or cause a loss.

        We provide our services primarily through two types of contracts: firm fixed-price and cost-type contracts. Approximately 84% and 81% of our total revenues for the six months ended September 30, 2005 and for the fiscal year ended March 31, 2005, respectively, were derived from firm fixed-price contracts, which require us to perform services under a contract at a stipulated price. We derived approximately 16% and 19% and of our revenues for the six months ended September 30, 2005 and for the fiscal year ended March 31, 2005, respectively, from cost-type contracts by which we are reimbursed for incurred costs and receive a fee that, depending on the contract, is either dependent on cost savings and/or performance or is a fixed fee which is negotiated but limited by statutes. Approximately 64% of ESSI's total revenues for the fiscal year ended October 31, 2005 were derived from fixed-price contracts.

        We assume greater financial risk on firm fixed-price contracts than on cost-type contracts. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract will reduce our profit or cause a loss. In particular, because of their inherent uncertainties and consequent cost overruns, development contracts have historically been less profitable than production contracts. Although we believe that adequate provision for our costs of performance is reflected in our consolidated financial statements, we can give no assurance that this provision is adequate or that losses on fixed-price and cost-type contracts will not occur in the future. We also cannot assure you that current cost-type contracts will not be changed to fixed-price contracts.

We may experience production delays if suppliers fail to deliver materials to us.

        Our manufacturing process for certain products consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process.

        Although we can obtain materials and purchase components for these products from a number of different suppliers, several suppliers are our sole source of certain components. Similarly, sole-source vendors supply certain of ESSI's components. If a supplier should cease to deliver such components, we believe that we would probably find other sources; however, this could result in added cost and manufacturing delays. We have not experienced significant production delays attributable to supply shortages, but we occasionally experience procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to our electro optical products, certain materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

Our backlog is subject to reduction and cancellation, which could negatively impact our revenues and results of operations.

        Backlog represents products or services that our customers have committed by contract to purchase from us. Our total funded backlog as of September 30, 2005 was approximately $1.7 billion, and ESSI's total backlog as of October 31, 2005 was $689.8 million. Backlog is subject to fluctuations and is not necessarily indicative of future sales. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce backlog and, consequently, future revenues. Our failure to replace canceled or reduced backlog could negatively impact our revenues and results of operations.

Our international operations expose us to risks of losses.

        Approximately 8%, 12%, 10% and 9% of our revenues for the six months ended September 30, 2005, and for the fiscal years ended March 31, 2005, 2004 and 2003, respectively, were derived from sales to foreign governments. For the fiscal years ended October 31, 2005, 2004 and 2003, approximately 2.5%, 3.4% and 2.8% of ESSI's revenues, respectively, were attributable to foreign sales. We are exploring the possibility of expansion into additional international markets, and our acquisition of ESSI may provide entry into additional international markets. We cannot assure you that we will maintain significant operations internationally or that any such operations will be successful. Any international operations we establish will be subject to risks similar to those affecting our North American operations in addition to a number of other risks, including:

  •
  political and economic instability in foreign markets;

  •
  inconsistent product regulation by foreign agencies or governments;

  •
  imposition of product tariffs and burdens;

  •
  cost of complying with a wide variety of international and U.S. export laws and regulatory requirements, including the Foreign Corrupt Practices Act, the Export Administration Act and the Arms Export Control Act (and the regulations promulgated thereunder);

  •
  lack of local business experience;

  •
  foreign currency fluctuations;

  •
  difficulty in enforcing intellectual property rights; and

  •
  language and other cultural barriers.

We face competition in the military electronics and services industries.

        The military electronics and services industries in which we participate are highly competitive and characterized by rapid technological change. Our potential inability to improve existing product lines and develop new products and technologies could have a material adverse effect on our business. In addition, our competitors could introduce new products with greater capabilities which could have a material adverse effect on our business. We also compete with these entities with respect to identifying targets and consummating our acquisition strategy.

        There are many competitors in the markets in which we sell our products. Many of these competitors are substantially larger than us, devote substantially greater resources to research and development, and generally have greater financial and other resources. Consequently, these competitors may be better positioned to take advantage of economies of scale and develop new technologies. Some of these competitors are also our suppliers and customers.

        In the military sector, we compete with many large and mid-tier defense contractors on the basis of performance, cost, overall value, delivery and reputation. As U.S. defense spending decreased in the early 1990s, the industry experienced substantial consolidation, increasing the market share of certain companies.

We are dependent in part upon our relationships and alliances with industry participants in order to generate revenue.

        We rely on the strength of our relationships with military industry organizations to form strategic alliances. Some of our partners assist us in the development of some of our products through teaming arrangements. Under these teaming arrangements, our partners usually have borne a portion of the expenses associated with our research and development of new and existing products which are the subject of such agreements. We cannot assure you that our partners will continue to bear these expenses in the future. If any of our existing relationships with our partners were impaired or terminated, we could experience significant delays in the development of our new products ourselves, and we would incur additional development costs. We would need to fund these costs internally or identify new partners.

        Some of our likely partners are also potential competitors, which may impair the viability of new strategic relationships. While we must compete effectively in the marketplace, our future alliances may depend on our partners' perception of us. Our ability to win new and/or follow-on contracts may be dependent upon our relationships within the military industry.

The U.S. government's right to use technology developed by us limits our intellectual property rights.

        We seek to protect the competitive benefits we derive from our patents, proprietary information and other intellectual property. However, neither we nor ESSI have the right to prohibit the U.S. government from using certain technologies developed by us or to prohibit third party companies, including our competitors, from using those technologies in providing products and services to the U.S. government. The U.S. government has the right to royalty-free use of technologies that we have developed under U.S. government contracts. We are free to commercially exploit those government funded technologies and may assert our intellectual property rights to seek to block other non-government users thereof, but we cannot assure you we could successfully do so.

We are subject to government regulation which may require us to obtain additional licenses and could limit our ability to sell our products outside the United States.

        The sale of certain of our and ESSI's products outside the United States is subject to compliance with the United States Export Administration Regulations and the International Traffic in Arms Regulations. Our failure to obtain the requisite licenses, meet registration standards or comply with other government export regulations, may affect our ability to export such products or to generate revenues from the sale of our products outside the United States, which could have a material adverse effect on our business, financial condition and results of operations. Compliance with government regulations may also subject us to additional fees and costs. The absence of comparable restrictions on competitors in other countries may adversely affect our competitive position. See "—Integration of our and ESSI's operations will be complex, time-consuming and expensive and may adversely affect the results of our operations after the acquisition."

        In order to sell our products in European Union countries, we must satisfy certain registrations and technical requirements. If we were unable to comply with those requirements with respect to a significant quantity of our products, our sales in Europe could be restricted, which could have a material adverse effect on our business.

We are subject to environmental laws and regulations, and our ongoing operations may expose us to environmental liabilities.

        Our and ESSI's operations, like those of other companies engaged in similar businesses, are subject to federal, state, foreign and local environmental and health and safety laws and regulations. As a result, we have been involved from time to time in administrative or legal proceedings relating to environmental matters. We cannot assure you that the aggregate amount of future clean-up costs and other environmental liabilities will not be material. We can be subject to potentially significant fines or penalties, including criminal sanctions, if we fail to comply with these requirements. We have made and will continue to make capital and other expenditures in order to comply with these laws and regulations. However, the requirements of these laws and regulations are complex, change frequently, and could become more stringent in the future. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Also, in the future, contamination may be found to exist at our or ESSI's current or former facilities or at off-site locations to which we, ESSI or certain companies that we have acquired may have sent waste, including the Orphan Mine site in the Grand Canyon National Park, Arizona, which is currently subject to a government investigation. We could be held liable for such contamination. The remediation of such contamination, or the enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require us to make additional expenditures, some of which could be material.

ESSI currently is subject to an SEC investigation that could require significant management attention and legal resources and could have a material adverse effect on us and ESSI.

        In December 2004, ESSI was notified by the Enforcement Division of the SEC of the issuance of a formal order directing a private investigation captioned In the Matter of Engineered Support Systems, Inc. and in September 2005, ESSI received notice that the SEC staff had expanded the scope of its investigation to include ESSI's disclosure of a November 2004 stop-work order relating to ESSI's Deployable Power Generation and Distribution Systems program (DPGDS). In connection with the investigation, ESSI and certain of its directors and officers have received subpoenas and provided information and testimony to the SEC and one former director and officer who currently is a consultant has received a so-called Wells notice. ESSI continues to furnish information required by the SEC and otherwise to cooperate in connection with the investigation. The United States Attorney's Office for the Eastern District of Missouri in St. Louis has also requested voluntary production of the information concerning the DPGDS program provided to the SEC in this matter; ESSI has voluntarily complied with the request. We are unable to determine at this time the impact, if any, which the investigation could have on ESSI or the combined company after the acquisition. If ESSI is unable to resolve the investigation before completion of the acquisition, it could require significant management attention and legal resources and could have a material adverse effect on the combined company. See "Business—Legal Proceedings."

A failure to attract and retain technical and other key personnel could reduce our revenues and our operational effectiveness.

        There is a continuing demand for qualified technical and other key personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. Competition for personnel in the military industry is intense, and there is a limited number of persons with knowledge of, and experience in, this industry. Although we currently experience relatively low rates of turnover for our technical personnel, the rate of turnover may increase in the future, including as a result of the ESSI acquisition. An inability to attract or maintain a sufficient number of technical and other key personnel could have a material adverse effect on our contract performance or on our ability to capitalize on market opportunities.

Our operations involve rapidly evolving products and technological change.

        The rapid change of technology is a key feature of the market for our defense applications. To succeed, we will need to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through customer sponsored research and development as well as from internally funded research and development. We cannot guarantee that we will continue to maintain comparable levels of research and development. In the past, we have allocated substantial funds to capital expenditures, and we intend to continue to do so in the future. Even so, we cannot assure you that we will successfully identify new opportunities and continue to have the needed financial resources to develop new products in a timely or cost-effective manner. At the same time, products and technologies developed by others may render our products and systems obsolete or non-competitive.

USE OF PROCEEDS

        The net proceeds from the offering of the Notes will be approximately $561.7 million, after deducting approximately $11.5 million in underwriters' discounts and commissions and $1.8 million of other fees and expenses. We will use the net proceeds of the offering, together with a portion of our available cash, borrowings under our amended and restated senior secured credit facility, the net proceeds from our offering of $300.0 million aggregate principal amount of Senior Convertible Notes and the issuance of our common stock to fund the ESSI acquisition, repay certain of our and ESSI's outstanding indebtedness and pay related fees and expenses. For information regarding interest rates and dates of maturity on our other indebtedness, see "Description of Other Indebtedness."

CAPITALIZATION

        The following table sets forth our unaudited consolidated cash and cash equivalents and our capitalization as of September 30, 2005 on an actual basis and on an as adjusted basis to give effect to the Transactions as if they had occurred on that date. You should read the data set forth in the table below in conjunction with "The Transactions," "Unaudited Pro Forma Financial Information," "Selected Historical Consolidated Financial Data of DRS," "Selected Historical Financial Data of ESSI," "Management's Discussion and Analysis of Financial Condition and Results of Operations of DRS," "Management's Discussion and Analysis of Financial Condition and Results of Operation of ESSI," and our and ESSI's audited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement and our unaudited consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement.

	As of September 30, 2005
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents(1)	$257,254	$70,018

Current installments of long-term debt	$2,600	$3,427

Long-term obligations, excluding current installments:
Senior secured revolving credit facility(2)(3)	—	223,212
Senior secured term loan(3)	143,920	297,000
Notes offered as part of the Transactions:
% Senior Notes due 2016	—	325,000
Senior Convertible Notes due 2026(4)	—	300,000
% Senior Subordinated Notes due 2018	—	250,000
6 7/8% Senior Subordinated Notes due 2013 (including premium of $9,151)	559,151	559,151
Other long-term debt obligations	2,704	4,656

Total long-term debt obligations	705,775	1,959,019

Stockholders' equity:
Preferred stock, $10.00 par value. 2,000,000 shares authorized; none issued or outstanding at September 30, 2005 actual and as adjusted	—	—
Common stock, $.01 par value per share. 50,000,000 shares authorized actual, 100,000,000 shares authorized as adjusted; 28,019,156 shares issued and outstanding as of September 30, 2005 actual; 40,165,764 shares issued and outstanding as of September 30, 2005 as adjusted(5)(6)	280	401
Additional paid-in capital	486,862	1,055,202
Retained earnings	231,223	229,341
Accumulated other comprehensive earnings	6,952	6,952
Unamortized stock compensation	(8,860)	(8,860)

Total stockholders' equity	716,457	1,283,036

Total capitalization	$1,424,832	$3,245,482

(1)
As of September 30, 2005, the combined cash and cash equivalents of DRS and ESSI were $270.3 million (of which approximately $257.3 million is from DRS and $13.1 million is from ESSI).

(2)
As of September 30, 2005, there were no outstanding balances on our existing revolving credit facility, and our issued and outstanding letters of credit and bank guarantees totaled approximately $36.3 million.

(3)
Simultaneously with the closing of our acquisition of ESSI, we will enter into an amended and restated senior secured credit facility to replace our existing senior secured credit facility. The amended and restated senior secured credit facility will consist of a $400.0 million senior secured revolving line of credit and a $300.0 million senior secured term loan. On January 10, 2006, DRS repaid its existing term loan with available cash. Assuming we had completed the Transactions on September 30, 2005, availability under our $400.0 million amended and restated senior secured revolving line of credit is approximately $139.9 million which includes the impact of our and ESSI's letters of credit issued and outstanding which totaled approximately $36.8 million (of which $35.0 million is comprised of DRS as of September 30, 2005 and $1.8 million of ESSI as of October 31, 2005).

(4)
It is anticipated that DRS's Senior Convertible Notes will contain certain provisions that will be considered embedded derivatives, as defined by Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Such embedded derivatives may be required to be bifurcated from the host instrument and recorded at fair value on the balance sheet. DRS has not made any adjustments to the as adjusted capitalization as of September 30, 2005, to reflect the impact of such embedded derivatives as the values of the embedded derivatives are not expected to be material, based on the currently proposed terms of the Senior Convertible Notes.

(5)
As adjusted authorized shares assumes approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of DRS common stock from 50,000,000 to 100,000,000 to be voted on by our stockholders at a special meeting scheduled to be held on January 30, 2006.

(6)
As adjusted issued and outstanding shares includes the assumed issuance of 12,146,608 shares of DRS common stock as partial consideration for our acquisition of ESSI. The number of shares that we will actually issue will be based on the Exchange Ratio, as more fully described under "The Transactions." The issuance of 12,146,608 shares of common stock assumes a stock price of no more than $46.80 per share.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended September 30,	Year Ended March 31,
	2005	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges(1)	2.8x	3.2x	3.5x	4.4x	3.5x	2.7x

(1)
For purposes of this calculation, earnings are defined as pre-tax income from continuing operations before minority interests and extraordinary item, plus fixed charges. Fixed charges are the sum of interest and related expenses and one-third of rent expense, which represents our estimate of the interest component of rent expense. On a pro forma basis, giving effect to the Transactions, our ratio of earnings to fixed charges for the six months ended September 30, 2005 and for the fiscal year ended March 31, 2005 was 2.2x and 2.2x, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The unaudited pro forma condensed combined financial statement information set forth below is presented to reflect the pro forma effects of the following transactions as if they occurred on the dates indicated:

  •
  The proposed merger of a wholly-owned subsidiary of DRS into ESSI in exchange for cash and DRS common stock for an estimated aggregate purchase price of $1.9 billion, including merger-related fees;

  •
  DRS's anticipated offering of $875.0 million of a combination of senior notes, senior subordinated notes and senior convertible notes, and the anticipated concurrent amending and restating of DRS's $411.0 million existing senior secured credit facility, which is referred to as the original credit facility. The $700.0 million amended and restated senior secured credit facility is expected to consist of a $400.0 million revolving credit facility and a $300.0 million term loan. DRS intends to use the proceeds from the issuance of the notes, together with initial borrowings under its amended and restated senior secured credit facility, to fund the acquisition of ESSI, to repay certain of DRS's and ESSI's outstanding indebtedness, and to pay related fees and expenses;

  •
  DRS's December 23, 2004, issuance of $200.0 million of 6 7/8% Senior Subordinated Notes due 2013, which are referred to as the DRS notes;

  •
  DRS's December 14, 2004 acquisition of NVEC and Affiliate; and

  •
  ESSI's February 1, 2005 acquisition of Spacelink and related financing.

        The unaudited pro forma condensed combined statements of earnings for the six months ended September 30, 2005 and the year ended March 31, 2005 give effect to the above mentioned transactions, as if those transactions occurred on April 1, 2004. The unaudited pro forma condensed combined statement of earnings for the six months ended September 30, 2005 gives effect to the merger and related financing as though the merger occurred on April 1, 2004. The results of operations of NVEC and Affiliate and Spacelink are included in the historical results of operations of DRS and ESSI, respectively, for the six-month periods included in the unaudited pro forma condensed combined statement of earnings for the six months ended September 30, 2005, because they were acquired on December 14, 2004, and February 1, 2005, respectively.

        The unaudited pro forma condensed combined balance sheet has been prepared as if the merger and its related financing had occurred on September 30, 2005. The balance sheet information for NVEC and Affiliate and Spacelink are included in the September 30, 2005 and October 31, 2005 historical balance sheets of DRS and ESSI, respectively, because these acquisitions were completed before September 30, 2005 and October 31, 2005.

        The merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. Accordingly, ESSI's operating results will be included in DRS's operating results upon closing of the transaction. DRS's acquisition of NVEC and Affiliate and ESSI's acquisition of Spacelink also were accounted for under the purchase method of accounting and are included in the consolidated results of operations of DRS and ESSI, respectively, from their respective acquisition dates.

        The pro forma adjustments related to the merger are based on preliminary purchase price allocations. Actual adjustments will be based on analyses of fair values of acquired contracts, identifiable tangible and intangible assets, pensions and deferred tax assets and liabilities, and estimates of the useful lives of tangible and amortizable intangible assets, which will be completed after DRS obtains third-party appraisals, performs its own internal assessments and reviews all available data. Differences between the preliminary and final purchase price allocations could have a material impact on the accompanying unaudited pro forma condensed combined financial statement information and DRS's future results of operations and financial position. A final determination of the purchase price allocation, which cannot be made prior to completion of the merger, will be based upon actual tangible and identifiable intangible assets of ESSI that exist at the date of completion of the merger.

        While the issuance of the DRS notes is not related to the acquisition and related financing, the presentation of the pro forma effect of the DRS notes issuance on the year ended March 31, 2005, and six months ended September 30, 2004, is considered to be material to the understanding of the interest costs of the combined company. The interest and related expenses associated with the issuance of the DRS notes are included in the historical results of operations of DRS for the six-month period included in the unaudited pro forma condensed combined statement of earnings for the six months ended September 30, 2005, because the DRS notes were issued on December 23, 2004.

        The unaudited pro forma condensed combined financial statement information is based on, and should be read together with (1) DRS's consolidated financial statements as of and for the year ended March 31, 2005, and DRS's unaudited consolidated financial statements as of and for the three and six months ended September 30, 2005, which are incorporated by reference in this prospectus supplement; and (2) ESSI's historical consolidated financial statements as of and for the year ended October 31, 2005, which are incorporated by reference in this prospectus supplement. The historical statement of earnings data for the Spacelink acquisition is based on financial statements, not incorporated by reference into this prospectus supplement. The historical statement of earnings data for the NVEC and Affiliate acquisition is based on their unaudited combined financial statements, not incorporated by reference into this prospectus supplement.

        The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved had the merger and its related financing, issuance of the DRS notes, DRS's acquisition of NVEC and Affiliate, and ESSI's acquisition of Spacelink and related financing occurred on April 1, 2004, or of the results of operations that may be attained by the combined entities in the future.

DRS Technologies, Inc.
Unaudited Pro Forma
Condensed Combined Statement of Earnings
Year Ended March 31, 2005
(in thousands, except per share data)

	Historical DRS(2)	DRS Notes Adjustment		Adjusted DRS	Pro Forma ESSI(3)	Merger Adjustments		Merger Pro Forma	Pro Forma NVEC and Affiliate(4)	DRS Pro Forma
Revenues	$1,308,600	$—		$1,308,600	$1,044,709	$(5,948)	(9)	$2,347,361	$70,302	$2,417,663
Costs and expenses	1,165,468	—		1,165,468	908,497	6,918	(9)	2,080,883	48,804	2,129,687

Operating income	143,132	—		143,132	136,212	(12,866)		266,478	21,498	287,976
Interest income	2,460	—		2,460	680	(2,460)	(11)	680	11	691
Interest and related expenses	39,750	9,569	(25)	49,319	4,609	70,081	(10)	124,009	—	124,009
Other expense, net	719	—		719	—	—		719	—	719

Earnings from continuing operations before minority interest and income taxes	105,123	(9,569)		95,554	132,283	(85,407)		142,430	21,509	163,939
Minority interest	2,155	—		2,155	—	—		2,155	—	2,155

Earnings from continuing operations before income taxes	102,968	(9,569)		93,399	132,283	(85,407)		140,275	21,509	161,784
Income taxes	44,842	(3,828)	(12)	41,014	49,982	(34,163)	(12)	56,833	8,604	65,437

Earnings from continuing operations	$58,126	$(5,741)		$52,385	$82,301	$(51,244)		$83,442	$12,905	$96,347

Earnings from continuing operations per share data
Basic	$2.15									$2.46
Diluted	$2.09									$2.41
Weighted average number of share of common stock outstanding
Basic	27,096					12,147	(13)(23)			39,243
Diluted	27,833					12,147	(13)(23)			39,980

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statement Information

DRS Technologies, Inc.
Unaudited Pro Forma
Condensed Combined Statement of Earnings
Six Months Ended September 30, 2005

(in thousands, except per share data)

	Historical DRS(5)	"Adapted" ESSI(6)	Merger Adjustments		DRS Pro Forma
Revenues	$700,389	$521,072	$(5,240)	(9)	$1,216,221
Costs and expenses	626,754	445,917	(857)	(9)	1,071,814

Operating income	73,635	75,155	(4,383)		144,407
Interest income	3,945	372	(3,945)	(11)	372
Interest and related expenses	24,501	1,579	35,393	(10)	61,473
Other expense, net	312	—	—		312

Earnings from continuing operations before minority interest and income taxes	52,767	73,948	(43,721)		82,994
Minority interest	1,082	—	—		1,082

Earnings from continuing operations before income taxes	51,685	73,948	(43,721)		81,912
Income taxes	18,713	27,403	(17,488)	(12)	28,628

Earnings from continuing operations	$32,972	$46,545	$(26,233)		$53,284

Earnings from continuing operations per share data
Basic	$1.20				$1.34
Diluted	$1.15				$1.31
Weighted average number of share of common stock outstanding
Basic	27,578		12,147	(13)(23)	39,725
Diluted	28,560		12,147	(13)(23)	40,707

See accompanying notes to Unaudited Pro Forma Condensed
Combined Financial Statement Information

DRS Technologies, Inc.
Unaudited Pro Forma
Condensed Combined Statement of Earnings
Six Months Ended September 30, 2004
(in thousands, except per share data)

	Historical DRS(7)	DRS Notes Adjustment		Adjusted DRS	Six Months Ended Pro Forma ESSI(8)	Merger Adjustments		Merger Pro Forma	Pro Forma NVEC and Affiliate(4)	DRS Pro Forma
Revenues	$609,204	—		$609,204	$524,303	$(4,755)	(9)	$1,128,752	$46,307	$1,175,059
Costs and expenses	546,898	—		546,898	451,586	5,415	(9)	1,003,899	32,950	1,036,849

Operating income	62,306	—		62,306	72,717	(10,170)		124,853	13,357	138,210
Interest income	298	—		298	206	(298)	(11)	206	8	214
Interest and related expenses	18,000	6,379	(25)	24,379	2,430	35,122	(10)	61,931	—	61,931
Other expense, net	151			151	—	—		151	—	151

Earnings from continuing operations before minority interest and income taxes	44,453	(6,379)		38,074	70,493	(45,590)		62,977	13,365	76,342
Minority interest	925	—		925	—	—		925	—	925

Earnings from continuing operations before income taxes	43,528	(6,379)		37,149	70,493	(45,590)		62,052	13,365	75,417
Income taxes	18,554	(2,552)	(12)	16,002	26,579	(18,236)	(12)	24,345	5,346	29,691

Earnings from continuing operations	$24,974	$(3,827)		$21,147	$43,914	$(27,354)		$37,707	$8,019	$45,726

Earnings from continuing operations per share data
Basic	$0.92									$1.17
Diluted	$0.90									$1.15
Weighted average number of share of common stock outstanding
Basic	27,004					12,147	(13)(23)			39,151
Diluted	27,621					12,147	(13)(23)			39,768

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statement Information

DRS Technologies, Inc.
Unaudited Pro Forma
Condensed Combined Balance Sheet

As of September 30, 2005
(in thousands)

	Historical
			Merger Adjustments		DRS Pro Forma
	DRS(14)	ESSI(15)
Assets
Current assets
Cash and cash equivalents	$257,254	$13,064	$(200,300)	(16)	$70,018
Accounts receivable, net	238,474	151,210	56,274	(20)	445,958
Inventories, net	228,811	77,193	5,608	(9)	255,338
			(56,274)	(20)
Prepaid expenses and other current assets	50,360	10,898	—		61,258

Total current assets	774,899	252,365	(194,692)		832,572
Property, plant and equipment, net	144,062	54,550	—		198,612
Acquired intangible assets, net	101,953	51,868	(51,868)	(17)	401,953
			300,000	(1)
Goodwill	819,565	332,109	(332,109)	(17)	2,493,569
			1,674,004	(1)
Other assets	31,489	11,265	28,199	(18)	68,739
			(2,214)	(21)

Total assets	$1,871,968	$702,157	$1,421,320		$3,995,445

Liabilities and Stockholders' Equity
Current liabilities
Current installments of long-term debt	$2,600	$187	$640	(10)	$3,427
Short-term bank debt	—	45,000	(45,000)	(10)	—
Accounts payable	121,781	79,705	—		201,486
Accrued expenses and other current liabilities	260,188	55,541	(11,655)	(22)	301,460
			(2,614)	(21)

Total current liabilities	384,569	180,433	(58,629)		506,373
Long-term debt, excluding current installments	705,775	1,952	1,251,292	(10)	1,959,019
Other liabilities	65,167	46,463	120,000	(9)	247,017
			15,387	(21)

Total liabilities	1,155,511	228,848	1,328,050		2,712,409
Commitments and contingencies
Stockholders' equity
Common stock	280	419	121	(23)	401
			(419)	(24)
Additional paid-in capital	486,862	205,998	568,340	(23)	1,055,202
			(205,998)	(24)
Retained earnings	231,223	286,559	(286,559)	(24)	229,341
			(1,425)	(19)
			(457)	(18)
Accumulated other comprehensive earnings (loss)	6,952	(19,667)	19,667	(24)	6,952
Unamortized stock compensation	(8,860)		—		(8,860)

Total stockholders' equity	716,457	473,309	93,270		1,283,036
Total liabilities and stockholders' equity	$1,871,968	$702,157	$1,421,320		$3,995,445

See accompanying notes to Unaudited Pro Forma Condensed
Combined Financial Statement Information

DRS TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENT INFORMATION

1.    Basis of Presentation

        On September 21, 2005, DRS and ESSI entered into a merger agreement pursuant to which Maxco, Inc., a wholly-owned subsidiary of DRS, will merge with and into ESSI, in a transaction accounted for using the purchase method of accounting. The purchase price, including merger-related fees, is expected to total approximately $1.9 billion, for all of the outstanding ESSI common stock and all unexercised options to acquire ESSI common stock.

        The purchase price is expected to be $43.00 per share of ESSI common stock, which is comprised of $30.10 in cash and a fraction of a share of DRS common stock valued at $12.90, provided that the average closing sale price per share of DRS common stock on the NYSE composite transactions reporting system for each of the ten consecutive trading days ending with the second complete trading day prior to completion of the merger is not greater than $57.20 per share or less than $46.80 per share. The collar provides that the exchange ratio will not exceed 0.2756 of a share nor be less than 0.2255 of a share of DRS common stock. The equity consideration in the merger assumed throughout these unaudited pro forma condensed combined financial statements will be between 9.9 million shares and 12.1 million shares of DRS common stock, the minimum and maximum shares of DRS common stock issuable in the merger, or an aggregate of approximately $568.5 million, for all of the outstanding ESSI common stock and all unexercised options to acquire ESSI common stock. The equity consideration in the merger is based upon the number of shares of ESSI common stock outstanding at December 20, 2005, the assumption that the average price per share of DRS common stock during the measurement period is not less than $46.80 per share or not greater than $57.20 per share and that the options to acquire ESSI common stock outstanding as of December 15, 2005 remain unexercised through the date of the proposed merger. The number of shares of DRS common stock and the value of such shares will not be determined until completion of the merger; therefore, the final purchase price may be greater than or less than $1.9 billion. The closing price of DRS's common stock as of January 11, 2006 was $51.02 per share.

        The merger agreement provides that at the time of the completion of the merger, all unexercised options to acquire ESSI common stock will be cancelled in exchange for the same consideration paid to ESSI shareholders for shares of ESSI common stock, reduced by the applicable exercise price. The merger consideration for each share of ESSI common stock, which includes the cash payment of $30.10 and a fraction of a share of DRS common stock, will be reduced ratably by the exercise price of the unexercised options in the same proportion that the value of the cash and fraction of a share of DRS common stock bear to each other. The exact amount of the merger consideration payable with respect to an ESSI option, and the reduction applicable to the cash payment and DRS common stock components, will depend on the market price of DRS common stock and the exercise price of the unexercised option.

        Based on the number of ESSI shares and in-the-money stock options outstanding at December 15, 2005, for each one dollar change in the average price per share of DRS common stock above $57.20, the purchase price will increase by $10.9 million and for each one dollar change in the average price per share of DRS common stock below $46.80, the purchase price will decrease by $13.3 million.

        Total estimated purchase price is summarized as follows:

(in thousands)
Estimated amount of cash to be received by ESSI shareholders and stock option holders	$1,326,607
Estimated fair value of shares of DRS common stock to be issued to ESSI shareholders and stock option holders*	568,461
Estimated direct merger-related fees and expenses	22,500

Total preliminary estimated purchase price	$1,917,568

*
Assumes the average closing sale price of DRS common stock is within the collar range discussed above.

        The cash portion of the merger, merger-related and debt-related costs and the amendment and repayment of DRS's and ESSI's debt is anticipated to be financed with $200.3 million of DRS's available cash and cash equivalents, $223.2 million of revolving credit borrowings, $300.0 million of term loan borrowings under the $700.0 million amended and restated senior secured credit facility and $875.0 million of aggregate gross proceeds from the anticipated offerings of senior notes, senior subordinated notes and senior convertible notes.

        Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to ESSI's assets acquired and liabilities assumed based on preliminary estimates of their fair values as of the date of completion of the merger. The total estimated purchase price is allocated as follows:

September 30, 2005
(in thousands)
Current assets	$231,973
Property, plant and equipment	54,550
Acquired intangible assets	300,000
Goodwill	1,674,004
Other assets	8,262

Total assets acquired	2,268,789
Short-term debt	45,000
Other current liabilities	122,419
Other long-term liabilities	183,802

Total liabilities assumed	351,221

Net assets acquired	$1,917,568

        The unaudited pro forma condensed combined balance sheet as of September 30, 2005 reflects the allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed on a preliminary basis. Following completion of the merger, DRS will obtain third-party valuations of certain assets acquired and liabilities assumed, as well as perform an assessment of the acquired contracts. All of the data required to value the acquired contracts are not currently available and at this time it is not practicable to reasonably estimate their final valuations for this pro forma presentation. The fair value of the acquired contracts will be valued at their remaining contract value less DRS's estimate to complete and a profit margin commensurate with the profit margin DRS earns on similar contracts. Therefore, the preliminary purchase price allocation will change and such change may have a material effect on the accompanying unaudited pro forma condensed combined financial statement information.

2.
The "Historical DRS" column represents the consolidated statement of earnings of DRS for the fiscal year ended March 31, 2005, as reported in DRS's annual report on Form 10-K for the year ended March 31, 2005, which is incorporated by reference in this prospectus supplement.

3.
DRS reports its consolidated financial statements on the basis of a fiscal year ended March 31. The financial statements of ESSI are reported on the basis of a fiscal year ended October 31. SEC Regulation S-X Rule 11-02(c)(3) states that if the fiscal year end of a business being acquired (i.e., ESSI) differs from the registrant's (i.e., DRS) fiscal year end by more than 93 days, the acquired entity's statement of earnings must be "adapted" to produce a twelve month period ending within 93 days of the registrant's fiscal year end.

The "Pro Forma ESSI" column included in the unaudited pro forma condensed combined statement of earnings for the year ended March 31, 2005, represents the operating results of ESSI for the adapted twelve-month period ended April 30, 2005, combined with the historical statement of income of Spacelink for the nine months ended December 31, 2004, and gives effect to the unaudited pro forma adjustments necessary to account for ESSI's acquisition of Spacelink and its related financing as if these transactions had occurred on May 1, 2004. The results of operations of Spacelink for the three months ended April 30, 2005 are included in the historical results of operations of ESSI for the adapted twelve-month period ended April 30, 2005. The results of operations of Spacelink for the month ended January 31, 2005, excluded from "Pro Forma ESSI" column, is not materially different than the results of operations for the same period in the prior year. The "Pro Forma ESSI" column included in the unaudited pro forma condensed consolidated statement of earnings for the six months ended September 30, 2004, represents the results for ESSI for the adapted six-month period ended October 31, 2004 combined with the results of operations of Spacelink for the six months ended September 30, 2004 and gives effect as if these transactions occurred on May 1, 2004.

        The following tables reconcile the "Pro Forma ESSI" column included in the unaudited condensed consolidated statement of earnings for the year ended March 31, 2005 and the six months ended September 30, 2004.

	ESSI Historical Year Ended 10/31/2005(i)	Subtract: ESSI "Adapted" Six Months Ended 10/31/2005(ii)	Add: ESSI "Adapted" Six Months Ended 10/31/2004(iii)	ESSI "Adapted" Year Ended 4/30/2005	Spacelink Historical Nine Months Ended 12/31/04(iv)		Pro Forma Adjustments		Twelve Months Ended 4/30/05 Pro Forma ESSI
	(in thousands)
Revenues	$1,018,373	$521,072	$478,364	$975,665	$69,044		$—		$1,044,709
Costs and expenses	876,951	445,917	411,306	842,340	62,927	(ix)	3,230	(vi)	908,497

Operating income	141,422	75,155	67,058	133,325	6,117		(3,230)		136,212
Interest income	828	372	197	653	27		—		680
Interest and related expenses	2,651	1,579	212	1,284	35		3,290	(vii)	4,609
Other expense	—	—	—	—	—		—		—

Earnings from continuing operations before minority interest and income taxes	139,599	73,948	67,043	132,694	6,109		(6,520)		132,283
Minority interest	—	—	—	—	—		—		—

Earnings from continuing operations before income taxes	139,599	73,948	67,043	132,694	6,109		(6,520)		132,283
Income taxes	52,350	27,403	25,199	50,146	—		(164	)(viii)	49,982

Earnings from continuing operations	$87,249	$46,545	$41,844	$82,548	$6,109		$(6,356)		$82,301

	"Adapted" ESSI for the Six Months Ended 10/31/2004(iii)	Spacelink Historical Six Months Ended 9/30/04(v)	Pro Forma Adjustments		Six Months Ended 10/31/04 Pro Forma ESSI
Revenues	$478,364	$45,939	$—		$524,303
Costs and expenses	411,306	38,126	2,154	(vi)	451,586

Operating income	67,058	7,813	(2,154)		72,717
Interest income	197	9	—		206
Interest and related expenses	212	24	2,194	(vii)	2,430
Other expense	—	—	—		—

Earnings from continuing operations before minority interest and income taxes	67,043	7,798	(4,348)		70,493
Minority interest	—	—	—		—

Earnings from continuing operations before income taxes	67,043	7,798	(4,348)		70,493
Income taxes	25,199	—	1,380	(viii)	26,579

Earnings from continuing operations	$41,844	$7,798	$(5,728)		$43,914

  (i)
  Represents the consolidated statement of income of ESSI for the fiscal year ended October 31, 2005, incorporated by reference in this prospectus supplement.

  (ii)
  Represents the unaudited consolidated statement of income of ESSI for the six months ended October 31, 2005, which has been adapted as follows:

	ESSI Historical Year Ended 10/31/2005(i)	Subtract: ESSI Historical Six Months Ended 4/30/2005(a)	ESSI "Adapted" Six Months Ended 10/31/2005
	(in thousands)
Revenues	$1,018,373	$497,301	$521,072
Costs and expenses	876,951	431,034	445,917

Operating income	141,422	66,267	75,155
Interest income	828	456	372
Interest and related expenses	2,651	1,072	1,579
Other expense, net	—	—	—

Earnings from continuing operations before minority interest and income taxes	139,599	65,651	73,948
Minority interest	—	—	—

Earnings from continuing operations before income taxes	139,599	65,651	73,948
Income taxes	52,350	24,947	27,403

Earnings from continuing operations	$87,249	$40,704	$46,545

    (a)
    Represents the unaudited consolidated statement of income of ESSI for the six months ended April 30, 2005, which is not included or incorporated by reference in this prospectus supplement.

  (iii)
  Represents the unaudited consolidated statement of income of ESSI for the six months ended October 31, 2004, which has been adapted as follows:

	ESSI Historical Year Ended 10/31/2004(a)	Subtract: ESSI Historical Six Months Ended 4/30/2004(b)	ESSI "Adapted" for the Six Months Ended 10/31/2004
	(in thousands)
Revenues	$883,630	$405,266	$478,364
Costs and expenses	760,334	349,028	411,306

Operating income	123,296	56,238	67,058
Interest income	353	156	197
Interest and related expenses	1,215	1,003	212
Other expense	—	—	—

Earnings from continuing operations before minority interest and income taxes	122,434	55,391	67,043
Minority interest	—	—	—

Earnings from continuing operations before income taxes	122,434	55,391	67,043
Income taxes	46,525	21,326	25,199

Earnings from continuing operations	$75,909	$34,065	$41,844

    (a)
    Represents the consolidated statement of income of ESSI for the fiscal year ended October 31, 2004, incorporated by reference in this prospectus supplement.

    (b)
    Represents the unaudited consolidated statement of income of ESSI for the six months ended April 30, 2004, not included or incorporated by reference in this prospectus supplement.

  (iv)
  Represents the unaudited consolidated statement of income of Spacelink for the nine months ended December 31, 2004, not included or incorporated by reference in this prospectus supplement.

  (v)
  Represents the unaudited consolidated statement of income of Spacelink for the six months ended September 30, 2004, not included or incorporated by reference in this prospectus supplement.

  (vi)
  The pro forma adjustments to costs and expenses related to the Spacelink acquisition consist of the following:

	Increase to Costs and Expenses
	Twelve Months Ended April 30, 2005	Six Months Ended September 30, 2004
	(in thousands)
Intangible amortization	$3,182	$2,122
Incremental deferred financing fees	48	32

Total	$3,230	$2,154

        As part of ESSI's accounting for the Spacelink acquisition, ESSI identified and recorded approximately $13.8 million of acquired customer-related intangible assets, amortized over a weighted average amortization period of 3.7 years, and incurred approximately $0.3 million of debt issuance costs associated with the related financing. These pro forma adjustments reflect the additional amortization expense that would have been incurred in the adapted year ended April 30, 2005, and for the six months ended October 31, 2004 had ESSI's acquisition of Spacelink occurred on May 1, 2004.

    (vii)
    Represents additional interest expense that would have been incurred for the adapted year ended April 30, 2005, and for the six months ended October 31, 2004 had $136.5 million of Spacelink acquisition-related indebtedness been outstanding since May 1, 2004. This adjustment assumes an interest rate of 3.2% per annum, the rate in effect at the time of ESSI's acquisition of Spacelink.

    (viii)
    The pro forma adjustment to income taxes reflects the income tax effect on Spacelink's historical results of operations and on the pro forma adjustments related to ESSI's acquisition of Spacelink, using a statutory (federal and state) income tax rate of 40%. Prior to their acquisition by ESSI, Spacelink was a nontaxable entity.

    (ix)
    Spacelink historical results include $1.1 million of acquisition-related bonus expenses and $0.9 million of transaction costs for which no pro forma adjustment has been made.

4.
On December 14, 2004, DRS acquired the assets and liabilities of NVEC and Affiliate and their results of operations are included in DRS's consolidated financial statements for 3.5 months of fiscal 2005. The following tables reconcile the "Pro Forma NVEC and Affiliate" columns included in the unaudited pro forma condensed combined statements of earnings for the year ended March 31, 2005 and for the six months ended September 30, 2004. The pro forma adjustments account for the acquisition of NVEC and Affiliate as if it occurred on April 1, 2004.

	Nine Months Ended September 30, 2004 (Unaudited)(i)	Pro Forma Adjustments	Pro Forma NVEC and Affiliate(v)
	(in thousands)
Revenues	$71,636	$(1,334) (iii)	$70,302
Costs and expenses	49,035	(231) (iii)	48,804

Operating income	22,601	(1,103)	21,498
Interest income	11	—	11
Interest and related expenses	—	—	—
Other income, net	—	—	—

Earnings from continuing operations before minority interest and income taxes	22,612	(1,103)	21,509
Minority interest	—	—	—

Earnings from continuing operations before income taxes	22,612	(1,103)	21,509
Income taxes	—	8,604 (iv)	8,604

Earnings from continuing operations	$22,612	$(9,707)	$12,905

	Six Months Ended September 30, 2004 (Unaudited)(ii)	Pro Forma Adjustments	Pro Forma NVEC and Affiliate
	(in thousands)
Revenues	$46,307	$—	$46,307
Costs and expenses	32,354	596 (iii)	32,950

Operating income	13,953	(596)	13,357
Interest income	8	—	8
Interest and related expenses	—	—	—
Other income, net	—	—	—

Earnings from continuing operations before minority interest and income taxes	13,961	(596)	13,365
Minority interest	—	—	—

Earnings from continuing operations before income taxes	13,961	(596)	13,365
Income taxes	—	5,346 (iv)	5,346

Earnings from continuing operations	$13,961	$(5,942)	$8,019

  (i)
  Represents the unaudited combined statement of income of NVEC and Affiliate for the nine months ended September 30, 2004, not included or incorporated by reference in this prospectus supplement.

  (ii)
  Represents the unaudited combined statement of income of NVEC and Affiliate for the six months ended September 30, 2004, not included or incorporated by reference in this prospectus supplement.

  (iii)
  The adjustments to revenues and costs and expenses are comprised of the following:

	Increase (Decrease) to Revenues and Costs and Expenses
	Nine Months Ended September 30, 2004	Six Months Ended September 30, 2004
	($ in thousands)
Eliminate revenues(a)	$(1,334)	$—

Eliminate cost and expense(a)	$(1,075)	$—
Incremental acquired intangible asset amortization(b)	800	565
Incremental depreciation(c)	44	31

Total	$(231)	$596

  (a)
  To adjust the results of operations of NVEC and Affiliate for the nine months ended September 30, 2004, to an 8.5-month period. DRS owned NVEC and Affiliate for 3.5 months of its fiscal year ended March 31, 2005.

  (b)
  As part of the NVEC and Affiliate purchase price allocation, DRS identified and recorded approximately $0.2 million and $8.9 million of acquired technology-related and customer-related intangible assets, respectively, with useful lives of 12 years and 8 years, respectively. The pro forma adjustments reflect the additional amortization expense that would have been incurred in the nine months ended September 30, 2004, and the six months ended September 30, 2004, had DRS's acquisition of NVEC and Affiliate occurred on April 1, 2004.

  (c)
  As part of the NVEC and Affiliate purchase price allocation, an adjustment of $0.4 million was made to increase the net book value of the acquired fixed assets to fair value. The pro forma adjustments reflect the additional depreciation that would have been incurred in the nine months ended September 30, 2004, and the six months ended September 30, 2004 associated with the step-up in fixed asset values, had the acquisition of NVEC and Affiliate occurred April 1, 2004.

(iv)
The adjustment to income taxes includes the income tax effect on NVEC and Affiliate historical results of operations and on the pro forma adjustments, using a statutory (federal and state) income tax rate of 40%. Prior to their acquisition by DRS, NVEC and Affiliate were nontaxable entities.

(v)
The adapted results above for the twelve-month period ended March 31, 2005 include the pro forma results of operations for the three-month period from January 1, 2004 through March 31, 2004 and excludes the three-month period from October 1, 2004 through December 31, 2004. The results of operations for the additional periods included and excluded in arriving at pro forma results for the year ended March 31, 2005 are not considered to be materially different for purposes of the pro forma condensed combined financial statements.

5.
The "Historical DRS" column represents the unaudited consolidated statement of earnings of DRS for the six-month period ended September 30, 2005, as reported in DRS's quarterly report on Form 10-Q for the period ended September 30, 2005, which is incorporated by reference in this prospectus supplement.

6.
The "Adapted ESSI" column included in the pro forma condensed combined statement of earnings for the six months ended September 30, 2005, represents the operating results of ESSI for the adapted six-month period ended October 31, 2005 as describe in Note 3 above.

7.
The "Historical DRS" column represents the unaudited consolidated statement of earnings of DRS for the six-month period ended September 30, 2004, as reported in DRS's quarterly report on Form 10-Q for the period ended September 30, 2005, which is incorporated by reference in this prospectus supplement.

8.
The "Adapted ESSI" column included in the pro forma condensed combined statement of earnings for the six months ended September 30, 2004, represents the operating results of ESSI for the adapted six-month period ended October 31, 2004 as describe in note 3 above.

9.
The following adjustments to revenues and costs and expenses are reflected in the Merger Adjustments columns for the year ended March 31, 2005 and the six-month periods ended September 30, 2004 and 2005.

	Increase (Decrease) to Revenues and Costs and Expenses
		Six Months Ended September 30,
	Year Ended March 31, 2005
		2005	2004
	(in thousands)
Revenues(i)	$(5,948)	$(5,240)	$(4,755)

Costs and expenses
ESSI Cost of sales to(i)	$(5,948)	$(5,240)	$(4,755)
General and administrative expenses(ii)	(1,362)	(562)	(1,166)
Amortization of acquired intangible assets(iii)	14,525	6,738	11,504
Eliminate ESSI deferred financing fees(iv)	(297)	(93)	(167)
ESSI transaction expenses(v)	—	(1,700)	—

Total adjustments to costs and expenses	$6,918	$(857)	$5,415

  (i)
  Adjustment reflects the elimination of DRS's sales to ESSI, and ESSI's related cost of sales, for the fiscal year ended March 31, 2005 and the six-month periods ended September 30, 2004 and 2005, as if they were intercompany sales during the respective periods.

  (ii)
  ESSI historically recognized general and administrative expenses as a period cost. To be consistent with DRS's accounting policy, an estimated amount of general and administrative expenses were capitalized into inventory for this pro forma presentation for certain ESSI operating units. The September 30, 2005 unaudited pro forma condensed combined balance sheet includes an estimated adjustment to inventory of $5.6 million to reflect the capitalization of certain general and administrative expenses.

  (iii)
  Adjustment reflects the incremental amortization expense of amortizable acquired intangible assets. The September 30, 2005 unaudited pro forma condensed combined balance sheet includes an estimated adjustment to other liabilities to reflect the deferred tax impact of acquired intangible assets. For purposes of this pro forma presentation we have estimated that the acquired amortizable intangible assets from the merger to be $300.0 million, amortized on a straight-line basis over an estimated weighted average useful life of 12 years. The acquired identifiable intangible assets are expected to be substantially comprised of customer relationships and technology, and are not expected to include any indefinite-lived intangible assets or in-process research and development. All of the data required to estimate the final fair values and estimated useful lives of intangible assets are not yet available to us and as such the final valuation of intangible assets, and their related amortization periods, will result in an increase or decrease to these preliminary amortization expense estimates and the increase or decrease could be material. A $10.0 million increase/decrease in intangible assets would result in an increase/decrease in amortization expense of approximately $0.8 million per fiscal year (assuming a 12-year weighted average useful life). Any increase/decrease to the final fair value of intangible assets would also result in a decrease/increase in goodwill and deferred tax liabilities.

  (iv)
  Represents an adjustment to eliminate ESSI's historical deferred financing fee amortization from cost and expenses.

  (v)
  Represents the elimination of acquisition-related costs expensed by ESSI during its fiscal year and six months ended October 31, 2005.

10.
Total incremental related debt is estimated to be $1.2 billion. The unaudited pro forma condensed combined statements of earnings for the year ended March 31, 2005 and the six-month periods ended September 30, 2004 and 2005 include pro forma adjustments for incremental interest expense of $70.1 million, $35.1 million and $35.4 million, respectively, associated with the net increase in debt outstanding, assuming an interest rate of 5.5% based on the expected weighted average interest rates of the merger-related debt discussed below using current prevailing interest rates of similar instruments. A 0.125% increase/decrease in the weighted average prevailing interest rates on DRS's incremental debt would result in an increase/decrease in interest expense of approximately $1.7 million and $0.9 million for the year and six-month periods, respectively. The pro forma interest expense adjustment for the year ended March 31, 2005 and the six-month periods ended September 30, 2005 and 2004 also include adjustments of $4.1 million, $2.0 million and $2.0 million, respectively, for the amortization of the deferred financing fees incurred in connection with the incremental debt associated with the merger. The amortization of ESSI's deferred financing fees that was previously recognized as a component of costs and expenses has been eliminated (See Note 9).

  A summary of the components comprising the pro forma changes in debt related to the merger and the respective pro forma interest expense amounts follow. The amount of debt that DRS will actually incur and the terms and interest rates related to such debt will be subject to market fluctuations and other conditions. Differences between the estimated and final amounts and terms of such debt could have a significant impact on the following pro forma information.

		Change in Interest Expense
			Six Months Ended September 30,
	Change in Borrowings	Year Ended March 31, 2005
			2004	2005
	(in thousands)
Revolving line of credit	$223,212	$12,377	$6,189	$6,189
Term loans	300,000	16,635	8,318	8,318
Senior notes	325,000	18,021	9,011	9,011
Senior subordinated notes	250,000	13,862	6,931	6,931
Senior convertible notes(i)	300,000	16,635	8,318	8,318

Merger-related debt and interest	1,398,212	77,530	38,767	38,767
Refinance DRS's existing term loan(ii)	(146,280)	(6,928)	(3,259)	(3,839)
Required revolving line of credit paydown—ESSI	(45,000)	(4,609)	(2,430)	(1,579)

Incremental debt and interest	$1,206,932	65,993	33,078	33,349

Amortization of deferred financing fees(iii)		4,088	2,044	2,044

Incremental interest expense		$70,081	$35,122	$35,393

Total incremental DRS debt	$1,206,932
Repayment of ESSI Revolving line of credit	45,000
Current installments—long-term debt	(640)

Long-term debt, excluding current installments	$1,251,292

  (i)
  It is anticipated that the Senior Convertible Notes will contain certain provisions that will be considered embedded derivatives, as defined by Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Such embedded derivatives may be required to be bifurcated from the host instrument and recorded at fair value on the balance sheet. We have not made any adjustments to the unaudited pro forma condensed combined statement of earnings or the unaudited pro forma condensed combined balance sheet, for any periods presented, to reflect the impact of such embedded derivatives as the values of the embedded derivatives are not expected to be material, based on the currently proposed terms of the senior convertible notes.

  (ii)
  DRS repaid its existing term loan on January 10, 2006. This pro forma presentation assumes the then existing term loan was refinanced as of September 30, 2005, the date of the unaudited pro forma condensed consolidated balance sheet presented in this prospectus supplement.

  (iii)
  Represents deferred financing fee amortization (amortized over a weighted average life of approximately 8.9 years).

11.
To eliminate interest income forgone on net cash and cash equivalents used in the merger.

12.
The pro forma adjustments to income taxes for the year ended March 31, 2005 and for the six-month periods ended September 30, 2004 and 2005 include the income tax effect on the merger and DRS Notes adjustments using a statutory (federal and state) income tax rate of 40%.

13.
The pro forma adjustment to the weighted average number of shares of DRS common stock outstanding reflects the issuance of the maximum number of shares of DRS common stock issuable in the merger. The pro forma weighted average number of shares outstanding assumes that the shares issued in the merger are outstanding throughout each period. The number of shares of DRS common stock issued in connection with the merger is dependent upon the average closing price per share of DRS common stock for a certain period prior to the closing of the merger. If the pro forma adjustment to the weighted average number of shares of DRS common stock outstanding reflected the minimum number of shares of DRS common stock issuable in the merger (approximately 9.9 million shares), basic and diluted earnings per share would increase $0.15 per share and $0.14 per share, respectively, for the year ended March 31, 2005, and $0.08 and $0.08 per basic and diluted share, respectively, for the six months ended September 30, 2005, and $0.07 and $0.07 per basic and diluted share, respectively, for the six months ended September 30, 2004. The potential common shares issuable, if any, upon conversion of the senior convertible notes are excluded from pro forma diluted earnings per share as their inclusion would be anti-dilutive.

14.
The Historical DRS column represents the unaudited consolidated balance sheet of DRS as of September 30, 2005, as reported in DRS's quarterly report on Form 10-Q for the period ended September 30, 2005, which is incorporated by reference in this prospectus supplement.

15.
The Historical ESSI column represents the consolidated balance sheet of ESSI as of October 31, 2005, incorporated by reference in this prospectus supplement.

16.
The pro forma adjustments to cash and cash equivalents consist of the following:

September 30, 2005
(in thousands)
New borrowings, net	$1,206,932
Cash paid to ESSI stockholders and option holders	(1,326,607)
Debt-related financing costs and bridge loan commitment fee	(32,125)
Merger-related expenses	(22,500)
Change in control payments	(13,700)
ESSI advisory fees	(12,300)

Total	$(200,300)

17.
To eliminate ESSI's historical intangible assets and goodwill.

18.
The pro forma adjustment to other assets represents the net increase in debt-related financing costs. The adjustment is comprised of a $29.0 million increase associated with the capitalization of certain costs related to DRS's additional borrowings, and a $0.8 million decrease associated with the elimination of the carrying amount of ESSI's debt-related financing costs. In accordance with EITF Issue No. 96-19, DRS will expense approximately $0.8 million of professional fees expected to be incurred in connection with the assumed refinancing (see note 10 above regarding DRS's January 2006 repayment of its term loan), which is excluded from the pro forma condensed consolidated statements of earnings as the expense is non-recurring and merger-related. Such expense is included as a pro forma adjustment to retained earnings, net of taxes, and cash.

19.
This pro forma adjustment reflects the retained earnings impact of the DRS bridge loan fee associated with the merger, net of related taxes.

20.
To reclassify ESSI's unbilled receivables from inventory to accounts receivables to be consistent with DRS's accounting policy.

21.
To adjust the incremental pension liability, and pension-related assets, for the unfunded portion of ESSI's pension and postretirement plans.

22.
To record the reduction in income taxes payable related to the balance sheet adjustments.

Income Taxes Payable
(in thousands)
Write-off of term loan fees	$305
Change in control payments	5,480
ESSI advisory fees	4,920
Bridge loan fee	950

Total income taxes payable	$11,655

23.
The accompanying unaudited pro forma condensed combined statements of earnings and balance sheets reflect the maximum number of shares of DRS common stock that would be issued to ESSI shareholders and option holders in connection with the merger based upon outstanding shares of ESSI common stock and in-the-money options to acquire ESSI common stock as of December 20, 2005, and December 15, 2005, respectively, which is 12,146,608 shares. Based on such assumption and a $46.80 per share price of DRS common stock, DRS common stock and additional paid-in capital would increase by $121,000 or $0.12 million and $568.3 million, respectively. The number of shares of DRS common stock and the value of such shares will not be determined until the closing of the merger, and will be based on the average closing sale price per share of DRS common stock for each of the ten consecutive trading days ending with the second complete trading day prior to the closing of the merger.

24.
These adjustments eliminate ESSI's historical stockholders' equity balances.

25.
The adjustment to interest and related expenses reflects incremental interest expense, at an effective rate of 6.13%, and the related deferred financing fee amortization had the DRS notes been issued on April 1, 2004.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DRS

        In the following table, we provide you with our selected historical consolidated financial data as of and for the periods indicated. The selected statement of earnings data, earnings from continuing operations per share data and certain of the other data for the years ended March 31, 2003, 2004 and 2005 and the selected balance sheet data as of March 31, 2004 and 2005 presented below are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The selected statement of earnings data, and earnings from continuing operations per share data and certain other data for the years ended March 31, 2001 and 2002 and the selected balance sheet data as of March 31, 2001, 2002 and 2003 presented below are derived from our audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement. Our operating results for the six months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full fiscal year.

        When you read this selected historical financial data, it is important that you also read along with it our historical consolidated financial statements and related notes incorporated by reference in this prospectus supplement, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations of DRS."

	Year Ended March 31,(1)					Six Months Ended September 30,
	2001(2)	2002	2003	2004	2005	2004	2005
	(dollars in thousands, except per share data)
Statement of Earnings Data:
Revenues	$427,606	$517,200	$675,762	$986,931	$1,308,600	$609,204	$700,389
Operating income(2)	37,531	49,769	67,684	103,332	143,132	62,306	73,635
Interest income	202	1,144	1,179	754	2,460	298	3,945
Interest and related expenses	11,461	10,954	10,589	24,259	39,750	18,000	24,501
Minority interest	1,426	1,606	1,578	1,951	2,155	925	1,082
Income taxes	12,976	18,030	25,701	33,789	44,842	18,554	18,713
Earnings from continuing operations	11,978	20,331	30,171	43,542	58,126	24,974	32,972
Net earnings	11,978	20,331	30,171	44,720	60,677	26,172	32,972
Earnings from Continuing Operations Per Share Data(3)(4):
Basic	$1.14	$1.52	$1.64	$1.80	$2.15	$.92	$1.20
Diluted	$1.01	$1.41	$1.58	$1.76	$2.09	$.90	$1.15
Other Data:
Depreciation and amortization	$16,125	$13,789	$16,614	$28,436	$40,968	$20,647	$20,941
Capital expenditures	16,185	13,583	21,526	24,444	34,521	13,580	16,254
Selected Balance Sheet Data (at period end):
Cash and cash equivalents	$2,324	$117,782	$95,938	$56,790	$306,852	$71,908	$257,254
Working capital	43,686	169,836	107,485	145,315	379,804	154,966	390,330
Total assets	334,940	608,182	993,391	1,625,390	1,893,498	1,566,259	1,871,968
Total debt	83,124	139,721	225,075	571,439	730,263	549,944	708,375
Stockholders' equity	111,947	257,235	438,180	595,625	671,428	626,903	716,457

(1)
DRS's selected financial data includes the effect of the following purchase business combinations and divestitures from their date of acquisition or divestiture by fiscal year:

(a)
Fiscal Year 2001: General Atronics Corporation—Acquired June 14, 2000; DRS Magnetic Tapehead business unit—Sold August 31, 2000.

  (b)
  Fiscal Year 2002: The Electro Mechanical Systems unit of Lockheed Martin Corporation—Acquired August 22, 2001; and the Sensors and Electronic Systems business of The Boeing Company—Acquired September 28, 2001.

  (c)
  Fiscal Year 2003: The U.S.-based Unmanned Aerial Vehicle business of Meggitt Defense Systems—Texas, Inc.—Acquired April 11, 2002; The Navy Controls Division of Eaton Corporation—Acquired July 1, 2002; DKD, Inc.—Acquired October 15, 2002; Paravant Inc.—Acquired November 27, 2002; the Electromagnetics Development Center of Kaman Corporation—Acquired January 15, 2003; Power Technology Incorporated—Acquired February 14, 2003; DRS Advanced Programs, Inc.—Sold November 22, 2002; and DRS Ahead Technology Inc.—Sold May 27, 2002.

  (d)
  Fiscal Year 2004: Integrated Defense Technologies, Inc.—Acquired November 4, 2003.*

  *
  Two operating units acquired in connection with the IDT acquisition were sold in fiscal 2005. Except for "Net Earnings," the selected statement of earnings data, earnings from continuing operations per share data, and other data exclude the operating results of the two operating units that were divested.

  (e)
  Fiscal Year 2005: Night Vision Equipment Company, Inc. and Excalibur Electro Optics, Inc.—Acquired December 14, 2004; and DRS Weather and DRS Broadcast—Sold March 10, 2005.

  (f)
  Fiscal Year 2006: Codem Systems, Inc.—Acquired April 15, 2005; WalkAbout Computers, Inc.—Acquired June 27, 2005.

(2)
Effective April 1, 2001, DRS adopted Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" and ceased amortizing goodwill. Included in operating income for the fiscal year ended March 31, 2001 is goodwill amortization of $5.3 million.

(3)
DRS paid a dividend of $0.03 per share on June 30 and September 30, 2005 to stockholders of record as of June 15 and September 15, 2005, respectively. Dividends have not been distributed in any other period presented.

(4)
Per share data includes the weighted average impact of the November 4, 2003 issuance of 4,323,172 shares of DRS common stock in connection with the acquisition of Integrated Defense Technologies, Inc., the December 20, 2002 issuance of 5,462,500 shares of DRS common stock in a public offering and the December 19, 2001 issuance of 3,755,000 of DRS common stock in a public offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DRS

        The following discussion contains management's discussion and analysis of financial condition and results of operations for DRS and should be read in conjunction with the consolidated financial statements of DRS and the related notes incorporated by reference in this prospectus supplement.

Overview

        We are a leading supplier of defense electronic products and systems and defense services. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, power systems, battlefield digitization systems, air combat training systems, mission recorders and deployable flight incident recorders.

        On March 10, 2005, we completed the sale of two of our operating units, DRS Weather Systems, Inc. and DRS Broadcast Technology, Inc. The operating units were acquired in connection with our fiscal 2004 acquisition of Integrated Defense Technologies, Inc. As a result of the divestiture, DRS Weather's and DRS Broadcast's assets and liabilities are presented on the March 31, 2004 balance sheet as "Assets of discontinued operations" and "Liabilities of discontinued operations," respectively. The results of operations of DRS Weather and DRS Broadcast for the fiscal year ended March 31, 2005 and for the period from the date of acquisition through March 31, 2004 are included in the Consolidated Statements of Earnings as "Earnings from discontinued operations" and includes the gain on their sale. The cash flows of the discontinued operations also are presented separately in the Consolidated Statements of Cash Flows for the years ended March 31, 2005 and 2004.

        A summary of the operating results of the discontinued operations for the years ended March 31, 2005 and 2004 is presented under "Acquisitions and Divestitures" below.

        During the fourth quarter of fiscal 2004, we implemented a new organizational operating structure, which realigned our subsidiaries into two operating segments. Prior to the realignment, we operated with four operating segments. This repositioning was the result of strategic organizational reviews and a focused effort undertaken to integrate our November 4, 2003 acquisition of Integrated Defense Technologies, Inc. (IDT). Our two principal operating segments are the Command, Control, Communications, Computers and Intelligence (C4I) Group and the Surveillance and Reconnaissance (SR) Group. All other operations, primarily our Corporate Headquarters, are grouped in Other. Following our acquisition of ESSI, we intend to operate ESSI as our third operating segment, focused on support and services.

        Our C4I Group is comprised of the following business areas: Command, Control and Communications (C3), which includes naval display systems, ship communications systems, radar systems, technical support, electronic manufacturing and system integration services, and secure voice and data communications; Power Systems, which includes naval and industrial power generation, conversion, propulsion, distribution and control systems; Intelligence Technologies, which includes signals intelligence, communications intelligence, data collection, processing and dissemination equipment; and Tactical Systems, which includes battle management tactical computer systems and peripherals. Our systems serve front-line U.S. Navy ships, submarines and aircraft carriers, Army vehicles and ground forces and Air Force platforms, as well as platforms operating in international force structures. Our systems are essential elements in the network-centric and battlefield digitization warfare environments of the 21st century and play a critical role in successful missions.

        Our SR Group is comprised of the following business areas: Reconnaissance, Surveillance and Target Acquisition (RSTA), which develops and produces electro-optical sighting, targeting and weapon sensor systems, high-speed digital data and imaging systems, aircraft weapons alignment systems, mission and flight recorders and image intensification, night vision, combat identification and laser aimer/illuminator products, and provides electronic manufacturing services; Training and Control Systems, which develops and produces air combat training, electronic warfare and network systems and unmanned vehicles; and Test and Energy Management, which develops and produces electronic test, diagnostics and vehicle electronics. Our systems serve front-line U.S. Army vehicles, aircraft and ground forces, Navy ships and aircraft carriers, and Air Force platforms, as well as platforms operating in international force structures. These advanced systems provide U.S. forces with a technological advantage for dominance of the 21st century battle space and play a critical role in successful missions.

        During the second quarter of fiscal 2005, DRS Data & Imaging Systems Ltd. was consolidated into our C4I Group's DRS Tactical Systems Ltd. operating unit to achieve certain operating synergies. DRS Data & Imaging Systems Ltd. previously had been managed as a part of our SR Group. Prior-year balances and results of operations for both the C4I Group and SR Group have been restated to reflect this management reporting change.

        The substantial majority of our sales are generated using written contractual arrangements. The contracts require us to design, develop, manufacture, modify, test and/or integrate complex defense electronic equipment and systems, and to provide related engineering and technical services according to specifications provided by our customers. Our primary "end-use" customer is the DoD. For the fiscal year ended March 31, 2005, sales directly to the DoD and indirect sales to the DoD through its prime contractors and subcontractors generated $1.1 billion, or 84%, of our consolidated revenues. Our other customers include certain U.S. government intelligence agencies, foreign governments, commercial customers and other U.S. federal, state and local government agencies.

Defense Industry Considerations and Business Strategy

        The markets for defense and related advanced technology systems for fiscal 2006 and beyond will continue to be affected by the global war on terrorism, through the continued need for military missions and reconstruction efforts in Iraq and Afghanistan. The war on terrorism has focused greater attention on homeland security and better communication and interplay between local, state and federal government agencies and U.S. military services. Our nation's overall defense posture continues to move toward a more capabilities-based structure, which creates the ability for a more flexible response with greater force mobility, stronger space capabilities, missile defense, and improved information systems capability and security.

        The Future Years Defense Plan (FYDP) submitted with the President's budget request for fiscal year 2006 projects a strong commitment to research and development of transformational capabilities across the military services, while reducing quantities of near-term systems, compared with previous projections. In December 2005, the House of Representatives approved a $453.0 billion Defense Department Fiscal Year 2006 Appropriations bill that proposes reductions in funding for a number of existing defense programs, including certain programs in which we participate. We are actively monitoring discussions regarding this legislation, but are unable to predict the extent to which this legislation ultimately will be approved as part of the 2006 or subsequent budgets approved by Congress or what the ultimate impact on DRS Technologies would be.

        In September 2004, Congress passed an initial $25.0 billion supplemental appropriation to defray costs for Operation Enduring Freedom and Operation Iraqi Freedom. This supplemental appropriation enabled the DoD to proceed on critical modernization and acquisition programs, versus using amounts available for those programs to pay for the Iraq and Afghanistan missions. In May 2005, Congress passed an additional $82.0 billion, primarily for Iraq and Afghanistan and combating terrorism worldwide. While there is no assurance that additional supplemental appropriations will continue to be approved by Congress, we do not anticipate that sustained operations in Iraq and Afghanistan will materially impact the procurement and research and development budget levels projected in the near term.

        DoD budgets have experienced increased focus on command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR), precision-guided weapons, unmanned aerial vehicles (UAVs), network-centric communications, Special Operations Forces (SOF) and missile defense. In addition, the DoD philosophy has focused on a transformation strategy that balances modernization and recapitalization (or upgrading existing platforms), while enhancing readiness and joint operations. As a result, defense budget program allocations continue to favor advanced information technologies related to command, control, communications and computers, (C4) and Intelligence, Surveillance and Reconnaissance (ISR). Furthermore, the DoD's emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronic content of nearly all major military procurement and research programs.

        While there are no assurances that increased DoD budget levels will be approved by Congress, particularly the investment budget account, the current outlook is one of increased DoD spending, which we believe will continue to positively affect DRS and other defense contractors in the near term. Conversely, a decline in the budget for the DoD investment account could have a negative affect on future orders, revenues, operating income and cash flows for defense contractors, including DRS, depending on the weapons platforms and programs affected by such budget reductions.

        Our strategy is designed to capitalize on the breadth of our technology and extensive expertise in order to meet the evolving needs of our customers. We intend to expand our share of existing programs and participate in new programs by leveraging the strong relationships that we have developed with the DoD, several other U.S. government agencies and all of the major U.S. defense prime contractors. We expect to continue to benefit from the outsourcing of subsystems, components and products by prime contractors. We plan to continue to align our research and development, manufacturing and new business efforts to complement our customers' requirements and to provide state-of-the-art products. We plan to maintain a diversified and broad business mix with limited reliance on any single program, a significant follow-on business and an attractive customer profile.

        A significant component of our strategy has been to enhance our existing product base through selective acquisitions that add new products and technologies in areas that complement our present business base. We intend to continue acquiring select publicly and privately-held companies, as well as defense businesses of larger companies that (i) exhibit significant market position(s) in their business areas, (ii) offer products that complement and/or expand our product offerings and (iii) display growing revenues, positive operating income and cash flow prospects.

Other Business Considerations

        As a government contractor, we are subject to U.S. government oversight. The government may ask about and investigate our business practices and audit our compliance with applicable rules and regulations. Depending on the results of those audits and investigations, the government could make claims against us. Under government procurement regulations and practices, an indictment of a government contractor could result in that contractor being fined and/or suspended from being able to bid on, or be awarded, new government contracts for a period of time. A conviction could result in debarment for a specific period of time. Similar government oversight exists in most other countries where we conduct business.

        We are party to various legal actions and claims arising in the ordinary course of our business. In our opinion, we have adequate legal defenses for each of the actions and claims, and we believe that their ultimate disposition will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

        Our sales to international customers involve additional risks, such as exposure to currency fluctuations and changes in foreign economic and political environments. International transactions frequently involve increased financial and legal risks arising from stringent contractual terms and conditions, and widely differing legal systems, customs and practices in foreign countries. We expect that international sales, as a percentage of our overall sales, will continue to increase in future years as a result of, among other factors, our growth strategy and continuing changes in the defense industry.

        Our future operating results depend on our ability to successfully compete in a highly competitive industry that is characterized by rapid technological change and to effectively integrate acquired companies into our existing operations. Continuation of our recent revenue growth rate depends primarily on our ability to identify and acquire suitable acquisition targets, as well as our ability to increase nonacquisition related revenues. We have participated successfully in the defense industry consolidation through strategic business acquisitions and by streamlining our existing operations; however, we cannot guarantee that we will have sufficient funds available to us to continue investing in business acquisitions. Our existing and anticipated new debt arrangements restrict our ability and the ability of our subsidiaries to incur more debt, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, enter into sale lease-back transactions, merge or consolidate, and transfer or sell assets. See "Liquidity and Capital Resources" for additional information regarding certain covenants and restrictions placed on us under our credit facility.

ESSI Acquisition

        On September 21, 2005, DRS and ESSI entered into an agreement pursuant to which ESSI will merge with one of our wholly-owned subsidiaries. As a result of the merger, we will acquire ESSI. ESSI has sent a proxy statement/prospectus to its stockholders asking them to adopt the merger agreement and approve the merger at a special meeting of stockholders to be held on January 30, 2006. DRS has sent a proxy statement/prospectus to its stockholders asking them to approve the issuance of DRS common stock in connection with the merger and increase the number of authorized common shares. See "The Transactions."

Acquisitions and Divestitures

        The following summarizes certain acquisitions and divestitures we completed, which significantly affect the comparability of the period-to-period results presented in this discussion and analysis. The acquisitions discussed below have been accounted for using the purchase method of accounting. Accordingly, the results of operations of the acquired businesses are included in our reported operating results from their respective effective dates of acquisition. We selectively target acquisition candidates that complement or expand our product lines, services or technical capabilities. We continue to seek acquisition opportunities consistent with our overall business strategy.

  Fiscal 2006 Acquisitions

        On June 27, 2005, we acquired WalkAbout Computers, Inc. (WalkAbout) in a stock purchase transaction for approximately $13.8 million in cash (subject to a working capital adjustment), with additional consideration payable of up to $5.0 million upon achievement of certain revenue targets for a period of two and a half years. In addition to the purchase price, we recorded approximately $0.3 million for acquisition-related costs. The results of WalkAbout have been included in our financial statements since the date of acquisition.

        WalkAbout, located in West Palm Beach, Florida, is a manufacturer of several lines of rugged, mobile tablet PCs, serving industrial, municipal, military and government markets. We believe that the acquisition of WalkAbout has enhanced our position in the tactical computer systems business by broadening our product offerings. WalkAbout is being managed as part of our C4I Group.

        We are in the process of obtaining a third-party valuation of certain WalkAbout acquired assets (including acquired intangible assets), as well as performing our own internal assessment of certain other acquired assets and liabilities; thus, the preliminary allocation of the purchase price will change, and such change could be significant. Based on preliminary purchase price allocations, we have estimated goodwill to be $12.1 million at September 30, 2005 and have allocated the goodwill to the C4I Group. No amounts have been allocated to acquired intangible assets pending receipt of the third-party valuation. We expect to complete our purchase price allocation in the third quarter of fiscal 2006.

        On April 15, 2005, we acquired Codem Systems, Inc. (Codem) in a stock purchase transaction for approximately $31.6 million in cash (subject to a working capital adjustment), with additional consideration payable of up to $5.0 million upon achievement of certain annual bookings targets for a period of three years. In addition to the purchase price, we recorded approximately $0.4 million for acquisition-related costs. The results of Codem's operations have been included in our financial statements since the date of acquisition.

        Codem, located in Merrimack, New Hampshire, is a provider of signals intelligence (SIGINT) systems, network interface modules and high-performance antenna control systems. As a supplier of SIGINT products, Codem focuses on solutions for communications and surveillance applications supporting the intelligence, military and homeland security markets. We believe that the addition of Codem has enhanced our existing intelligence product base. Codem is being managed as a part of our C4I Group.

        We are in the process of reviewing a third-party valuation of certain Codem acquired assets (including acquired intangible assets), as well as performing our own internal assessment of certain other acquired assets and liabilities; thus, the preliminary allocation of the purchase price may change. Based on preliminary purchase price allocations, we have estimated goodwill to be $26.4 million at September 30, 2005, which has been allocated to the C4I Group, and acquired intangible assets to be $6.1 million. Acquired intangible assets at September 30, 2005 of $1.9 million and $4.2 million were allocated to technology-based and customer-related intangibles, respectively, which have a weighted average useful life of 9 years. We expect to complete our purchase price allocation in the third quarter of fiscal 2006.

  Fiscal 2005 Acquisition

        On December 14, 2004, we acquired certain assets and liabilities of Night Vision Equipment Co., Inc. and Excalibur Electro Optics, Inc. (collectively referred to as NVEC hereinafter), a privately-held business headquartered in Allentown, Pennsylvania. The purchase price was $47.2 million in cash, including a $4.7 million working capital adjustment paid in the fourth quarter of fiscal 2005, with additional consideration of up to a maximum of $37.5 million payable upon achieving certain annual revenue targets for a period of three years. In addition to the purchase price, we recorded approximately $0.3 million for acquisition-related costs. The results of NVEC's operations have been included in our financial statements since the date of the acquisition.

        NVEC is a manufacturer and marketer of night vision products and combat identification systems. The company focuses on the rapid development and delivery of lightweight, affordable image intensification night vision, uncooled thermal imaging, reflective combat identification and laser-based products for U.S. and international militaries and paramilitary organizations. The acquisition of NVEC has enhanced DRS's position in the uncooled infrared sensor and thermal imaging systems market, and has provided increased access to and participation in homeland defense efforts at the federal, state and local levels. NVEC is being managed as part of our SR Group.

  Fiscal 2004 Acquisition

        On November 4, 2003, we acquired all of the outstanding stock of IDT. Headquartered in Huntsville, Alabama, IDT, which consisted of eight operating units, is a designer, developer and provider of advanced electronics and technology products for the defense and intelligence industries. IDT's systems, subsystems and components are sold to all branches of the U.S. armed services, various government agencies, major prime defense contractors and international governments. The total merger consideration was $367.4 million, including $261.3 million in cash (excluding cash acquired of $27.5 million) and 4,323,172 shares of our common stock valued at $24.55 per share, plus our merger-related costs of approximately $12.5 million. Upon closing of the acquisition, we repaid IDT's term loan in the amount of $200.8 million. The cash consideration for the acquisition and IDT's term loan were financed with borrowings under our existing senior secured credit facility, the issuance of our 6 7/8% Senior Subordinated Notes due 2013 and with existing cash on hand.

        We believe IDT's products and technologies complement our program and military platform applications and that IDT is well positioned to leverage the military's near-term force modernization and emerging transformation initiatives through its complementary programs, depth of engineering talent, commitment to investments in research and development, and breadth of technology.

        We believe that the acquisition of IDT provides us with several strategic benefits, including the following:

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  IDT expands our customer penetration by placing our products on a new base of U.S. Air Force programs, increasing our content on key Army and Navy weapons programs and significantly expanding our intelligence business;

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  IDT further diversifies and expands our program portfolio; and

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  IDT provides additional technology and expertise in power generation. IDT's power generation leadership, including a strong market position on a U.S. Army hybrid electric drive program, and a leading position in power distribution switchgear for the LHD-8 Amphibious Assault Ship under development at Northrop Grumman Ship Systems, complements our strong presence in the naval power systems business.

        The acquired IDT operating units are being managed as a part of our C4I and SR Groups.

  Fiscal 2003 Acquisitions

        On February 14, 2003, we acquired all of the outstanding stock of Power Technology Incorporated, a privately held company principally located in Fitchburg, Massachusetts, for $35.0 million in cash, subject to adjustment, plus $14.0 million of contingent consideration and $0.3 million of acquisition-related costs. During fiscal 2004, we recorded $4.0 million in earn-out payments, with a corresponding increase to goodwill. Renamed DRS Power Technology, Inc. (DRS PTI), the company operates as part of our C4I Group. DRS PTI designs, develops, manufactures and provides life-cycle support for a wide variety of high-performance, complex power systems and rotating machinery and is concentrated in four major areas: Navy Electric Drive Equipment, Navy Main Propulsion Turbines, High-Performance Navy Pumps, and Fuel Cells and Industrial Equipment. The addition of DRS PTI to DRS's existing power systems line of business is significant to our strategy for providing naval vessels with a totally integrated gas turbine or steam turbine propulsion plant, with either electric or mechanical drive, and is expected to enhance our ability to expand our involvement in other electric drive platforms supporting Navy growth initiatives.

        On January 15, 2003, we acquired the assets and certain liabilities of the Electromagnetics Development Center of Kaman Aerospace, a subsidiary of Kaman Corporation, located in Hudson, Massachusetts, for $27.5 million in cash, subject to adjustment, plus $7.5 million of contingent consideration and $0.1 million of acquisition-related costs. Kaman's Electromagnetics Development Center develops high-performance, lightweight electric motors, generators and drive electronics for defense, industrial and transportation applications. Renamed DRS Electric Power Technologies, Inc. (DRS EPT), the company operates as part of our C4I Group. The addition of DRS EPT is complementary to our existing position in ship electric propulsion equipment, control equipment, high-performance networks, tactical displays and specialty reactor plant instrumentation.

        On November 27, 2002, we acquired all of the outstanding stock of Paravant Inc. (Paravant) in a purchase business combination and merged Paravant into a wholly-owned subsidiary of DRS. Consideration in the Paravant acquisition was approximately $94.7 million in cash and the assumption of $15.5 million in debt. In addition to the purchase price, the estimated costs related to the acquisition, including professional fees, approximated $4.9 million. Paravant, which consists of five operating units, is a designer and manufacturer of highly engineered, technically advanced, defense electronics for U.S. and allied international military and intelligence agency applications. The company manufactures rugged computer systems and communications interfaces serving military Command, Control, Communications, Computer, Intelligence, Surveillance and Reconnaissance (C4ISR) initiatives. Paravant also produces high-speed processing equipment for the intelligence community and offers modernization design and installation services for select rotary- and fixed-wing military aircraft. The Paravant acquisition was compatible with our goals of expanding its core tactical systems business base and increasing our presence in the U.S. Air Force and high-end signal intelligence programs supporting government agencies. The acquired Paravant operating units are being managed as part of our C4I Group.

        Pursuant to a purchase agreement effective July 1, 2002, we acquired the assets and assumed certain liabilities of the Navy Controls Division (NCD) of Eaton Corporation for $96.0 million in cash. In addition to the purchase price, the estimated costs related to the acquisition, including professional fees, approximated $3.0 million. Renamed DRS Power & Control Technologies, Inc. (DRS PCT) and located in Milwaukee, Wisconsin, and Danbury, Connecticut, the company is a leading supplier of high-performance power conversion and instrumentation and control systems for the U.S. Navy's combatant fleet, including nuclear-powered and conventionally-powered ships, as well as for specialized industrial customers. Products include ship electric propulsion equipment, power electronics equipment, high-performance networks, shipboard control equipment and control panels, tactical displays, and specialty reactor instrumentation and control equipment. The addition of this unit complements our presence in naval advanced command and control, computer display and other ship systems. DRS PCT is being managed as a part of our C4I Group.

        In addition, we made two immaterial acquisitions in fiscal 2003.

  Fiscal 2005 Divestiture

        On March 10, 2005, we sold our DRS Weather Systems and DRS Broadcast Technology operating units for $29.1 million, net of transaction costs and recorded a $0.7 million after-tax gain on the sale. DRS Weather designs, develops and produces meteorological surveillance ad analysis products, including Doppler weather radar systems, and DRS Broadcast is a manufacturer of radio frequency broadcast transmission equipment. DRS Weather and DRS Broadcast operated as a part of our C4I Group. A summary of the results of discontinued operations for the fiscal year ended March 31, 2005 and for the period from November 4, 2003 through March 31, 2004 (the prior year period for which DRS Weather and DRS Broadcast were owned by DRS) follows:

	Year Ended March 31,
	2005	2004
	(in thousands)
Revenues	$33,325	$14,319

Earnings before taxes	$3,601	$1,819
Income tax expense	$1,050	$641

Earnings from discontinued operations (including after-tax gain on sale of $0.7 million in 2005)	$2,551	$1,178

  Fiscal 2003 Divestitures

        On November 22, 2002, we sold our DRS Advanced Programs, Inc. operating unit (DRS API) for $7.6 million in cash and recorded a $0.6 million pre-tax loss on the sale. DRS API, which operated as part of our C4I Group, developed, designed, manufactured and marketed custom-packaged computers and peripherals, primarily for the DoD and the government intelligence community. DRS API, prior to the sale, recorded revenues and an operating loss of $8.5 million and $1.1 million, respectively, for the fiscal year ended March 31, 2003.

        On May 27, 2002, we sold the assets of our DRS Ahead Technology operating unit. DRS Ahead Technology, which operated as part of our "Other" segment produced magnetic head components used in the manufacturing process of computer disk drives and manufactured magnetic video recording heads used in broadcast television equipment. No gain or loss was recorded on the sale. DRS Ahead Technology, prior to the sale, recorded revenues and an operating loss of $1.3 million and $0.5 million, respectively, for the fiscal year ended March 31, 2003.

Critical Accounting Policies

        The following is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 1 to our audited consolidated financial statements incorporated by reference in this prospectus supplement. In many cases, the accounting treatment of a particular transaction specifically is dictated by accounting principles generally accepted in the United States of America, with no need for management's judgment in their application. Other areas require management's judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and costs and expenses during the reporting period. Ultimately, actual amounts may differ from these estimates. We believe that critical accounting estimates have the following attributes: (1) require management to make assumptions about matters that are uncertain at the time of the estimate; and (2) different estimates we reasonably could have used, or changes in the estimates that are reasonably likely to occur, would have a material effect on our consolidated financial condition or results of operations. We believe the following critical accounting policies contain the more significant judgments and estimates used in the preparation of our consolidated financial statements.

        Management Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates made by management involve the percentage of completion and total estimated costs at completion on long-term contracts, recoverability of goodwill and long-lived and intangible assets, the valuation of deferred tax assets and liabilities, the valuation of assets acquired and liabilities assumed in purchase business combinations and the valuation of pensions and other postretirement benefits, as discussed below. We also make estimates regarding the recoverability of assets, including accounts receivable and inventories, and for litigation and contingencies. Actual results could differ from these estimates.

        Revenue Recognition on Contracts and Contract Estimates.    Substantially all of our direct and indirect sales to the U.S. Government and certain of our sales to foreign governments and commercial customers are made pursuant to written contractual arrangements to design, develop, manufacture and/or modify complex products to the specifications of the buyers (customers). These contracts are accounted for in accordance with American Institute of Certified Public Accountants Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (SOP 81-1), and cost-reimbursable contracts with the U.S. government also specifically are accounted for in accordance with Accounting Research Bulletin No. 43, Chapter 11, Section A, "Government Contracts, Cost-Plus-Fixed Fee Contracts" (ARB 43).

        Revenues and profits on fixed-price development contracts are recognized using percentage-of-completion methods of accounting. Revenues and profits on fixed-price production contracts whose units are produced and delivered in a continuous or sequential process are recorded as units are delivered, based on their selling prices (the "units-of-delivery" method). Revenues and profits on other fixed-price contracts are recorded based on the ratio of total actual incurred costs to date to the total estimated costs at completion of the contract for each contract (the "cost-to-cost method"). Under our percentage-of-completion methods of accounting, a single estimated total profit margin is used to recognize profit for each contract over its entire period of performance.

        Accounting for the revenues and profits on a fixed-price contract requires estimates of (1) the contract value or total contract revenue, (2) the total costs at completion, which is equal to the sum of the actual incurred costs to date on the contract and the estimated costs to complete the contract's scope of work, and (3) the measurement of progress towards completion. The estimated profit or loss on a contract is equal to the difference between the total contract value and the estimated total cost at completion. Under the units-of-delivery percentage-of-completion method, revenues on a fixed-price contract are recorded as the units are delivered during the period at an amount equal to the contractual selling price of those units. Under the cost-to-cost percentage-of-completion method, revenues on a fixed-price contract are recorded at amounts equal to the ratio of cumulative costs incurred to date to total estimated costs at completion multiplied by the contract value, less the cumulative revenues recognized in prior periods. The profit recorded on a contract in any period under both the units-of-delivery method and cost-to-cost method is equal to the current estimated total profit margin for the contract, stated as a percentage of contract revenue multiplied by the cumulative revenue recorded less the cumulative profit previously recorded. Adjustments to original estimates for a contract's revenues, estimated costs at completion and estimated total profit often are required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change, or if contract modifications occur. These changes are recorded in the period they are determined to be necessary.

        Revenues and profits on a cost-reimbursable contract are recognized as allowable costs are incurred on the contract and become billable to the customer, in an amount equal to the allowable costs plus the profit on those costs, which are fixed or variable, based on the contract fee arrangement. Thus, cost-reimbursable contracts generally are not subject to the same estimation risks that affect fixed-price contracts.

        The impact of revisions in profit estimates on both fixed-price and cost-reimbursable contracts is recognized in the period in which the revisions are made. Provisions for anticipated losses on contracts are recorded in the period in which they become evident. Amounts representing contract change orders or claims are included in revenues only when they can be estimated reliably and their realization is reasonably assured. The revisions in contract estimates, if significant, can materially affect our results of operations and future cash flows.

        We record contract-related assets and liabilities acquired in business combinations at their fair value by considering the remaining contract amounts to be billed, our estimate to complete and a profit allowance on our completion effort commensurate with the profit margin we earn on similar contracts. Revisions to cost estimates subsequent to the date of acquisition may be recorded as an adjustment to goodwill or earnings, depending on the nature and timing of the revision.

        We often enter into contracts that provide for significant engineering as well as the production of finished units with the expectation that we will incur substantial up-front costs to engineer the product to meet customer specifications. These arrangements typically provide us the opportunity to be awarded add-on contracts requiring the delivery of additional finished units. Our ability to recover up-front costs and earn a reasonable overall profit margin often is contingent on being awarded multiple contracts. Prior to entering into such arrangements, we estimate the amount of up-front costs to be incurred and evaluate the likelihood of being awarded the add-on contracts. Inaccurate estimates of up-front costs, coupled with the failure to obtain, or delays in obtaining, add-on contracts, could have a material effect on the timing of revenue and/or profit or loss recognition and future cash flows.

        Goodwill and Acquired Intangible Assets.    We allocate the cost of our acquired businesses (commonly referred to as the purchase price allocation) to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. As part of the purchase price allocations for our acquired businesses, identifiable intangible assets are recognized as assets apart from goodwill if they arise from contractual or other legal rights, or if they are capable of being separated or divided from the acquired business and sold, transferred, licensed, rented or exchanged, unless the intangible asset is comprised of the assembled workforce of the acquired business.

        Generally, the substantial majority of the intangible assets from the businesses that we acquire are derived from the intellectual capital of the management, administrative, scientific, engineering and technical employees of the acquired businesses. The success of our businesses is primarily dependent on the management, contracting, engineering and technical skills and knowledge of our employees, rather than productive capital (machinery and equipment). Generally, patents, trademarks and licenses are not material to our acquired businesses. Therefore, the substantial majority of the intangible assets for our acquired businesses is recognized as goodwill.

        The values assigned to acquired identifiable intangible assets for customer-related and technology-based identifiable assets are determined, as of the date of acquisition, based on estimates and judgments regarding expectations of the estimated future after-tax cash flows from those assets over their lives, including the probability of expected future contract renewals and sales, all of which is discounted to present value. The value assigned to goodwill equals the amount of the purchase price of the business acquired in excess of the sum of the amounts assigned to identifiable acquired assets, both tangible and intangible, less liabilities assumed.

        We assess the recoverability of our long-lived assets and acquired identifiable intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors we consider important which could trigger an impairment review include:

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  Significant under-performance relative to expected historical performance or projected future operating results;

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  Significant changes in the manner or use of the assets or the strategy that affects that asset group;

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  Significant adverse changes in the business climate in which we operate; and

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  Loss of a significant contract or failure to be awarded add on contracts.

        If we identify the existence of one or more of the above indicators, we would determine if the asset is impaired by comparing its expected future net undiscounted cash flows with its carrying value. If the expected future net undiscounted cash flows are less than the carrying value of the asset, we would record an impairment loss based on the difference between the asset's estimated fair value and its carrying value. The determination of the future net undiscounted cash flows and the fair value of an asset involves estimates and assumptions regarding future operating results, all of which are impacted by economic conditions related to the industries in which those assets operate. Inaccurate estimates could have a material affect on the results of operations, financial position and cash flows. At September 30, 2005 and March 31, 2005, we had identifiable acquired intangible assets with finite useful lives of $102.0 million and $100.0 million, respectively, net of accumulated amortization.

        Goodwill is tested for impairment at a level of reporting referred to as a "reporting unit." During fiscal 2004, in connection with the realignment of our operating segments discussed above, the components of our reporting units also changed. We have identified four reporting units for impairment testing purposes.

        The annual impairment test is performed after completion of our annual financial operating plan, which occurs in the fourth quarter of our fiscal year. We completed our annual impairment tests with no adjustment to the carrying value of our goodwill, as of March 31, 2005 and 2004. The annual goodwill impairment assessment involves estimating the fair values of our reporting units and comparing such fair values with the reporting unit's respective carrying value. If the carrying value of the reporting unit exceeds its fair value, additional steps are followed to recognize a potential impairment loss. We estimate the fair value of our reporting units by applying third party market value indicators to the reporting unit's projected revenues, earnings before net interest and taxes (EBIT) and earnings before net interest, taxes, depreciation and amortization (EBITDA), and calculating a weighted average of the three extended values. Estimating the fair value of the reporting units requires significant estimates and assumptions by management, as the calculation is dependent on estimates for future revenues, EBIT and EBITDA, all of which are impacted by economic conditions related to the industries in which we operate, as well as conditions in the U.S. capital markets. A decline in the estimated fair value of a reporting unit could result in an impairment charge to goodwill, which could have a material adverse effect on our business, financial condition and results of operations. At September 30, 2005 and March 31, 2005, we had goodwill of $819.6 million and $815.4 million, respectively.

        Pension Plan and Postretirement Benefit Plan Obligations.    The obligations for our pension plans and postretirement benefit plans and the related annual costs of employee benefits are calculated based on several long-term assumptions, including discount rates for employee benefit liabilities, rates of return on plan assets, expected annual rates for salary increases for employee participants in the case of pension plans, and expected annual increases in the costs of medical and other healthcare benefits in the case of postretirement benefit obligations. These long-term assumptions are subject to revision based on changes in interest rates, financial market conditions, expected versus actual returns on plan assets, participant mortality rates and other actuarial assumptions, including future rates of salary increases, benefit formulas and levels, and rates of increase in the costs of benefits. Changes in the assumptions, if significant, materially can affect the amount of annual net periodic benefit costs recognized in our results of operations from one year to the next, the liabilities for the pension plans and postretirement benefit plans, and our annual cash requirements to fund these plans.

        Income Taxes.    At March 31, 2005, we had net deferred tax assets of $5.2 million, including $14.5 million of loss and tax credit carryforwards, which are subject to various limitations and will expire if unused within their respective carryforward periods. As of March 31, 2005, we provided a

$6.5 million valuation allowance associated with the loss carryforwards that is included in our net deferred tax assets. Deferred taxes are determined separately for each of our tax paying entities in each tax jurisdiction. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback and carryforward periods available under the tax law. Based on our estimates of the amounts and timing of future taxable income, we believe we will realize our recorded net deferred tax assets. A change in the ability of our operations to continue to generate future taxable income could affect our ability to realize the future tax deductions underlying our net deferred tax assets and require us to increase our valuation allowance against our deferred tax assets. Such changes, if significant, could have a material impact on our effective tax rate, results of operations and financial position in any given period.

        Our annual effective tax rate is based on expected pre-tax earnings, statutory tax rates and tax planning opportunities available in various jurisdictions in which we operate. Significant judgment is required in determining our annual effective tax rate and in evaluating our tax positions.

        We establish accruals for tax contingencies when, notwithstanding the reasonable belief that our tax return positions are fully supported, we believe that certain filing positions are likely to be challenged and moreover, that such filing positions may not be fully sustained.

        We continually evaluate our tax contingency accruals and will adjust such amounts in light of changing facts and circumstances, including but not limited to emerging case law, tax legislation, rulings by relevant tax authorities and the progress of ongoing tax audits. Settlement of a given tax contingency could impact the income tax provision in the year of resolution. Our tax contingency accruals are presented in the consolidated balance sheet within income taxes payable.

        Other Management Estimates.    A substantial majority of our revenues and, consequently, our outstanding accounts receivables are, directly or indirectly, with the United States government. Therefore, our risk of not collecting amounts due us under such arrangements is minimal. We generally require letters of credit or deposit payments prior to the commencement of work or obtain progress payments upon the achievement of certain milestones from our commercial customers. In addition, our revenues are supported by contractual arrangements specifying the timing and amounts of payments. Consequently, we historically have experienced and expect to continue to experience a minimal amount of uncollectible accounts receivable. Changes in the underlying financial condition of our customers or changes in the industry in which we operate necessitating revisions to our standard contractual terms and conditions could have an impact on our results of operations and cash flows in the future.

        Our inventory consists of work-in-process, general and administrative costs, raw materials and finished goods, including subassemblies principally for use in our products. We continually evaluate the adequacy of our reserves on our raw materials and finished goods inventory by reviewing historical rates of scrap, on-hand quantities as compared with historical and projected usage levels, and other anticipated contractual requirements.

        We record a liability pertaining to pending litigation or contingencies based on our best estimate of potential loss, if any, or at the minimum end of the range of loss in circumstances where a range of loss can be reasonably estimated. Because of uncertainties surrounding the nature of litigation and the cost to us, if any, we continually revise our estimated losses as additional facts become known.

Results of Continuing Operations

        Our operating cycle is long-term and involves various types of production contracts and varying production delivery schedules. Accordingly, operating results of a particular period, or year-to-year comparisons of recorded revenues and earnings, may not be indicative of future operating results.

        Members of our senior management team regularly review key performance metrics and the status of operating initiatives within our business. These key performance indicators are primarily revenues, operating income and bookings. We review this information on a monthly basis through extensive operating segment reviews which include, among other operating issues, detailed discussions related to significant programs, proposed investments in new business opportunities or property, plant, and equipment and integration and cost reduction efforts. The following table presents a summary comparison of the key performance metrics, other significant financial metrics and significant liquidity metrics monitored by our senior management.

	Six Months Ended September 30,		Percent Change
	2005	2004	2005 vs. 2004
Key performance metrics
Revenues	$700,389	$609,204	15.0%
Operating income	73,635	62,306	18.2
Bookings	1,118,469	678,935	64.7
Other significant financial metrics
Interest and related expenses	24,501	18,000	36.1
Income taxes	18,713	18,554	0.9
Significant liquidity metrics(A)
Free Cash Flow	18,735	34,995	(46.5)
EBITDA	93,182	81,877	13.8
	For the Year Ended March 31,			Percent Changes
	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
	(in thousands)
Key performance metrics
Revenues	$1,308,600	$986,931	$675,762	32.6%	46.0%
Operating income	143,132	103,332	67,684	38.5	52.7
Bookings	1,433,030	1,052,630	723,545	36.1	45.5
Other significant financial metrics
Interest and related expenses	39,750	24,259	10,589	63.9	129.1
Income taxes	44,842	33,789	25,701	32.7	31.5
Significant liquidity metrics(A)
Free Cash Flow	101,662	80,273	30,482	26.6	163.3
EBITDA	181,226	129,272	81,896	40.2	57.8

(A)
See "Liquidity and Capital Resources" and "Use of Non-GAAP Financial Measures" for additional discussion and information.

Six Month Period Ended September 30, 2005, Compared with the Six Month Period Ended September 30, 2004

        Revenues and Operating Income.    Consolidated revenues and operating income for the six-month period ended September 30, 2005 increased $91.2 million and $11.3 million, respectively, to $700.4 million and $73.6 million, respectively, as compared with the corresponding period in the prior year. The increase in revenues was largely driven by increased shipments of rugged computer systems, combat display workstations, vision enhancement equipment for ground-based vehicles and power conversion systems and control panel displays. Also contributing to the overall increase in revenues were our acquisitions of NVEC, Codem and WalkAbout which contributed incremental (current year-to-date over corresponding prior-year to date) revenues of $47.0 million. Partially offsetting the overall increase in revenues were decreased ship propulsion engineering services, a decline in shipments of certain infrared imaging systems and certain turbine generator programs, as well as fewer shipments of certain ground-based electro-optical targeting and fire control subsystems.

        The growth in operating income for the six months ended September 30, 2005, as compared with the corresponding prior year period, was due primarily to the overall increase in revenues and strong margins from certain rugged computer systems and certain infrared assemblies, partially offset by decreased margins from ship propulsion engineering. NVEC, Codem and WalkAbout contributed $9.2 million to operating income for the six-month period ended September 30, 2005.

        Bookings.    We define bookings as the value of contract awards received from the U.S. government, for which the U.S. government has appropriated funds, plus the value of contract awards and orders received from customers other than the U.S. government. Bookings for the six-month period ended September 30, 2005 increased $439.5 million, versus the same period in the prior year, to $1.1 billion. The primary drivers of the increase were stronger bookings for ground-based electro-optical sighting and targeting systems, rugged computer systems, ground-based vehicle diagnostic systems and combat display workstations. Our NVEC, Codem, and WalkAbout acquisitions contributed combined bookings of $62.4 million.

        Interest and related expenses.    Interest and related expenses increased $6.5 million for the six-month period ended September 30, 2005, as compared with the same period in the prior year, to $24.5 million. The increase in interest and related expenses is primarily the result of an increase in our average borrowings outstanding for the six-month period ended September 30, 2005, as compared with the corresponding period in the prior-year, due to our December 23, 2004 issuance of $200 million of 6 7/8% Senior Subordinated Notes due 2013. See "Liquidity and Capital Resources." We had no borrowings outstanding under our revolving credit facility at September 30, 2005 and 2004.

        Income taxes.    The provision for income taxes for the six-month period ended September 30, 2005, reflected an effective income tax rate of approximately 36.2%, as compared with 42.6% in the same period last year. Our effective tax rate declined primarily due to the favorable resolution of the Internal Revenue Service's audit of our federal income tax returns for fiscal years 1999 through 2001. As a result of the outcome of the audit, we recorded a tax adjustment of approximately $3.0 million in the six month period ended September 30, 2005. We anticipate our effective income tax rate for the year ending March 31, 2006, will approximate 40%.

Fiscal Year Ended March 31, 2005, Compared with Fiscal Year Ended March 31, 2004

        Revenues and Operating Income.    Revenues and operating income for the fiscal year ended March 31, 2005 were $1.3 billion and $143.1 million, respectively, increasing approximately $321.7 million and $39.8 million, respectively, as compared with the prior fiscal year. The increase in revenues was primarily driven by our November 4, 2003 acquisition of IDT and our December 14, 2004 acquisition of NVEC, which contributed incremental (current fiscal year over corresponding prior fiscal year) revenues of $211.8 million and $18.4 million, respectively. Also contributing to the overall increase in revenues were higher ship propulsion-related volume, increased shipments of certain combat display workstations, rugged computers, airborne-based electro-optical sighting systems and certain airborne-based infrared countermeasure subassemblies. Partially offsetting the overall increase in revenues were decreased shipments of certain ground-based infrared sighting and targeting systems. The growth in operating income for the fiscal year ended March 31, 2005, as compared with the corresponding prior fiscal year, was due primarily to the overall increase in revenues and strong margins from certain ground-based infrared sighting and targeting systems and a certain carrier landing system. The acquired IDT and NVEC operating units contributed incremental operating income of $27.1 million and $4.5 million, respectively, for the fiscal year ended March 31, 2005. Partially offsetting the overall increase in operating income were certain legal and severance-related charges. See "Operating Segments" discussion below for additional information.

        Bookings.    We define bookings as the value of contract awards received from the U.S. government, for which the U.S. government has appropriated funds, plus the value of contract awards and orders received from customers other than the U.S. government. Bookings for the fiscal year ended March 31, 2005 increased $380.4 million, versus the prior fiscal year, to $1.4 billion. The primary driver of the overall increase was the acquisition of IDT and NVEC, which contributed incremental bookings of $241.1 million and $21.5 million, respectively.

        Interest and related expenses.    Interest and related expenses increased $15.5 million for the fiscal year ended March 31, 2005, as compared with the prior fiscal year, to $39.8 million. The increase in interest and related expenses is primarily the result of an increase in our average borrowings outstanding for the fiscal year ended March 31, 2005, as compared with the prior fiscal year. The increase in the average borrowings outstanding was driven by the financing of our November 4, 2003 acquisition of IDT, as well as our December 23, 2004 issuance of an additional $200 million of our 6 7/8% senior subordinated notes. The notes were priced at 105% of the principal amount, reflecting an effective interest rate of approximately 6.13% (see "Liquidity and Capital Resources" below). We had no borrowings outstanding under our revolving credit facility as of March 31, 2005 and 2004.

        Income taxes.    The provision for income taxes for fiscal year ended March 31, 2005 reflects an estimated annual effective income tax rate of approximately 43.5%, as compared with 43.7% in the prior year. Factors contributing to the decrease in our effective tax rate include a reduction in the valuation allowance for state net operating losses and a reduction of certain non-deductible expenses, offset, in part, by higher net foreign and state tax rates.

Fiscal Year Ended March 31, 2004, Compared with Fiscal Year Ended March 31, 2003

        Revenues and Operating Income.    Revenues and operating income for the fiscal year ended March 31, 2004 were $986.9 million and $103.3 million, respectively, increasing approximately $311.2 million and $35.6 million, respectively, as compared with the prior fiscal year. The increase in revenues was driven primarily by our November 4, 2003 acquisition of IDT, and our fiscal 2003 acquisitions of the Navy Controls Division of Eaton Corporation (now operating as DRS Power & Control Technologies, Inc.—DRS PCT), Paravant Inc. (Paravant), Kaman's Electromagnetics Development Center (now operating as DRS Electric Power Technologies, Inc.—DRS EPT), Power Technology Incorporated (now operating as DRS Power Technology, Inc.—DRS PTI) and two immaterial acquisitions. IDT contributed $130.9 million to fiscal 2004 revenues. Our fiscal 2003 acquisitions contributed $147.2 million of incremental (fiscal year-over-year) revenues to fiscal 2004. Also contributing to the overall increase in revenues were increased shipments of ground- and airborne-based electro-optical sighting and targeting systems. Partially offsetting the overall increases in revenues were decreases from combat display workstation engineering services, advanced electronic manufacturing and integration services, certain maritime-based electro-optical systems and certain rugged computer systems. The growth in operating income was due primarily to the overall increase in revenues. IDT contributed $12.9 million to operating income in fiscal 2004, and our fiscal 2003 acquisitions contributed incremental operating income of $25.2 million. Partially offsetting the overall increase in operating income were certain program-related charges. See "Operating Segments" discussion below for additional information.

        Bookings.    We define bookings as the value of contract awards received from the U.S. government, for which the U.S. government has appropriated funds, plus the value of contract awards and orders received from customers other than the U.S. government. Bookings increased $329.1 million, or 45.5%, in fiscal 2004 versus the same period in the prior year. The primary drivers of the overall increase in bookings were the acquisition of IDT, which contributed $131.0 million since its acquisition, as well as our fiscal 2003 acquisitions, which contributed $109.6 million of incremental bookings in fiscal 2004.

        Interest and related expenses.    Interest and related expenses increased $13.7 million for the fiscal year ended March 31, 2004, as compared with the same period in the prior year. The increase in interest expense is the result of an overall increase in our average borrowings outstanding in fiscal 2004, driven by the financing of the IDT acquisition. Also contributing to the overall increase was $0.9 million of fees recorded in connection with a subordinated bridge loan commitment executed by us to secure financing in the event that we were unable to successfully consummate the October 30, 2003 issuance of the senior subordinated notes issued in connection with the IDT acquisition.

        Income taxes.    The provision for income taxes for the fiscal year ended March 31, 2004 reflects an effective income tax rate of approximately 43.7%, as compared with 46.0% in the prior year. The decrease, as compared with the corresponding prior year, was primarily due to a smaller loss incurred by DRS Tactical Systems Ltd. for which a full valuation allowance was established, along with the growth of our operations, which reduced the effect of the valuation allowance, and the effect of foreign exchange adjustments, offset, in part, by an increase in non-deductible expenses.

Operating Segments

        The following tables set forth, by operating segment, revenues, operating income, operating margin, depreciation and amortization, and the percentage increase or decrease of those items, as compared with the prior-year period:

				Percent Changes				Percent Changes
	Years Ended March 31,					Six Months Ended September 30,
				2005 vs. 2004	2004 vs. 2003			2005 vs. 2004
	2005	2004	2003			2005	2004
	(dollars in thousands)					(dollars in thousands)
C4I
Revenues*	$700,432	$552,274	$371,153	26.8%	48.8%	$384,910	$326,708	17.8%
Operating income	$73,566	$58,652	$33,363	25.4	75.8	$39,207	$32,677	20.0
Operating margin	10.5%	10.6%	9.0%	(1.1)	18.1	10.2%	10.0%	1.8
SR
Revenues*	$608,168	$434,657	$303,260	39.9	43.3	$315,479	$282,496	11.7
Operating income	$69,893	$44,597	$35,143	56.7	26.9	$36,865	$29,715	24.1
Operating margin	11.5%	10.3%	11.6%	12.0	(11.5)	11.7%	10.5%	11.1
Other
Revenues*	$—	$—	1,349	n/a	(100.0)	—	—	—
Operating (loss)	$(327)	$83	$(822)	(494.0)	110.1	$(2,437)	$(86)	(2,733.7)
Operating margin	n/a	n/a	(60.9)%	n/a	n/a	n/a	n/a	n/a

*
Revenues are net of intersegment eliminations.

Six-Month Period Ended September 30, 2005, Compared with the Six-Month Period Ended September 30, 2004

Command, Control, Communication, Computers and Intelligence (C4I) Group

        Revenues increased $58.2 million, or 17.8%, to $384.9 million for the six-month period ended September 30, 2005, as compared with the corresponding prior-year period. Operating income increased $6.5 million, or 20.0%, to $39.2 million. The increase in revenue was largely attributable to increased shipments of rugged computer systems, combat display workstations, power conversion systems and control panel displays and surveillance tuners. Our April 15, 2005 acquisition of Codem and June 27, 2005 acquisition of WalkAbout contributed incremental revenues of $16.2 million to the six-month period ended September 30, 2005. Partially offsetting the overall increase in revenues were decreased ship propulsion engineering services and decreased shipments of certain turbine generator programs and certain surveillance receivers.

        The increase in operating income for the six-month period ended September 30, 2005, as compared to the corresponding period in the prior year, was driven primarily by the overall increase in revenues, as well as the $3.6 million of incremental operating income contribution from our acquisitions of Codem and WalkAbout, partially offset by decreased margins from ship propulsion engineering.

Surveillance & Reconnaissance (SR) Group

        Revenues increased $33.0 million, or 11.7%, to $315.5 million for the six-month period ended September 30, 2005, as compared with the corresponding prior-year period. Operating income increased $7.2 million, or 24.1%, to $36.9 million. The increase in revenues was primarily attributable to our acquisition of NVEC, which contributed incremental revenues of $30.8 million. Revenues also were impacted favorably by increased shipments of vision enhancement equipment for ground-based vehicles and flight range test and evaluation equipment and launch control electronics. Partially offsetting the overall increase in revenues were lower shipments of an infrared imaging system and a certain ground-based electro-optical target acquisition and fire control subsystems.

        The increase in operating income for the six-month period ended September 30, 2005, as compared with the corresponding period in the prior year, was driven primarily by our acquisition of NVEC, which contributed $5.6 million of operating income, as well as strong margins on certain vision enhancement equipment for ground-based vehicles, certain infrared assemblies and formation flying systems. The increase in operating income was partially offset by decreased margins on a mobile launch system.

Other

        The $2.4 million operating loss in Other in the six-month period ended September 30, 2005 was driven primarily by a $2.0 million accrual recorded in the period in connection with a litigation reserve.

Fiscal Year Ended March 31, 2005, Compared with Fiscal Year Ended March 31, 2004

C4I Group

        Revenues increased $148.2 million, or 26.8%, to $700.4 million for the fiscal year ended March 31, 2005, as compared with the corresponding prior fiscal year. Operating income increased $14.9 million, or 25.4%, to $73.6 million. The increase in revenue was attributable to the legacy IDT operating units, which contributed incremental revenues of $57.8 million, as well as the overall increase in revenues from higher ship propulsion engineering volume, increased shipments of combat display workstations, secure telephone and communications equipment, certain turbine generators and an international long-range infrared surveillance and observation system. Partially offsetting the overall increase in revenues was decreased volume for a certain mobile ground-based radar system and nuclear instrumentation and control systems, and naval power control systems.

        The increase in operating income for the fiscal year ended March 31, 2005, as compared with the corresponding prior fiscal year, was primarily driven by the overall increase in revenues. The IDT operating units contributed $10.7 million of operating income to the fiscal year ended March 31, 2005. Operating income for fiscal 2005 was unfavorably impacted by a $6.5 million charge to increase the accrual for the settlement of the Miltope litigation and $1.2 million in severance-related charges. For the fiscal year ended March 31, 2004, operating income was unfavorably impacted by certain program charges totaling $9.6 million. The charges were recorded for program cost growth of $6.2 million on certain radar programs and $3.4 million for various other programs and inventory-related items.

SR Group

        Revenues increased $173.5 million, or 39.9%, to $608.2 million for the fiscal year ended March 31, 2005, as compared with the corresponding prior fiscal year. Operating income increased $25.3 million, or 56.7%, to $69.9 million. The increase in revenues was primarily attributable to the IDT operating units and the fiscal 2005 acquisition of NVEC. The IDT operating units and NVEC contributed incremental revenues of $154.0 million and $18.4 million, respectively. Revenues also were favorably impacted by increased shipments of certain airborne-based electro-optical sighting and targeting systems, airborne-based infrared countermeasure subassemblies and certain infrared focal plane arrays. Partially offsetting the overall increase in revenues were lower shipments of certain ground-based electro-optical infrared sighting and targeting systems.

        The increase in operating income for fiscal year ended March 31, 2005, as compared with the corresponding prior fiscal year, was primarily driven by the overall increase in revenues, as well as strong margins on a certain ground-based electro-optical reconnaissance, surveillance and targeting system platform. The IDT operating units and NVEC contributed $16.3 million and $4.5 million, respectively, in incremental operating income. Partially offsetting the overall increase in operating income was the impact of a $1.0 million inventory write-down on certain uncooled infrared programs recorded in the first quarter of fiscal 2005. For the fiscal year ended March 31, 2004, operating income was unfavorably impacted by cost overruns of $3.0 million for a thermal target and acquisition system program, partially offset by a $1.6 million favorable program adjustment due to changes in estimates to complete.

Fiscal Year Ended March 31, 2004, Compared with Fiscal Year Ended March 31, 2003

C4I Group

        Revenues increased $181.1 million, or 48.8%, to $552.3 million in fiscal 2004 as compared with the corresponding prior fiscal year. Operating income increased $25.3 million, or 75.8%, to $58.7 million. Our fiscal 2004 merger with IDT and our fiscal 2003 acquisitions primarily drove the increase in revenues. The IDT companies operating in C4I contributed $44.3 million to fiscal 2004 revenues, and the fiscal 2003 acquisitions contributed incremental revenues of $138.2 million. The revenue increase also was favorably impacted by growth in certain surveillance systems, and aircraft wire harness and cable assemblies. These increases were offset, in part, by decreases in revenues from combat display workstation engineering services, certain rugged computers and peripherals sold to the U.S. Army, advanced contract manufacturing services and shipboard integrated communications systems. Revenues for the fiscal year ended March 31, 2003 included $8.5 million from DRS API, which was sold in the third quarter of fiscal 2003.

        The increase in operating income primarily was driven by the overall increase in revenues. The IDT companies operating in C4I contributed $6.4 million to fiscal 2004 operating income and, our fiscal 2003 acquisitions contributed $23.9 million of incremental operating income. Favorable margins from the group's advanced manufacturing services were partially offset by the impact of decreased revenues from certain rugged computers and peripherals. Fiscal 2004 operating income was unfavorably impacted by charges totaling $9.6 million. The charges included program cost growth of $6.2 million on certain radar programs and $3.4 million for various other programs and inventory-related items. Fiscal 2003 operating income included charges of $2.2 million, $2.6 million and $0.5 million for cost growth on a surface search radar program, for certain charges at the group's U.K. operating unit and reorganization charges in the group's Canadian operating unit, respectively. The C4I U.K. operating unit's fiscal 2003 charges included $1.5 million for cost growth and inventory write-offs on certain programs, and $1.1 million for reorganization costs. DRS API recorded an operating loss of $1.1 million during the fiscal year ended March 31, 2003.

SR Group

        Revenues increased $131.4 million, or 43.3%, to $434.7 million in fiscal 2004, as compared with the corresponding prior fiscal year. Operating income increased $9.5 million, or 26.9%, to $45.6 million. The increase in revenue primarily was driven by our fiscal 2004 merger with IDT and the fiscal 2003 acquisitions of the U.S.-based Unmanned Aerial Vehicle business of Meggitt PLC (now operating as DRS Unmanned Technologies—DRS UT) and DKD, Inc., (now operating as a part of DRS Infrared Technologies, LP, formerly DRS Nytech Imaging Systems). The IDT companies operating in the SR Group contributed $86.6 million to fiscal 2004 revenues, and the fiscal 2003 acquisitions contributed incremental revenues of $8.9 million. The increase in revenues also was driven by increased shipments of our ground- and airborne-based electro-optical sighting and targeting systems and digital imaging programs. Partially offsetting the overall increase in revenues were decreased shipments of commercial vision laser correction systems and certain mission data recorders.

        The increase in operating income was primarily driven by our fiscal 2004 merger with IDT, which contributed $6.6 million to fiscal 2004 operating income and the other increases in revenues, as noted above. Operating income also was impacted by cost overruns of $3.0 million for a thermal target and acquisition system program, partially offset by a $1.6 million favorable program adjustment due to changes in estimate to complete. Operating income for the fiscal year ended March 31, 2003 included charges of $2.0 million and $1.1 million for a mission data recorder program and additional costs associated with closing the group's Santa Clara, California production and engineering facility, respectively.

Results of Discontinued Operations

        A consolidated summary of the operating results of the discontinued operations for the six months ended September 30, 2005 and 2004 and for the years ended March 31, 2005 and 2004 is as follows:

	Year Ended March 31,		Six Months Ended September 30, 2004
	2005	2004
	(in thousands)
Revenues	$33,325	$14,319	$19,547

Earnings before taxes	$3,601	$1,819	$1,990
Income tax expense	1,050	641	792

Earnings from discontinued operations (including after-tax gain on sale of $0.7 million in 2005)	$2,551	$1,178	$1,198

Liquidity and Capital Resources

        Cash and cash equivalents, internally generated cash flow from operations and other available financing resources are expected to be sufficient to meet anticipated operating, capital expenditure and debt service requirements and expected dividend payment during the next 12 months and the foreseeable future. There can be no assurance, however, that our business will continue to generate cash flow at current levels, or that anticipated operational improvements will be achieved. If we are unable to generate sufficient cash flow from operations to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt or obtain additional financing. Our ability to make scheduled principal payments or pay interest on or refinance our indebtedness depends on our future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the defense industry and subject to general economic, political, financial, competitive, legislative and regulatory factors beyond our control.

        Cash Flows.    The following table provides our historical cash flow data for the fiscal years ended March 31, 2003, 2004 and 2005 and the six months ended, September 30, 2004 and 2005:

	Year Ended March 31,			Six Months Ended September 30,
	2005	2004	2003	2005	2004
	(in thousands)
Net cash provided by operating activities of continuing operations	$136,183	$104,717	$52,008	$34,989	$48,575
Net cash provided by operating activities	$138,410	$102,633	$52,008	$34,989	$50,550
Net cash used in investing activities of continuing operations	$(53,573)	$(273,859)	$(278,631)	$(67,963)	$(15,653)
Net cash used in investing activities	$(54,398)	$(274,460)	$(278,631)	$(67,963)	$(16,011)
Net cash provided by financing activities of continuing operations	$164,901	$131,613	$204,308	$(17,459)	$(19,766)
Net cash provided by financing activities	$164,871	$131,767	$204,308	$(17,459)	$(19,780)

        Operating Activities.    During the six months ended September 30, 2005, we generated $35.0 million of operating cash flow from continuing operations, $13.6 million less than the $48.6 million of operating cash flow from continuing operations generated in the same period in the prior year. Earnings from continuing operations increased $8.0 million to $33.0 million. Non-cash adjustments to reconcile net earnings to cash flows from operating activities decreased $0.2 million over the corresponding prior fiscal period.

        Changes in assets and liabilities, net of effects from business combinations, used $22.1 million in cash for the six months ended September 30, 2005. Inventories used $15.7 million of cash for the six-month period ended September 30, 2005. Increased inventories in certain of our electro-optical infrared sighting and targeting businesses, power distribution and control and signals intelligence businesses were offset, in part, by decreased inventories for our combat display workstations and certain training and test systems. Accounts payable increased $8.7 million as purchases required to build inventories exceeded related payments. Accrued expenses and other current liabilities used $23.6 million of cash during the quarter. The cash used by these accounts primarily resulted from interest payments on the 6 7/8% senior subordinated notes due 2013, certain compensation payments and the settlement of the Miltope litigation. Net liquidations in customer advances generated $4.1 million in cash.

        During fiscal 2005, we generated $138.4 million of operating cash flow, $35.8 million more than the $102.6 million reported in the prior fiscal year. Earnings from continuing operations increased $14.6 million to $58.1 million. Non-cash adjustments to reconcile net earnings to cash flows from operating activities increased $44.9 million over the corresponding prior fiscal period. These non-cash adjustments primarily consist of depreciation and amortization of fixed assets and acquired intangible assets, stock-based compensation, changes in deferred income taxes, non-cash adjustments to inventory reserves and provisions for doubtful accounts, amortization and write-offs of deferred financing fees and amortization of bond premium, which are recognized as a component of interest and related expenses, and minority interest. The primary drivers of the increase in these non-cash adjustments were depreciation of fixed assets, related to increased capital investments, and amortization of identified acquired intangible assets, a decrease in net deferred tax assets resulting primarily from the utilization of certain net operating losses and tax credit carryforwards and the realization and adjustment of certain deferred tax assets, and deferred financing fees established in the second half of fiscal 2004 related to our acquisition of IDT.

        Changes in assets and liabilities, net of effects from business combinations, provided $4.7 million for the fiscal year ended March 31, 2005. Accounts receivable remained flat year over year, while the increase in inventory used $24.6 million of cash. A net increase in certain of our electro-optical sighting, targeting surveillance and acquisition inventories and increased inventories in certain of our combat display workstation, rugged computer system and surface search radar programs were only partially offset by decreased inventories in certain of our test, training and control businesses. Accounts payable increased $27.1 million, as purchases required to build inventories and acquire capital assets exceeded related payments. Accrued expenses and other current liabilities used $8.3 million of cash during the year. The cash used by these accounts primarily resulted from the liquidations of contract-related reserves, offset, in part, by an increase in income taxes payable, as income tax expense exceeded related payments. Net customer advances provided $7.2 million in cash and are directly related to the inventory increases. Discontinued operations provided $2.2 million of cash prior to their sale in March 2005.

        Investing Activities.    We paid $16.3 million for capital improvements during the six-month period ended September 30, 2005, as compared with $13.6 million in the corresponding prior-year period. We expect our capital expenditures to range between $35.0 million to $45.0 million in fiscal 2006, as we continue to upgrade our facilities and integrate recent acquisitions into our existing businesses. Payments pursuant to business combinations during the six months ended September 30, 2005, net of cash acquired, totaled $52.6 million, which were driven by our acquisitions of Codem and Walkabout and $6.7 million of additional consideration paid to satisfy an earn-out obligation related to our acquisition of DKD, Inc. (now operating as a component of DRS Infrared Technologies, L.P.).

        The following table summarizes the cash flow impact of our business combinations for the years ended March 31, 2005, 2004 and 2003:

	Date of Transaction	Paid to Sellers, Net of Cash Acquired	Earn-Out Payments	Working Capital Adjustment	Acquisition- Related Payments	Other		Total
	(in thousands)
Fiscal 2005
Electro Mechanical Systems unit of Lockheed Martin Corporation (DRS SSS)	9/28/01	$—	$—	$—	$—	$(500	)A	$(500)
DKD, Inc (Nytech)	10/15/02	—	3,118	—	—	—		3,118
Night Vision Equipment Co., Inc. (NVEC)	12/14/04	42,500	—	4,655	66	—		47,221

Total payments pursuant to business combinations		$42,500	$3,118	$4,655	$66	$(500)		$49,839

Fiscal 2004
SES Business of the Boeing Company	9/28/01	$—	$—	$—	$75	$—		$75
Navy Controls Division of Eaton Corporation	7/1/02	—	—	—	292	—		292
DKD, Inc (Nytech)	10/15/02	—	—	—	6	—		6
Paravant Inc.	11/27/02	—	—	—	1,559	(2,501	)B	(942)
Kaman Electromagnetics Development Center	12/27/02	—	—	—	73	—		73
Power Technology Incorporated	2/14/03	—	4,000	547	72	—		4,619
Integrated Defense Technologies, Inc.	11/04/03	233,810	—	—	5,226	7,170	C	246,206

Total payments pursuant to business combinations		$233,810	$4,000	$547	$7,303	$4,669		$250,329

Fiscal 2003
UAV Business of Meggitt Defense Systems	04/11/02	$750	$—	$—	$122	$—		$872
Navy Controls Division of Eaton Corporation	07/01/02	96,025	—	—	2,642	—		98,667
DKD, Inc (Nytech)	10/15/02	3,383	—	—	161	—		3,544
Paravant Inc.	11/27/02	94,744	—	—	3,259	—		98,003
Kaman Electromagnetics Development Center	12/27/02	27,515	—	—	31	—		27,546
Power Technology Incorporated	01/15/03	33,233	—	—	216	—		33,449
Spar Aerospace Ltd.	10/29/97	—	—	2,977	—	—		2,977

Total payments pursuant to business combinations		$255,650	$—	$2,977	$6,431	$—		$265,058

  (A)
  Represents payment received in settlement of certain acquisition-related issues.

  (B)
  Represents income tax refund for Paravant Inc. related to its pre-acquisition results of operations.

  (C)
  Represents IDT's investment banking fees and certain other merger-related costs paid by DRS.

        The following table summarizes the net cash received from the sale of certain businesses for the fiscal year ended March 31, 2005 and 2003:

Fiscal 2005 Divestitures	Date of Transaction	Amount
	(in thousands)
DRS Weather Systems and DRS Broadcast Technology	3/10/05	$29,096
Fiscal 2003 Divestiture	Date of Transaction	Amount
	(in thousands)
DRS Advanced Programs, Inc.	11/22/2002	$7,624

        Our long-term growth strategy includes a disciplined program of acquiring companies that are both strategic to our business and expected to be accretive to our earnings. Continuation of our acquisition program (excluding the impact of the anticipated ESSI merger and its related financing) will depend, in part, on the availability of financial resources at a cost of capital that is acceptable to us. We would expect to utilize cash generated by operations, as well as cash available under our existing senior secured credit facility, which also may include the renegotiation of our credit limit to finance such acquisitions. Other sources of capital could include proceeds from a sale of our common stock and the placement of debt. We continually evaluate the capital markets climate and may access such markets when the circumstances appear favorable to us. We believe that sufficient capital resources will be available to us from one or several of these sources to finance future acquisitions that we determine to be strategic and accretive to our net earnings. However, no assurances can be made that such financing will be available and at a cost that is acceptable to us, that we will identify acceptable acquisition candidates, or that such acquisitions will be accretive to earnings.

        We paid $34.5 million for capital improvements made primarily to our manufacturing facilities and equipment during fiscal 2005, as compared with $24.4 million and $21.5 million for the fiscal years ended 2004 and 2003, respectively.

Financing Activities

        For the six-months ended September 30, 2005 and 2004, net cash used in financing activities was $17.5 million and $19.8 million, respectively. Payments on long-term debt during the six months ended September 30, 2005 included $21.4 million of payments on our term loan, $20.0 million of which was paid at our discretion. Our discretionary term loan payments caused us to record a $0.4 million charge to interest and related expenses for the write-off of a portion of the related debt issuance costs. We repaid $2.0 million in advanced interest that we received in connection with the new notes issued on December 23, 2004. For the six months ended September 30, 2005, we paid cash dividends of $1.7 million. These payments were partially offset by cash received from the exercise of stock options. For the fiscal years ended March 31, 2005, 2004 and 2003, net cash provided by financing activities of continuing operations provided $164.9 million, $131.6 million and $204.3 million, respectively, as detailed below:

	For the Year Ended March 31,			Six Months Ended September 30,
	2005	2004	2003	2005	2004
	(in thousands)
Sources of Cash
Proceeds from sale of common stock	$—	$—	$144,344	$—	$—
Proceeds from senior subordinated notes	211,986	350,000	—	—	—
Amended and restated term loan	—	236,000	75,000	—	—
Borrowings from revolving credit facility	—	—	6,500	—	—
Stock option exercises	8,097	1,970	1,122	7,737	1,674
Borrowings of short term debt			326	—	391
Other, net	—	—	—	—	150

Total	220,083	587,970	227,292	7,737	2,215
Uses of Cash
Accelerated repayment of term-loan	(45,000)	(231,451)	—	(20,000)	(20,000)
Scheduled payments of term loan	(2,360)	(2,254)	(1,775)	(1,180)	(1,180)
Repayment of IDT term loan	—	(200,776)	—	—	—
Repayment of Paravant term loan	—	—	(12,000)	—	—
Repayment of revolving credit facility	—	—	(6,500)	—	—
Scheduled payment on Nytech note	(3,000)	(5,000)	—	—	—
Payments on short-term debt	(82)	(521)	(54)	—	(473)
Payments on other debt	(547)	(611)	(401)	(175)	(328)
Debt and bond issuance costs	(4,193)	(15,744)	(2,254)	(191)	—
Dividends paid	—	—	—	(1,664)	—
Return of advanced interest on senior subordinated notes	—	—	—	(1,986)	—

Total	(55,182)	(456,357)	(22,984)	(25,196)	(21,981)

Net Cash Provided by (used in) Financing Activities of Continuing Operations	$164,901	$131,613	$204,308	$(17,459)	$(19,766)

        On October 30, 2003, we issued $350.0 million aggregate principal amount of 6 7/8% Senior Subordinated Notes, due November 1, 2013 (the 6 7/8 Senior Subordinated Notes). Interest is payable every six months on May 1 and November 1, which commenced on May 1, 2004. The net proceeds from the offering of the 6 7/8 Senior Subordinated Notes were $341.2 million, after deducting $8.8 million in commissions and fees related to the offering. The net proceeds of the 6 7/8 Senior Subordinated Notes, together with a portion of our available cash and initial borrowings under our existing senior secured credit facility, were used to fund the IDT acquisition, repay certain of our and IDT's outstanding indebtedness, and pay related fees and expenses. The 6 7/8 Senior Subordinated Notes were issued under an indenture with The Bank of New York (the indenture). Subject to a number of exceptions, the indenture restricts our ability and the ability of our subsidiaries to incur more debt, pay dividends and make distributions, make certain investments, repurchase stock, create liens, enter into transactions with affiliates, enter into sale lease-back transactions, merge or consolidate, and transfer or sell assets. The 6 7/8 Senior Subordinated Notes are unconditionally guaranteed, jointly and severally, by certain of our current and future wholly-owned domestic subsidiaries. The foreign subsidiaries and certain domestic subsidiaries of DRS do not guarantee the 6 7/8 Senior Subordinated Notes. See Note 15, "Guarantor and Non-Guarantor Financial Statements" in our audited consolidated financial statements incorporated by reference in this prospectus supplement for additional disclosures.

        On December 23, 2004, we issued an additional $200.0 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due November 1, 2013. The notes were offered as additional debt securities under the indenture with The Bank of New York referenced above with identical terms and same guarantors as the existing 6 7/8 Senior Subordinated Notes. The new notes were priced at 105% of the principal amount, reflecting an effective interest rate of approximately 6.13%. The net proceeds of the offering were approximately $208.3 million (including $2.0 million of advanced interest on the new notes that had accrued from November 1, 2004 to December 23, 2004), after deducting $3.7 million in commissions and other costs related to the debt issuance.

        We were obligated, pursuant to the terms of our credit agreement, to offer the lenders under our existing senior secured credit facility (the Lenders) their pro rata share of the net proceeds of the December 2004 offering. We made such offer and none of the Lenders requested their pro rata share.

        At any time prior to November 1, 2006, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 6 7/8 Senior Subordinated Notes issued with the net cash proceeds of one or more equity offerings at a redemption price of 106.875% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, subject to certain restrictions. On or after November 1, 2008, we may redeem, at our option, all or a part of the 6 7/8 Senior Subordinated Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidating damages, if any:

Year	Percentage
2008	103.438%
2009	102.292%
2010	101.146%
2011 and thereafter	100.000%

        Simultaneously with the closing of the merger with IDT on November 4, 2003, we entered into a second amended and restated credit facility (existing senior secured credit facility) for up to an aggregate amount of $411.0 million, replacing our previously existing senior secured credit facility. The existing senior secured credit facility consists of a $175.0 million senior secured revolving line of credit and a $236.0 million senior secured term loan. On February 6, 2004, we amended our existing senior secured credit facility, reducing the term loan interest rate thereunder to LIBOR plus 1.75%. On May 12, 2005, we further amended our existing senior secured credit facility to: (i) adjust for our limitations on certain Asset Sale Proceeds and certain Investments and Acquisitions, as those terms are defined in the credit agreement, and (ii) to allow us to declare and pay cash dividends to our stockholders up to an aggregate amount of $25.0 million in any fiscal year. We are permitted under our existing senior secured credit facility to borrow up to two additional term loans totaling $100.0 million at any time prior to maturity. The existing senior secured credit facility is guaranteed by substantially all of our domestic subsidiaries. In addition, it is collateralized by liens on substantially all of the assets of our subsidiary guarantors' and certain of our other subsidiaries' assets and by a pledge of certain of our non-guarantor subsidiaries' capital stock. The term loan and the revolving credit facility will mature in seven and five years, respectively, from November 4, 2003. We drew down the full amount of the term loan, to fund a portion of the IDT acquisition, to repay the existing term loan and certain of IDT's outstanding indebtedness, and to pay related fees and expenses.

        Borrowings under the existing senior secured credit facility bear interest, at our option, at either: a "Base Rate," which is defined as the higher of (A) the Prime Rate or (B) the Federal Funds Rate plus 0.50%. Revolving credit loans that are base rate loans bear interest at the base rate plus a spread ranging from 0.50% to 1.25% per annum, depending on our total leverage ratio (TLR) at the time of determination. Revolving credit loans that are LIBOR rate loans bear interest at LIBOR plus a spread ranging from 1.75% to 2.50% per annum, depending on our TLR. Term loans that are base rate loans bear interest at the base rate plus 0.50%. Term loans that are LIBOR rate loans bear interest at

LIBOR plus 1.75%. TLR is defined as the ratio of total debt minus the sum of (A) performance-based letters of credit, and (B) so long as there are no outstanding revolving credit loans, an amount (not to exceed $100.0 million) equal to the amount of our cash and cash equivalents immediately available to repay the obligations thereof, to EBITDA, as defined in the credit agreement. For the fiscal year ended March 31, 2005, we repaid $45.0 million of our term loan and recognized a $1.1 million charge to interest and related expenses for the related reduction in deferred debt issuance costs. On April 29, 2005, we repaid an additional $10.0 million of our term loan and recognized a $0.2 million charge to interest and related expenses for the reduction in deferred issuance costs.

        We pay commitment fees calculated on the average daily unused portion of our revolving line of credit at a rate ranging from 0.375% and 0.50% per annum, depending on our TLR, provided that the amount of outstanding swingline loans, as defined in the credit agreement, shall not be considered usage of the revolving line of credit for the purpose of calculating such commitment fee. We pay commissions and issuance fees on our outstanding letters of credit and are obligated to pay or reimburse the issuing lender for such normal and customary costs and expenses incurred or charged by the issuing lender in issuing, effecting payment under, amending or otherwise administering any letter of credit. Letter-of-credit commissions are calculated at a rate ranging from 1.75% to 2.50% per annum, depending on our TLR ratio at the time of issuance, multiplied by the face amount of such letter of credit. Letter-of-credit issuance fees are charged at 0.125% per annum, multiplied by the face amount of such letter of credit. Both letter-of-credit commissions and issuance fees are paid quarterly.

        We previously had a $240.0 million credit agreement with a syndicate of lenders, with Wachovia Bank, National Association as the lead lender, consisting of a term loan in the aggregate principal amount of $140.0 million and a $100.0 million revolving line of credit. Repayment terms, collateral and other charges under the previous facility were substantially the same as those pursuant to the existing senior secured credit facility described above. Interest rates under the existing senior secured credit facility are lower than those under the previous facility, based on the February 6, 2004 amendment.

        There are certain covenants and restrictions placed on us under the existing senior secured credit facility, including, but not limited to, certain acquisitions, a maximum total leverage ratio, a maximum senior leverage ratio, a minimum fixed-charge coverage ratio and restrictions related to equity issuances, the amount of dividends we may declare and pay on our common stock, issuance of additional debt, incurrence of liens and capital expenditures, and a requirement that we make mandatory principal prepayments in the manner set forth in the credit agreement on the revolving line of credit loans and the term loans outstanding with 50% of the aggregate net cash proceeds from any equity offering if our total leverage ratio, as defined in the credit agreement, exceeds 3.00 to 1.00. We were in compliance with all covenants under the existing senior secured credit facility at September 30, 2005.

        The principal amount of any outstanding revolving credit loans are due and payable in full on the fifth anniversary of the closing date of the IDT merger. We are required to repay the aggregate outstanding principal amount of the term loan in consecutive quarterly installments on the last business day of each December, March, June and September, the first of which was paid on December 31, 2003. From December 31, 2003 through September 30, 2009, each such principal payment is $590,000. Beginning with the payment on December 31, 2009 through September 30, 2010, each principal payment is approximately $55.5 million.

        As of September 30, 2005 and March 31, 2005, we had $146.3 million and $167.5 million of term loans outstanding under the existing senior secured credit facility. As of September 30, 2005, we had $139.9 million available under our revolving line of credit. The weighted average interest rate on our term loan was 5.62% as of September 30, 2005 (4.4% as of March 31, 2005), excluding the impact of the amortization of debt issuance costs. There were no borrowings under our revolving line of credit as of September 30, 2005 and March 31, 2005.

        From time to time, we enter into standby letter-of-credit and bank guarantee agreements with financial institutions and customers, primarily relating to the guarantee of our future performance on certain contracts to provide products and services and to secure advance payments we have received from our customers. As of September 30, 2005, $36.3 million was contingently payable under letters of credit and bank guarantees. Approximately $0.9 million and $0.3 million in letters of credit and bank guarantees as of September 30, 2005 were issued outside our of existing credit facility and by a bank agreement for our U.K. subsidiary, respectively, and are not considered when determining the availability under our revolving line of credit.

        Simultaneously with the closing of our acquisition of ESSI, we will enter into an amended and restated senior secured credit facility for up to an aggregate amount of $700.0 million, replacing our existing senior secured credit facility. The amended and restated senior secured credit facility will consist of (i) a seven-year term loan facility in an aggregate principal amount equal to $300.0 million, with principal repayable in quarterly installments at a rate of 1.00% per year and the balance to be repaid in equal quarterly installments beginning six years following the completion of the acquisition, and (ii) a six-year revolving credit facility in an aggregate principal amount of $400.0 million (of which approximately $223.2 million shall be drawn down on the closing date of the acquisition), to be repaid in full on the sixth anniversary of the closing date of the facility. Borrowings under the amended and restated senior secured credit facility will bear interest, at our option, at either the base rate (the higher of the prime rate announced by the commercial bank to be selected by the administrative agent to the facility or the federal funds effective rate plus 0.50%), plus an applicable margin, or at the rate at which Eurodollar deposits for one, two, three or six months are offered in the interbank Eurodollar market, which is referred to as the Eurodollar Rate, plus an applicable margin.

        We have a mortgage note payable that is secured by a lien on our facility located in Palm Bay, Florida, and bears interest at a rate equal to the one-month LIBOR plus 1.65%. During the third quarter of fiscal 2005, we terminated an interest rate swap relating to the mortgage that qualified for hedge accounting. The balance of the mortgage as of September 30, 2005 and March 31, 2005 was $2.9 million and $3.0 million, respectively. Monthly payments of principal and interest totaling approximately $34 thousand will continue through December 1, 2016. The net book value of the Palm Bay facility and land is approximately $2.7 million at March 31, 2005.

        On October 15, 2002, we issued an $8.0 million promissory note, bearing interest at 6% per annum, related to the Nytech acquisition. On October 14, 2003, we made a $5.0 million principal payment, along with a $0.5 million payment for accrued interest. On October 12, 2004, we paid the remaining $3.0 million principal and related accrued interest of $0.2 million.

        During fiscal 2005, we had two interest rate swap agreements, each in the amount of $25.0 million, with Wachovia Bank, National Association and Bank of America Corporation (the Banks), both of which had expiration dates of September 30, 2008. The swap agreements effectively converted the variable interest rate on a total of $50.0 million of our term loan to a fixed interest rate. Under the terms of these swap agreements, we paid or received the difference between the variable interest rate payable by the Banks and the fixed 2.59% interest rate payable by us. These swap agreements were accounted for as cash flow hedges, and as such, changes in the fair values of the swap agreements were recorded as adjustments to accumulated other comprehensive earnings. On January 18, 2005, we terminated the two swap agreements. As a result of the termination, we received $1.8 million in cash and recorded an unrealized gain in other comprehensive income, net of taxes, which will be credited to interest expense over the remaining life of our term loan.

        At March 31, 2005, the aggregate maturities of long-term debt for fiscal 2006, 2007, 2008, 2009 and 2010 were $2.7 million, $2.5 million, $2.6 million, $2.6 million and $112.3 million per year, respectively, and $607.6 million thereafter.

        On May 13, 2005, the Board of Directors declared a $0.03 per common share cash dividend, which was paid on June 30, 2005 to stockholders of record as of June 15, 2005. On August 4, 2005, the Board of Directors declared a $0.03 per common share cash dividend, which was paid on September 30, 2005 to stockholders of record as of September 15, 2005. Cash dividends paid in the first and second quarters of fiscal 2006 were $0.8 million and $0.8 million, respectively. On November 3, 2005, the Board of Directors declared a $0.03 per common share cash dividend, payable on December 30, 2005 to stockholders of record as of December 15, 2005.

Free cash flow

        Free cash flow represents net cash flow from operations less capital expenditures. Free cash flow for the six-months ended September 30, 2005 was $18.7 million or $16.3 million less than the $35.0 million of free cash flow in the corresponding period in the prior year. Free cash flow for the fiscal year ended March 31, 2005 was $101.7 million, as compared with $80.3 million for fiscal 2004. Free cash flow for the fiscal year ended March 31, 2004 was $80.3 million, compared with $30.5 million for fiscal 2003. See "Use of Non-GAAP Financial Measures" below for additional discussion and information.

EBITDA

        Earnings from continuing operations before net interest and related expenses (primarily the amortization of debt issuance costs), income taxes, depreciation and amortization (EBITDA) for the six months ended September 30, 2005 was $93.2 million, or $11.3 million greater than the $81.9 million of EBITDA in the corresponding period in the prior year. EBITDA for the fiscal year ended March 31, 2005 was $181.2 million, compared with $129.3 million for fiscal 2004. EBITDA for the fiscal year ended March 31, 2004 was $129.3 million, an increase of approximately $47.4 million over fiscal 2003. See "Use of Non-GAAP Financial Measures" below for additional discussion and information.

Off-Balance Sheet Financing Arrangements

        We have not entered into any off-balance sheet financing arrangements.

Contractual Obligations

        Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness, future minimum operating lease obligations, acquisition earn-outs and purchase obligations as set forth in the table below. The table below does not give effect to the offering of the Notes or our acquisition of ESSI and the related transactions:

		September 30, 2005
		Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	(dollars in thousands)
Long-Term Debt	$699,224	$2,600	$5,136	$139,685	$551,803
Operating Lease Commitments	97,040	23,132	32,091	22,049	19,768
Acquisition Earn-out(A)	42,551	7,807	28,511	6,233
Purchase Obligations(B)	46,523	26,540	19,983	—	—

Total Contractual Obligations	$885,338	$60,079	$85,721	$167,967	$571,571

  (A)
  Represents contingent purchase price payments or "earn-outs" for certain of our acquisitions that are contingent upon the receipt of post-acquisition revenues or orders at those acquired businesses. Any amount that we pay for the earn-outs will be reported as cash paid for acquisition of business within investing activities on the Consolidated Statement of Cash Flows and will be recorded as an increase to goodwill for the acquisition. The last earn-out period expires on December 31, 2009.

  (B)
  Includes amounts under legally enforceable agreements for goods and services with defined terms as to quantity, price and timing of delivery. Excludes purchase orders for products and services under firm government contracts for which we have full recourse under normal contract termination clauses.

        Under the terms of the acquisition agreement between us and ESSI, we are obligated to pay, under certain circumstances, $20.0 million in liquidated damages to ESSI in the event that the acquisition is terminated due to our failure to obtain financing.

        We enter into standby letter-of-credit agreements and bank guarantees with financial institutions and customers primarily relating to the guarantee of our future performance on certain contracts to provide products and services and to secure advance payments we have received from certain international customers. At September 30, 2005, we had contingent liabilities on outstanding letters of credit and bank guarantees as follows:

	Contingent Payments Due by Period
	Total	Within 1 Year	1-3 Years	After 3 Years
	(in thousands)
Standby letters of credit	$35,962	$29,289	$6,673	$—
Bank guarantees	$384	$341	$43	$—

Backlog

        Funded backlog represents products or services that our customers have committed by contract to purchase from us. Due to the general nature of defense procurement and contracting, the operating cycle for our military business typically has been long term. Military backlog currently consists of various production and engineering development contracts with varying delivery schedules and project timetables. Our backlog also includes a significant amount of commercial off-the-shelf (COTS)-based systems for the military, which have shorter delivery times. Accordingly, revenues for a particular period, or year-to-year comparisons of reported revenues and related backlog positions, may not be indicative of future results.

        Our backlog at September 30, 2005 and 2004 was $1.7 billion and $1.29 billion, respectively. Backlog at March 31, 2005 was $1.3 billion, as compared with $1.2 billion at March 31, 2004. We booked $1.1 billion and $1.4 billion in new orders for the six-month period ended September 30, 2005 and in fiscal 2005, respectively. The increase in backlog in fiscal 2005 was due to the net effect of bookings and $24.0 million of acquired backlog obtained through our fiscal 2005 acquisition of NVEC. Approximately 77% of backlog as of March 31, 2005 is expected to result in revenues during fiscal 2006.

Internal Research and Development

        In addition to customer-sponsored research and development, we also engage in internal research and development. These expenditures reflect our continued investment in new technology and diversification of our products. Expenditures for internal research and development for the six-month periods ended September 30, 2005 and 2004 was $20.7 million and $16.9 million, respectively. Expenditures for internal research and development in fiscal 2005, 2004 and 2003 were $38.9 million, $27.4 million and $14.4 million, respectively.

Use of Non-GAAP Financial Measures

        Certain disclosures in this document include "non-GAAP (Generally Accepted Accounting Principles) financial measures." A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our Consolidated Balance Sheets, Statements of Earnings or Statements of Cash Flows. The components of EBITDA and a reconciliation of EBITDA and "free cash flow" with the most directly comparable GAAP measure follows:

	Year Ended March 31,					Six Months Ended September 30,
	2005	2004	2003	2002	2001	2005	2004
	(Dollars in thousands)
Earnings from continuing operations before extraordinary item	$58,126	$43,542	$30,171	$20,331	$11,978	$32,972	$24,974
Income taxes	44,842	33,789	25,701	18,030	12,976	18,713	18,554
Interest income	(2,460)	(754)	(1,179)	(1,144)	(202)	(3,945)	(298)
Interest and related expenses	39,750	24,259	10,589	10,954	11,461	24,501	18,000
Depreciation and amortization	40,968	28,436	16,614	13,789	16,125	20,941	20,647

EBITDA(A)	181,226	129,272	81,896	61,960	52,338	93,182	81,877
Income taxes	(44,842)	(33,789)	(25,701)	(18,030)	(12,976)	(18,713)	(18,554)
Interest income	2,460	754	1,179	1,144	202	3,945	298
Interest and related expenses	(39,750)	(24,259)	(10,589)	(10,954)	(11,461)	(24,501)	(18,000)
Deferred income taxes	24,660	(5,558)	203	(4,195)	(287)	(498)	(382)
Changes in assets and liabilities, net of effects from business combinations and divestitures	4,708	32,743	585	(2,723)	1,944	(22,140)	(770)
Other, net	7,721	5,554	4,435	647	4,510	3,714	4,106

Net cash provided by operating activities of continuing operations	136,183	104,717	52,008	27,849	34,270	34,989	48,575
Capital expenditures	(34,521)	(24,444)	(21,526)	(13,583)	(16,185)	(16,254)	(13,580)

Free cash flow(B)	$101,662	$80,273	$30,482	$14,266	$18,085	$18,735	$34,995

(A)
We define EBITDA as net earnings from continuing operations before extraordinary item and before net interest and related expenses (principally amortization and write-off of debt issuance costs), income taxes, depreciation and amortization. The table above presents the components of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities of continuing operations. EBITDA is presented as additional information because we believe it to be a useful indicator of our debt capacity and our ability to service our debt. EBITDA is not a substitute for operating income, net earnings or cash flows from operating activities of continuing operations, as determined in accordance with GAAP. EBITDA is not a complete net cash flow measure because EBITDA is a measure of liquidity that does not reflect cash flows from discontinued operations, and does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, business acquisitions, and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA also is not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes, and it also does not include the results of operations of discontinued operations. EBITDA, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define EBITDA in the same manner.

(B)
Free cash flow is defined as net cash provided by operating activities of continuing operations less capital expenditures. We disclose free cash flow because we believe that it is useful in evaluating our financial performance and measuring cash flows generated that are available for investing and financing activities. We believe that the most directly comparable GAAP financial measure to free cash flow is net cash provided by operating activities of continuing operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt, investing cash to acquire businesses and making other strategic investments, and it does not reflect cash flows of discontinued operations. Thus, key assumptions underlying free cash flow are that we will be able to refinance its existing debt when it matures with new debt and that we will be able to finance any new acquisitions it makes by raising new debt or equity capital. We also use free cash flow as a performance measure as a component of our management incentive compensation program. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

Quantitative and Qualitative Disclosures About Market Risk

        Market Risk.    In the normal course of business, we are exposed to market risks relating to fluctuations in interest rates and foreign currency exchange risk.

        Interest Rate Risk.    Simultaneously with the closing of the merger with IDT on November 4, 2003, we entered into a second amended and restated senior secured credit facility (existing senior secured credit facility) for up to an aggregate amount of $411.0 million, replacing our previously existing senior secured credit facility. The existing senior secured credit facility consists of a $175.0 million senior secured revolving line of credit and a $236.0 million senior secured term loan. On February 6, 2004, we amended (the First Amendment) our existing senior secured credit facility reducing the interest rate thereunder with respect to the term loans to LIBOR plus 1.75%. There were no borrowings under our revolving line of credit. Borrowings under the existing senior secured credit facility bear interest at variable rates. A 1% increase/decrease in the weighted average prevailing interest rates on our variable rate debt outstanding as of March 31, 2005 would result in an increase/decrease in annual interest expense of approximately $1.7 million. The fair value of the our borrowings under the existing senior secured credit facility approximates their carrying values. Also in connection with the IDT acquisition, on October 30, 2003 we issued $350.0 million of 6 7/8% Senior Subordinated Notes, due November 1, 2013. On December 23, 2004, we issued an additional $200.0 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2013. The notes were offered as additional debt securities under the indenture with identical terms as the existing 6 7/8% Senior Subordinated Notes. The interest rates on the 6 7/8% Senior Subordinated Notes are fixed.

        The market based fair value of the 6 7/8% Senior Subordinated Notes approximated $550.0 million at March 31, 2005.

        Foreign Currency Exchange Risk.    We operate and conduct business in foreign countries and, as a result, are exposed to movements in foreign currency exchange rates. More specifically, our net equity is impacted by the conversion of the net assets of foreign subsidiaries for which the functional currency is not the U.S. dollar for U.S. reporting purposes. Our exposure to foreign currency exchange risk related to our foreign operations is not material to our results of operations, cash flows or financial position. We, at present, do not hedge this risk, but continue to evaluate such foreign currency translation risk exposure.

        At March 31, 2005, we had no open derivative contracts and does not have an active program to use derivatives to manage market, interest or foreign currency risks.

        There have been no significant changes since March 31, 2005.

Recently Issued Accounting Pronouncements

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS No. 123R), which replaces SFAS No. 123 and supercedes APB Opinion No. 25. SFAS No. 123R addresses the accounting for transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options and restricted stock grants and units, to be recognized as a compensation cost based on their fair values. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, we must determine the appropriate fair-value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. We are evaluating the requirements of SFAS No. 123R and we expect that the adoption of SFAS No. 123R will have a material impact on our consolidated results of operations and earnings per share. We have not yet determined the method of adoption or the effect of adopting SFAS No. 123R.

        On April 15, 2005, the SEC issued Release No. 33-8568, Amendment to Rule 4-01a of regulation S-X regarding the compliance date for SFAS No. 123R. The SEC Release amends the effective date for compliance with SFAS No. 123R to the beginning of the first fiscal year following June 15, 2005, which is the fiscal year beginning on April 1, 2006 for DRS. On March 29, 2005, the SEC issued Staff Accounting Bulletin (SAB) No. 107, "Share-Based Payment" (SAB 107). SAB 107 provides guidance to assist registrants in the initial implementation of SFAS No. 123R. SAB 107 includes, but is not limited to, interpretive guidance related to share-based payment transactions with nonemployees, valuation methods and underlying expected volatility and expected term assumptions, the classification of compensation expenses and accounting for the income tax effects of share-based arrangements upon adopting the SFAS No. 123R. We are currently assessing the guidance provided in SAB 107 in connection with our implementation of SFAS No. 123R.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." SFAS No. 151 clarifies that abnormal inventory costs, such as costs of idle facilities, excess freight and handling costs, and wasted materials (spoilage), are required to be recognized as current period charges. Additionally, SFAS No. 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facility. The provisions of SFAS No. 151 are effective for the fiscal year beginning April 1, 2006. We currently are evaluating the provisions of SFAS No. 151 and do not expect that the adoption will have a material impact on our consolidated financial position or results of operations.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions" (SFAS No. 153). SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005 and is required to be adopted by us in the quarter beginning on July 1, 2005. We adopted SFAS No. 153 beginning July 1, 2005, and such adoption had no impact on our consolidated results of operations and financial condition.

        The U.S. enacted the American Jobs Creation Act of 2004 (the American Jobs Creation Act) in October 2004 which contains many provisions affecting corporate taxation. The American Jobs Creation Act phases out the extraterritorial income (ETI) exclusion benefit for export sales and phases in a new tax deduction for income from qualified domestic production activities (QPA) over a transition period beginning in 2005. In December 2004, the FASB issued FASB Staff Position 109-1 (FSP 109-1), which provides guidance that the QPA deduction should be treated as a special income tax deduction in the period earned and not as a tax-rate reduction. As such, QPA has no impact on our deferred tax assets or liabilities existing as of the enactment date. We will recognize a reduction in its provision for income taxes for the QPA deduction in the period(s) in which we are eligible for the deduction. We have completed our preliminary evaluation of the net impact of the American Jobs Creation Act, and have determined that the benefit from the phase-in of the QPA deduction will slightly exceed the lost benefit from the phase-out of the ETI exclusion. We also determined that the other provisions included in the American Jobs Creation Act will not have a significant impact on our financial position, results of operations or cash flows.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3," This Statement replaces APB Opinion No. 20, "Accounting Changes," and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition through a cumulative adjustment within net income of the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the specific transition provisions of any existing or future accounting pronouncements. We do not believe the adoption of SFAS 154 will have a material effect on our consolidated financial position and results of operations.

SELECTED HISTORICAL FINANCIAL DATA OF ESSI

        In the following table, we provide you with ESSI's selected historical consolidated financial and operating data as of and for the periods indicated. The statement of earnings data and per share data for the years ended October 31, 2003, 2004 and 2005 and the historical selected financial position data as of October 31, 2004 and 2005 presented below are derived from ESSI's audited consolidated financial statements incorporated by reference in this prospectus supplement. The historical statement of earnings data and per share data for the fiscal years ended October 31, 2001 and 2002 and the historical selected financial position data as of October 31, 2001, 2002 and 2003 presented below are derived from ESSI's audited consolidated financial statements, which are not included or incorporated by reference in this prospectus supplement.

        When you read this selected historical financial data, it is important that you also read along with it ESSI's historical consolidated financial statements and related notes incorporated by reference in this prospectus supplement, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations of ESSI."

	Years Ended October 31,
	2001	2002	2003	2004	2005
	(dollars in thousands, except per share data)
Statement of Earnings Data:
Net revenues	$365,198	$407,945	$572,701	$883,630	$1,018,373
Operating income from continuing operations	35,853	48,599	72,616	123,296	141,422
Net income from continuing operations	18,269	27,666	43,283	75,909	87,249
Discontinued operations	307	(4,133)	125	—	(2,073)
Net income	18,576	23,533	443,408	75,909	85,176
Selected Earnings from Continuing Operations Per Share Data:
Basic	$0.58	$0.79	$1.19	$1.95	$2.11
Diluted	0.53	0.76	1.12	1.82	2.02
Cash dividends declared per share	0.01	0.01	0.02	0.02	0.03
	As of October 31,
	2001	2002	2003	2004	2005
	(in thousands)
Selected Financial Position Data:
Total assets	$240,435	$290,147	$421,446	$511,134	$702,157
Total debt	63,738	55,000	73,190	1,121	47,139
Shareholders' equity	109,392	134,857	197,167	336,956	473,309
Funded backlog	291,745	350,063	533,439	588,061	689,796
Total backlog	973,552	1,218,706	1,456,174	1,437,218	2,176,923

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ESSI

        The following discussion contains management's discussion and analysis of financial condition and results of operations for Engineered Support Systems, Inc. and should be read in conjunction with the consolidated financial statements of ESSI and the related notes incorporated by reference in this prospectus supplement.

Overview

        ESSI is a holding company for 14 wholly-owned subsidiaries. These subsidiaries are organized within ESSI's two business segments: Support Systems and Support Services. The Support Systems segment designs, engineers and manufactures integrated military electronics and other military support equipment primarily for the DoD, as well as related heat transfer and air handling equipment for domestic commercial and industrial users, and material handling equipment primarily for the U.S. Postal Service. The Support Services segment provides engineering services, logistics and training services, advanced technology services, asset protection systems and services, telecommunication systems integration and information technology services primarily for the DoD. Substantially all revenues within these two segments are derived directly or indirectly from contracts with the DoD and certain foreign militaries.

        Engineered Air Systems, Inc. (Engineered Air) was incorporated under the laws of the State of Missouri in December 1981 and acquired the assets of the Defense Systems Division of Allis-Chalmers Corporation in March 1982. ESSI was incorporated under the laws of the State of Missouri in December 1983, and exchanged all of its outstanding common stock for two-thirds of the common stock of Engineered Air held by ESSI's founders. ESSI purchased the remaining one-third of the common stock of Engineered Air in January 1984. ESSI effected its initial public offering in August 1985. In March 1993, ESSI purchased all of the outstanding stock of Associated Products, Inc. (subsequently changed to Engineered Specialty Plastics, Inc. (ESP)). Effective February 1998, Engineered Coil Company acquired substantially all of the net assets of Nuclear Cooling, Inc., d/b/a Marlo Coil (Marlo Coil). In June 1998, ESSI acquired all of the outstanding common stock of Keco Industries, Inc. (Keco). In February 1999, Engineered Electric Company acquired substantially all of the net assets of the Fermont Division of Dynamics Corporation of America, d/b/a Fermont (Fermont). In September 1999, ESSI acquired all of the outstanding common stock of Systems & Electronics Inc. (SEI). In May 2002, ESSI acquired all the outstanding common stock of Radian, Inc. (Radian). In June 2002, ESSI acquired all the outstanding stock of Universal Power Systems, Inc. (UPSI). In May 2003, ESSI acquired all of the outstanding stock of Technical and Management Services Corporation (TAMSCO). In September 2003, ESSI acquired all of the outstanding stock of Engineered Environments, Inc. (EEi). In December 2003, ESSI acquired all of the outstanding stock of Pivotal Power Inc. (Pivotal Power). In January 2005, ESSI acquired all of the outstanding stock of Prospective Computer Analysts Incorporated (PCA). In February 2005, ESSI acquired all of the outstanding membership interests of Spacelink International, LLC (Spacelink). In May 2005, ESSI acquired all of the outstanding equity of Mobilized Systems, Inc. (MSI).

Recent Acquisitions

        Over the past three years, ESSI's net revenues and net income have increased substantially as a result of both internal growth and several significant acquisitions.

        During 2005, ESSI acquired three companies operating in the defense industry. Effective May 1, 2005, ESSI acquired all of the outstanding stock of Mobilized Systems, which designs, manufacturers and tests highly specialized trailers, shelters and environmental control systems, primarily for the defense industry. The purchase price was $17.5 million, net of cash acquired. Of the purchase price,

$16.7 million has been paid as of October 31, 2005. The remaining $0.8 million of consideration is in the form of long-term promissory notes payable to the sellers. The purchase price was financed with short-term borrowings under ESSI's revolving credit facility. The fair value of assets acquired, including goodwill of $12.7 million and customer-related intangibles of $3.2 million, was $19.1 million and liabilities assumed totaled $1.6 million. Mobilized Systems is included within ESSI's Support Systems business segment.

        Effective February 1, 2005, ESSI acquired all of the outstanding stock of Spacelink, which designs, integrates, operates and maintains deployed satellite and wireless networks for the DoD, the U.S. intelligence community and other forward deployed federal agencies and multinational organizations worldwide. The purchase price, including transaction costs, was $154.6 million, which included common stock of ESSI with a value of $13.2 million. The cash consideration was financed with short-term borrowings under ESSI's revolving credit facility. The purchase price was net of $2.2 million of cash acquired. The purchase price is also subject to a working capital adjustment of approximately $2.9 million, tax adjustments pursuant to Section 338(h)(10) of the Internal Revenue Code of approximately $2.3 million and certain contingent cash consideration based upon Spacelink's earnings before interest, taxes, depreciation and amortization, as defined, for each of the twelve month periods ending January 31, 2006 and 2007. The fair value of assets acquired, including goodwill of $128.0 million and acquired customer-related intangibles of $13.8 million, was $165.7 million and liabilities assumed totaled $11.1 million. Spacelink is included within ESSI's Support Services business segment.

        On January 7, 2005, ESSI acquired all of the outstanding stock of PCA, which develops and manufactures electronic test and measurement equipment provided for electronic warfare and avionics systems primarily to military customers. The purchase price was $37.6 million and is subject to a working capital adjustment. The purchase price was financed with ESSI's existing cash balances. The fair value of assets acquired, including goodwill of $24.1 million and acquired customer-related intangibles of $6.4 million, was $38.1 million and liabilities assumed totaled $0.5 million. PCA is included within ESSI's Support Systems business segment.

        During 2004, ESSI acquired one company operating in the defense industry. Effective December 5, 2003, ESSI acquired all of the outstanding stock of Pivotal Power, a supplier of high performance static power conversion equipment primarily to military customers, for approximately $10.1 million, net of cash acquired. The fair value of assets acquired, including goodwill of $4.8 million and acquired customer-related intangibles of $1.2 million, was $11.6 million and liabilities assumed totaled $1.5 million. The purchase price was financed with short-term borrowings under ESSI's revolving credit facility. Pivotal Power is included within ESSI's Support Systems business segment.

        During 2003, ESSI acquired two companies operating in the defense industry. Effective May 1, 2003, ESSI acquired all the capital stock of TAMSCO, a provider of information technology logistics and digitization services, and a designer and integrator of telecommunications systems primarily for the DoD, for approximately $71.1 million in cash plus the payoff of $14.9 million of TAMSCO indebtedness. The fair value of assets acquired, including goodwill of $35.9 million and acquired customer-related intangibles of $29.9 million, was $103.9 million and liabilities assumed totaled $32.8 million. The purchase price was financed with short-term borrowings under ESSI's revolving credit facility. TAMSCO is included in ESSI's Support Services business segment.

        Effective September 24, 2003, ESSI acquired all of the capital stock of Engineered Environments, Inc. (EEi), a designer and manufacturer of specialized environmental control units and heat transfer systems for defense and industrial markets. The purchase of EEi, net of cash acquired, totaled $16.7 million, which represents the $15.6 million purchase price plus assumed indebtedness of $1.1 million. The fair value of assets acquired, including goodwill of $11.6 million and acquired customer-related intangibles of $2.9 million, was $19.9 million and liabilities assumed totaled

$4.3 million. The purchase price was financed with short-term borrowings under ESSI's revolving credit facility. EEi is included in ESSI's Support Systems business segment.

Critical Accounting Policies

        Revenue Recognition.    ESSI's revenues on long-term contracts, substantially all of which are directly or indirectly with the U.S. Government, are recognized under the percentage of completion method and include a proportion of the earnings that are expected to be realized on the contract in the ratio that production measures, primarily labor, incurred bear to the total estimated production measures for the contract. Earnings expectations are based upon estimates of contract values and costs at completion. Contracts in process are reviewed on a periodic basis. Adjustments to revenues and earnings are made in the current accounting period based upon revisions in contract values and estimated costs at completion. Amounts representing contract change orders, claims and other items are included in revenues, as recognized under the percentage of completion method, only when these amounts can be reliably estimated and realization is probable. Provisions for estimated losses on contracts are recorded when identified. Substantially all other revenues are recognized when title passes to the customer. Actual results could differ from ESSI's estimates and assumptions.

        Retirement Obligations.    The determination of ESSI's obligation and expense for pension and other postretirement benefits is dependent on certain assumptions developed by ESSI and used by actuaries in calculating such amounts. Assumptions include, among others, the discount rate and the expected long-term rate of return on plan assets. Actual results that differ from assumptions made are accumulated and amortized over future periods and, therefore, generally affect ESSI's recognized expense and recorded obligation in such future periods. Significant differences in actual experience or significant changes in assumptions may materially affect pension and other postretirement obligations.

        Goodwill and Other Long-Lived Assets.    ESSI's management annually reviews goodwill and other long-lived assets with indefinite useful lives for impairment or whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If ESSI determines that the carrying value of the long-lived asset may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Fair value is measured based on a discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in ESSI's current business model. The estimates of cash flows and discount rate are subject to change due to the economic environment, including such factors as interest rates, expected market returns and volatility of markets served. ESSI's management believes that the estimates of future cash flows and fair value are reasonable; however, changes in estimates could result in an impairment charge. Intangible assets with estimated useful lives are amortized over these lives and reviewed for impairment on a periodic basis.

Results of Continuing Operations

        The following discussion is with regard to ESSI's results of continuing operations. The discontinued operations of ESSI's Engineered Specialty Plastics, Inc. (ESP) subsidiary are discussed later. The following table provides a comparative margin analysis for continuing operations for the years ended October 31, 2005, 2004 and 2003.

	Year Ended October 31,
	2005	2004	2003
Net revenues	100.0%	100.0%	100.0%
Cost of revenues	75.9	74.8	75.9

Gross profit	24.1	25.2	24.1
Selling, general and administrative expense	10.2	11.1	11.1
Restructuring expense	—	—	0.3
Loss on sale of assets	—	0.1	—

Income from operations	13.9	14.0	12.7
Interest expense, net	0.2	0.1	0.3

Income before income taxes	13.7	13.9	12.4
Income tax provision	5.1	5.3	4.8

Net income	8.6%	8.6%	7.6%

Fiscal Year Ended October 31, 2005, Compared with the Fiscal Year Ended October 31, 2004

        Consolidated net revenues increased $134.8 million, or 15.2%, in 2005 to $1,018.4 million from $883.6 million in 2004. $85.1 million of this increase was generated by ESSI's most recently acquired subsidiaries (PCA, Spacelink and Mobilized Systems) since their respective acquisition dates in 2005. The remaining $49.7 million increase from existing operations included additional revenues from refurbishment of M1000 Heavy Equipment Transporters ($29.7 million increase), the manufacture and installation of vehicle add-on armor kits ($47.6 million increase), and additional telecommunications support programs ($75.4 million increase). These revenue increases were partially offset by reduced work on the 60-K Tunner Aircraft Cargo Loader (Tunner), as the production phase of this long-term program ended in the second quarter of 2005 ($36.5 million decrease), reduced deliveries of Manportable Surveillance and Target Acquisition Radars (MSTAR) for which a large military base perimeter security subcontract with Northrop Grumman was completed in the fourth quarter of 2004 ($57.3 million decrease) and the impact of temporary production delays on the Deployable Power Generation and Distribution System (DPGDS), which had been encountering performance issues on the primary power unit component of the program during 2005 ($41.0 million decrease). After the successful completion of intensive reliability testing on the primary power unit component of the DPGDS program, the DPGDS program was returned to full rate production status in the fourth quarter of 2005. Gross profit for 2005 increased $22.3 million, or 10.0%, to $245.0 million (24.1% of consolidated net revenues) from $222.7 million (25.2% of consolidated net revenues) in 2004. Revenue growth was primarily responsible for the increase in consolidated gross profit in 2005. However, slightly reduced gross margins for 2005 reflect a shift in overall business mix towards a greater amount of Support Services segment revenues, as well as the impact of temporary production delays and increased estimated costs resulting from performance issues with the primary power unit component of the DPGDS program. Selling, general and administrative expense increased $5.6 million, or 5.7%, in 2005 to $103.6 million (10.2% of consolidated net revenues) from $98.0 million (11.1% of consolidated net revenues) in 2004. Incremental selling, general and administrative expense for PCA, Spacelink and Mobilized Systems accounted for $9.0 million of the increase. It should be noted that selling, general and administrative expense in 2004 included a $5.0 million severance charge ($4.2 million of which represented a non-cash charge) in connection with the resignation of a former executive officer. Selling, general and administrative expense also included amortization expense related to acquired customer-related intangibles of $9.8 million and $6.7 million in 2005 and 2004, respectively. During 2004, ESSI completed the sales of its Sanford, Florida and Blue Ash, Ohio facilities, which had been vacated in conjunction with facility rationalization initiatives. Primarily as a result of these disposals, ESSI incurred a $1.3 million loss on sale of assets in 2004. As a result of the above, operating income from continuing operations increased by $18.1 million, or 14.7%, in 2005 to $141.4 million from $123.3 million in 2004.

        Net interest expense totaled $1.8 million and $0.9 million in 2005 and 2004, respectively. This increase was a result of higher borrowing levels in 2005 resulting, in large part, from a combined $190.5 million of cash consideration paid in connection with the 2005 acquisitions. The effective income tax rate was 37.5% for 2005 compared to 38.0% in 2004. This reduction was primarily due to ESSI's state income tax reduction initiatives. As a result of the foregoing, net income from continuing operations increased by 14.9% to $87.2 million (8.6% of consolidated net revenues) in 2005 compared to $75.9 million (8.6% of consolidated net revenues) in 2004.

        In the second quarter of 2003, ESSI completed the sale of ESP, a wholly-owned subsidiary, to a private equity group (Buyer). The Buyer subsequently alleged that ESSI breached certain representations made under the related Stock Purchase Agreement (the ESP Agreement) and sought a claim for associated damages under the binding arbitration provisions of the ESP Agreement. During the second quarter of 2005, ESSI and the Buyer reached a settlement on this claim, which included modification of ESSI's $3.2 million note receivable from the Buyer to provide for suspension of interest charges and payments through July 31, 2006, extension of the note's repayment term to a balloon payment due in April 2009, and the release of the underlying real estate collateral securing the note. Because of this settlement, ESSI recorded a charge for the impairment of the note during the second quarter of 2005 equal to $1.7 million, or $1.1 million net of income tax. In the fourth quarter of 2005, ESSI was informed that the Buyer was insolvent. As a result, ESSI recorded an additional non-cash charge totaling $1.6 million, or $1.0 million net of income tax, for the impairment of the remainder of the note in the fourth quarter of 2005. These charges are included within the discontinued operations section of ESSI's Consolidated Statements of Income for 2005.

Fiscal Year Ended October 31, 2004, Compared with the Fiscal Year Ended October 31, 2003

        Consolidated net revenues increased $310.9 million, or 54.3%, in 2004 to $883.6 million from $572.7 million in 2003. $181.3 million of this increase represents an increase in net revenues contributed by TAMSCO, EEi and Pivotal Power, since their respective acquisition dates in 2003 and 2004. Of the $129.6 million of net revenue growth from all other operating subsidiaries, ESSI's programs for MSTAR, Field Deployable Environmental Control Units (FDECU), DPGDS and vehicle add-on armor kits provided the most significant revenue gains. Gross profit for 2004 increased $84.6 million, or 61.3%, to $222.7 million (25.2% of consolidated net revenues) from $138.1 million (24.1% of consolidated net revenues) in 2003. $23.1 million of this increase represents an increase in gross profit contributed by TAMSCO, EEi and Pivotal Power, which had gross profit for either a portion or none of 2003. Of the $61.5 million of gross profit growth from all other operating subsidiaries, ESSI's programs for MSTAR, FDECU, DPGDS and vehicle add-on armor kits provided the most significant increases. In addition, MSTAR, FDECU and DPGDS have significantly higher margins than most of ESSI's programs, which contributed to a more favorable product mix and a higher overall gross margin in 2004. Selling, general and administrative expense increased $34.2 million, or 53.6%, in 2004 to $98.0 million (or 11.1% of consolidated net revenues) from $63.8 million (11.1% of consolidated net revenues) in 2003. $21.2 million of this increase was due to an increase in selling, general and administrative expenses from TAMSCO, EEi and Pivotal Power. In addition, ESSI incurred a $5.0 million severance charge ($4.2 million of which represented a non-cash charge) in connection with the resignation of a former executive officer of ESSI. Selling, general and administrative expense also included amortization expense related to acquired customer-related intangibles of $6.7 million and $2.8 million in 2004 and 2003, respectively. Under its facility rationalization plan, ESSI incurred restructuring expense of $0.1 million and $1.8 million, respectively, in 2004 and 2003 related to the write-down of fixed assets at the affected facilities and to accrue for expected employee benefits costs. During 2004, ESSI completed the sales of its Sanford, Florida and Blue Ash, Ohio facilities, which had been vacated in conjunction with facility rationalization initiatives. Primarily as a result of these disposals, ESSI incurred a $1.3 million loss on sale of assets in 2004 compared to a $0.1 million gain on sale of assets in 2003. As a result of the above, operating income from continuing operations increased by $50.7 million, or 69.8%, in 2004 to $123.3 million from $72.6 million in 2003.

        Net interest expense decreased by $0.8 million to $0.9 million in 2004 compared to $1.7 million in 2003 primarily as a result of lower outstanding borrowings throughout 2004. As of October 31, 2004, ESSI had completely paid off borrowings against its revolving credit facility and had cash and cash equivalents of $33.2 million.

        ESSI's effective income tax rate was 38.0% and 39.0% for 2004 and 2003, respectively. The reduction in the effective income tax rate was primarily the result of ESSI's state income tax reduction initiatives. As a result of the foregoing, net income from continuing operations increased 75.4% to $75.9 million (8.6% of consolidated net revenues) in 2004 compared to $43.3 million (7.6% of consolidated net revenues) in 2003.

        During 2002, ESSI formally adopted a plan to dispose of ESP. ESP was sold to a private equity group in 2003. As a result, ESP's financial results were reclassified as a discontinued operation in the Consolidated Financial Statements. Income from discontinued operations totaled $0.3 million, net of income tax, in 2003 and ESSI recorded after-tax losses of $0.2 million in 2003 to reduce the carrying value of ESP's assets to their estimated net realizable values less estimated selling costs. See Note E to the Consolidated Financial Statements.

ESSI Business Segments within Continuing Operations

        ESSI operates in two business segments: Support Systems and Support Services. The Support Systems segment engineers and manufactures integrated military electronics and other military support equipment primarily for the DoD, as well as related air handling and heat transfer equipment for commercial and industrial users. Segment products include environmental control systems, power generation, distribution and conditioning systems, chemical and biological protection systems, petroleum and water distribution systems, load management and transport systems, airborne radar systems, reconnaissance, surveillance and target acquisition systems, avionics test equipment and other multipurpose military support equipment. The Support Services segment provides engineering, logistics and training services, advanced technology services, asset protection systems and services, telecommunication systems integration and information technology services primarily for the DoD. The Support Services segment also provides certain power generation and distribution equipment and vehicle armor installation to the DoD.

        The following table sets forth net revenues and income from operations, in millions, for the years ended October 31, 2005, 2004 and 2003 for each of ESSI's business segments:

	Year Ended October 31,
	2005		2004		2003
	(dollars in millions)
Net Revenues
Support Systems	$501.0	49.2%	$514.7	58.3%	$389.3	68.0%
Support Services	592.7	58.2	442.8	50.1	210.7	36.8
Intersegment Revenues	(75.3)	(7.4)	(73.9)	(8.4)	(27.3)	(4.8)

Total	$1,018.4	100.0%	$883.6	100.0%	$572.7	100.0%

Income From Operations
Support Systems	$87.5	61.9%	$93.0	75.4%	$54.2	74.7%
Support Services	53.9	38.1	30.3	24.6	18.4	25.3

Total	$141.4	100.0%	$123.3	100.0%	$72.6	100.0%

Fiscal Year Ended October 31, 2005, Compared with the Fiscal Year Ended October 31, 2004

Support Systems

        Net revenues in 2005 for the Support Systems segment totaled $501.0 million compared to $514.7 million (prior to the elimination of intersegment revenues in each year) in 2004, a 2.7% decrease. The results for 2005 reflect the inclusion of a combined $23.8 million in net revenues of PCA and Mobilized Systems since their respective acquisition dates in 2005. During 2005, the segment experienced a $36.5 million revenue reduction on the Tunner program and a $57.3 million revenue reduction on the MSTAR program. These decreases were offset by a $29.7 million increase from refurbishment of M1000 Heavy Equipment Transporters and by a $20.3 million increase in intersegment work performed for the Support Services segment, primarily related to the production of vehicle add-on armor kits. Gross profit for the segment decreased by $9.1 million, or 5.9%, in 2005 to $145.9 million (29.1% of segment revenues) from $155.0 million (30.1% of segment revenues) in 2004, including a combined $6.9 million gross profit contribution from the acquisitions of PCA and Mobilized Systems. Segment operating income for 2005 decreased to $87.5 million (17.5% of segment revenues) compared to $93.0 million (18.1% of segment revenues) in 2004 primarily as a result of reduction in gross profit.

Support Services

        Net revenues in 2005 for the Support Services segment increased to $592.7 million, an increase of $149.9 million, or 33.8%, compared to $442.8 million (prior to the elimination of intersegment revenues in each year) in 2004. The most significant year-over-year increases occurred in the telecommunications support area ($75.4 million increase) and vehicle add-on armor kit programs ($47.6 million increase). In addition, Spacelink added $61.3 million of incremental revenues since its acquisition date in 2005. Partially offsetting these increases were decreased revenues from the DPGDS program of $41.0 million as previously discussed. Gross profit for the segment increased by $31.4 million, or 46.4%, in 2005 to $99.1 million (16.7% of segment revenues) from $67.7 million (15.3% of segment revenues) in 2004 primarily as a result of increased revenues in 2005 including a $10.8 million gross profit contribution from the acquisition of Spacelink. Segment operating income for 2005 totaled $53.9 million (9.1% of segment revenues) compared to $30.3 million (6.8% of segment revenues) in 2004. The increase in segment revenues in 2005 provided significant gross profit contributions which allowed for improved absorption of fixed overhead costs, leading to the overall improved operating results for the Support

Services segment. However, segment profitability in 2005 was constrained by a decrease in DPGDS-related revenues in comparison to 2004 as noted above.

Fiscal Year Ended October 31, 2004, Compared with the Fiscal Year Ended October 31, 2003

Support Systems

        Net revenues for the Support Systems segment increased by $125.4 million, or 32.2%, to $514.7 million in 2004 from $389.3 million (prior to the elimination of intersegment revenues in each year) in 2003. The current year increase was partially attributable to the incremental net revenues of EEi and Pivotal Power of $11.5 million and $7.9 million, respectively, during 2004. Programs with the largest revenue gains during 2004 included the MSTAR, FDECU as well as intersegment work on the DPGDS and vehicle add-on armor kits being performed for the Support Services segment. Segment net revenues were partially offset by reduced work on the Tunner program as production work on that contract ended in mid-2005. Gross profit for the segment increased by $53.5 million, or 52.7%, to $155.0 million in 2004 (30.1% of segment revenues) from $101.5 million (26.1% of segment revenues) in 2003. The increase in gross profit was attributable to incremental gross profit from EEi and Pivotal Power of a combined $7.2 million coupled with higher profits on MSTAR, FDECU as well as intersegment work on the DPGDS and vehicle add-on armor kits due to increased revenues and production levels as noted above. In addition, MSTAR and FDECU have significantly higher margins than most of the segment's programs, which contributed to a more favorable product mix and higher gross margins in 2004. Income from operations for the segment increased by $38.8 million, or 72.0%, in 2004 to $93.0 million from $54.2 million in 2003. The increase was the result of higher gross profit partially offset by additional selling, general and administrative expense in 2004.

Support Services

        Net revenues for the Support Services segment increased by $232.1 million, or 110.1%, in 2004 to $442.8 million from $210.7 million (prior to the elimination of intersegment revenues) in 2003. The significant growth in net revenues was primarily attributable to the inclusion of TAMSCO for a full year in 2004 versus just six months of post-acquisition results in 2003. TAMSCO reported revenues of $232.0 million in 2004 and $70.1 million in 2003. Significant revenue increases also were generated by the DPGDS program and from vehicle add-on armor kits. Gross profit for the segment increased by $31.1 million, or 85.1%, in 2004 to $67.7 million (15.3% of segment revenues) from $36.6 million (17.4% of segment revenues) in 2003. The increase in gross profit was attributable to the higher level of net revenues in 2004 as discussed above. The decrease in gross margin for the segment was primarily the result of a significant increase in revenues from pass-through contract vehicles, such as the Rapid Response and FAST programs, which generally provide lower than average profit margins. This decrease was partially offset by revenues from the DPGDS and vehicle add-on armor programs which provide comparatively higher margins. Income from operations for the segment increased by $11.9 million in 2004 to $30.3 million from $18.4 million in 2003 as a result of the significant increases in net revenues and gross profit as compared to the prior year.

Liquidity and Capital Resources

        On January 27, 2005, ESSI and its banks entered into an amended and restated credit agreement (amended credit agreement). The amended credit agreement replaced ESSI's previous credit agreement dated April 23, 2003. The amended credit agreement, which expires January 27, 2010, provides for a $200 million unsecured revolving credit facility. ESSI may request, subject to certain conditions, an increase of up to $100 million in the amount of the aggregate commitment under the amended credit agreement.

        Borrowings under the amended credit agreement bear interest, at ESSI's option, at either the Eurodollar rate plus an applicable margin, or at the higher of the prime rate or the federal funds rate plus one-half of one percent. The margin applicable to the Eurodollar rate varies from 0.625% to 1.375% depending upon ESSI's ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization (leverage ratio). The amended credit agreement contains certain covenants, including maintaining net worth of at least $265 million, plus 50% of the sum, to extent positive, of ESSI's consolidated net income and other comprehensive income (loss) reported after October 31, 2004, plus the net proceeds of all subsequent equity offerings. ESSI also must comply with certain financial covenants, including maintenance of a leverage ratio of no greater than 2.75 to 1. ESSI is also subject to various other financial and operating covenants and maintenance criteria, including restrictions on ESSI's ability to incur additional indebtedness, make investments, pay dividends over a specified amount, create liens, dispose of material assets and enter into merger transactions and acquisitions. As of October 31, 2005, ESSI had $45 million in borrowings against the Amended Credit Facility, and was in compliance with all applicable covenants.

        ESSI's working capital needs are generally funded through cash flow from operations and the revolving credit facility. At October 31, 2005, ESSI's working capital and ratio of current assets to current liabilities were $71.9 million and 1.40 to 1, respectively, compared with $112.0 million and 1.85 to 1 at October 31, 2004. During 2005, ESSI expended cash totaling $190.5 million in conjunction with the acquisitions of PCA, Spacelink and Mobilized Systems. ESSI financed these transactions with available cash resources and short-term borrowings under its revolving credit facility. The significant changes in working capital and the ratio of current assets to current liabilities from October 31, 2004 were due to these acquisitions and the related increase in short-term borrowings against ESSI's revolving credit facility.

        Net cash provided by operations totaled $101.9 million in 2005 compared to net cash provided by operations of $66.6 million in 2004. This $35.3 million increase was a result of the significantly improved operating results, as discussed above, as well as a $20.6 million reduction in working capital growth in 2005 from the prior year. ESSI's investment in property, plant and equipment totaled $12.1 million and $8.0 million in 2005 and 2004, respectively. This $4.1 million increase was primarily due to the construction of ESSI's 80,000 square foot hangar to be used for aircraft repair and maintenance. In 2004, ESSI realized $5.7 million in proceeds primarily related to the sales of its Sanford, Florida and Blue Ash, Ohio facilities. ESSI anticipates that capital expenditures in 2006 should not exceed $15.0 million. During 2005 and 2004, ESSI received proceeds, including related income tax benefits, of $31.8 million and $56.5 million, respectively, related to the exercise of stock options, which are classified as financing cash flows within the Consolidated Statements of Cash Flow. ESSI management believes that cash flow generated from operations, together with its revolving credit facility, will provide the necessary resources to meet ESSI's needs for the foreseeable future.

Committed Amounts

        Total contractual and contingent obligations as of October 31, 2005 were as follows:

	Payments / Expiration Years Ended October 31,
	2006	2007	2008	2009	2010	Total
	(in thousands)
Contractual Obligations:
Long-term debt	$187	$198	$391	$533	$—	$1,309
Operating leases	5,347	4,087	2,384	1,495	573	13,886
Unconditional purchase obligations	202,834	8,912	—	—	—	211,746
Contributions to pension and other postretirement benefit plans	7,471	7,471	7,371	7,371	3,871	33,555

Total	$215,839	$20,668	$10,146	$9,399	$4,444	$260,496

Contingent Obligations:
Letters of credit	1,840	—	—	—	—	1,840

Total Obligations	$217,679	$20,668	$10,146	$9,399	$4,444	$262,336

        While contingent obligations are included in the table above, ESSI does not expect to fund the full amounts indicated for letters of credit. Lease expense totaled $5.9 million, $5.0 million and $4.2 million for the years ended October 31, 2005, 2004 and 2003, respectively.

Inflation

        Since a significant portion of ESSI's contracts with the DoD are at fixed prices, inflation can affect the ultimate profit to be realized on them. Some contracts have price adjustment provisions that limit the impact of inflation on profits. In addition, ESSI's volume purchasing and forward purchasing policies serve to limit the effects of inflation. ESSI considers potential inflation in preparation of contract proposals and bids. In addition, ESSI's commercial and industrial products are predominantly custom-made. Therefore, the impact of inflation on operating results typically is not significant. ESSI attempts to alleviate inflationary pressures on commercial and industrial products by increasing selling prices to help offset rising costs (subject to competitive conditions), increasing productivity and improving manufacturing techniques. Because of these factors, management does not believe that inflation has had, or that anticipated inflation will have, a significant effect on ESSI's operations.

Recently Issued Accounting Pronouncements

        In October 2004, the U.S. Congress passed the American Jobs Creation Act of 2004 (the Jobs Creation Act). The Jobs Creation Act includes numerous provisions that may materially affect business practices and accounting for income taxes. For companies that pay U.S. income taxes on manufacturing activities in the U.S., the Jobs Creation Act provides a phased-in deduction from taxable income equal to a stipulated percentage of qualified income from domestic production activities. In December 2004, the Financial Accounting Standards Board (FASB) issued two FASB Staff Positions (FSP) regarding the accounting implications of the Jobs Creation Act related to (1) the deduction for qualified domestic production activities (FSP 109-1) and (2) the one-time tax benefit for the repatriation of foreign earnings (FSP 109-2). This guidance applies to financial statements for periods ending after the date the Jobs Creation Act was enacted. The Jobs Creation Act also provides for a change in the period of application of for foreign tax credits, elimination of the 90-percent limitation of foreign tax credits against Alternative Minimum Tax, expanded disallowance of interest on convertible debt, and tax shelter disclosure penalties. ESSI adopted FSP 109-1 and FSP 109-2 in the first quarter of 2005. The one-time tax benefit for the repatriation of foreign earnings does not apply to ESSI. ESSI anticipates that the Jobs Creation Act and related FASB pronouncements will have a material impact its consolidated financial statements in future periods. However, this impact was not material for the year ended October 31, 2005.

        In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, "Inventory Costs—an amendment of ARB No. 43, Chapter 4." SFAS 151 seeks to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) in the determination of inventory carrying costs. The statement requires such costs to be treated as current period expense. This statement is effective November 1, 2005 for ESSI. ESSI does not believe that the adoption of SFAS 151 will have a significant impact on the consolidated financial statements.

        In December 2004, the FASB issued SFAS 123 (revised 2004), "Share-Based Payment", (SFAS 123R). SFAS 123R requires companies to expense the value of employee stock options and similar awards. SFAS 123R is effective November 1, 2005 for ESSI. ESSI is currently evaluating its compensation policies and practices, along with the impact of SFAS 123R on its consolidated results of operations.

        In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections—a Replacement of APB Opinion No. 20 and FASB Statement No. 3" (SFAS 154). SFAS 154 requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also redefines "restatement" as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 (or fiscal 2007 for ESSI). ESSI does not believe that the adoption of SFAS 154 will have a significant impact on the consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        Market risks relating to ESSI's operations result primarily from changes in interest rates. Given ESSI's existing debt levels, significant cash flows and anticipated expenditures, ESSI's management has not utilized interest rate swaps or other derivative contracts to hedge this risk since November 2002. ESSI's management does not believe its exposure to interest rate fluctuations has had, or will have, a significant impact on ESSI's operations. A 10% increase in ESSI's effective interest rate would have resulted in additional interest expense of $0.2 million for the year ended October 31, 2005.

BUSINESS

        We are a leading supplier of defense electronic products and systems and defense services. We provide high-technology products and services to all branches of the U.S. military, major defense and aerospace prime contractors, government intelligence agencies, international military forces and certain industrial markets. We focus on several key areas of importance for the DoD, such as intelligence, surveillance, reconnaissance, power management, advanced communications and network systems. Incorporated in 1968, we have served the defense industry for over 37 years. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, power systems, battlefield digitization systems, air combat training systems, mission recorders and deployable flight incident recorders. Our products are deployed on a wide range of high-profile military platforms, such as DDG-51 Aegis destroyers, M1A2 Abrams Main Battle Tanks, M2A3 Bradley Fighting Vehicles, OH-58D Kiowa Warrior helicopters, AH-64 Apache helicopters, F/A-18E/F Super Hornet and F-16 Fighting Falcon jet fighters, C-17 Globemaster II and C-130 Hercules cargo aircraft, Trident submarines, Virginia class submarines and on several other platforms for military and non-military applications. We also have contracts that support future military platforms, such as the DD(X) destroyer, the CVN-78 next generation aircraft carrier and Future Combat System.

Competitive Strengths

        Our competitive strengths include:

  •
  Strong Positioning in Areas Vital to National Defense.  Defense spending for the federal government's fiscal year 2006 has grown 41% compared to fiscal year 2001. However, there are specific focus areas within the defense budget which are especially vital to the ongoing transformation of our armed forces to a more mobile, networked fighting force. Over the past five years, the growth rate of spending in these areas has grown faster than overall growth rate of defense spending, which is expected to continue to grow further in the future. We and Engineered Support Systems, Inc. (ESSI) are well positioned within key areas of importance to national defense, such as intelligence, surveillance, reconnaissance, power management, advanced communications, network systems, support equipment and technical and logistics services. Our strength in these vital areas positions us to benefit from the ongoing transformation of the military. Additionally, the recent fighting in Afghanistan and Iraq has highlighted the advantages of electro-optical system-based night vision, networked forces using rugged computers and intelligence superiority using signals intelligence and advanced communications.

  •
  Technical Expertise.  We believe we have state-of-the-art government qualified electronics systems development and manufacturing capabilities. We have a 130,000 square-foot facility for our C4I Group in Johnstown, Pennsylvania which has a full range of capabilities including long- and short-run production, hardware assembly, software integration, comprehensive environmental testing and full-service engineering. In addition, we have highly capable manufacturing facilities for our SR Group in Palm Bay, Florida and Carleton Place, Ontario, Canada. ESSI's significant plants include those in West Plains, Missouri, Florence, Kentucky and St. Louis County, Missouri. We believe this technical expertise allows us to develop and manufacture systems and subsystems as our customers require suppliers to provide more than components.

  •
  Significant Proportion of Long-Term Production Programs.  A significant portion of our revenue is generated by continuing, long-term production programs. For the six months ended September 30, 2005, 79% of our revenue was from production programs. For the fiscal year ended October 31, 2005, 58% of ESSI's revenues was from production programs. In addition, we and ESSI currently have a strong funded backlog of production programs. As of September 30, 2005, 82% of our backlog consisted of production programs, and as of October 31, 2005, 57% of

    ESSI's backlog consisted of production programs. Our total funded backlog as of September 30, 2005 was approximately $1.7 billion, and ESSI's total funded backlog as of October 31, 2005 was $689.8 million.

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  Diverse Product and Customer Base.  We have a diverse product and customer base. No single program represented more than 10% of our revenues for the fiscal years ended March 31, 2005 and 2004. We believe the addition of ESSI also improves our customer base. Following the ESSI acquisition, on a pro forma basis, no single product or program will account for more than 3% of annual revenues and the ten largest programs will account for approximately 20% of our annual revenues.

  •
  Well Positioned for Increasing Modularity of Military.  The U.S. military continues to evolve into a more modular military with smaller, more mobile groups of soldiers stationed throughout the world. With the addition of ESSI's strong support and sustainment services capabilities and its complementary product portfolio, we believe our capabilities uniquely fit the requirements of an increasingly modular military and therefore positions DRS well for growth.

  •
  Long-Standing Industry Relationships.  During our more than 37 year history, we have established long-standing relationships with the U.S. government and other key organizations in the aerospace and defense industry. Over this period, we believe we have become recognized for our ability to develop new technologies and meet stringent program requirements. We believe these long-term industry relationships built in part upon our strong reputation in the industry allow us to maintain our current program positioning and credibly compete for new programs. We also believe the addition of ESSI will strengthen our positions with the U.S. Army, Air Force, Navy, intelligence agencies, prime contractors and international military forces.

  •
  Emphasis on Research and Development Efforts.  For the fiscal year ended March 31, 2005, we spent approximately $132.0 million on research and development, of which our customer base funded approximately $93.1 million. For the fiscal year ended October 31, 2005, ESSI spent approximately $4.6 million on internal research and development. We believe our investment in research and development enables us to maintain our technological leadership in current products and to develop new capabilities. We believe this spending helps solidify and strengthen our position on different programs and may serve as a barrier to entry for competitors.

  •
  Successful Integration of Acquisitions.  Having made 29 acquisitions since 1993, we have demonstrated that we can successfully integrate acquired companies into our corporate structure. We are experienced at evaluating prospective operations in order to increase efficiencies and capitalize on market and technological synergies.

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  Experienced Management Team.  Our senior management team averages over 20 years of defense electronics experience. We believe our experienced management team has contributed to our successful integration of acquisitions, as well as our growth in revenues, cash flows and margins over the past seven years.

Business Strategy

        Our goal is to continually improve our position as a leading supplier of defense electronic products, systems and services. Our strategies to achieve our objectives include:

  •
  Leverage Incumbent Relationships.  We intend to leverage our and ESSI's relationships with government and industry decision-makers by continuing to deliver high levels of performance on our and ESSI's existing contracts. Our experience has shown that strong performance on existing contracts greatly enhances our ability to obtain additional business with our existing customer base. To accomplish this, we intend to continue to position ourselves as a "best value" provider for our customers. "Best value" is a DoD contracting theme which focuses supplier selection on a variety of criteria, including a supplier's past performance, instead of solely on lowest price.

  •
  Develop and Expand Existing Technologies.  Through a combination of customer-funded research and development and our own internal research and development efforts, we intend to continue to focus on the development of our technology. Customer-funded development contracts enable us to work with our customers to design and manufacture new systems and components, while decreasing our financial risk.

  •
  Leverage Combination of Service and Product Capabilities to Better Serve Customers.  We intend to leverage the combination of DRS's strong product portfolio with ESSI's strong service capabilities to better serve our military customers. As ESSI becomes fully integrated into DRS, our new contract bidding efforts will emphasize the benefits of an integrated products and services offering to our customers.

  •
  Continue to React Quickly to the Changing Defense Environment.  In addition to being well positioned for conventional warfare roles, we intend to continue to adapt our products, such as thermal imaging, ruggedization and communication products, to address evolving military requirements, such as rapid deployment and containment of non-conventional threats including terrorism.

  •
  Capitalize on the Department of Defense's Emphasis on Transformation and Modernization.   The DoD consistently has emphasized its goal to transform the U.S. military into a nimble, light and network-centric force. We believe our expertise in electro optics, power management, training and test, signals intelligence, rugged computers, advanced communications and network systems fits well into the DoD's technological focus. We also intend to continue to supply upgrades for force modernization of the current force through back fit and forward fit initiatives.

  •
  Pursue Strategic Acquisitions.  We plan to continue our active participation in the ongoing consolidation of the aerospace and defense industry. Through selective acquisitions, we aim to broaden our existing product base, build on our existing customer relationships and enhance our ability to enter new markets.

DRS Products and Services by Group

        During the fourth quarter of fiscal 2004, we implemented a new organizational operating structure, which realigned all of our businesses into two operating segments: the Command, Control, Communications, Computers and Intelligence (C4I) Group and the Surveillance and Reconnaissance (SR) Group. All other operations, primarily our Corporate Headquarters, are grouped in Other. The repositioning was the result of strategic organizational reviews and a focused effort to integrate our acquisition of Integrated Defense Technologies, Inc. (IDT), which was completed on November 4, 2003. Upon completion of the acquisition, ESSI will become our third operating group, focused on support and services.

Command, Control, Communications, Computers and Intelligence (C4I) Group

        Our C4I Group is comprised of the following business areas: Command, Control and Communications (C3), which includes naval display systems, ship communications systems, radar systems, technical support, electronic manufacturing and system integration services, and secure voice and data communications; Power Systems, which includes naval and industrial power generation, conversion, propulsion, distribution and control systems; Intelligence Technologies, which includes signals intelligence, communications intelligence, data collection, processing and dissemination equipment; and Tactical Systems, which includes battle management tactical computer systems and peripherals. Our systems serve front-line U.S. Navy ships, submarines and aircraft carriers, Army vehicles and ground forces and Air Force platforms, as well as platforms operating in international force structures. Our systems are essential elements in the network-centric and battlefield digitization warfare environments of the 21st century and play a critical role in successful missions.

        Our C4I Group's products and services, their applications, platforms and end-users are summarized in the table below:

Product/Service	Description	Platforms/Customers
C3

Tactical/Sensor Combat Display Systems
AN/UYQ-70 Advanced Display Systems family of products comprised of Commercial Off-the-Shelf (COTS)-based systems integrating the latest information processing and display technology for combat, command and control, and mission-essential applications. DRS, teamed with Lockheed Martin, has provided these systems since 1994 as the sole source team provider under an indefinite delivery, indefinite quantity contract.
•  U.S. Navy Aegis cruisers/destroyers
•  U.S. Navy aircraft carriers
•  U.S. Navy NSSN New Attack Submarines, Trident and other attack submarines
•  U.S. Navy E-2C Hawkeye surveillance aircraft
•  U.S. Navy LHA amphibious assault ships
• U.S. Navy/Marine Corps Cooperative Engagement Capability platforms

Engineering Services
	Hardware, middleware and software engineering development services for defense computing environments, network-centric computing infrastructures for next-generation platforms, multi-modal display workstations and thin client computers.	• Aegis Tactical Display Upgrade program for Lockheed Martin/U.S. Navy

AN/SPS-67(V)3 Radar System
	Naval surveillance radar system forming an integral part of the command and control combat system. Provides automatic target detection, digital moving target indications, track-while-scan capability for surface and low flying object detection.	• U.S. Navy Aegis cruisers/destroyers • Spanish Navy F-100 ships • Other international surface ships

Low-Cost C-Band Active Array Radar (CBAAR)	Development of C-band, multi-mission, fixed (non-rotating) active array shipboard radar system to replace AN/SPS-67 Radar System.	• U.S. Navy DDG-51 Aegis class destroyers • LHA and LHD class amphibious assault ships • LSD class dock landing ships • Aircraft carriers • Auxiliary ships

AN/SQR-17A Sonar Signal Processing System
	State-of-the-art string array (acoustic) sonar sensors and multi-sensor processing systems for harbor and coastal surveillance. Used for shore and near-shore warfare, amphibious operations and harbor defense.	• U.S. Navy MIUW shore surveillance vans

Technical Support Services
	Naval support, including engineering, integrated logistics support, technical manuals, depot-level system repair and installation, training, maintenance planning, configuration management, on-line and phone support, and R&D.	• U.S. and international naval bases • Worldwide field support

Anti-Terrorist/Force Protection system (ATFP)	Mobile van used for homeland defense and protection of shoreline and borders equipped with DRS display products, infrared sensors, radar and other sensor systems.	• U.S. Navy • International governments

Electronic Manufacturing, Integration and Testing Services
Electronic manufacture of DRS products and turn-key manufacturing services for other manufacturers in the aerospace, defense and space industries. Value-added electronic manufacturing services with advanced ISO 9000, ISO 9001 and AS-9000 Quality System Standards certified manufacturing, testing and system integration facilities. Manufactures computer workstations, rugged computers, cable and wire harness assemblies for tanks and aircraft, printed circuit cards, and provides system integration and test services for military and commercial customers.
•  Rugged computer systems for U.S. Army and General Dynamics
•  U.S. Army's M2A3 Bradley Fighting Vehicles for United Defense unit of BAE Systems
•  AN/UYQ-70 Display Systems for Lockheed Martin/U.S. Navy
•  E-8C Joint STARS aircraft for Northrop Grumman/U.S. Air Force
•  Boeing spacecraft
•  Smiths Industries for F/A-18 and AV-8B aircraft
•  Eastman Kodak
•  General Motors Defense Light Armored Vehicles
•  Northrop Grumman
•  Honeywell
• L-3 Communications

Integrated Shipboard Communications Systems	Tactical, secure and non-secure interior ship communication systems providing voice transmission, including modems, terminals and digital telephones.	• USS George Washington aircraft carrier • Canadian patrol frigates, Trump destroyers and AOR supply ships • Venezuelan Mariscal Sucre class ships • U.S. Navy Aegis class ships

Secure Voice System (SVS)
	Incorporated in the AN/UYQ-70 display system and designed to become the backbone of a completely integrated voice and data transfer system to support a full range of internal Naval ship communication requirements.	• U.S. Navy aircraft carriers • Aegis DDG class destroyer combat system baseline

Data Link Products
	Data link systems for data transmission and exchange between ship, air and shore platforms to support national security interests and increased battle group interoperability. Includes cryptographic devices for tactical and secure communications.	• U.S. and international aircraft, ship and shore platforms • Royal Australian Air Force's Wedgetail aircraft

Tactical Dissemination Modules (TDM)	Installed on both surface ships and mobile ground platforms to serve as tactical communication links between ships, fighter aircraft and scout vehicles.	• U.S. Navy ships • Scout vehicles • NATO and other allied military ships, aircraft and land-based sites

Secure Terminal Equipment (STE)	Next-generation secure voice and data communications subsystems for communication over public service telephone and military tactical networks.	• U.S. government information security (INFOSEC) program • U.S. Navy's AN/UYQ-70 Common Data Link Management System

Infrared Search and Track (IRST) System	Sophisticated sensor signal processing subsystems for international naval surface ship self defense against anti-ship missiles and aircraft.	• Joint Dutch/Canadian SIRIUS program • Canadian Department of National Defense • Republic of Korea

Mobile Ground Surveillance Radar Systems	Radar surveillance systems for light mobile vehicle/scout platforms comprised of Squire™ radar, thermal imaging and other multi sensor equipment. Developed by Thales, built by DRS.
•  U.S. and international High-Mobility purpose Wheeled Vehicles associated with military FMS programs for the Republic of China, Greece, Egypt, Israel
•  Homeland defense, border patrol
• High-value asset protection

AN/TAS-502 Night Observation Device, Long Range (NODLR)
	Supporting the NODLR Mid-Life Improvement program, these man-portable or vehicle-mounted systems are comprised of Third Generation Focal Plane Arrays (FPAs) and associated electronic components for day/night ground surveillance. Doubles the range of current systems, improving their operation with increased reliability and noise reduction. Utilizes DRS-produced AN/UAR-501 Thermal Observation Device.	• Canadian Department of National Defense; Canadian Army

Power Systems

Integrated Fight Through Power	First large-scale power conversion and electric propulsion research and development program using COTS to enable integrated powering of all propulsion, combat systems and ship services.	• U.S. Navy's next-generation combatant ships, including the DD(X) destroyer • U.S. Navy's CVN-78 preliminary design

Advanced Modular Power (AMP)	Nuclear power conversion equipment.	• U.S. Navy Aegis cruisers/destroyers • U.S. Navy NSSN, Seawolf, Los Angeles, Nimitz, Ohio and other classes of attack submarines

DD(X) Electric Drive Engineering Development Models	Newly designed lower-weight, compact and high-density electric drive motors.	• Bechtel plant machinery • DD(X) EDMs of electric drive for Northrop Grumman/U.S.

Large Scale Vehicle 2 (LSV-2)	Electric drive scale model of the Virginia-class submarine developed by the Navy to conduct hydro-acoustic modeling studies.	• Virginia-class submarines, U.S. Navy

Secondary Propulsion Unit Drive (SPUD)	Second-generation power conversion product with soft switch topology to satisfy high-power density, fidelity and thermal efficiency requirements.	• SSGN retrofits, U.S. Navy

Millennium Motor Controls	Microprocessor and Local Area Network (LAN)-based motor control products that provide accurate measurement and control functions of load current for superior motor protection.
•  U.S. Navy's LPD-17 amphibious assault ships
•  Virginia-class submarines
•  CVN-76 aircraft carriers
•  Arleigh Burke-class guided missile destroyers
• U.S. Navy's Landing Helicopter Deck (LHD-8) amphibious assault ships

Nuclear Control Panels	Nuclear control panels that act as central control stations for nuclear propulsion plants.	• U.S. Navy surface and submarine combatants

Monitoring Integrated Control and Automation (MICA) Systems	Major shipboard control system utilizing COTS+4 technology. Serves main engine control throttle of CVN-77 and is planned for backfit on the CVN-69.	• U.S. Navy's CVN-77, CVN-69 aircraft carriers • Nimitz-class ships

Aircraft Carrier and Ship Local Area Networks
	Aircraft carrier LAN system utilizing COTS technology. Connects numerous pieces of equipment with the propulsion plant and facilitates data storage and common processing. Converts a ruggedized personal computer to a shipboard server network or LAN.	• U.S. Navy aircraft carriers and surface ships

High-Performance Electric Drives	Provides extensive power range, multiple communication networks and several packaging styles for pumps, fans, compressors, winches, conveyers, and power generation and distribution.	• Wide range of applications in military and industrial markets

Pod Propulsion Motors	Compact, permanent magnet motors delivering high torque at slow speed, eliminating the need for reduction gears in podded marine propulsion systems.	• Defense Advanced Research Projects Agency

Integral Motor Pumps	Integrates a brushless permanent magnet motor into the impeller of a centrifugal pump, forming a single, compact motor/pump unit with only one moving part.	• Office of Naval Research • Knolls Atomic Power Laboratory • General Dynamics Electric Boat • Boeing/SAIC • Other military and industrial customers

Shaftless Propulsor	Development of advanced, revolutionary shaftless propulsion motor that eliminates the need for a traditional shaft to dramatically reduce submarine's weight, size and cost.	• U.S. Navy and Defense Advanced Research Projects Agency's Tango Bravo submarine program

Oil & Gas Drilling Products	Oil and gas drilling equipment powered by durable motors and drives, providing continuous high torque in a compact, light weight package.	• Various commercial applications throughout North America and Europe

Steam & Gas Turbines
	Design, development, manufacturing and life-cycle support for a variety of large and small high-performance, complex power systems and rotating machinery. Design, development, manufacturing and life-cycle support for a variety of large and small high-performance, complex power systems and rotating machinery.	• U.S. Navy • Pratt & Whitney • General Electric Company • Rolls Royce

Traction Motors and Electric Generators	Design and production of diesel hybrid transit system motors and electric bus generators.	• Bombardier monorail system • NEOPLAN, Metropolitan Boston Transportation • Massachusetts Bay Transportation Authority's Silver Line Bus Rapid Transit

Intelligence Technologies

Digital Signal Processing (DSP) Systems and Equipment
	High-speed processing equipment used to collect and process data and information in intelligence applications. More than 30 DSP routing, digital switching, data reformatting, data processing and recording systems for SIGINT, COMINT, telecommunications, radar electronic intelligence and satellite ground station applications.	• Government intelligence agencies • U.S. Air Force RC-135V/W Rivet Joint aircraft

Altitude Hold and Hover Stabilization (AHHS) System
	Avionics equipment used to reduce pilot workload and increase safety during low-altitude and low-speed aircraft operations by providing the pilot with a variety of altitude hold and stabilized hover/low speed control modes. Combines our C4I experience with communications equipment integration in airborne tactical receivers.	• U.S. Air Force H-60/H-53 helicopters • Israeli Air Force H-53 helicopters

Avionics Products
	Products and subsystems for U.S. and international helicopter and airlift aircraft modernization programs, including night vision-compatible control panels, beacon rings, control modules, transformers, landing lights, mission command LCD monitors and displays, aircraft videocassette recorders, and software development.	• U.S. Air Force H-60 aircraft • Special Operations helicopters • MH-53J and MH-53M helicopters

Signals Intelligence Systems	Systems capable of locating, intercepting, and jamming communications signals.	• EA-6B tactical electronic warfare aircraft • Various U.S. surveillance programs such as Rivet Joint, Cooperative Outboard Logistics Update (COBLU) Compass Call and Guardrail

Microwave Subsystems	Standard and specialized low noise oscillators, fast switching synthesizers, up and down frequency converters, and RF power amplifiers.	• Global Hawk UAVs and Predator UAVs • U.S. Navy Duke Class Type 23 Frigate and Type 45 Air Defense Destroyer • F-16 and F-22 aircraft • Evolved Sea Sparrow, Patriot, and AMRAAM missiles

Joint Tactical Terminals	Key elements of the Distributed Common Ground System (DCGS), which integrates various command, control, communications, computers and intelligence (C4I) systems, supports high-frequency communications.	• U.S. Army's Joint Tactical Terminal-Integrated Broadcast Service (JTT-IBS) program

Antenna Control Systems, Network Interface Modules, Modems	Design and manufacture high-performance antenna controllers and positioners, and monitor and control software for broadband satellite, mobile communications, data links and terrestrial surveillance, stabilized antenna gimbals and ground station monitoring and controls.	• U.S. government intelligence operations • Homeland defense applications

Engineering software and hardware services	Provide base band level network access products that directly support the U.S. military transformation to network warfare strategy.	• U.S. government intelligence operations • Homeland defense applications

Tactical Systems

Opus II Sonar Display Consoles
High-quality, modular, multi-function sonar display consoles developed for use on the Sonar 2193 Project and other programs of the United Kingdom's Royal Navy. Product details include conformance to defense ergonomic standards, versatility, ease of technology insertion and simple customization.
•  U.K. Royal Navy Sonar 2193 Mid-Life Update project
•  NAUTIS 3 Command and Control System Upgrade program
•  Hunt Class Mine Countermeasures Vehicles
•  Sonar 2087 for Type 23 Duke Class frigates
• Sonar 2093 for European Minesweepers

Battlefield Digitization Systems
COTS-based computer systems, communications interfaces, servers and other peripheral equipment in battlefield-ready hardware that meets reliability and durability standards of harsh environments. Products include hand-held devices, laptops and vehicle-mounted systems. Digitized battlefield communication systems link front-line ground forces through battle command stations to the tactical operation center for situation awareness and command and control functions. Supports the U.S. Army's Common Hardware/Software 2 and 3 (CH/S-2 and 3) program, British Armed Forces' BOWMAN program and the U.S Army's Force XXI Battle Command, Brigade & Below (FBCB2) Blue Force Tracking program.
•  U.S. Army soldier systems
•  U.S. Army M1A1 Abrams Tanks and M2A3 Bradley Fighting Vehicles
•  HMMWV wheeled vehicles
•  U.K. Ministry of Defence/British Army/General Dynamics U.K.
• International military ground mobile, airborne, surface, subsurface platforms government intelligence agencies

Movement Tracking System (MTS)
	Satellite-based mobile rugged computer system for logistics support vehicles, including messaging and tracking systems. Identifies position, tracks progress and communicates with the use of a global positioning system (GPS).	• Various U.S. Army support vehicle platforms

Enhanced Diagnostic Aid (EDNA)	Flight-line diagnostic systems and interfaces.	• U.S. Air Force F-16, F-117, B-2 aircraft

Video Display Module Replacement	Touch screen digital displays that replace modules and existing voice switching and control systems.	• Federal Aviation Administration (FAA) traffic control centers, including 21 en route Air Route Traffic Control Centers (ARTCCs), William J. Hughes Technical Center, FAA Aeronautical Center

Tablet Computers and Peripherals
	Ultra rugged tablet PCs, sealed for harsh environments and militarized to withstand extreme shock, moisture, temperature, dust, vibration and altitude with touch screen/night vision displays, docking stations. Interface with a wide range of peripheral products. Operable in facilities, in vehicles, at remote outdoor locations.	• Government and industrial applications requiring mobility, including utility companies, emergency medical services, transportation, construction, military, manufacturing and agricultural sectors.

Surveillance & Reconnaissance (SR) Group

        Our SR Group is comprised of the following business areas: Reconnaissance, Surveillance & Target Acquisition (RSTA), which develops and produces electro-optical sighting, targeting and weapon sensor systems, high-speed digital data and imaging systems, aircraft weapons alignment systems, mission and flight recorders and image intensification, night vision, combat identification and laser aimers/illuminator products, and provides electronic manufacturing services; Training & Control Systems, which develops and produces air combat training, electronic warfare, network systems and unmanned aerial vehicles (UAVs); and Test & Energy Management, which develops and produces electronic test, diagnostics and vehicle electronics. Our systems serve front-line U.S. Army vehicles, aircraft and ground forces, Navy ships and aircraft carriers, and Air Force platforms, as well as platforms operating in international force structures. These advanced systems provide U.S. forces with a technological advantage for dominance of the 21st century battle space and play a critical role in successful missions.

        Our Surveillance & Reconnaissance Group's products and services, their applications, platforms and end-users are summarized in the table below:

Product/Service	Description	Platforms/Customers
Reconnaissance, Surveillance & Target Acquisition (RSTA)

Horizontal Technology Integration Second Generation FLIR Thermal Imaging Systems
	Second Generation Forward Looking Infrared (FLIR) thermal imaging and sighting systems providing common thermal imaging technology across ground vehicles using Standard Advanced Dewar Assemblies (SADA) II, which extends targeting ranges beyond enemy weapon limits.	• U.S. Army M1A2 Abrams Battle Tanks • U.S. Army M2A3 Bradley Fighting Vehicles • U.S. Army M1025 and M1114 Long Range Scouts

Improved Bradley Acquisition System (IBAS)
	Second Generation targeting system with FLIR, laser range finder and tracker. Integrates a complete fire control system for the Bradley Fighting Vehicle, including Horizontal Technology Integration (HTI) technology.	• U.S. Army Bradley M2A3 TOW vehicles

Long Range Advanced Scout Surveillance System (LRAS3)
	Long-range, multi-sensor surveillance system for the U.S. Army's Scout vehicles, Scouts providing real-time detection, recognition, identification and pinpointing of distant target locations. Bridges the gap between currently fielded systems and the Future Scout and Cavalry System.	• U.S. Army Brigade Combat Team HMMWV

Cost Effective Targeting System (CETS)
	Targeting system to support a fully integrated sensor suite automated for application on the Demo III Unmanned Ground Vehicle (UGV), as part of the Objective Force Science and Technology Objective for the Future Combat System.	• U.S. Army's Future Combat System Program

Standard Advanced Dewar Assembly I (SADA I) and Standard Advanced Dewar Assembly II (SADA II)	Detector and cooler assemblies for U.S. Army's thermal imaging equipment, including U.S. Army's HTI program. Used in Second Generation thermal imaging equipment upgrades.	• U.S. Army AH-64 Apache, Apache Longbow and Apache Arrowhead helicopters • U.S. Army HTI program for ground combat vehicles, including M1A2 tanks and M2A3 Bradley combat vehicles

Thermal Weapon Sights	Lightweight sighting systems for portable soldier weapons systems.	• U.S. Army Thermal Weapon Sight (TWS) II • XM-29 Integrated Air Burst Weapons

Tactical Range Thermal Imagers (TRTI)	Lightweight, hand-held, battery-operated, infrared binoculars used by the military for long-range observation and reconnaissance.	• U.S. Marine Corps • U.S. Army • Homeland defense applications, including border patrol

Javelin Anti-Tank Weapon System Command Launch Unit	Premier man-portable, fire-and-forget, medium-range, anti-tank weapon system, including Second Generation forward looking infrared detectors, Dewar assemblies and coolers.	• U.S. Army • U.S. Marine Corps

Mast-Mounted Sight (MMS)
	First generation surveillance and targeting system for detecting, identifying and destroying enemy targets during reconnaissance missions. Sighting system includes high-resolution television camera, thermal imaging sensor, laser range finder/designator and boresight assembly.	• U.S. Army's OH-58D Kiowa Warrior helicopters

Driver Vision Enhancers (DVE)	Infrared imaging display system installed in ground vehicles that allows military vehicle drivers to see clearly, regardless of light level, adverse weather conditions, and battlefield smoke and dust.
• Wide range of U.S. Army and Marine Corps frontline combat and tactical wheeled vehicles, including M1 Abrams Main Battle Tanks, M2 Bradley Fighting Vehicles, Long Range Advanced Scout (LRAS) vehicles, Stryker Interim Armored Vehicles, Amphibious Assault Vehicles (AAVs), High Mobility Multipurpose Wheeled Vehicles (HMMWVs), Heavy Expanded Mobility Tactical Trucks (HEMTT), Family of Medium Tactical Wheeled Vehicles (FMTV) and Light-Armored Vehicles (LAV)

Vertical Integrated Sensor Arrays (VISA)
	State-of-the-art active and passive infrared sensing systems with parallel signal processors implementing DRS's proprietary High-Density Vertically Integrated Photodiode (HDVIP(R)) infrared detector technology.	• U.S. Navy • Defense Advanced Research Projects Agency (DARPA)

Laser Aimers/Illuminators	Provides day/night vision that support military Reconnaissance, Surveillance and Target Acquisition (RSTA)	• Soldier Systems

Combat Identification Products	Easily recognizable glow-in-the-dark patches to identify allies worn on soldiers clothing and attached to equipment and supplies	• Soldier Systems

Portable Night Vision Systems	Image Intensification (I2) products, including binoculars and monoculars	• Soldier Systems • ITT Industries • Other defense industry and government customers • Homeland defense customers, including law enforcement, border patrol

Helicopter mounted IR Laser Aimers and Handheld IR Pointers
	Infrared (IR) device that provides the ability to direct movement and control fire during hostile engagements. Programs include Quick Fix for the next-generation combat identification family of products.	• U.S. Marine Corps. Cobra Helicopters and Soldier Systems

Firepower Enhancement Program (FEP)
	Second generation forward looking infrared thermal imaging system for the gunner's sighting system, increasing imaging resolution, targeting range, detection capability and reliability. Also provides Far Target Locator capability.	• U.S. Army M1A1 Abrams Main Battle Tanks

Forward Looking Infrared (FLIR) Sensors	Second generation forward looking infrared surveillance and targeting system for detecting, identifying and destroying enemy targets during armed helicopter reconnaissance missions.	• Korean Light Helicopters • Mast-Mounted Sight Upgrade for replacement of MMS on Kiowa Warrior helicopters • Apache Arrowhead • U.K. Apache helicopters

Focal Plane Arrays (FPAs)	Infrared sensor components for sighting, targeting and weapons systems. Process incoming infrared energy; support surveillance, early warning, tracking and identification applications.
•  Thermal imaging systems
•  Heat seeking missile guidance systems and missile warning systems
• Military and non-military space applications, including Geostationary Operational Environmental Satellites (GOES)

Uncooled Focal Plane Arrays	Less expensive infrared sensors for commercial and military applications involving the detection of heat, temperature maintenance and short-range surveillance.
•  FLIR cameras
•  U.S. Army Bradley Head Tracked Sensor Suite (HTSS)
•  Thermal sensor modules for unmanned ground vehicles (UGVs) and unmanned aerial vehicles (UAVs)
•  U.S. Army Driver Vision Enhancement (DVE) II
•  Small Arms Fire Control System (SAFCS)
•  Low Power Uncooled Infrared (LPUIR)
• Various other customers, including research organizations, fire departments, short-range military surveillance and targeting missions

Staring Mid-Wave FLIRs	Major subsystem for surveillance and targeting systems supporting military airborne and surface ship applications.	• U.S. Navy's Aegis DDG class destroyers providing surveillance for MK-46 weapon system

Space-Based Sensors	Focal plane arrays for strategic space applications.	• NASA platforms, weather satellites and surveillance satellites for remote sensing missions, including Geostationary Operational Environmental Satellites (GOES).

LADARvision® Manufacturing	Exclusive U.S. manufacturer of electro-optical modules for the LADAR Vision(R) System used in laser vision corrective surgery.	• Alcon Laboratories, a unit of Nestle S.A.

Panoramic200™ Non-Mydriatic Scanning Laser Ophthalmoscope Manufacturing	North American manufacturer of FDA-approved high-resolution, ultra-wide field, retinal digital imaging scanner.	• The New England Eye Center • Other commercial biomedical customers

Data Recorders
	Data recorders for telecommunications signals, classical variable rate instrumentation applications, and general data and in-flight recording applications. Enables users to record, analyze, store and forward signals at significantly enhanced speeds.	• Government intelligence agencies

AN/AQH-13B Acoustic Data Recorder	Upgraded 32-channel acoustic data recorder that records signals to identify and locate submarines.	• U.S. Navy and international navy P-3C Orion long-range antisubmarine warfare patrol aircraft

EAS 3000 Emergency Avionics Systems	Deployable, crash survivable systems for helicopters, incorporating flight data recorder, cockpit voice recorder and emergency locator beacon.	• U.K. Royal Air Force & U.K. Royal Navy EH-101 Merlin helicopters and variants • Canadian Cormorant search and rescue helicopters • Italian MMI helicopters • Tokyo metropolitan police helicopters

ELB 3000 Emergency Locator Beacon	Variant of the EAS 3000 enabling rapid location of downed aircraft and timely search for survivors.	• U.S. Army/Sikorsky S-92 helicopters • Various helicopters flown by commercial North Sea Heavy Lift operators

Deployable Flight Incident Recorders Systems	Deployable systems for fixed-wing aircraft incorporating flight data recorder, cockpit voice recorder and emergency locator beacon; variant used for cockpit voice recording.
•  U.S. Navy and international F/A-18 Hornet strike aircraft
•  US101 Presidential helicopter fleet
•  German Air Force/Navy Tornado aircraft
•  U.S. Air Force RC-135 surveillance aircraft
• Canadian CP-140 Aurora patrol aircraft

Aircraft Crash Locator Beacons	Deployable systems for fixed-wing aircraft incorporating radio transmitter and power source to alert search and rescue operators.	• Wide variety of military aircraft, including P-3, EA-3, AWACS, C-130 and others

Video Recording Systems	Cockpit recording systems that capture various sensor and video data to provide airborne and ground imagery.	• U.S. Air Force A-10 Thunderbolt aircraft • U.S. Navy F/A-18C/D/E/F Hornet aircraft • U.S. Army OH-58D Kiowa Warrior helicopters • Canada's Light Armored Reconnaissance Vehicles

Airborne Mission Recorders	Digital recorders with ground-based relay stations that capture and record mission sensor data, including sonar and acoustic sonobuoy data.	• U.S. Navy's and international navies' P-3C Orion and S-3 Viking patrol aircraft • Japanese Navy SH-60F Inner Zone helicopters

Multiplexed Airborne Video Analysis System	Analysis system used for replay and reconstruction of mission data.	• U.K. Ministry of Defence for the Tornado aircraft

Airborne Separation Video System (ASVS)	High-speed digital camera system specifically designed and qualified to replace high-speed film cameras to capture airborne weapons separation events.	• U.S. Navy F/A-18 Hornet aircraft • U.S. Air Force F-16 Fighting Falcon • Republic of Korea Air Force

Lightning™ RDTPlus Digital Camera	Integrated high-speed digital video imaging system for research, design and test supporting a wide variety of motion analysis requirements.	• Commercial and university research, development, design and testing • Government and military digital video applications

Framing and Ballistic Range Cameras	Ultra high-speed cameras used primarily for capturing images relating to ballistics range tests, electrical discharge, detonics and combustion processes.	• Wide variety of military, industrial and university research laboratory applications

Common Multi-Platform Boresight System (CMBS)
	DRS proprietary infrared laser Triaxial Measurement System (TMS) with aircraft-specific adapters. System provides portable, cost-effective, time saving boresighting capability considered essential ground support. Aligns aircraft sighting, weapons and navigation systems to ensure target accuracy. Multiple Platform Boresighting Equipment (MPBE) expands application to multiple air platforms.	• U.S. Army AH-64 Apache and Apache Longbow helicopters • U.S. Air Force AC-130U Spectre gunship, F-16 Fighting Falcon and F-15 Eagle aircraft • U.S. Marine Corps Cobra helicopters • NATO aircraft

Training & Control Systems

Air Combat Training, Test and Evaluation Systems	Airborne and ground-based RF emitters, simulators and data collection systems used to train aircrew and evaluate electronic warfare countermeasures.
•  U.S. Army and NATO Apache helicopters
•  Canadian Halifax class frigates
•  Various U.S. and international military warfare countermeasures aircraft, including EP-3E, EA-6B, A/OA-10, F-4, F-5, F-14, F-15, F16, F/A-18, F/A-22, Hawk, Tornado, EF-2000, Mirage 2000 and MIG 29
• Training Ranges supporting the Enhanced Range Applications Program (EnRAP) and others worldwide

Electromechanical Products	Combat vehicle, missile launching and aircraft electromechanical systems.	• U.S. Army LAV variants, M1 Abrams • JSTARS Common Ground Station vehicles • F/A-18 aircraft • TOW Missile System • MK 41 Vertical Launching System

Shipboard and Coastal Electronics	Naval data communications and missile launching electronics and coastal surveillance radars.	• U.S. Navy DDG-51 destroyers • LAMPS helicopters • U.S. Navy CG-47 class cruisers

Station-Keeping Equipment (SKE)	Formation flying equipment to ensure grouped aircraft squadrons maintain safe distance from each other	• C-17, C130 and other military aircraft

Airlift Avionics and Cargo Delivery Systems
	Avionics for aircraft with autopilot and auto throttle used to locate, identify, communicate flight data and maintain relative positions in all visibility conditions, and cargo handling roller and pallet systems for cargo aircraft.	• Various military aircraft, including the C-17, C-130, C-141, CN-235, C-295, C-212, DHC-5, KC-135 and MH-47

Mobile Range Simulator Systems	Ground-based, transportable range simulator systems to upgrade calibration facilities	• U.K. Ministry of Defence Skipness and Portland Bill sites and other MoD coastal sites • British Royal Navy

Fiber Optic Data Multiplex Systems (FODMS)
	Dual-network system to meet expanding shipboard communications requirements. Provides data and integrated communications between propulsion and power control systems, steering, navigation sensors, weapons systems, alarms, indicators and integrated bridge systems, as well as Aegis combat systems.	• U.S. Navy Aegis surface ships

Sentry® and Sentry® HP Unmanned Aerial Vehicles
	Close range, low weight, low noise, medium-duration UAVs support military special operations missions. Sentry™ applications include tactical, short-range optical/electronic surveillance and radio relay (with long duration, full configuration). Next generation Sentry™ HP models provide additional payload capacity and enhanced performance characteristics.	• Special operations • Various civil applications

Neptune™ Maritime Unmanned Aerial Vehicles
	Close range, low weight, low noise, medium-duration UAVs support military special operations missions. Optimized for at-sea launch and recovery, ease of deployment and recovery on land or in water for day and night special operations, especially where developed runways are unavailable. Simple assembly and disassembly.	• U.S. Navy • Various civil applications

OWL unmanned surface craft	Waterborne unmanned surface vehicle capable of carrying a range of sensors.	• U.S. Navy • U.S. Coast Guard • Homeland defense applications

Test & Energy Management

Automated Test Equipment	Diagnostics systems used for testing electronic and electro-optics components of ground combat vehicles and strategic weapons systems.	• U.S. Army M1 Abrams, M2/M3 Bradley, Light Armored Vehicles and Minuteman III ICBMs

Energy Management Systems	Hybrid power systems replacing conventional drive trains to achieve higher fuel efficiency, mobile power, improved mobility, and to enable mission platforms for Directed Energy Weapons (DEW).	• U.S. Army HMMWV, FMTV and Unmanned Ground Combat Vehicles • Various commercial deliver vehicles

Embedded Diagnostics and Vetronics (vehicle electronics)
	Data acquisition modules and diagnostics processors for embedded solutions, drive-by-wire, video distribution system, display panels, power distribution and mine-clearing blade control, and electronics upgrade for diagnostics capability and obsolescence.	• Grizzly Combat Engineers Vehicle • U.S. Army M1 Abrams, M2/M3 Bradley Fighting Vehicles • MLRS Vehicles • LOSAT Vehicles

Direct Support Electrical System Test Sets (DSESTS)	Modular electronic test program sets for ground vehicles	• U.S. Army M1A1, M1A2 and M1A2 Abrams Main Battle Tanks System Enhancement Program (SEP) and the M2/M3 Bradley Fighting Vehicles.

Other

        "Other" includes the activities of DRS Corporate Headquarters, DRS Ahead Technology (for the period we owned it in fiscal 2003) and certain of our non-operating subsidiaries. We sold DRS Ahead Technology on May 27, 2002.

Services and Support

        Subsequent to our acquisition of ESSI, we intend to operate ESSI as our third operating segment, focused on services and support. ESSI's subsidiaries currently are organized into two business segments: Support Systems and Support Services.

Support Systems

        ESSI's Support Systems segment designs, engineers and manufactures integrated military electronics and other military support equipment primarily for the DoD, as well as related heat transfer and air handling equipment for domestic commercial and industrial users, and material handling equipment primarily for the U.S. Postal Service. Products within ESSI's Support Systems segment include environmental control systems, load management and transport systems, power generation, distribution and conditioning systems, airborne radar systems, reconnaissance, surveillance and target acquisition systems, chemical and biological protection systems, petroleum and water distribution systems and other multipurpose military support equipment.

        The following table outlines applications and platforms for products in ESSI's Support Systems segment:

Product/Service	Description	Platforms/Customers
Chemical/Biological Protected Shelter (CBPS)	Used as rapidly deployable, self-contained, mobile medical aid stations, command posts or emergency facilities providing contamination free, environmentally controlled emergency work areas. Fully operational in less than 20 minutes.	• U.S. Army • U.S. Marine Corps • Homeland defense • Federal Emergency Management Agency (FEMA)
Multipurpose Decontamination System (MPDS)	Portable, rugged, high-pressure multipurpose system for conducting decontamination operations of personnel and materiel.	• Alfred Karcher GMBH • U.S. Army

Quadcon	Transportable and connectable ISO containers for multi-use bulk storage or transportation of bulk products.	• U.S. military • FEMA

Refrigerated Container System (RCS)	Transports and stores food and medical supplies requiring controlled-temperature environments.	• FEMA • U.S. military • Prime defense contractors

Army Space Heater (ASH)	Provides automatic remote or manual temperature controlled heating to meet the needs of personnel and equipment in shelters, vans and other enclosed areas.	• U.S. Army • U.S. Marine Corps • U.S. Army National Guard • Prime defense contractors

Air Conditioners, Cooling Systems and Environmental Control Units
	Specialized environmental air handling and air conditioning systems and automatic temperature control systems, supporting the Mobile Electronic Warfare Support System (MEWSS), Mobile Rapid Deployment Patriot Missile System and communication vans.	• U.S. military shelters and other applications • Variety of commercial customers • Nuclear logistics

Air Compressors and Conditioners	Two- and four-wheel, towable and skid-mounted compressors and self-contained, lightweight, reinforced air conditioners.	• Military shelters containing telephone, radio and radar heat loads

Field Deployable Environmental Control Units (FDECU)	Heat pump for cooling, heating, dehumidifying, filtering and circulating air for portable shelters. Can be outfitted for chemically/biologically contaminated areas.	• U.S. military • Prime defense contractors • FEMA

Flight Line Air Conditioners	Operates in a wide range of ambient conditions. Self-contained portable units maintain a manually-selected temperature once energized.	• U.S. military • Prime defense contractors

Mini Portable Purge Unit (MPPU)	Air filtration system that provides a conditioned air purge at transoceanic abort landing sites.	• NASA Space Shuttle

Micro-Climatic System (MCS)	Provides controlled atmosphere for cooling 5 tank personnel, enhancing mobility and survivability.	• Paladin M109A6 155 mm Howitzer

Liquid Chillers and Heat Exchangers	High-purity coolant system, liquid-to-air heat exchangers, chillers and air handlers.	• U.S. Army Multiple Object Tracking Radars (MOTR) • Radar antennae • Shelters and other U.S. military applications • Variety of commercial customers

Refrigerators and Freezers	Maintain selected temperatures for storage and preservation of temperature-sensitive materials for mobile and stationary structures.	• U.S. military • FEMA

Marine-Grade and Navy Coils and Air Handling Units	Engineered coils, refrigeration and air-handling equipment qualified to perform in high-shock applications,	• U.S. Coast Guard • U.S. Navy • Prime defense contractors

Commercial and Industrial Coils and Air Handling Systems	Tongue-and-groove air handling systems, industrial heat transfer coils, stratomizer dampened face and bypass coils.	• Clean room, pharmaceutical, surgical, semiconductor and other industrial process applications

Fuel and Water Logistics Services	Rapid deployment, portable fuel and water distribution systems tailored to suit a variety of terrains and applications.	• U.S. Army • FEMA

Water Purification Unit	Reverse osmosis mobile or fixed unit purifies water for drinking from many different aqueous sources.	• U.S. military • FEMA

Tactical Petroleum Terminal (TPT)	Used for distribution of bulk storage petroleum fuels to front-line personnel. Consists of pressure control valves, hoses and fittings.	• U.S. military

Large Aircraft Start System (LASS)	Trailer-mounted, four-wheel towable vehicle provides pneumatic power/compressed air to support ground services and aircraft engine starting.	• U.S. military • Prime defense contractors

M1000 Heavy Equipment Transporter (HET)
	Semitrailer that carries armored vehicles and other heavy equipment up to 70 tons or more, including the Abrams Main Battle Tank (Ml series). 80-ton payloads accommodated at reduced speeds. System is rugged with pendular suspension and automatic, multi-axle steering.	• U.S. and international militaries • Prime defense contractors

Tunner 60K Aircraft Cargo Loader	Highly mobile loader that loads or unloads large military cargo aircraft in reduced time. Employs a powered conveyor system to move cargo.	• U.S. Air Force • Prime defense contractors

Integrated Mail Handling System (IMHS) Postal Pak Unloader (PPU)
	Utilized by the U.S. Postal Service in 48 major bulk mail centers and processing and distribution centers throughout the U.S. Hydraulically operated with the capability to hold and dump multiple configurations of mail containers up to 3,000 lbs. in less than one minute.	• U.S. Postal Service

AN/APQ-170 Combat Talon II Radar	Dual-band multi-mode radar, which provides C-130 air transport aircraft with advanced navigation capabilities.	• U.S. Air Force

Man-Portable Surveillance and Target Acquisition Radar (MSTAR)	Detects, locates and classifies moving personnel, vehicles and low-flying helicopters. Also detects artillery shell impacts and provides automatic correction data for friendly artillery fire.	• U.S. military

AN/ALR-69 Radar Warning Receiver Suite Hot Mock-Up Bench (HMB)	Verifies AN/ALR-69 line replaceable unit malfunctions and provides easily accessible test points for monitoring critical system functions and centralized operator control.	• U.S. Air Force

Weapon Control Systems	Produce Minuteman Missile Launcher and Launch Control Facility environmental control systems.	• U.S. military • Prime defense contractors

Knight™	Provides artillery units with a digital command, control and communications system on the battlefield. Utilizes various sensors to quickly and accurately locate enemy firing targets.	• U.S. Army

Aviation Ground Power Unit
	Self-propelled cart capable of simultaneously providing electrical, hydraulic and pneumatic power for aircraft towing, starting, servicing and maintenance. Easily transportable to remote facilities and operates in adverse environmental conditions.	• U.S. military • Prime defense contractors

Tactical Quiet Generator Set	Low-weight, low-noise Permanent Magnet Generator and variable speed technologies.	• U.S. Army

Low- and Medium-Voltage Generator Sets and Other Power Equipment	Mobile generator sets and power solutions for vans, distribution systems, generator controls and switchgear.	• U.S. military • FEMA

Military Power Supplies, Battery Chargers, Power Converters, Rectifiers/Starters and Universal Power Systems	Ruggedized and full Mil-Spec high-performance static power management systems for ground-based, shipboard and airborne communications and weapons platforms.	• U.S., U.K. and Canadian militaries • Prime defense contractors • Diplomatic community • Intelligence agencies

Fuel Cells, Power Conversion, Power Electronics and Controls	Power management systems and alternative energy sources with wide voltage range.	• Grid-connected, grid-independent or dual-mode applications of industrial customers

Industrial Power Supplies
	Uninterruptible power supply systems in rack-mount or free standing configurations specifically designed for global deployment in severe physical and electrical environments. Includes the 1000/1500/2000TR-III, 3000TR-III, 2000MS, Toshiba 4200FA series of systems.	• Factories • Oil platforms • Refineries.

Commercial and Customized Power Supplies and Accessories	Uninterruptible power supply systems providing complete power protection for critical equipment and data. Includes RE-II, PS-9, 4500/6000RX and Powerware™ 9125 series of systems.	• Control and communications centers • Computer networks • Telecommunications systems • Switchboards • U.S. government • Intelligence agencies

On-Aircraft Test System (OCATS)	Proprietary automatic electronic test and measurement equipment provided primarily for electronic warfare and common avionics systems.	• U.S. military jammers, radar warning receivers, Group A transmission lines, avionics

High-Power Device Test Subsystem (HPDTS)
	Augments the U.S. Navy's Consolidated Automatic Support System (CASS) test system, providing economic field and depot support for high-voltage and high-power elements of weapon system transmitters and power sources.	• U.S. Navy

End-to-End Tester (ETET)
	Modular test system that incorporates and integrates state-of-the-art test instrumentation technologies. Employed with the applicable Antenna Coupler Set (ACS) and Test Program Set (TPS) software, it is capable of non-intrusive functional testing and operationally verifying installed electronic warfare (EW) systems.	• Various fixed- and rotary-wing aircraft

Transmission Line Test Set (TLTS)
	Man-transportable test system that diagnoses aircraft RF transmission lines and antennae, enabling technicians to diagnose cables, waveguides and antennae without removal from the aircraft. Provides fast and accurate measurements of insertion loss, voltage standing wave ratio (VSWR), and distance to fault for avionics and electronic warfare antennae, cables and waveguide assemblies.	• Aircraft used by U.S. government intelligence agencies • Other military aircraft engaged in EW and weapon system employing RF transmission lines

Systems Integration Services	Services to outfit shelters and containers from utilities (heating, cooling and electrical) to sophisticated petroleum test equipment.	• U.S. military • Prime defense contractors

Turn-key Project Management Services
	For mission-critical facility power systems upgrades, including the acquisition and installation of emergency back-up generators, building uninterruptible power supply systems, heating/ventilation/air conditioning and facility build-outs.	• U.S. government intelligence agencies

Support Services

        ESSI's Support Services segment provides engineering services, logistics and training services, advanced technology services, asset protection systems and services, telecommunication systems integration and information technology services primarily for the DoD. The Support Services segment also provides certain power generation and distribution equipment and vehicle armor installation to the DoD.

        The following table outlines applications and platforms for products and services in ESSI's Support Services segment:

Product/Service	Description	Platforms/Customers
Countermine, Counter-Obstacle and De-mining Support Services	Provides full-service acquisition, logistics, engineering and documentation services supporting countermine and counter-obstacle support. Includes Cleared Lane Marking Systems, Mine Clearing Line Charge Systems, full-width Mine Rakes, handheld Mine Detectors and the M1 Mine Clearing Blade.	• U.S. Army • Intelligence agencies • International humanitarian organizations • Commercial customers

Counter-Surveillance and Deception Support Services
	Provides passive, active and reactive sensors to counter the full spectrum of threats and full-service acquisition, logistics, engineering and documentation services. Expertise includes designing and manufacturing equipment for the security of individual personnel, mobile and airborne assets and airborne threats. Provides total support services for ground and airborne field tests.	• U.S. military • International militaries • Law enforcement agencies

Environmental Management and Support Services
	Provides environmental planning, compliance reports and occupational/safety training, including studies, analyses and documentation needed to support the environmental decision-making process. Services also include evaluating new technologies and developing automated systems for increased efficiency.	• U.S. military • International militaries • Industrial customers

Petroleum and Water Systems Support
	Systems integration for total life-cycle support of the Inland Petroleum Distribution System (IPDS) and Water Support Systems (WSS). Provides a full range of program management, general support, modernization, training and contingency support.	• U.S. Army

Training
	Provides full range of functional and technical training, including evaluating current and future training requirements, establishing performance-based, measurable training objectives, developing training programs in accordance with Department of Defense standards, providing course management, task development and analysis, documentation, training material development, database operation and development of interactive multimedia instruction products. Also provides mobile unit combat training.	• Department of Defense • U.S. Army and Army Reserves Combat Service Support units

Engineering Design Services
	Develops chemical, biological and hazardous mobile protection and detection systems and weapons transportation systems. Miniaturizes, modularizes and standardizes mobile topographic system design for military trailer and mobile shelters.	• U.S. military

Information Technology (IT) Services
Provides design, analysis, implementation and life-cycle support of complex systems using commercial and custom applications and hardware. Includes network administration, software development, user training and technical support, troubleshooting and information management.
•  U.S. Air Force
•  U.S. Army
•  U.S. Army Center for Total Access (CTA)
•  U.S. Navy
•  U.S. Marine Corps
•  Department of Agriculture Department of the Interior
•  U.S. Treasury Department
•  European Regional Medical Command (ERMC)
•  NATO
•  Department of Homeland Security
• Prime defense contractors

Telecommunications Systems Services
	Designs, integrates, operates and maintains deployed satellite and wireless networks. Provides turn-key telecommunications systems for lease or purchase tailored to customers' requirements. Includes satellite earth station systems for secure military communication networks, internet, voice telephony, high-speed data, video conferencing and telemedicine. Designs microwave solutions for regional networks. Provides engineering, systems integration, installation and testing services.	• U.S. government intelligence agencies

Bandwidth and Support Services
Provides cost-effective solutions for leasing of satellite and terrestrial wireless connectivity. Negotiates host nation approval on behalf of customers for service in Europe, Africa, the Middle East and South America. Provides bandwidth management, including tools, traffic monitoring and control, and equipment status.
•  U.S. government and intelligence agencies
•  U.S. military
•  International militaries
•  Multinational organizations
• International commercial customers, including global and regional satellite organizations and terrestrial network providers

Integrated Logistics Services
	Provides training, supply support and distribution, cost and benefit analysis, and site actuation and deployment to support the entire life-cycle acquisition process. Develops acquisition documentation, mission needs statements, operational requirement documents, single-acquisition management plans, environmental assessments, test and evaluation master plans, technical manuals, field manuals, tables of organization and equipment documentation, and system training plans to support fielding materiel. Provides scheduling, tracking, supply, performance and billing of complex mechanical systems, including aircraft, ships, trains and trucks.	• U.S. Air Force • U.S. Army • U.S. Navy • U.S. Coast Guard • Royal Saudi Air Force • U.S. government intelligence agencies • Commercial customers

Systems Integration Services	Provides engineering, software development, manufacturing, logistics, technical data development, configuration management, and hardware and software quality assurance.	• U.S. Army • U.S. Courts • U.S. Coast Guard • FAA

Electronics Manufacturing Services
Provides quick-response, high-quality, reasonably-priced manufacturing services incorporating current commercially-available and non-developmental information technology for the design, build and repair of complex electronic assemblies.
•  Department of Transportation
•  U.S. Coast Guard
•  U.S. Air Force
•  U.S. Army
•  U.S. Navy
•  U.S. Marine Corps
•  Lockheed Martin Corporation
•  Raytheon Company
•  Boeing Company
•  BAE Systems
•  DynCorp
• EFW

Online Purchasing
	Provides one-stop online procurement for a comprehensive range of the company's logistics support services, maintenance contracts, spare and replacement parts, and training and engineering services, including online access to operating and maintenance manuals, warranty services and other technical support. Also provides support services for products of select supply chain partner companies.	• U.S. military

Customers

DRS

        We sell the substantial majority of our products to agencies of the U.S. government, primarily the DoD, to international government agencies and to prime contractors and their subcontractors.

Approximately 88%, 84%, 85% and 81% of total consolidated revenues for the six months ended September 30, 2005 and for fiscal years ended March 31, 2005, 2004 and 2003, respectively, were derived directly or indirectly from defense contracts for end use by the U.S. government and its agencies. Export sales accounted for approximately 10%, 14%, 12% and 13% of total consolidated revenues for the six months ended September 30, 2005 and for fiscal years ended March 31, 2005, 2004 and 2003, respectively.

ESSI

        ESSI is a diversified supplier of integrated military electronics, support equipment and technical services focused on advanced sustainment and logistics support solutions for all branches of the U.S. armed services, major prime defense contractors, certain international militaries, homeland securities security forces and selected government and intelligence agencies. ESSI also produces specialized equipment and systems for commercial and industrial applications. Approximately 96%, 94% and 95% of ESSI's consolidated net revenues for fiscal years ended October 31, 2005, 2004 and 2003 were derived from defense orders attributable to the United States.

        ESSI's business development efforts are undertaken at two functional levels. ESSI's corporate operation focuses on long-term strategic planning, policy development, best practice identification and dissemination, and on major programs which require the bundling of products and services across traditional subsidiary lines. In addition, ESSI's corporate Washington D.C. operations interface with service staffs within the Pentagon and liaises with key Congressional delegations. At the subsidiary level, a sales force is engaged to identify and pursue programs with specific customers in a variety of markets. With increased emphasis on ESSI's vision for the future, efforts have begun to strengthen the long-term strategic planning process. Market-based peer groups enable experts throughout ESSI to share knowledge and collectively recommend direction and strategy. These peer groups also evaluate market intelligence, customer knowledge and core competencies to refine ESSI's growth strategies.

        ESSI's Business Development Organization meets on a regular basis to identify and disseminate best practices in the areas of proposal development and market presence. The sales force shares customer and market intelligence, identifies key opportunities and assesses campaign strategies. ESSI gathers information from primary sources such as the DoD budget and its supporting documents, and military requirements documents such as Initial Capabilities Documents, along with direct interface with its customers. ESSI analyzes and then determines whether or not to bid on specific projects based upon determinations of potential profitability and the likelihood of award.

Backlog

DRS

        The following table sets forth our backlog by major product group (including enhancements, modifications and related logistics support) at the dates indicated. "Backlog" refers to the aggregate revenues remaining to be earned at a specified date under contracts held by us, including, for U.S. government contracts, the extent of the funded amounts under such a contract, which have been appropriated by Congress and allotted to the contract by the procuring government agency. Our backlog does not include the full value of contract awards nor does it include the sales value of unexercised options that may be exercised in the future. Backlog also includes all firm orders for commercial products. Fluctuations in backlog generally relate to the timing and amount of defense contract awards.

	Six Months Ended September 30, 2005	Year Ended March 31,
		2005	2004	2003
	(in thousands)
Government Products:
U.S. government	$1,515,722	$1,096,275	$917,630	$595,562
Foreign government	166,150	171,880	227,980	199,683

Total government backlog	1,681,872	1,268,155	1,145,610	795,245
Commercial Products	50,082	46,623	50,436	71,809

Total	$1,731,954	$1,314,778	$1,196,046	$867,054

        We expect to record as revenues approximately 73% of our funded backlog as of September 30, 2005, during fiscal 2006. However, there can be no assurance that our entire funded backlog will become sales in future periods.

ESSI

        ESSI records its backlog as either funded or unfunded backlog. ESSI's funded backlog was $689.8 million, $588.1 million and $533.4 million as of October 31, 2005, 2004 and 2003, respectively. ESSI's funded backlog is subject to fluctuations and is not necessarily indicative of future revenues. Funded backlog represents products or services that the customer has committed by contract to purchase from ESSI. Unfunded backlog includes products or services that the customer has the option to purchase under contract with ESSI, including, with respect to contracts which include a maximum amount purchasable by the customer thereunder, such maximum amount, and with respect to contracts without a specified maximum amount, ESSI's estimate of the amount it expects the customer to purchase using the Best Estimated Quantity as a guide where Best Estimated Quantity is specified. There are no commitments by the customer to purchase products or services included in unfunded backlog and there can be no assurance that any or all amounts included therein will generate revenue for ESSI. Moreover, cancellations of purchase orders or reductions of product quantities or levels of service to be provided in existing contracts could substantially reduce ESSI's funded backlog and, consequently, future net revenues. Failure of ESSI to replace canceled or reduced backlog, whether funded or unfunded, could have a material adverse effect on ESSI's business, financial condition and results of operations in subsequent periods.

        The following table summarizes funded and unfunded defense backlog (in millions) as of the indicated dates:

	Funded Defense Backlog	Unfunded Defense Backlog
October 31, 2005	$689.8	$1,487.1
October 31, 2004	588.1	849.2
October 31, 2003	533.4	922.8

Research and Development

DRS

        We conduct research and development programs to maintain and advance our technology bases. Our research and development efforts are funded by both internal sources and as part of customer-funded development contracts.

        We recorded revenues for customer-sponsored research and development of approximately $93.1 million, $74.4 million and $44.4 million for the years ended March 31, 2005, 2004 and 2003, respectively. Such customer-sponsored activities are primarily the result of contracts directly or indirectly with the U.S. government. We also invest in internal research and development. Expenditures for internal research and development amounted to approximately $38.9 million, $27.4 million and $14.4 million for the years ended March 31, 2005, 2004 and 2003, respectively.

ESSI

        The majority of ESSI's development activities are conducted under, and funded directly or indirectly through, DoD contracts in response to designated performance specifications. ESSI's expenditures on internal research and development were approximately $4.6 million, $4.3 million and $2.9 million for the years ended October 31, 2005, 2004 and 2003, respectively.

        As ESSI has grown both internally and through acquisition, it significantly has increased its engineering capabilities. As of October 31, 2005 ESSI had 1,165 people engaged in engineering activities that encompass advanced development, engineering research and development, product improvement and evolution, new product development, productionization, logistic and life-cycle support, product re-engineering and support services. ESSI believes its depth of engineering capabilities allows it to cover all phases of a project from conception to full-life cycle support.

        ESSI's engineering expertise is complementary to the military markets it serves, primarily the environmental control, power, electronics, heavy mechanical and material handling, security, communications, service and logistical support markets. ESSI has engineering capabilities in the areas of system design and analysis, electronic signal processing, power electronics, software, firmware, mechanical design, control, electro-mechanical, electro-optical, electro-chemical, acoustics, thermodynamics, fluid and air flow, fluid pumping, HVAC, liquid fuel combustion, chemical and biological hardened environmental control, filtration and decontamination, power system analysis, environmental control system analysis, stress analysis, water treatment analysis, water purification technology, radar, target acquisition systems, automatic test equipment, communication system analysis and logistic support disciplines including reliability, maintainability, embedded diagnostics and prognostics, training and the development of web-based interactive electronic technical manuals. ESSI's subsidiaries within the Support Services segment have engineering expertise in fields such as re-engineering obsolete mechanical and electronic products, nano-hardened products, security system design, fuel cells and super critical reformation. ESSI's engineering expertise has significant overlap throughout its operating subsidiaries, allowing it to leverage engineering personnel and technologies, and to function as an integrated team.

        ESSI's design and development of new products is enhanced by a number of computer-aided design and manufacturing (CAD/CAM) systems as well as a number of automated system design and analysis tools. CAD/CAM tools are used by both engineers and draftsmen to design and validate complex products and component parts. ESSI utilizes both two- and three-dimensional CAD/CAM tools, providing both design and production engineers an interactive environment with which to view the final product and all the relevant interfaces. These tools are compatible across all of ESSI's operating subsidiaries, allowing for virtual design and development without regard to geographical location. ESSI's engineering technologies and expertise provide it with the ability to adapt its production processes to new product needs on a timely basis. ESSI also has the capability to provide complete technical data support for the products it manufactures to include integrated logistics support, spare parts provisioning and preparation of technical manuals. ESSI intends to leverage its engineering and design capabilities to continue to develop and evolve differentiated products and services that address both the current and future needs of the DoD for rapid deployment, smaller, lighter and more efficient equipment, and for innovative, value-added service offerings.

Contracts

DRS

        A significant portion of our revenue is derived from strategic, long-term programs and from programs for which we are the incumbent supplier or have been the sole or dual supplier for many years. A large percentage of our revenue is derived from programs that are in the production phase. These contracts provide us with a strong basis for projecting future business and the ability to control our cost structure.

        We have a diverse business mix with limited dependence on any single program. No single program represented more than 10% of revenues for the years ended March 31, 2005 and 2004. Only one program, the AN/UYQ-70, at approximately 13%, represented more than 10% of our revenue in the year ended March 31, 2003. Following the acquisition, on a pro forma basis, no single product or program will account for more than 3% of annual revenues and the ten largest programs will account for approximately 20%.

        The percentages of revenues during the fiscal years ended March 31, 2005, 2004 and 2003 and the six months ended September 30, 2003 attributable to our contracts by contract type were as follows:

	Year Ended March 31,			Six Months Ended September 30, 2005
	2005	2004	2003
Firm fixed-price	81%	82%	85%	84%
Cost-type	19%	18%	15%	16%

        Our contracts are normally for production, service or development. Production and service contracts are typically of the fixed-price variety with development contracts currently of the cost-type variety. For the six months ended, September 30, 2005 and the fiscal year ended March 31, 2005, 84% and 81% of our revenues came from fixed-price contracts and 16% and 19% from cost-type contracts, respectively. The continued predominance of firm fixed-price contracts are reflective of the fact that production contracts comprise a significant portion of our U.S. government contract portfolio. Fixed-price contracts may provide for a firm fixed-price or they may be fixed-price incentive contracts. Under the firm fixed-price contracts, we agree to perform for an agreed-upon price. Accordingly, we derive benefits from cost savings, but bear the risk of cost overruns. Under the fixed-price incentive contracts, if actual costs incurred in the performance of the contracts are less than estimated costs for the contracts, the savings are apportioned between the customer and us. If actual costs under such a contract exceed estimated costs, however, excess costs are apportioned between the customer and us, up to a ceiling. We bear all costs that exceed the ceiling, if any.

        Cost-type contracts typically provide for reimbursement of allowable costs incurred plus a fee (profit). Unlike fixed-price contracts in which we are committed to deliver without regard to cost, cost-type contracts normally obligate us to use our best efforts to accomplish the scope of work within a specified time and a stated contract dollar limitation. In addition, U.S. government procurement regulations mandate lower profits for cost-type contracts because of our reduced risk. Under cost-plus-incentive-fee contracts, the incentive may be based on cost or performance. When the incentive is based on cost, the contract specifies that we are reimbursed for allowable incurred costs plus a fee adjusted by a formula based on the ratio of total allowable costs to target cost. Target cost, target fee, minimum and maximum fee and adjustment formulae are agreed upon when the contract is negotiated. In the case of performance based incentives, we are reimbursed for allowable incurred costs plus an incentive, contingent upon meeting or surpassing stated performance targets. The contract provides for increases in the fee to the extent that such targets are surpassed and for decreases to the extent that such targets are not met. In some instances, incentive contracts also may include a combination of both cost and performance incentives. Under cost-plus-fixed-fee contracts, we are reimbursed for costs and receive a fixed fee, which is negotiated and specified in the contract. Such fees have statutory limits.

        We negotiate for, and generally receive progress payments from, our customers of between 75% and 90% of allowable costs incurred on the previously described contracts. Included in our reported revenues are certain amounts, which we have not billed to customers. These amounts, approximately $83.8 million, $82.3 million, $79.8 million and $34.2 million as of September 30, 2005 and March 31, 2005, 2004 and 2003, respectively, consist of costs and related profits, if any, in excess of progress payments for contracts on which revenues are recognized on a percentage-of-completion basis.

        Under generally accepted accounting principles in the United States (GAAP), contract costs, including applicable general and administrative expenses on certain long-term government contracts, are charged to work-in-progress inventory and are written off to costs and expenses as revenues are recognized. The Federal Acquisition Regulations, incorporated by reference in U.S. government contracts, provide that internal research and development costs are allowable general and administrative expenses. To the extent that general and administrative expenses are included in inventory, research and development costs also are included. Unallowable costs, pursuant to the Federal Acquisition Regulations, are excluded from costs accumulated on U.S. government contracts. Work-in-process inventory included general and administrative costs (which include internal research and development costs, and bid and proposal costs) of $50.8 million, $47.4 million and $37.9 million at September 30, 2005 and at March 31, 2005 and 2004, respectively.

        Our defense contracts and subcontracts are subject to audit, various profit and cost controls, and standard provisions for termination at the convenience of the customer. The Defense Contract Audit Agency (DCAA) performs these audits on behalf of the U.S. government. The DCAA has the right to perform audits on our incurred costs on all contracts on a yearly basis. Approval of an incurred cost submission can take from one to three years from the date of the submission of the contract cost.

        U.S. government contracts are, by their terms, subject to termination by the U.S. government for either convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. government. In these circumstances, the U.S. government is not liable for excess costs incurred by us in procuring undelivered items from another source.

        In addition to the right of the U.S. government to terminate, U.S. government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract usually is funded partially, and additional monies normally are committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.

ESSI

        ESSI's government contracts are obtained through the DoD procurement process as governed by the Federal Acquisition Regulations and related regulations and agency supplements, and are typically fixed-price contracts. This means that the price is agreed upon before the contract is awarded and ESSI assumes complete responsibility for any difference between estimated and actual costs. For the fiscal year ended October 31, 2005, approximately 64% of ESSI's revenues were derived from fixed-price contracts.

        Under the Truth in Negotiations Act of 1962 (Negotiations Act), the U.S. government has the right for three years after final payment on certain negotiated contracts, subcontracts and modifications, to determine whether ESSI furnished the U.S. government with complete, accurate and current cost or pricing data as defined by the Negotiations Act. If ESSI fails to satisfy this requirement, the U.S. government has the right to adjust a contract or subcontract price by the amount of any overstatement as defined by the Negotiations Act.

        U.S. government contracts permit the U.S. government to unilaterally terminate these contracts at its convenience. In the event of such termination, ESSI is entitled to reimbursement for certain expenditures and overhead as provided for in applicable U.S. government procurement regulations. Generally, this results in the contractor being reasonably compensated for work actually done, but not for anticipated profits. The U.S. government also may terminate contracts for cause if ESSI fails to perform in strict accordance with contract terms. Termination of, or elimination of appropriation for, a significant government contract could have a material adverse effect on ESSI's business, financial condition and results of operations in subsequent periods. Similarly, U.S. government contracts typically permit the U.S. government to change, alter or modify the contract at its discretion. If the U.S. government were to exercise this right, ESSI could be entitled to reimbursement of all allowable and allocable costs incurred in making the change plus a reasonable profit.

        For manufactured items, the U.S. government typically finances a substantial portion of ESSI's contract costs through progress payments. In each such case, ESSI receives progress payments in accordance with DoD contract terms which provide progress payments at 75% to 90% of costs incurred.

Competition

DRS

        Our products are sold in markets in which several of our competitors are substantially larger than we are, devote substantially greater resources to research and development, and, generally, have greater financial resources. We face a variety of competitors, including BAE Systems PLC, Raytheon Company, and L-3 Communications Holdings, Inc. Certain competitors are also our customers, partners and suppliers. The extent of competition for any single project generally varies according to the complexity of the product and the dollar value of the anticipated award. We believe that we compete on the basis of:

  •
  the performance, flexibility, and price of our products;

  •
  reputation for prompt and responsive contract performance;

  •
  accumulated technical knowledge and expertise; and

  •
  breadth of our product lines.

        Our future success will depend in large part upon our ability to improve existing product lines and to develop new products and technologies in the same or related fields.

        In the military sector, we compete with large and mid-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. As a number of consolidations and mergers of defense suppliers has occurred, the number of participants in the defense industry has decreased in recent years. We expect this consolidation trend to continue. As the industry consolidates, the large defense contractors are narrowing their supplier base, awarding increasing portions of projects to strategic mid- and lower-tier suppliers, and, in the process, are becoming oriented more toward systems integration and assembly. We believe that we have benefited from this defense industry trend.

ESSI

        The markets for all of ESSI's products and services are highly competitive. In order to obtain U.S. government contracts, ESSI must comply with detailed and complex procurement procedures adopted by the DoD pursuant to regulations promulgated by the U.S. government. ESSI believes the regulations and procurement procedures are adopted to promote competitive bidding. In addition, ESSI competes with a large number of suppliers to commercial and industrial air handling customers. In all phases of its operations, ESSI competes in both performance and price with companies, some of which are considerably larger, more diversified and have greater financial resources than ESSI.

Patents and Licenses

DRS

        We have patents on certain of our commercial and data recording products, semiconductor devices, rugged computer related items, and electro-optical and focal plane array products. We and our subsidiaries have certain registered trademarks, none of which are considered significant to our current operations. We believe our patent position and intellectual property portfolio, in the aggregate, are valuable to our operations. We do not believe that the conduct of our business as a whole is materially dependent on any single patent, trademark or copyright.

        When we work on U.S. government contracts, the U.S. government may have contractual rights to data for our "core" technologies, source codes and other developments associated with such government contracts. Records of our data rights are maintained in order to claim these rights as our proprietary technology, but it may not always be possible to delineate our proprietary developments from those developed under U.S. government contracts. The protection of our data from use by other U.S. government contractors is subject to negotiation from time to time between us and the U.S. government. The extent of the government's data rights in any particular product generally depends upon whether the product was developed under a government contract and the degree of government funding for the development of such product.

ESSI

        ESSI owns various patents and other forms of intellectual property. From time to time, ESSI develops proprietary information and trade secrets regarding the design and manufacture of various products. ESSI considers its proprietary information and intellectual property to be valuable assets. However, ESSI's business is not materially dependent on their protection.

Manufacturing and Supplies

DRS

        Our manufacturing processes for most of our products include the assembly of purchased components and testing of products at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, sheet metal fabricated into cabinets, resistors, capacitors, semiconductors, silicon wafers and other conductive materials, insulated wire and cables. In addition, many of our products use machine castings and housings, motors and recording and reproducing heads.

        Many of the purchased components are fabricated to our designs and specifications. The manufacturing process for certain of our optic products includes the grinding, polishing and coating of various optical materials and the machining of metal components.

        Although materials and purchased components generally are available from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, other sources probably would be available; however, added cost and manufacturing delays might result. We have not experienced significant production delays attributable to supply shortages, but occasionally experience quality and other related problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to our optical products, certain materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

ESSI

        ESSI's products require a wide variety of components and materials. Although ESSI has multiple sources of supply for most of its material requirements, sole-source vendors supply certain components, and ESSI's ability to perform certain contracts depends on their performance. In the past, these required raw materials and various purchased components generally have been available in sufficient quantities.

International Operations and Export Sales

DRS

        We currently sell several of our products and services internationally, such as sales to Canada, the United Kingdom, Israel, Spain and Australia, as well as other countries. International sales of our products and services are subject to export licenses granted on a case-by-case basis by the United States Department of State and Department of Commerce. Our international contracts generally are payable in United States dollars. Export sales accounted for approximately 10%, 14%, 12% and 13% of total revenues for the six months ended, September 30, 2005 and for the fiscal years ended March 31, 2005, 2004 and 2003, respectively.

        There are two principal contracting methods used by us for export sales, Direct Foreign Sales (DFS) and the U.S. government's Foreign Military Sales (FMS). In a DFS transaction, the contractor sells directly to the foreign country and assumes all the risks in the transaction. In a FMS transaction, the sale is funded by, contracted by and made to the U.S. government, which in turn sells the product to the foreign country.

        We currently operate outside the United States through our C4I Group in Canada and the United Kingdom.

        The addition of international businesses involves additional risks for us, such as exposure to currency fluctuations, future investment obligations and changes in international economic and political environments. In addition, international transactions frequently involve increased financial and legal risks arising from stringent contractual terms and conditions and widely different legal systems, customs and practices in foreign countries.

ESSI

        The following tables summarizes ESSI's net revenues attributed to the United States and to foreign countries:

Fiscal Year Ended October 31,	United States	Foreign Countries	Total Revenues
	(in thousands)
2005	$993,288	$25,085	$1,018,373
2004	853,286	30,344	883,630
2003	556,809	15,892	572,701

        ESSI attributes foreign net revenues based on the domicile of the purchaser of the product or service.

        Of the $702.2 million of ESSI's total assets as of October 31, 2005, $13.9 million were located in countries other than the United States.

Properties

DRS

        We currently lease the following significant facilities and properties:

Location	Activities	Operating Segment	Approximate Square Footage
Parsippany, New Jersey	Corporate Headquarters	Corporate	50,800
Arlington, Virginia	Administrative	Corporate	4,300
Washington, D.C.	Administrative	Corporate	3,400
Gaithersburg, Maryland	Administrative, Engineering and Manufacturing	C4I	42,500
Gaithersburg, Maryland	Administrative, Engineering and Product Development	C4I	21,800
Chesapeake, Virginia	Field Service and Engineering Support	C4I	19,600
San Diego, California	Engineering Support Services	C4I	7,200
Johnstown, Pennsylvania	Administrative and Manufacturing	C4I	130,000
Farnham, Surrey, United Kingdom	Administrative, Engineering and Manufacturing	C4I	26,000
Colorado Springs, Colorado	Administrative, Engineering and Manufacturing	C4I	21,600
Columbia, Maryland	Administrative and Manufacturing	C4I	11,600
Danbury, Connecticut	Administrative, Engineering and Manufacturing	C4I	21,000
Dayton, Ohio	Administrative, Manufacturing and Field Service	C4I	20,100
Dayton, Ohio	Administrative and Manufacturing	C4I	16,100
Fitchburg, Massachusetts	Administrative and Engineering	C4I	64,000
Fitchburg, Massachusetts	Administrative, Engineering and Manufacturing	C4I	22,000
Kanata, Ontario, Canada	Administrative and Engineering	C4I	62,900
Oakland, New Jersey	Administrative, Engineering and Manufacturing	C4I	61,300
Morgan Hill, California	Engineering, Manufacturing and Research	C4I	52,100
Merrimack, New Hampshire	Administrative and Marketing	C4I	20,800
Merrimack, New Hampshire	Administrative and Marketing	C4I	22,000
Wyndmoor, Pennsylvania	Administrative and Manufacturing	C4I	92,000
Melbourne, Florida	Administrative and Marketing	C4I	105,300
West Palm Beach, Florida	Administrative and Marketing	C4I	19,900
Palm Bay, Florida	Administrative, Engineering and Manufacturing	SR	93,400
Melbourne, Florida	Administrative, Engineering and Manufacturing	SR	141,300
Irvine, California	Administrative, Engineering and Manufacturing	SR	40,100

Mineral Wells, Texas	Administrative, Engineering, Manufacturing and Product Development	SR	42,000
Dallas, Texas	Administrative, Engineering and Manufacturing	SR	119,600
Huntsville, Alabama	Administrative, Manufacturing Warehouse	SR	217,500
Buffalo, New York	Engineering, Manufacturing and Research	SR	224,000
Kanata, Ontario, Canada	Engineering and Manufacturing	SR	11,000
Allentown, Pennsylvania	Administration and Manufacturing	SR	7,400
Prescott Valley, Arizona	Research, Development and Production	SR	13,100
Cypress, California	Administrative, Engineering and Manufacturing	SR	91,500

        We own the following properties:

Location	Activities	Operating Segment	Approximate Square Footage
Largo, Florida	Administrative and Manufacturing	C4I	120,000
Hudson, Massachusetts	Administrative, Engineering, Product Development and Manufacturing	C4I	54,000
Danbury, Connecticut	Administrative, Engineering and Manufacturing	C4I	72,700
Milwaukee, Wisconsin	Administrative, Engineering, Field Service, Product Development and Manufacturing	C4I	615,000
Palm Bay, Florida	Administrative, Manufacturing and Engineering	C4I	54,000
Gaithersburg, Maryland	Engineering, Manufacturing and Research	C4I	170,000
Carleton Place, Ontario, Canada	Administrative and Manufacturing	SR	128,500
Fort Walton Beach, FL	Engineering, Manufacturing and Research	SR	260,300

        We believe that all our facilities are in good condition, adequate for our intended use and sufficient for our immediate needs. It is not certain whether we will negotiate new leases as existing leases expire. Such determinations will be made as existing leases approach expiration and will be based on an assessment of our requirements at that time. Further, we believe that we can obtain additional space, if necessary, based on prior experience and current real estate market conditions.

        We have a mortgage note payable that is secured by a lien on our facility in Palm Bay, Florida.

ESSI

        As of October 31, 2005, ESSI conducted its business from the following 45 manufacturing, warehouse and office facilities:

        Leased:

Location	Activities	Approximate Square Footage
Cincinnati, Ohio	Manufacturing/Office	134,000
Bridgeport, Connecticut	Warehouse	45,000
Alexandria, Virginia	Office	44,000

Elizabeth City, North Carolina	Office	21,000
Polson, Montana	Manufacturing/Office	20,000
Troy, Michigan	Office	20,000
Calverton, Maryland	Office	19,000
Chantilly, Virginia	Office	16,000
Melbourne, Florida	Manufacturing/Office	16,000
Tinton Falls, New Jersey	Manufacturing/Office	15,000
Dulles, Virginia	Office	15,000
St. Louis County, Missouri	Manufacturing	14,000
St. Louis County, Missouri	Warehouse	13,000
Warner Robins, Georgia	Office	13,000
Fairborn, Ohio	Office	13,000
West Plains, Missouri	Warehouse	13,000
Willoughby, Ohio	Office	12,000
Bridgeton, Missouri	Manufacturing/Office	11,000
Warner Robins, Georgia Robins, Georgia	Manufacturing/Office	11,000
Polson, Montana	Manufacturing/Officer	10,000
West Long, New Jersey	Office	9,000
Huntsville, Alabama	Office	8,000
Lorton, Virginia	Office	6,000
Cincinnati, Ohio	Warehouse	5,000
Petersburg, Virginia	Office	4,000
Augusta, Georgia	Manufacturing/Office	3,000
Arlington, Virginia	Office	3,000
Garden City, New York	Office	3,000
Abington, Maryland	Office	2,000
Coronado, California	Office	1,000
Layton, Utah	Office	1,000
San Diego, California	Office	1,000
Shrewsbury, New Jersey	Office	1,000
Anchorage, Alaska	Office	1,000
Oklahoma City, Oklahoma	Office	1,000
Fredericksburg, Virginia	Office	1,000

        Owned:

Location	Activities	Approximate Square Footage
West Plains, Missouri	Manufacturing/Office	391,000
Florence, Kentucky	Manufacturing/Office	265,000
St. Louis County, Missouri	Subassembly/Office	263,000
High Ridge, Missouri	Manufacturing/Office	214,000
Bridgeport, Connecticut	Manufacturing/Office	135,000
Elizabeth City, North Carolina	Hangar—under construction	80,000
Halifax, Nova Scotia, Canada	Manufacturing/Office	40,000
Cincinnati, Ohio	Manufacturing/Office	27,000
Warner Robins, Georgia	Office	11,000

        ESSI also leases certain other small product support and service facilities located throughout the U.S. and abroad. ESSI believes that its current facilities are sufficient for the conduct of its current level of operations.

        At October 31, 2005, ESSI also owned a 171,000 square foot facility in St. Louis County, Missouri which it vacated during the fiscal year ended October 31, 2003. On November 22, 2005, ESSI completed the sale of this facility for a sale price of approximately $3.0 million.

Seasonality

        No material portion of our or ESSI's business is considered to be seasonal. Various factors can affect the distribution of our revenue between accounting periods, including the timing of government awards, the availability of government funding, product deliveries and customer acceptance.

Environmental Matters

        Our and ESSI's operations include the use, generation and disposal of hazardous materials. We and ESSI are subject to various U.S. federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the clean up of contaminated sites and the maintenance of a safe workplace. Except as described under "Legal Proceedings" below, we believe that we have been and are in substantial compliance with environmental laws and regulations and that we have no liabilities under environmental requirements that it would expect to have a material adverse affect on its business, results of operations or financial condition. In the past three years, we have not incurred substantial costs relating to environmental compliance.

Legal Proceedings

DRS

        We are party to various legal actions and claims arising in the ordinary course of its business. In our opinion, we have adequate legal defenses for each of the actions and claims.

        Various legal actions, claims, assessments and other contingencies arising in the normal course of our business, including certain matters described below, are pending against us and certain of our subsidiaries. These matters are subject to many uncertainties, and it is possible that some of these matters ultimately could be decided, resolved or settled adversely. We have recorded accruals totaling $4.7 million and $10.2 million at September 30, 2005 and March 31, 2005, respectively, for losses related to those matters that we consider to be probable and that can be estimated reasonably (certain legal and environmental matters are discussed in detail below). Although the ultimate amount of liability at September 30, 2005 that may result from those matters for which we have recorded accruals is not ascertainable, we believe that any amounts exceeding our recorded accruals should not materially affect our financial condition or liquidity. It is possible, however, that the ultimate resolution of those matters could result in a material adverse effect on our results of operations for a particular reporting period.

        In July 2000, prior to our acquisition of IDT, Tech-Sym Corporation (Tech-Sym) received a Section 104(e) Request for Information from the National Park Service (NPS), pursuant to the Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), regarding a site known as the Orphan Mine site in the Grand Canyon National Park, Arizona, which is the subject of an NPS investigation regarding the presence of residual radioactive materials and contamination. Subsequent to our acquisition of IDT, the Orphan Mine site was added to the National Priority List of contaminated sites. Some environmental laws, such as CERCLA and similar state statutes, can impose liability for the entire cost of the clean up of contaminated sites upon any of the current or former site owners or operators (or upon parties who send waste to these sites), regardless of the lawfulness of the original activities that led to the contamination.

        A corporation of which Tech-Sym is an alleged successor operated this uranium mine from 1956 to 1967. In 1962, the land was sold to the U.S. government and the alleged predecessor of Tech-Sym was given a 25-year mining lease. In 1967, the mining rights were transferred to a third party by a trustee in bankruptcy, and we believe that the mine was operated by such third party until approximately 1969. We understand that there are other companies in the chain of title to the mining rights subsequent to Tech-Sym's alleged predecessor, and, accordingly, that there are other potentially responsible parties (PRPs) for the environmental conditions at the site, including the U.S. government as owner, operator and arranger at the site. During its period of ownership, IDT retained a technical consultant in connection with this matter, who conducted a limited, preliminary review of site conditions and communicated with the NPS regarding actions that may be required at the site by all of the PRPs. On February 6, 2005, the NPS sent us an Engineering Evaluation/Cost Analysis Work Plan under CERCLA (the CERCLA Letter) with regards to Operable Unit 1 (the upper mine area) of the Orphan Mine site. In our view, this Work Plan included additional cleanup not covered by CERCLA. The CERCLA Letter also requested (a) payment of $0.5 million for costs incurred by the NPS related to the Orphan Mine, and (b) a "good faith offer" to conduct the response activity outlined by the NPS and to reimburse the NPS for future costs. The NPS advised that a similar letter has been sent to another PRP. We initiated discussions with such other PRP and with NPS, and engaged a technical consultant to evaluate the existing documentation and the site in depth. As a result, on September 29, 2005, such technical consultant submitted to the NPS, on behalf of us and such other PRP, an alternative Engineering Evaluation/Cost Analysis Work Plan (EE/CA) with regards to Operating Units 1 and 2 of the Orphan Mine site. On December 6, 2005 the PRPs and NPS met to discuss the alternative EE/CA. The meeting focused on the technical merits of the alternative EE/CA and certain differences between the alternative EE/CA and the NPS EE/CA provided with the CERCLA Letter. The differences included an alternative sampling technique and the inclusion of Operable Unit 2 (the lower mine area) in the EE/CA. In addition, certain legal issues relating to the process for implementing an agreed upon EE/CA were discussed. It is anticipated that further meetings will be held between the PRPs and NPS early in 2006. The potential liability can change substantially due to such factors as additional information on the nature or extent of contamination, methods of remediation required, changes in the apportionment of costs among the responsible parties and other actions by governmental agencies or private parties.

        On November 24, 2004, a lawsuit was filed in the United States District Court for the District of Colorado by ITT Industries, Inc. (ITT), a corporation of the State of Indiana, against DRS Tactical Systems, Inc. The plaintiff alleged DRS breached a subcontract between DRS and ITT and sought damages in excess of $5.0 million. The claim generally related to the performance by us and our predecessors, DRS Tactical Systems (West), Inc. and Catalina Research Inc., under a subcontract for a component being supplied to ITT under ITT's prime contract with the U.S. Army. On February 14, 2005, DRS Tactical Systems, Inc. filed its answer, affirmative defenses and counterclaims. The counterclaims alleged breach of contract and breach of duties of good faith and fair dealing and sought damages of no less than $1.8 million. We and ITT agreed to conduct nonbinding mediation, as a result of which the case was settled on August 31, 2005 with the execution of mutual releases and no damages due to either party.

ESSI

        ESSI and its subsidiaries are from time to time parties to various legal proceedings, including environmental claims, arising out of their business. ESSI's management believes that there are no such proceedings pending or threatened against ESSI or its subsidiaries which, if determined adversely, would have a material adverse effect on the consolidated financial position, results of operations or cash flows of ESSI.

        In December 2004, ESSI was notified by the Enforcement Division of the SEC of the issuance of a formal order directing a private investigation captioned In the Matter of Engineered Support Systems, Inc. and that the SEC had issued subpoenas to various individuals associated with ESSI to produce certain documents. The SEC staff also requested that ESSI voluntarily produce certain documents in connection with the investigation. The subpoenas related to trading in ESSI stock around its earnings releases in 2003 and the adequacy of certain disclosures made by ESSI regarding related-party transactions in 2002 and 2003 involving insurance policies placed by ESSI through an insurance brokerage firm in which a director of ESSI was a principal at the time of the transactions. On or about September 23, 2005, the SEC staff contacted ESSI's counsel and advised that it had issued a subpoena directed to ESSI and expanded its investigation to include ESSI's disclosure of a November 2004 stop-work order relating to ESSI's Deployable Power Generation and Distribution Systems program for the U.S. Air Force, and trading in ESSI's stock by certain individuals associated with ESSI. The United States Attorney's Office for the Eastern District of Missouri in St. Louis has also requested voluntary production of the information sought in the September 23, 2005 SEC Subpoena and ESSI has voluntarily complied with this request.

        In connection with the foregoing SEC investigation, ESSI and certain of its directors and officers have provided information and testimony to the SEC. ESSI continues to furnish information requested by the SEC. On November 14, 2005, ESSI was informed by the Enforcement Division that one of ESSI's former directors and officers who is currently a consultant to ESSI has been issued a so-called Wells notice informing him that the staff of the SEC was considering recommending that the SEC bring a civil injunctive action against the former officer and director in connection with the SEC's investigation into trading in ESSI common stock in 2003. A Wells notice provides prospective defendants with an opportunity to respond to the SEC staff members before the staff makes a formal recommendation on whether the SEC should pursue disciplinary action against them. ESSI has not received a Wells notice and continues to cooperate with the investigation. ESSI is unable to determine at this time either the timing of the investigation or the impact, if any, which the investigation could have on ESSI or the combined company following DRS's proposed acquisition of ESSI.

Employees

DRS

        As of September 30, 2005, we had approximately 6,100 employees, approximately 5,800 of whom are located in the United States. There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. Approximately 119 of our employees at DRS Power & Control Technologies are represented by a labor union and are covered by a collective bargaining agreement through March 2006. Two DRS Power & Control Technologies employees are represented by a separate labor union and are covered by a collective bargaining agreement through October 2006. Approximately 109 employees from DRS Test & Energy Management, Inc. are represented by a union and are covered by a collective bargaining agreement that expires May 2006. We believe that our relations with our employees generally are good.

ESSI

        As of October 31, 2005, ESSI employed approximately 3,673 persons, of which 1,196 were engaged in manufacturing activities, 1,165 in engineering activities and 1,312 in services activities, office administration and management functions. As of December 2005, District No. 9 of the International Association of Machinists and Aerospace Workers (AFL-CIO) represents 293 employees under a collective bargaining agreement, which expires March 21, 2008. ESSI considers its overall employee relations to be satisfactory.

MANAGEMENT

        The following table sets forth certain information regarding our directors, executive officers and key employees as of January 1, 2006 after giving effect to the acquisition and the related transactions.

Name	Age	Office and Position
Mark S. Newman.	56	Chairman of the Board of Directors, Chief Executive Officer and President
Vice Admiral Michael L. Bowman, USN (Ret.)	62	Executive Vice President, Washington Operations
Nina Laserson Dunn	59	Executive Vice President, General Counsel and Secretary
Robert F. Mehmel	43	Executive Vice President, Business Operations & Strategy
Richard A. Schneider	52	Executive Vice President, Chief Financial Officer
Ira Albom	76	Director
Hon. Donald C. Fraser	64	Director
William F. Heitmann	56	Director
Hon. Steven S. Honigman	57	Director
C. Shelton James	66	Director
Mark N. Kaplan	75	Director
Rear Admiral Stuart F. Platt, USN (Ret.)	72	Director
General Dennis J. Reimer, USA (Ret.)	66	Director
Eric J. Rosen	44	Director

        Mark S. Newman joined us in 1973 and became a director in 1988. Mr. Newman, who has been employed by us since 1973, was named Vice President, Finance, Chief Financial Officer and Treasurer in 1980 and Executive Vice President in 1987. In May 1994, Mr. Newman became our President and Chief Executive Officer and in August 1995 became Chairman of the Board. Mr. Newman is a director of Congoleum Corporation, Refac, Opticare Health Systems, Inc. and EFJ, Inc. He is a director of Business Executives for National Security and also is a member of the Board of Governors of the Aerospace Industries Association. Mr. Newman and Mr. Rosen, a director of DRS, are first cousins.

        Vice Admiral Michael L. Bowman USN (Ret.) has been our Executive Vice President, Washington Operations since June 2005. He also served as our Senior Vice President, Washington Operations from the time he joined us in March 2001 until June 2005. Prior to that, he served for 35 years with the U.S. Navy, including a number of assignments in the Washington, D.C. area involving congressional relations in support of Navy and Marine Corps defense issues. Initially heading the Senate Liaison Office of the Secretary of the Navy, he later was appointed Chief of Legislative Affairs, responsible for the coordination of all Department of the Navy issues in the U.S. House of Representatives and the Senate.

        Nina Laserson Dunn joined us as Executive Vice President, General Counsel and Secretary in July 1997. Prior to joining us, Ms. Dunn was a Director in the corporate law department of Hannoch Weisman, a Professional Corporation, where she served as our outside legal counsel. Ms. Dunn is admitted to practice law in New York and New Jersey and is a member of the American, New York State and New Jersey State Bar Associations.

        Robert F. Mehmel joined us as Executive Vice President, Business Operations and Strategy, in January 2001. Before joining us, he was Director, Corporate Development, at Jabil Circuit, Inc. Prior to that, he was Vice President, Planning, at L-3 Communications Corporation from its inception in April 1997 until June 2000. Earlier, Mr. Mehmel held various positions in divisional and corporate financial management with Lockheed Martin Corporation, Loral Corporation and Lear Siegler, Inc. He is also a member of the Board of Directors of United Industrial Corporation.

        Richard A. Schneider joined us in 1999 as Executive Vice President and Chief Financial Officer. He also served as our Treasurer until November 2002. He held similar positions at NAI Technologies, Inc. and was a member of its board of directors prior to its acquisition by us in February 1999. Mr. Schneider has over 30 years of experience in corporate financial management.

        Ira Albom became a director in February 1997. Mr. Albom was employed from 1977 to 2003 by Teleflex, Inc., a defense and aerospace company, and he was Senior Vice President of Teleflex from 1987 to 2003. Mr. Albom has over forty years of operations and management experience in the defense and aerospace industry. At Teleflex, he was actively involved in leading diligence teams and negotiating terms of mergers and acquisitions, as well as negotiating major contracts for Teleflex's Defense/Aerospace Group. Mr. Albom also serves as a director of Klune Industries, Inc.

        Hon. Donald C. Fraser became a director in 1993. He is the founder and Director of the Boston University Photonics Center and a Professor of Engineering and Physics at that university. From 1991 to 1993, Dr. Fraser was the Principal Deputy Under Secretary of Defense, Acquisition, with primary responsibility for managing the DoD acquisition process, including setting policy and executing programs. He served as Deputy Director of Operational Test and Evaluation for Command, Control, Communications and Intelligence from 1990 to 1991, a position which included top level management and oversight of the operational test and evaluation of all major DoD communications, command and control, intelligence, electronic warfare, space and information management system programs. From 1981 to 1988, Dr. Fraser was employed as Vice President, Technical Operations at Charles Stark Draper Laboratory and from 1988 to 1990, as its Executive Vice President.

        William F. Heitmann became a director in February 1997. Mr. Heitmann is Senior Vice President—Finance of Verizon Communications, Inc. He has been employed by Verizon Communications, Inc. since its formation in June 2000 through the merger of Bell Atlantic Corp. and GTE Corp. He was employed by Bell Atlantic Corp. and its predecessors since 1971, serving as a Vice President from 1996 and as Treasurer from June 2000 to December 2004. Previously, he was President and Chief Investment Officer of NYNEX Asset Management Company and President of NYNEX Credit Company. Mr. Heitmann serves as Chairman of Verizon Capital Corp. and Exchange Indemnity Corp. He is a member of the Real Estate Advisory Board of the New York Common Fund and The Financial Executives Institute.

        Hon. Steven S. Honigman became a director in 1998. Mr. Honigman has been a partner of the law firm Fox Horan & Camerini LLP since January 2006. He was a member of the law firm of Thelen Reid & Priest LLP from 1998 through 2005. Previously, he served as General Counsel to the Department of the Navy for five years. As chief legal officer of the Department of the Navy and the principal legal advisor to the Secretary of the Navy, Mr. Honigman was recognized as a leader in acquisition reform, procurement-related litigation and the accomplishment of national security objectives in the context of environmental compliance. He also exercised Secretariat oversight of the Naval Criminal Investigative Service and served as the Department's Designated Agency Ethics Officer and Contractor Suspension and Debarment Official. For his service, Mr. Honigman received the Department of the Navy Distinguished Public Service Award. Prior to his tenure with the Department of the Navy, he was a partner of the law firm of Miller, Singer, Raives & Brandes. Mr. Honigman was a director of The Wornick Company, a producer of combat and humanitarian rations for the DoD until the sale of the company in 2004. He is a member of Business Executives for National Defense (BENS) and the Finnish-American Chamber of Commerce.

        C. Shelton James became a director in February 1999. Mr. James is President of C.S. James and Associates, business advisors, and has served in that position since May 2000. From December 2001 to July 2002, he was CEO of Technisource, Inc., a provider of information technology staffing, outsourced solutions and computer systems. Mr. James was Chairman of the Board of Elcotel, Inc., a public communications company, until February 2000. He was President of Fundamental Management Corporation, an investment management company, from 1993 to 1998. He was also Chairman and CEO of Cyberguard Corp. from August 1998 to March 1999. Mr. James serves as a director of Concurrent Computer Corporation, Inc. and CSPI, Inc.

        Mark N. Kaplan became a director in 1986. Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 to 1998 and is now of counsel to the firm. Mr. Kaplan also serves as a director of American Biltrite Inc., Autobytel, Inc., REFAC Technology Inc., Congoleum Corporation and Volt Information Sciences, Inc. He is a member of the Council on Foreign Relations, Inc. He also served as chairman of and is now a member of the New York City Audit Committee. He previously served as co-chairperson of the New York City Board of Education Audit Advisory Committee. Mr. Kaplan is a Trustee of Bard College, New York Academy of Medicine, WNET/Channel 13 and New Alternatives for Children.

        Rear Admiral Stuart F. Platt USN (Ret.) became a director in 1991. Admiral Platt is Chairman and CEO of Harbor Wing Technologies, Inc., a company with operations in Honolulu, HI and Seattle, WA. He is the former chairman of The Wornick Company, a producer of combat and humanitarian rations for the DoD, and served in that position from 2000 until the sale of the company in 2004. From May 1994 until 1998, he served as a Vice President of DRS and President of our Data Systems Group. Admiral Platt also served as President of our wholly-owned subsidiary, DRS Precision Echo, Inc. (now known as DRS Data & Imaging Systems, Inc.), from July 1992 to July 1998. From 1998 to 2000, he was President and Chief Executive Officer of Western Marine Electronics Company, a supplier of commercial sonar systems and underwater protection systems. Admiral Platt held various high level positions as a military officer in the Department of the Navy, retiring as Competition Advocate General of the Navy in 1987. He is Chairman of Manakoa Corporation, and also serves as Chairman of The Historic Battleship Society. Admiral Platt is the author of "The Armament Tide."

        General Dennis J. Reimer, USA (Ret.) became a director in 2000. Since September 2005, General Reimer has been President of DFI International Government Services, a provider of defense, homeland security and intelligence consulting services to the U.S. government. From April 2000 until May 2005, he served as Director of the National Memorial Institute for the Prevention of Terrorism, located in Oklahoma City, Oklahoma. General Reimer served as the 33rd Chief of Staff, U.S. Army from June 1995 until June 1999. Prior to that, he was Commanding General of United States Army Forces Command, Fort McPherson, Georgia. From August 1999 until March 2000, General Reimer served as Distinguished Fellow of the Association of the U.S. Army. General Reimer also serves as a director of Microvision, Inc. and Mutual of America.

        Eric J. Rosen became a director in August 1998. Since March 2005, Mr. Rosen has been a partner of MSD Capital, LP, a private investment firm that exclusively manages the capital of Michael Dell and his family. Mr. Rosen has responsibility for the private equity activities of MSD. From May 1989 to March 2005, he was a Managing Director of Onex Investment Corp. Previously, he worked at Kidder, Peabody & Co. in both the Mergers and Acquisitions and Merchant Banking Groups. Mr. Rosen and Mark S. Newman, the Chairman of the Board, President and Chief Executive Officer of DRS, are first cousins.

Committees of the Board of Directors

        The board has four standing committees: the Audit Committee, the Executive Compensation Committee, the Ethics Committee and the Nominating and Corporate Governance Committee.

        Audit Committee.    The Audit Committee of the board consists of Messrs. Fraser, Heitmann and James, with Mr. Heitmann serving as Chairman. All of the members of the Audit Committee are "independent" and satisfy the New York Stock Exchange requirements for audit committee members, as well as the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and, as a result, no member has any relationship with DRS that may interfere with the exercise of his independence from DRS and DRS's management. The board has determined that each member of the Audit Committee has the ability to read and understand fundamental financial statements. The board has determined that each of Messrs. Heitmann and James qualify as an "Audit Committee Financial Expert," as defined by the rules of the SEC.

        The Audit Committee oversees and reports to the board concerning our general policies and practices with respect to accounting, financial reporting and internal controls, as well as such policies and practices of our subsidiaries. It also appoints our independent auditors and maintains a direct exchange of information between the board and the independent auditors. The Audit Committee operates under a written charter that was amended by the board on May 13, 2004, a copy of which is available on our corporate website at www.drs.com under the heading "Investor Info."

        Executive Compensation Committee.    The Executive Compensation Committee consists of Admiral Platt, General Reimer and Messrs. Albom, Honigman and Kaplan, with Mr. Kaplan serving as Chairman. The Executive Compensation Committee establishes policies and programs that govern the compensation of our Chief Executive Officer and other executive officers and administers our 1991 Stock Option Plan, the 1996 Omnibus Plan and other stock option plans that we assumed in connection with an acquisition in fiscal 1999. The Executive Compensation Committee operates under a written charter that was adopted by the board on May 14, 2003, a copy of which is available on our corporate website at www.drs.com under the heading "Investor Info."

        Ethics Committee.    The Ethics Committee consists of Messrs. Newman and Honigman, General Reimer and Ms. Dunn, Executive Vice President, General Counsel and Secretary of DRS (ex officio), with Mr. Honigman serving as Chairman. The Ethics Committee provides oversight with respect to issues involving compliance with law and our ethics program. The Ethics Committee operates under a written charter that was adopted by the board on May 14, 2003, a copy of which is available on our corporate website at www.drs.com under the heading "Investor Info."

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Messrs. Kaplan and Albom and General Reimer, with Mr. Kaplan serving as Chairman. Each member of the Nominating and Corporate Governance Committee is an independent director under the NYSE listing standards. The functions of the Nominating and Corporate Governance Committee include the following:

  •
  identifying and recommending to the board individuals qualified to serve as members of the board;

  •
  recommending to the board directors to serve on committees of the board;

  •
  advising the board with respect to matters of board composition and procedures; and

  •
  developing and recommending to the board a set of corporate governance guidelines (a copy of which is available on our corporate website at www.drs.com under the heading "Investor Info").

        The Nominating and Corporate Governance Committee is governed by a written charter, a copy of which is available on our corporate website at www.drs.com under the heading "Investor Info."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

DRS

        We currently lease a building in Oakland, New Jersey owned by LDR Realty Co., a partnership that was wholly-owned, in equal amounts, by David E. Gross, our co-founder and the former President and Chief Technical Officer, and the late Leonard Newman, our co-founder and the former Chairman of the Board, Chief Executive Officer and Secretary and the father of Mark S. Newman, our Chairman of the Board, President and Chief Executive Officer. The lease agreement with a monthly rental of $21,200 expires on April 30, 2007. Following Leonard Newman's death in November 1998, Mrs. Ruth Newman, the wife of Leonard Newman and the mother of Mark S. Newman, succeeded to Leonard Newman's interest in LDR Realty Co.

        Skadden, Arps, Slate, Meagher & Flom LLP, a law firm to which Mark N. Kaplan, a member of our board of directors, is of counsel, provides legal services to us. We paid $0.8 million, $1.4 million, $2.9 million and $2.5 million in fees to the firm during the six months ended September 30, 2005 and for the fiscal years ended March 31, 2005, 2004 and 2003, respectively.

        Kronish Lieb Weiner & Hellman LLP, a law firm of which Alison Newman, sister of Mark S. Newman, is a partner, provides legal services to us. We paid $0.2 million in fees to the firm during the six months ended September 30, 2005. The amounts paid to the firm during each of the years in the three-year period ended March 31, 2005 were immaterial.

ESSI

        Certain members of the ESSI board of directors and certain ESSI executive officers have interests in our acquisition of ESSI, including the following:

  •
  the payment, upon the completion of the acquisition, of lump sums of $2,145,325, $1,970,410 and $933,977 to each of Gerald A. Potthoff, Chief Executive Officer and a director, Gary C. Gerhardt, Chief Financial Officer and a director, and Daniel A. Rodrigues, President and Chief Operating Officer, respectively, in accordance with their existing employment agreements, consisting of an amount equal to 2.99 times the average of each of such person's base salary and bonus for the prior five fiscal years;

  •
  the payment, upon the completion of the acquisition, of a success fee of $5.0 million to Michael Shanahan, Sr., the non-executive Chairman and a director of ESSI, in accordance with a memorandum of understanding, dated April 30, 2005, as compensation for Mr. Shanahan's consulting services in connection with the exploration of a possible sale of ESSI;

  •
  continued benefits for at least one year following the effective time of the acquisition that are similar, in the aggregate, to those provided by ESSI prior to the effective time of the acquisition;

  •
  indemnification by us and ESSI, as the surviving corporation in its merger with a wholly-owned subsidiary of DRS formed for the purpose of the acquisition, to the fullest extent permitted by law of persons who were directors or officers of ESSI before the acquisition against various claims and actions arising out of their positions with ESSI prior to the acquisition, so long as such person is, or has been, acting within the scope of such person's employment or fiduciary duties; and

  •
  continued coverage under a directors' and officers' liability insurance policy for a minimum of six years following the effective time of the acquisition, under terms and conditions no less advantageous to the directors and officers than the liability insurance policy that ESSI maintained for its directors and officers prior to the acquisition, subject to a limit on premiums of 150% of the most recent annual premiums paid by ESSI prior to the date of the merger agreement.

        Huntleigh/McGehee, Inc. served as broker on substantially all of ESSI's insurance policies in fiscal 2005. Total commissions earned by Huntleigh/McGehee on insurance premiums paid by ESSI in fiscal 2005 were $1,519,000. Michael F. Shanahan, Jr. owns a majority of Huntleigh/McGehee's outstanding stock and has served as the President and Chief Executive Officer of Huntleigh/McGehee since July 2004. As a result of contractual arrangements between Mr. Shanahan and the other stockholders of Huntleigh/McGehee, Mr. Shanahan has not received any compensation, either as shareholder or officer of Huntleigh/McGehee, as a result of insurance brokerage services paid by ESSI to Huntleigh/McGehee in fiscal 2005. Mr. Shanahan is a director of ESSI, the son of Michael F. Shanahan, Sr., non-executive Chairman of the Board of ESSI, and the son-in-law of director Earl W. Wims.

        ESSI paid David D. Mattern $462,300 in fees during fiscal 2005 for his services as Secretary and General Counsel of ESSI. Mr. Mattern is the son-in-law of Michael F. Shanahan, Sr., non-executive Chairman of the Board of ESSI.

        The Audit Committee of the Board of Directors of ESSI has formally approved all related party transactions.

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of January 4, 2006, certain information concerning the beneficial holdings of (i) each of our directors, (ii) those of our executive officers who were among the five most highly compensated executive officers in fiscal 2005 and are still employed by DRS, (iii) each holder of more than five percent of our common stock and (iv) all directors and executive officers as a group. Beneficial ownership prior to the transactions is based upon 28,091,233 shares of common stock issued and outstanding as of January 4, 2006. Beneficial ownership following the transactions is based upon 28,091,233 shares of common stock outstanding as of January 4, 2006, plus the assumed issuance of 12,146,608 shares of common stock (assuming a DRS stock price of not more than $46.80 per share) that we will issue as partial consideration for our acquisition of ESSI based on the Exchange Ratio set forth in the merger agreement. The actual number of shares that we issue pursuant to the Exchange Ratio may be more or less depending on our stock price during the ten consecutive trading days ending with the second complete trading day prior to the completion of the acquisition. See "The Transactions." Except as otherwise noted, each of the persons named below has sole voting power and sole investment power within respect to the shares set forth opposite his, her or its name. The information regarding the "5% stockholders" has been derived from statements on Schedule 13D or 13G filed with the SEC by the persons listed below or written communication from persons updating such previously filed statements.

Name and Address of Each Beneficial Owner(1)	Number of Shares Common Stock Beneficially Owned(2)		Percentage of Class Prior to the Acquisition	Percentage of Class Following the Transactions
Mark S. Newman	881,518	(3)(4)(5)(6)(7)	3.06%	2.15%
Ira Albom	29,800	(4)	*	*
Donald C. Fraser	20,000	(4)	*	*
William F. Heitmann	13,500	(4)	*	*
Steven S. Honigman	5,000	(4)	*	*
C. Shelton James	5,866	(4)	*	*
Mark N. Kaplan	26,000	(4)	*	*
Stuart F. Platt	10,650	(4)	*	*
Dennis J. Reimer	13,000	(4)	*	*
Eric J. Rosen	20,000	(4)	*	*
Michael L. Bowman	20,825	(4)(5)(6)	*	*
Nina Laserson Dunn	80,150	(4)(5)(6)	*	*
Robert F. Mehmel	132,050	(4)(5)(6)	*	*
Richard A. Schneider	111,200	(3)(4)(5)(6)	*	*
All directors, director nominees and executive officers as a group (14 persons)	1,369,559	(3)(4)(5)(6)(7)	4.69%	3.31%
5% Stockholders
FMR Corp.	2,147,340	(8)	7.64%	5.34%
Morgan Stanley & Co., Inc	1,417,185	(9)	5.04%	3.52%
Neuberger & Berman L.P.	3,703,280	(10)	13.18%	9.20%

*
Less than 1%.

(1)
Unless otherwise stated, the address for each beneficial owner is c/o DRS Technologies, Inc., 5 Sylvan Way, Parsippany, New Jersey 07054.

(2)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, thereby including options exercisable within 60 days of

  January 4, 2006. Beneficial ownership does not include shares of common stock issuable upon conversion of the Senior Convertible Notes.

(3)
Does not include 3,010 shares of common stock held by the trustee of our Retirement/Savings Plan. Mr. Newman and Mr. Schneider share the power to direct the voting of such shares with members of the administrative committee of such plan. Mr. Newman and Mr. Schneider disclaim beneficial ownership as to and of such shares.

(4)
Includes shares of common stock that might be purchased upon exercise of options that were exercisable on January 4, 2006 or within 60 days thereafter, as follows: Mr. Newman, 693,000 shares; Mr. Albom, 25,000 shares; Dr. Fraser, 20,000 shares; Mr. Heitmann, 12,500 shares; Mr. Honigman, 5,000; Mr. James, 5,000 shares; Mr. Kaplan, 25,000 shares; Admiral Platt, 0 shares; General Reimer, 12,500 shares; Mr. Rosen, 20,000 shares; Admiral Bowman, 15,925 shares; Ms. Dunn, 72,950 shares; Mr. Mehmel, 122,350 shares; Mr. Schneider, 95,450 shares; and all directors, nominees and executive officers as a group, 1,124,675 shares.

(5)
Includes shares of restricted stock with a vesting date of January 22, 2007, as follows: Mr. Newman, 26,000 shares; Admiral Bowman, 2,400; Ms. Dunn, 4,700 shares; Mr. Mehmel, 4,700 shares; Mr. Schneider, 4,700; and all directors, nominees and executive officers as a group, 42,500. Restricted stock is granted in the name of the employee, who has all of the rights of a stockholder, including the right to receive cash dividends on restricted stock and the right to vote the restricted stock, subject to certain restrictions. The restricted stock shares cliff vest three years from the date of grant.

(6)
Includes shares of restricted stock with a vesting date of July 6, 2008, as follows: Mr. Newman, 13,000 shares; Admiral Bowman, 2,500 shares; Ms. Dunn, 2,500 shares; Mr. Mehmel, 5,000 shares; Mr. Schneider, 2,500 shares; and all directors, nominees and executive officers as a group, 25,500.

(7)
Includes 4,800 shares of common stock held by Mr. Newman as custodian for one of his daughters, over which Mr. Newman has sole voting and investment power, and 50,000 shares of common stock the receipt of which has been deferred by Mr. Newman.

(8)
As reported in Schedule 13G filed by FMR Corp. with the SEC on February 14, 2005, reporting ownership of our common stock as of December 31, 2004. FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109.

(9)
As reported in Schedule 13G filed by Morgan Stanley & Co., Inc. with the SEC on February 15, 2005, reporting ownership of our common stock as of December 31, 2004. Morgan Stanley & Co., Inc.'s address is 1585 Broadway, New York, NY 10036.

(10)
As reported in Schedule 13G filed by Neuberger & Berman L.P. with the SEC on December 6, 2005, reporting ownership of our common stock as of November 30, 2005. Neuberger & Berman L.P.'s address is 605 Third Avenue, New York, NY 10158.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Secured Credit Facility

        As of the date of this prospectus supplement, we have a $411.0 million second amended and restated credit agreement (the existing senior secured credit facility) with Wachovia Bank, National Association as the Administrative Agent. This existing senior secured credit facility will be amended and restated simultaneously with our acquisition of ESSI (see "Amended and Restated Senior Secured Credit Facility" below). The existing senior secured credit facility consists of a $175.0 million senior secured revolving line of credit and a $236.0 million senior secured term loan. On February 6, 2004, we amended our existing senior secured credit facility, reducing the term loan interest rate thereunder to LIBOR plus 1.75%. On May 12, 2005, we further amended our existing senior secured credit facility to: (i) provide a basket for Asset Sale Proceeds (as such term is defined in the credit agreement) that are subject to the mandatory prepayment requirements of the credit agreements, (ii) adjust for our limitations on acquisitions and asset sales and (iii) to allow us to declare and pay cash dividends to our stockholders up to an aggregate amount of $25.0 million in any fiscal year. We are permitted under our existing senior secured credit facility to borrow up to two additional term loans totaling $100.0 million at any time prior to maturity. The existing senior secured credit facility is guaranteed by substantially all of our domestic subsidiaries. In addition, it is collateralized by liens on substantially all of the assets of our subsidiary guarantors' and certain of our other subsidiaries' assets and by a pledge of certain of our non-guarantor subsidiaries' capital stock. The term loan and the revolving credit facility will mature in seven and five years, respectively, from November 4, 2003. We drew down the full amount of the term loan, to fund a portion of the IDT acquisition, to repay the existing term loan and certain of IDT's outstanding indebtedness, and to pay related fees and expenses.

        As of September 30, 2005, $146.3 million of term loans were outstanding against the existing senior secured credit facility, in addition to which $36.3 million was contingently payable under letters of credit ($0.9 million of the letters of credit outstanding as of September 30, 2005 were issued and are not considered when determining the availability under our revolving line of credit). From time to time, we enter into standby letter-of-credit agreements with financial institutions and customers primarily relating to the guarantee of our future performance on certain contracts to provide products and services and to secure advanced payments we have received from our customers. There were no borrowings under our revolving line of credit as of September 30, 2005.

Amended and Restated Senior Secured Credit Facility

        Simultaneously with the closing of our acquisition of ESSI, we will enter into an amended and restated senior secured credit facility for up to an aggregate amount of $700.0 million, replacing our existing senior secured credit facility. The amended and restated senior secured credit facility will consist of (i) a seven-year term loan facility in an aggregate principal amount equal to $300.0 million, with principal repayable in quarterly installments at a rate of 1.00% per year and the balance to be repaid in equal quarterly installments beginning six years following the completion of the acquisition, and (ii) a six-year revolving credit facility in an aggregate principal amount of $400.0 million (of which approximately $223.2 million shall be drawn down on the closing date of the acquisition), to be repaid in full on the sixth anniversary of the closing date of the facility. The amended and restated senior secured credit facility will be guaranteed by substantially all of our domestic subsidiaries. In addition, it will be secured by liens on substantially all of our, the subsidiary guarantors' and certain of our other subsidiaries' assets and by a pledge of certain of our subsidiaries' capital stock. Borrowings under the amended and restated senior secured credit facility will bear interest, at our option, at either the base rate (the higher of the prime rate announced by the commercial bank to be selected by the administrative agent to the facility or the federal funds effective rate plus 0.50%), plus an applicable margin, or at the Eurodollar Rate, plus an applicable margin.

        There will be certain covenants and restrictions placed on us under the amended and restated senior secured credit facility, including, but not limited to, our ability to consummate certain acquisitions, a maximum total leverage ratio, a maximum senior leverage ratio, a minimum fixed-charge coverage ratio, and restrictions related to equity issuances, the amount of dividends we may declare and pay on our capital stock, issuance of additional debt, incurrence of liens and capital expenditures, and a requirement that we make mandatory principal prepayments in the manner set forth in the credit agreement on the revolving line of credit loans and the term loans outstanding with 50% of the aggregate net cash proceeds from any equity offering, 100% of the aggregate net cash proceeds from any debt offering, asset sale or insurance and/or condemnation recovery and 50% or 25% of excess cash flow depending on our total leverage ratio, as defined in the amended and restated senior secured credit facility.

6 7/8% Senior Subordinated Notes due 2013

        On October 30, 2003, we issued $350.0 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2013 in a private placement transaction. On December 23, 2004, we issued an additional $200.0 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2013 in a private placement transaction. Our obligations under the 6 7/8% Senior Subordinated Notes due 2013 are fully and unconditionally guaranteed, jointly and severally, by certain of our domestic subsidiaries. We pay interest on the 6 7/8% Senior Subordinated Notes due 2013 on May 1 and November 1 of each year up to and including their maturity date on November 1, 2013.

        The 6 7/8% Senior Subordinated Notes due 2013 are subordinated to all of our senior debt, including all debt under our existing senior secured credit facility, and will be subordinated to the amended and restated senior secured credit facility and the Senior Notes offered hereby. The 2013 Senior Subordinated Notes will be pari passu with the Senior Subordinated Notes offered hereby. The 2013 Senior Subordinated Notes are unsecured.

        We may redeem all or any of the 6 7/8% Senior Subordinated Notes due 2013 on or after November 1, 2008 at the redemption prices set forth below, expressed as percentages of principal amount, plus any accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on November 1 of each of the years indicated below.

Year	Percentage
2008	103.438%
2009	102.292%
2010	101.146%

        Thereafter, we may redeem all or part of the 6 7/8% Senior Subordinated Notes due 2013 at 100% of their principal amount plus any accrued and unpaid interest to the date of redemption. In addition, on or prior to November 1, 2006, we may, at our option, redeem up to 35% of the 6 7/8% Senior Subordinated Notes due 2013 with the proceeds of certain sales of our equity at a redemption price equal to 106.875% of the principal amount of the 2013 Senior Subordinated Notes being redeemed plus any accrued and unpaid interest to the date of redemption.

        If we experience any specified kinds of changes in control, we must offer to repurchase any then outstanding 2013 Senior Subordinated Notes at 101% of their principal amount, plus any accrued interest to the date of repurchase. If we sell certain of our assets, we may also be required to offer to repurchase certain of the then outstanding 2013 Senior Subordinated Notes.

        The indenture governing the 2013 Senior Subordinated Notes contains covenants that, among other things and subject to some exceptions, limit our and our restricted subsidiaries to:

  •
  incur additional debt;

  •
  pay dividends on, redeem or repurchase our capital stock;

  •
  make investments;

  •
  declare dividends or make other payments to us;

  •
  enter into transactions with affiliates or related persons;

  •
  guarantee debt;

  •
  sell assets;

  •
  create liens;

  •
  engage in a merger, sale or consolidation; and

  •
  enter into new lines of business.

Mortgage Note

        We have a mortgage note payable that is secured by a lien on our facility located in Palm Bay, Florida, and bears interest at a rate equal to the one-month LIBOR plus 1.65%. During the third quarter of fiscal 2005, we terminated an interest rate swap relating to the mortgage that qualified for hedge accounting. The balance of the mortgage as of September 30, 2005 and March 31, 2005 and 2004 was $2.9 million, $3.0 million and $3.1 million, respectively. Monthly payments of principal and interest totaling approximately $34 thousand will continue through December 1, 2016. The net book value of the Palm Bay facility and land is approximately $2.7 million at March 31, 2005.

Senior Convertible Notes due 2026

        As part of the Transactions, we are offering $300.0 million aggregate principal amount of Senior Convertible Notes due 2026. We will also offer the underwriters of the offering of Senior Convertible Notes an option to purchase up to an additional 15% of Senior Convertible Notes to cover over-allotments, if any. The Senior Convertible Notes will be senior indebtedness and will be convertible into shares of our common stock in specified circumstances. The Senior Convertible Notes will be guaranteed by our subsidiaries that guarantee the Notes. We may redeem some or all of the Senior Convertible Notes, subject to certain conditions. The Senior Convertible Notes will not have the benefit of any sinking fund.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, "DRS" refers only to DRS Technologies, Inc. and not to any of its subsidiaries.

        DRS will issue $325.0 million aggregate principal amount of    % Senior Notes due 2016 (the "Senior Notes") under a senior base indenture among itself and The Bank of New York, as trustee (the "Senior Base Indenture"), and a senior supplemental indenture among itself, the Guarantors, and The Bank of New York, as trustee (the "Senior Supplemental Indenture" and, together with the Senior Base Indenture, the "Senior Indenture"). In addition, DRS will issue $250.0 million aggregate principal amount of    % Senior Subordinated Notes due 2018 (the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes") under a senior subordinated base indenture among itself and The Bank of New York, as trustee (the "Senior Subordinated Base Indenture"), and a senior subordinated supplemental indenture among itself, the Guarantors, and The Bank of New York, as trustee (the "Senior Subordinated Supplemental Indenture" and, together with the Senior Subordinated Base Indenture, the "Senior Subordinated Indenture", and together with the Senior Indenture, the "Indentures"). To the extent that there exists a conflict between the terms and conditions of the Senior Base Indenture and the Senior Supplemental Indenture, the terms of the Senior Supplemental Indenture shall govern, and to the extent that there exists a conflict between the terms and conditions of the Senior Subordinated Base Indenture and the Senior Subordinated Supplemental Indenture, the terms of the Senior Subordinated Supplemental Indenture shall govern. Except as set forth herein, the terms of each series of the Notes will be substantially identical and include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is a summary of the material provisions of the Indentures. It does not restate those agreements in their entirety. We urge you to read the Indentures because they, and not this description, define your rights as holders of the Notes. Copies of the Indentures are available as set forth below under "—Additional Information." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indentures.

        The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indentures.

Brief Description of the Notes and the Subsidiary Guarantees

  The Notes

        The Senior Notes:

  •
  will be general unsecured senior obligations of DRS;

  •
  will be pari passu in right of payment with all existing and future Senior Debt of DRS (including all Obligations under the Credit Agreement and the Convertible Notes);

  •
  will be senior in right of payment to all existing and future Senior Subordinated Indebtedness of DRS (including the Senior Subordinated Notes) and Subordinated Indebtedness of DRS; and

  •
  will be unconditionally guaranteed, jointly and severally, by the Guarantors on an unsecured senior basis.

        The Senior Subordinated Notes:

  •
  will be general unsecured senior subordinated obligations of DRS;

  •
  will be subordinated in right of payment to all existing and future Senior Debt of DRS, including all Obligations under the Credit Agreement, the Senior Notes and the Convertible Notes;

  •
  will be pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of DRS;

  •
  will be senior in right of payment to all future Subordinated Indebtedness of DRS; and

  •
  will be unconditionally guaranteed, jointly and severally, by the Guarantors on an unsecured senior subordinated basis.

        Substantially all of our assets have been pledged to secure our obligations to our secured creditors under the Credit Agreement. In the event that our secured creditors exercise their rights with respect to their pledged assets, our secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the Notes.

  The Subsidiary Guarantees

        The Notes are guaranteed by some but not all of DRS's Domestic Subsidiaries.

        Each Guarantee of the Senior Notes will be pari passu in right of payment with all existing and future Senior Debt of that Guarantor, including the guarantee of that Guarantor under the Credit Agreement and the Convertible Notes, and will be senior in right of payment to all existing and future Senior Subordinated Indebtedness and Subordinated Indebtedness of that Guarantor. Each Guarantee of the Senior Subordinated Notes will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including the guarantee of that Guarantor under the Credit Agreement, the Senior Notes and the Convertible Notes, and will be pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of that Guarantor and senior in right of payment with all future Subordinated Indebtedness of that Guarantor.

        Substantially all of DRS's operations are conducted though its Subsidiaries. DRS only has a stockholder's claim in the assets of its Subsidiaries. This stockholder's claim is junior to the claims that creditors of DRS's Subsidiaries have against those Subsidiaries. Holders of Notes will only be creditors of DRS and those Subsidiaries that provide a Subsidiary Guarantee.

        Not all of our Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us as shareholders. As of the date of the Indentures, Maxco, Inc., a wholly-owned Subsidiary of DRS, will merge into ESSI and as a result of the ESSI Merger, ESSI will guarantee the Notes. Subsidiaries of ESSI will subsequently guarantee the Notes if required by the Indentures. The subsidiaries of DRS that will guarantee the Notes on the Issue Date (the Guarantors, which do not initially include ESSI or its subsidiaries) generated $1.1 billion, or 84.6% of our consolidated revenues, net of $9.6 million of revenues from our non-guarantor Subsidiaries, for the twelve months ended March 31, 2005. For the six months ended September 30, 2005, the Guarantors generated $600.9 million, or 85.8%, of our consolidated revenues, net of $1.2 million of revenues from our non-guarantor Subsidiaries, and held 80.0% of our consolidated total assets as of September 30, 2005. The Indentures will permit DRS and its Subsidiaries to incur additional Indebtedness including Senior Debt.

        As of the date of the Indentures, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indentures. Our Unrestricted Subsidiaries will not guarantee the Notes.

        Substantially all of the assets of the Guarantors have been pledged to secure their respective obligations to our secured creditors under the Credit Agreement. In the event that the Guarantors' secured creditors exercise their rights with respect to their pledged assets, the Guarantors' secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the Notes.

Principal, Maturity and Interest

  Senior Notes

        DRS will issue $325.0 million in aggregate principal amount of Senior Notes in this offering. DRS may issue an unlimited amount of additional Senior Notes ("Additional Senior Notes") from time to time after this offering subject to all of the covenants in the Senior Indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Senior Notes and any Additional Senior Notes subsequently issued under the Senior Indenture will be treated as a single class for all purposes under the Senior Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, references to "Senior Notes" for all purposes of the Senior Indenture and this "Description of Notes" include any Additional Senior Notes that are actually issued. DRS will issue Senior Notes in denominations of $1,000 and integral multiples of $1,000. The Senior Notes will mature on 2016.

        Interest on the Senior Notes will accrue at the rate of    % per annum and will be payable semi-annually in arrears on                        and                         , commencing on                        , 2006. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Senior Notes. DRS will make each interest payment to the holders of record of the Senior Notes on the immediately preceding                        and                         . Interest on the Senior Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the Senior Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Senior Subordinated Notes

        DRS will issue $250.0 million in aggregate principal amount of Senior Subordinated Notes in this offering. DRS may issue an unlimited amount of additional Senior Subordinated Notes ("Additional Senior Subordinated Notes", and together with the Additional Senior Notes, the "Additional Notes") from time to time after this offering subject to all of the covenants in the Senior Subordinated Indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Senior Subordinated Notes and any Additional Senior Subordinated Notes subsequently issued under the Senior Subordinated Indenture will be treated as a single class for all purposes under the Senior Subordinated Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, references to "Senior Subordinated Notes" for all purposes of the Senior Subordinated Indenture and this "Description of Notes" include any Additional Senior Subordinated Notes that are actually issued. DRS will issue Senior Subordinated Notes in denominations of $1,000 and integral multiples of $1,000. The Senior Subordinated Notes will mature on 2018.

        Interest on the Senior Subordinated Notes will accrue at the rate of      % per annum and will be payable semi-annually in arrears on                        and                         , commencing on                        , 2006. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the Senior Subordinated Notes. DRS will make each interest payment to the

holders of record of the Senior Subordinated Notes on the immediately preceding                        and                         . Interest on the Senior Subordinated Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the Senior Subordinated Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a registered holder of Notes has given wire transfer instructions to DRS, DRS will pay all principal, interest and premium, if any, on that holder's Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless DRS elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee under each Indenture will initially act as paying agent and registrar for the Notes issued under such Indenture. DRS may change the paying agent or registrar with regards to one or more series of Notes without prior notice to the holders of the applicable series of Notes, and DRS or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the provisions of the applicable Indenture. The registrar and the trustee under the applicable Indenture may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. DRS is not required to transfer or exchange any Note selected for redemption. Also, DRS is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Subsidiary Guarantees

        Each series of Notes will be unconditionally guaranteed by some but not all of DRS's Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee of the Senior Notes will be an unsecured senior obligation of such Guarantor and will rank pari passu in right of payment with all existing and future Senior Debt of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness (including the Senior Subordinated Notes) of each such Guarantor. Each Subsidiary Guarantee of the Senior Subordinated Notes will be an unsecured senior subordinated obligation of such Guarantor, subordinated to the prior payment in full of all Senior Debt (including any guarantee of the Credit Agreement, the Senior Notes and the Convertible Notes) of such Guarantor but senior to Subordinated Indebtedness of such Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and State statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

        Each Indenture provides that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than DRS or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the applicable Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture reasonably satisfactory to the applicable trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the applicable Indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if the sale or other disposition does not violate the "Asset Sale" provisions of the Indentures;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of a Guarantor, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indentures;

  (3)
  with respect to any series of Notes, if DRS designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the applicable Indenture relating to such series;

  (4)
  with respect to any series of Notes, upon legal defeasance or satisfaction and discharge of such series of Notes as provided below under the captions "—Defeasance" and "—Satisfaction and Discharge"; or

  (5)
  if such Guarantor is released from its obligations as a guarantor of the Credit Agreement and any other Indebtedness of DRS.

        See "—Repurchase at the Option of Holders—Asset Sales."

Subordination of the Senior Subordinated Notes

        The payment of principal, interest and premium, if any, on the Senior Subordinated Notes will be subordinated to the prior payment in full of all existing Senior Debt of DRS, including the Credit Agreement, the Senior Notes, the Convertible Notes and Senior Debt incurred after the date of the Indentures.

        The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is an allowable claim) before the holders of the Senior Subordinated Notes will be entitled to receive any payment with respect to the Senior Subordinated Notes (except that holders of Senior Subordinated Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge" so long as the trust was created in accordance with all relevant conditions specified in the Senior Subordinated Indenture at the time it was created), in the event of any distribution to creditors of DRS:

  (1)
  in a liquidation or dissolution of DRS;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to DRS or its property;

  (3)
  in an assignment for the benefit of creditors;

  (4)
  in any marshaling of DRS's assets and liabilities.

        DRS also may not make any payment in respect of the Senior Subordinated Notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance" so long as the trust was created in accordance with all relevant conditions specified in the Senior Subordinated Indenture at the time it was created) if:

  (1)
  a payment default on Designated Senior Debt occurs (whether at maturity, due to acceleration, or otherwise) and is continuing; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee under the Senior Subordinated Indenture receives a notice of such default (a "Payment Blockage Notice") from DRS, a representative of the holders of any Designated Senior Debt or the administrative agent under the Credit Agreement.

        Payments on the Senior Subordinated Notes may and will be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived; and

  (2)
  in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received or the date on which the trustee receives notice from all representatives of all applicable Designated Senior Debt rescinding the Payment Blockage Notice unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

        If the trustee for the Senior Subordinated Notes or any holder of the Senior Subordinated Notes receives a payment in respect of the Senior Subordinated Notes (except in Permitted Junior Securities or from the trusts described under "—Legal Defeasance and Covenant Defeasance") in contravention of these subordination provisions prior to payment in full of all Obligations due in respect of Senior Debt (including without limitation, interest after the commencement of any bankruptcy proceedings at the rate specified in the applicable Senior Debt, whether or not such interest is an allowable claim) the trustee for the Senior Subordinated Notes or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee for the Senior Subordinated Notes or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt (on a pro rata basis based on the aggregate amount of unsatisfied obligations of the Senior Debt) or their proper representative.

        DRS must promptly notify holders and/or the trustee (if applicable) of Senior Debt if payment of the Senior Subordinated Notes is accelerated because of an Event of Default (which notice must be provided at least five business days prior to the payment of the Senior Subordinated Notes).

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of DRS, holders of Senior Subordinated Notes may recover less than creditors of DRS who are holders of Senior Debt, including holders of the Senior Notes. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of Senior Subordinated Notes may recover less than trade creditors of DRS. DRS's existing 6 7/8% Senior Subordinated Notes due 2013 have similar subordination provisions. See "Risk Factors—Your right to receive payments on the senior subordinated notes is junior to our existing indebtedness and possibly all of our future borrowings."

Optional Redemption

  Senior Notes

        At any time prior to            , 2011, we may redeem the Senior Notes for cash at our option, in whole or in part, at any time or from time to time, upon not less than 30 days' nor more than 60 days' notice to each Holder of Senior Notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the Senior Notes being redeemed and (2) the sum of the present values of            % of the principal amount of the Senior Notes being redeemed and scheduled payments of interest on such Senior Notes to but not including            , 2011 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in the case of (1) or (2) with accrued and unpaid interest, if any, to but not including the date of redemption

        At any time prior to            , 2009, DRS may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Notes issued under the Senior Indenture (including any Additional Senior Notes issued after the issue date) at a redemption price of    % of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of Senior Notes originally issued under the Senior Indenture (excluding Senior Notes held by DRS and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 120 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding two paragraphs, the Senior Notes will not be redeemable at DRS's option prior to            , 2011.

        On or after            , 2011, DRS may redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Senior Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on            of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011		%
2012		%
2013		%
2014 and thereafter	100.000%

        Unless DRS defaults in the payment of the redemption price, interest will cease to accrue on the Senior Notes or portions thereof called for redemption on the applicable redemption date.

  Senior Subordinated Notes

        At any time prior to            , 2011, we may redeem the Senior Subordinated Notes for cash at our option, in whole or in part, at any time or from time to time, upon not less than 30 days' nor more than 60 days' notice to each Holder of Senior Subordinated Notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the Senior Subordinated Notes being redeemed and (2) the sum of the present values of            % of the principal amount of the Senior Subordinated Notes being redeemed and scheduled payments of interest on such Senior Subordinated Notes to but not including            , 2011 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in the case of (1) or (2) with accrued and unpaid interest, if any, to but not including the date of redemption.

        At any time prior to            , 2009, DRS may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes issued under the Senior Subordinated Indenture (including any Additional Senior Subordinated Notes issued after the issue date) at a redemption price of            % of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of Senior Subordinated Notes originally issued under the Senior Subordinated Indenture (excluding Senior Subordinated Notes held by DRS and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

  (2)
  the redemption occurs within 120 days of the date of the closing of such Equity Offering.

        Except pursuant to the preceding two paragraphs, the Senior Subordinated Notes will not be redeemable at DRS's option prior to            , 2011.

        On or after            , 2011, DRS may redeem all or a part of the Senior Subordinated Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Senior Subordinated Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the twelve-month period beginning on            of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011		%
2012		%
2013		%
2014 and thereafter	100.000%

        Unless DRS defaults in the payment of the redemption price, interest will cease to accrue on the Senior Subordinated Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

        DRS is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of Notes will have the right to require DRS to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the applicable Indenture. In the Change of Control Offer, DRS will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, DRS will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of

Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the applicable Indenture and described in such notice. DRS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indentures, DRS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indentures by virtue of such compliance. Notwithstanding the foregoing, DRS will not be obligated to purchase a series of Notes upon a Change of Control if DRS has exercised its right to redeem all of the Notes of such series as set forth under "—Optional Redemption" above.

        On the Change of Control Payment Date, DRS will, to the extent lawful:

  (1)
  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

  (3)
  deliver or cause to be delivered to the applicable trustee the Notes properly accepted together with, for each series, an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by DRS.

        The applicable paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee under the applicable Indenture will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        The Senior Subordinated Indenture will include a provision that states that prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, DRS will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant.

        DRS will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require DRS to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the holders of the Notes to require that DRS repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Change of Control repurchase feature is a result of negotiations between DRS and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that DRS will do so in the future. Subject to certain covenants described below, DRS could, in the future, enter into certain transactions including acquisitions, refinancings or other recapitalizations that would not constitute a Change of Control under the Indentures, but that could increase the amount of debt outstanding at such time or otherwise affect DRS's capital structure or credit ratings.

        DRS's Credit Agreement will limit, and future credit agreements or other agreements relating to Senior Debt (other than the Senior Notes) to which DRS becomes a party may prohibit or limit, DRS from purchasing any Senior Subordinated Notes as a result of a Change of Control. In the event a

Change of Control occurs at a time when DRS is prohibited from purchasing the Senior Subordinated Notes, DRS could seek the consent of our lenders to permit the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If DRS does not obtain such consent or repay such borrowings, DRS will remain prohibited from purchasing the Senior Subordinated Notes. In such case, DRS's failure to purchase tendered Senior Subordinated Notes would constitute an Event of Default under the Senior Subordinated Indenture. If, as a result thereof, a default occurs with respect to any Senior Debt, the subordination provisions in the Senior Subordinated Indenture would restrict payments to the Holders under certain circumstances.

        DRS will not be required to make a Change of Control Offer with respect to a particular series of Notes upon a Change of Control if (1) a third party makes the Change of Control Offer with respect to such series of Notes in the manner, at the times and otherwise in compliance with the requirements set forth in the applicable Indenture applicable to a Change of Control Offer made by DRS and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the applicable Indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of DRS and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require DRS to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of DRS and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        Each Indenture will provide that DRS will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  DRS (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received in the Asset Sale by DRS or such Restricted Subsidiary is in the form of cash or Cash Equivalents, provided that if the aggregate consideration received in the Asset Sale is less than $15.0 million, this condition will be satisfied if at least 70% of the consideration received in the Asset Sale by DRS or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities of DRS or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Subordinated Notes or any related Subsidiary Guarantee) that are assumed by the transferee of any such assets and as result of which DRS or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes or other obligations received by DRS or any such Restricted Subsidiary from such transferee that are, within 120 days, converted by DRS or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

  (c)
  any assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of DRS;

    (d)
    any assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; and

    (e)
    any Designated Noncash Consideration received by DRS or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, DRS (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to those Net Proceeds at its option:

        with respect to the Senior Notes:

  (1)
  to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of DRS;

  (3)
  to make a capital expenditure;

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  to repurchase the Senior Notes and to repurchase or repay other Senior Debt containing provisions similar to those set forth in the Senior Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, or enter into a binding commitment regarding clauses (2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such acquisitions or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365 day period. If such acquisition or expenditure is not consummated on or before such 180th day and DRS or such Restricted Subsidiary shall not have applied an amount equal to such Net Proceeds pursuant to clauses (1)-(5) of this paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds, or with respect to the Senior Subordinated Notes:

  (1)
  to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

  (2)
  to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of DRS;

  (3)
  to make a capital expenditure; or

  (4)
  to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business,

or enter into a binding commitment regarding clauses (2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such acquisitions or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365 day period. If such acquisition or expenditure is not consummated on or before such 180th day and DRS or such Restricted Subsidiary shall not have applied an amount equal to such Net Proceeds pursuant to clause (1)-(4) of this paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds.

        Pending the final application of an amount equal to any Net Proceeds, DRS may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indentures.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, DRS will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indentures with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, and will be payable in cash (subject to the right of holders to receive interest due on the relevant interest payment date). With respect to any Asset Sale Offer, the Excess Proceeds shall be applied (i) first to purchase or redeem the maximum principal amount of Senior Notes and such other Indebtedness pari passu with the Senior Notes and (ii) second, if any Exceeds Proceeds remain following such purchase or redemption, to purchase or redeem the maximum principal amount of Senior Subordinated Notes and such other Indebtedness pari passu with the Senior Subordinated Notes. If any Excess Proceeds remain after consummation of an Asset Sale Offer, DRS may use those Excess Proceeds for any purpose not otherwise prohibited by the Indentures. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        DRS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indentures, DRS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indentures by virtue of such compliance.

        The Credit Agreement and, with respect to the Senior Subordinated Notes, the Senior Notes, limit, and future credit agreements or other agreements relating to Senior Debt to which DRS becomes a party may prohibit or limit, DRS from purchasing any Senior Notes or Senior Subordinated Notes pursuant to this Asset Sales covenant. In the event DRS is prohibited from purchasing the Senior Subordinated Notes, DRS could seek the consent of its lenders and the Holders of the Senior Notes to the purchase of the Senior Subordinated Notes or could attempt to refinance the borrowings that contain such prohibition. If DRS does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the Senior Notes or the Senior Subordinated Notes. In such case, DRS's failure to purchase tendered Senior Notes or Senior Subordinated Notes would constitute an Event of Default under the applicable Indenture. If, as a result thereof, a default occurs with respect to any Senior Debt, the subordination provisions in the Senior Indenture would restrict payments to the Holders of the Senior Subordinated Notes under certain circumstances.

Selection and Notice

        If less than all of the Notes of a particular series are to be redeemed at any time, the trustee for such series will select Notes of such series for redemption as follows:

  (1)
  if the Notes of a particular series are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

  (2)
  if such Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee under the applicable Indenture deems fair and appropriate.

        No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any Note of a particular series is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        Each Indenture will provide that DRS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of DRS's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving DRS or any of its Restricted Subsidiaries) or to the direct or indirect holders of DRS's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of DRS and other than dividends or distributions payable to DRS or a Restricted Subsidiary of DRS);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving DRS) any Equity Interests of DRS or any direct or indirect parent of DRS;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (including, with respect to the Senior Notes, the Senior Subordinated Notes) of DRS or any Guarantor (excluding any intercompany Indebtedness between or among DRS and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  DRS would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by DRS and its Restricted Subsidiaries since October 1, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10), (11), (12), (13) and (14) of the next succeeding paragraph), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of DRS for the period (taken as one accounting period) from October 1, 2003 to the end of DRS's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds received by DRS since October 1, 2003 as a contribution to its common equity capital or from the issue or sale of Equity Interests of DRS including the payment of the exercise price of options and warrants (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of DRS that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of DRS); plus

  (c)
  to the extent that any Restricted Investment that was made after the date of the Indentures is sold for cash or otherwise liquidated or repaid for cash, the greater of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

  (d)
  to the extent that any Unrestricted Subsidiary of DRS designated as such after the Issue Date is redesignated as a Restricted Subsidiary after the Issue Date, the greater of (i) the Fair Market Value of DRS's Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

  (e)
  50% of any dividends received by DRS or a Restricted Subsidiary of DRS that is a Guarantor after the Issue Date from an Unrestricted Subsidiary of DRS, to the extent that such dividends were not otherwise included in Consolidated Net Income of DRS for such period.

The sum of the amounts described in subclauses (a) through (e) of clause (3) above was approximately $76.4 million.

        So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indentures;

  (2)
  the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of DRS) of, Equity Interests of DRS (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to DRS; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of Indebtedness of DRS or any Guarantor that is contractually subordinated to any series of Notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of DRS to the holders of its Equity Interests on a pro rata basis;

  (5)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of DRS or any Restricted Subsidiary of DRS held by any current or former officer, director, employee or consultant of DRS or any Restricted Subsidiary (or any permitted transferees of such persons) of DRS pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period, provided, that DRS may carry forward and make in a subsequent twelve-month period, in addition to the amounts permitted for such twelve-month period, the amount of such repurchase, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding twelve-month period up to a maximum of $10.0 million in any twelve-month period;

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (7)
  the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of DRS or any Restricted Subsidiary of DRS issued on or after the date of the Indentures in accordance with the Fixed Charge Coverage test described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (8)
  make cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $10.0 million in any twelve month period;

  (9)
  the repayment of intercompany debt, the incurrence of which was permitted pursuant to the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (10)
  payments made in connection with the ESSI Merger;

  (11)
  satisfaction of change of control obligations on subordinated obligations once DRS has fulfilled its obligations relating to a Change of Control under the Senior Note Indenture;

  (12)
  payments made in satisfaction of an Asset Sale Offer with respect to the Senior Subordinated Notes or the 2013 Senior Subordinated Notes;

  (13)
  any distributions (whether direct or indirect and whether in the form of cash, property, securities or otherwise) to shareholders, employees or other permitted distributees under DRS's 1996 Omnibus Plan and other benefit or retirement plans maintained and created by DRS, its Restricted Subsidiaries and its Affiliates; and

  (14)
  other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the Indentures.

        The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by

DRS or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities (other than cash or cash equivalents) that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        Each Indenture will provide that DRS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and DRS will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that DRS may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for DRS's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by DRS and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of DRS and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $700.0 million and (y) the Maximum Credit Facilities Cap as of the date of such incurrence, in the case of clauses (x) and (y)(A) less the aggregate amount of all Net Proceeds of Asset Sales applied by DRS or any of its Restricted Subsidiaries since the date of the Indentures to repay any Indebtedness under a term loan under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales," provided that the guarantee by Laurel Technologies Partnership (d/b/a DRS Laurel Technologies), MSSC Company LP and Canopy Technologies LLC of additional Indebtedness and letters of credit under Credit Facilities shall be permitted by this clause (1) in the amount set forth in this clause (1);

  (2)
  the incurrence by DRS and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by DRS and the Guarantors of Indebtedness represented by each series of Notes and the related Subsidiary Guarantees to be issued on the date of the Indentures;

  (4)
  the incurrence by DRS or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, synthetic leases or the Attributable Debt with respect to sale and leaseback transactions, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of DRS or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $75.0 million and 5.0% of Consolidated Tangible Assets at any time outstanding;

  (5)
  the incurrence by DRS or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the Indentures to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (5), (12) or (13) of this paragraph;

  (6)
  the incurrence by DRS or any of its Restricted Subsidiaries of intercompany Indebtedness between or among DRS and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if DRS or any Guarantor is the obligor on such Indebtedness and the payee is not DRS or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of DRS, or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than DRS or a Restricted Subsidiary of DRS and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either DRS or a Restricted Subsidiary of DRS, will be deemed, in each case, to constitute an incurrence of such Indebtedness by DRS or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of DRS's Restricted Subsidiaries to DRS or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than DRS or a Restricted Subsidiary of DRS; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either DRS or a Restricted Subsidiary of DRS,

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by DRS or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the guarantee by DRS or any of the Guarantors of Indebtedness of DRS or a Restricted Subsidiary of DRS that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with a particular series of Notes, then the guarantee shall be subordinated or pari passu to the same extent as the Indebtedness guaranteed;

  (10)
  the incurrence by DRS or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, performance and surety bonds, completion guarantees or similar arrangements in the ordinary course of business;

  (11)
  the incurrence by DRS or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

  (12)
  the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (12), including all Permitted Refinancing

    Indebtedness incurred to refund, refinance, defease, renew, extend or replace Indebtedness incurred pursuant to this clause (12), not to exceed the greater of (x) $40.0 million and (y) the Foreign Borrowing Base as of the date of such incurrence, (in the case of (x) and (y), or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency);

  (13)
  Indebtedness of a Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by DRS (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by DRS); provided, however, that for any such Indebtedness outstanding at any time under this clause (13), in excess of $35.0 million, on the date that such Subsidiary is acquired by DRS, DRS would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (13);

  (14)
  Indebtedness arising from agreements of DRS or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any businesses or assets of DRS or any Restricted Subsidiary otherwise permitted in accordance with the Indentures;

  (15)
  Indebtedness consisting of existing letters of credit issued prior to the Issue Date issued for the account of (i) Integrated Defense Technologies, Inc. and/or its Subsidiaries, in an aggregate face amount not to exceed $5.0 million and (ii) ESSI and/or its Subsidiaries, in an aggregate face amount not to exceed $5.0 million; and

  (16)
  the incurrence by DRS or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $50.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, DRS will be permitted to classify such item of Indebtedness on the date of its incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses, although DRS may divide and classify an item of Indebtedness in more than one of the types of Indebtedness, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indentures will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of DRS as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that DRS or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such asset at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

  No Layering of Debt

        The Senior Subordinated Indenture will provide that DRS will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of DRS and senior in right of payment to the Senior Subordinated Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor's Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

  Liens

        Each Indenture will provide that DRS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, unless:

  (1)
  in the case of Liens securing Indebtedness subordinated to the applicable Notes or any related Guarantee, the applicable Notes and any applicable Guarantees are secured by a Lien on such asset that is senior in priority to such Liens; or

  (2)
  in all other cases, the Notes or the applicable Guarantees are equally and ratably secured.

  Sale and Leaseback Transactions

        Each Indenture will provide that DRS will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that DRS or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  DRS or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;" and

  (2)
  the sale and leaseback transaction is made in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        Each Indenture will provide that DRS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to DRS or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to DRS or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to DRS or any of its Restricted Subsidiaries; or

  (3)
  sell, lease or transfer any of its properties or assets to DRS or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  the Credit Agreement and related agreements and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements as of the later of the date thereof or the date of the Indentures as determined by the Board of Directors of DRS;

  (2)
  agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indentures and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indentures as determined by the Board of Directors of DRS;

  (3)
  the Indentures, the Notes and the Subsidiary Guarantees;

  (4)
  applicable law, rule, regulation or order, approval, license, permit or similar restriction;

  (5)
  any instrument of a Person acquired by DRS or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent if Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted to be incurred by the terms of the Indentures;

  (6)
  customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business;

  (7)
  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (8)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

  (9)
  Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced as determined by the Board of Directors of DRS;

  (10)
  Liens permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (11)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (12)
  encumbrances on property that exist at the time the property was acquired by DRS or a Restricted Subsidiary;

  (13)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

  (14)
  any encumbrances or restrictions of the type referred to in clauses (1), (2) or (3) in the immediately preceding paragraph above imposed by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above, provided that such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of DRS, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing.

  Merger, Consolidation or Sale of Assets

        DRS may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not DRS is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of DRS and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) DRS is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than DRS) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than DRS) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of DRS under the Notes and the Indentures pursuant to agreements reasonably satisfactory to the applicable trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  either (a) DRS or the Person formed by or surviving any such consolidation or merger (if other than DRS), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Fixed Charge Coverage Ratio for DRS or the Person formed by or surviving any such consolidation or merger (if other than DRS), or to which such sale, assignment, transfer, conveyance or other disposition has been made would be greater than such Fixed Charge Coverage Ratio for DRS and its Restricted Subsidiaries immediately prior to such transaction.

        In addition, DRS may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of DRS with an Affiliate solely for the purpose of reincorporating DRS in another jurisdiction;

  (2)
  any merger or consolidation, or any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among DRS and its Restricted Subsidiaries that are Guarantors; or

  (3)
  the ESSI Merger.

  Transactions with Affiliates

        DRS will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of DRS (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are not materially less favorable to DRS or the relevant Restricted Subsidiary, taken as a whole, than those that would have been obtained in a comparable transaction by DRS or such Restricted Subsidiary with an unrelated Person; and

  (2)
  DRS delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to DRS or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, employee benefit plan, officer and director indemnification agreement, consulting agreement or any similar arrangement entered into by DRS or any of its Restricted Subsidiaries in the ordinary course of business;

  (2)
  transactions (including a merger) between or among DRS and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of DRS) that is an Affiliate of DRS solely because DRS owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees;

  (5)
  any issuance of Equity Interests (other than Disqualified Stock) of DRS to Affiliates of DRS and the granting or performance of registration rights;

  (6)
  Restricted Payments that do not violate the provisions of the Indentures described above under the caption "—Restricted Payments" and Permitted Investments;

  (7)
  if such Affiliate Transaction is with any Person solely in its capacity as a holder of debt or capital stock of DRS or any of DRS's Restricted Subsidiaries where such Person is treated no more favorably than any other holder of debt or capital stock of DRS or any of DRS's Restricted Subsidiaries;

  (8)
  the existence of or the performance by DRS or any of DRS's Restricted Subsidiaries with any of its obligations under the terms of any stockholders or similar agreement entered into in connection with the ESSI Merger;

  (9)
  transactions effected pursuant to agreements in effect on the date of the Indentures and any amendment, modification, or replacement to such agreement (so long as the amendment, modification or replacement is not materially more disadvantageous to the Holders of the Notes, taken as a whole, as determined by the Board of Directors of DRS);

  (10)
  payments made in fulfillment of DRS's obligations arising in connection with the ESSI Merger;

  (11)
  reasonable and documented attorney's fees and expenses paid in consideration for services rendered; and

  (12)
  a transaction or series of transactions involving payments not in excess of $5.0 million made pursuant to contracts, agreements or other arrangements in existence on the Issue Date and consistent with past practice.

  Business Activities

        DRS will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to DRS and its Restricted Subsidiaries taken as a whole.

  Additional Subsidiary Guarantees

        If DRS or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary that is a Restricted Subsidiary after the date of the Indentures, then that newly acquired or created Restricted Subsidiary will become a Guarantor on each series of Notes and execute supplemental indentures and deliver opinions of counsel reasonably satisfactory to the applicable trustee within 45 business days of the date on which it was acquired or created, provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary, and provided further that any Domestic Subsidiary that is not directly or indirectly wholly-owned by DRS or a Guarantor need not become a Guarantor unless (a) such Domestic Subsidiary guarantees any other Indebtedness of DRS or a Restricted Subsidiary or (b) such Domestic Subsidiary, directly or indirectly, creates, incurs, assumes, guarantees or otherwise becomes directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness, other than Indebtedness owed to DRS or a Restricted Subsidiary.

  Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by DRS and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by DRS. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted

Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

  Payments for Consent

        DRS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes of a particular series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the applicable Indenture or the Notes of such series unless such consideration is offered to be paid and is paid to all holders of the Notes of such series that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Changes in Covenants when Notes Rated Investment Grade

        If on any date following the date of the Indentures:

  (1)
  any series of Notes is rated Baa3 or better by Moody's and BBB- or better by S&P (or, if either such entity ceases to rate such Notes for reasons outside of the control of DRS, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by DRS as a replacement agency); and

  (2)
  no Default or Event of Default shall have occurred and be continuing with respect to such series of Notes,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants under the applicable Indenture for such series specifically listed under the following captions in this prospectus will be suspended:

  (1)
  "—Repurchase at the Option of Holders-Asset Sales;"

  (2)
  "—Restricted Payments;"

  (3)
  "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (4)
  "—Dividend and Other Payment Restrictions Affecting Subsidiaries;"

  (5)
  "—Sale and Leaseback Transactions;"

  (6)
  "—Designation of Restricted and Unrestricted Subsidiaries;"

  (7)
  "—Transactions with Affiliates;" and

  (8)
  clause (4) of the covenant described above under the caption "—Merger, Consolidation or Sale of Assets."

        During any period that the foregoing covenants have been suspended, DRS's Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption "—Designation of Restricted and Unrestricted Subsidiaries" or the second paragraph of the definition of "Unrestricted Subsidiary."

        Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstituted as of and from the date of such rating decline. Calculations under the reinstated "Restricted Payments" covenant will be made as if the "Restricted Payments" covenant had been in effect since the date of the applicable Indenture except that no default will be deemed to have occurred solely by reason of a

Restricted Payment made while that covenant was suspended. There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Reports

        Whether or not required by the Commission's rules and regulations, so long as any Notes are outstanding, DRS will file with the Commission and provide to the applicable trustee, within one business day of the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if DRS were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if DRS were required to file such reports.

        All such reports will be prepared in all material respects in accordance with the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on DRS's consolidated financial statements by DRS's certified independent accountants. In addition, DRS will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within the time periods specified in the Indentures.

        If DRS has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of DRS and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of DRS.

        If, at any time, DRS is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, DRS will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. DRS agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept DRS's filings for any reason, DRS will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if DRS were required to file those reports with the Commission.

        In addition, DRS and the Guarantors agree that, for so long as any Notes remain outstanding, at any time that they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Under each of the Senior Indentures and the Senior Subordinated Indenture, each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the Notes (and in the case of the Senior Subordinated Notes, whether or not prohibited by the subordination provisions of the Senior Subordinated Indenture);

  (2)
  default in payment when due of the principal of, or premium, if any, on the Notes (and in the case of the Senior Subordinated Notes, whether or not prohibited by the subordination provisions of the Senior Subordinated Indenture);

  (3)
  failure by DRS or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  with respect to a particular series of Notes, failure by DRS or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Certain Covenants—Restricted Payments" or "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" for 30 days after notice to comply with such provisions pursuant to the Indenture governing such series of Notes;

  (5)
  with respect to a particular series of Notes, failure by DRS or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture governing such series of Notes;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by DRS or any of its Restricted Subsidiaries (or the payment of which is guaranteed by DRS or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indentures, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35.0 million or more;

  (7)
  failure by DRS or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

  (8)
  except as permitted by the Indentures, any Subsidiary Guarantee of a Guarantor that is a Significant Subsidiary or a group of Guarantors that, taken as a whole, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

  (9)
  certain events of bankruptcy or insolvency described in the Indentures with respect to DRS or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to DRS, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes under each series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the then outstanding Senior Notes or Senior Subordinated Notes, as the case may be, may respectively declare all the Senior Notes or the Senior Subordinated Notes, as the case may be, to be due and payable immediately.

        Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes of a particular series may direct the applicable trustee in its exercise of any trust or power. The applicable trustee may withhold from holders of such Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        With respect to a particular series of Notes, subject to the provisions of the applicable Indenture relating to the duties of the applicable trustee, in case an Event of Default occurs and is continuing, the applicable trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any holders of such Notes unless such holders have offered to such trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note of any series may pursue any remedy with respect to the applicable Indenture or such Notes unless:

  (1)
  such holder has previously given the applicable trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the outstanding applicable Notes have requested the applicable trustee to pursue the remedy;

  (3)
  such holders have offered the applicable trustee reasonable security or indemnity satisfactory to it against any loss, liability or expense;

  (4)
  the applicable trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the outstanding applicable Notes have not given such trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of such Notes then outstanding so accelerated in accordance with the third immediately preceding paragraph by written notice to the applicable trustee may, on behalf of the holders of all such Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the applicable Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, such Notes.

        DRS is required to deliver to the applicable trustee annually a statement regarding compliance with each of the Indentures. Upon becoming aware of any Default or Event of Default under either Indenture, DRS is required to deliver to the applicable trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of DRS or any Subsidiary (other than DRS or a Guarantor in its capacity as a stockholder of a Subsidiary), as such, will have any liability for any obligations of DRS or the Guarantors under any series of Notes, the Indentures, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        DRS may, at its option and at any time, elect to have all of its obligations discharged with respect to any series of outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees of such series of Notes ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding Notes of such series to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

  (2)
  DRS's obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the applicable trustee, and DRS's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the applicable Indenture.

        In addition, DRS may, at its option and at any time, elect to have the obligations of DRS and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in a particular Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued under such Indenture. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to such Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  DRS must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the applicable series of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the applicable series of outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and DRS must specify whether such Notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, DRS has delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee confirming that (a) DRS has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the applicable Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the applicable series of outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, DRS has delivered to the applicable trustee an opinion of counsel reasonably acceptable to such trustee confirming that the holders of the applicable series of outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default under the applicable Indenture has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which DRS or any Guarantor is a party or by which DRS or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the applicable Indenture) to which DRS or any of its Subsidiaries is a party or by which DRS or any of its Subsidiaries is bound;

  (6)
  DRS must deliver to the applicable trustee an officers' certificate stating that the deposit was not made by DRS with the intent of preferring the holders of the applicable series of Notes over the other creditors of DRS with the intent of defeating, hindering, delaying or defrauding creditors of DRS or others; and

  (7)
  DRS must deliver to the applicable trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, each Indenture or the Notes issued thereunder or the related Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes or the Senior Subordinated Notes, as the case may be, then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the applicable Notes), and any existing Default or Event of Default or compliance with any provision of such Indenture or the Notes issued thereunder or related Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding related Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        With respect to each series of Notes, without the consent of each noteholder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  (1)
  reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the final maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the applicable Notes by the holders of at least a majority in aggregate principal amount of the applicable then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

  (7)
  waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or either Indenture, except in accordance with the terms of the applicable Indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the Senior Subordinated Indenture relating to subordination that adversely affects the rights of the holders of the Senior Subordinated Notes will require the consent of the holders of at least 75% in aggregate principal amount of such Notes issued thereunder then outstanding.

        Notwithstanding the preceding, without the consent of any holder of Notes, DRS, the Guarantors and the applicable trustee may amend or supplement either of the Indentures, the Notes or the Subsidiary Guarantees:

  (1)
  to cure any ambiguity, mistake, defect or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption of DRS's or a Guarantor's obligations to holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of DRS's or such Guarantor's assets, as applicable;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of Notes or that does not materially adversely affect the legal rights under the Indentures of any such holder as determined by the Board of Directors of DRS;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to add additional Guarantees with respect to a series of Notes or release Guarantors from Subsidiary Guarantees as provided or permitted by the terms of the Indentures; or

  (7)
  to conform the text of the Indentures or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indentures, the Subsidiary Guarantees or the Notes.

        The consent of the holders of the Notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of such proposed amendment. After an amendment becomes effective, DRS is required to mail to each registered holder of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when (with respect to each series of Notes):

  (1)
  either:

  (a)
  all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to DRS, have been delivered to the trustee for cancellation; or

  (b)
  all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and DRS or any Guarantor has irrevocably deposited or caused to be deposited with the applicable trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the applicable Notes not delivered to the applicable trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default under such Indenture has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which DRS or any Guarantor is a party or by which DRS or any Guarantor is bound;

  (3)
  DRS or any Guarantor has paid or caused to be paid all sums payable by it under such Indenture; and

  (4)
  DRS has delivered irrevocable instructions to the applicable trustee under such Indenture to apply the deposited money toward the payment of the applicable Notes at maturity or the redemption date, as the case may be.

        In addition, DRS must deliver an officers' certificate and an opinion of counsel to the applicable trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If a trustee becomes a creditor of DRS or any Guarantor, the applicable Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Such trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the applicable Indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in principal amount of each series of outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable trustee, subject to certain exceptions. The Indentures provide that in case an Event of Default occurs and is continuing, the applicable trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this offering memorandum may obtain a copy of the Indentures without charge by writing to DRS Technologies, Inc., 5 Sylvan Way, Parsippany, New Jersey 07054, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

        The Notes will be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of issuance with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Note Holder").

        Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

        Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to such extent.

        So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or holders of the Notes under the Indentures for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither DRS nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of their respective settlement systems and are subject to changes by them. DRS takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlements among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized/book-entry changes to Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the DTC and its Direct and Indirect Participants are on file with the Commission.

        Purchases of Notes under DTC's system must be made by or through Direct Participants, which will receive a credit for such Notes on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes representing the Notes are to be accomplished by entries made on the books of Direct and/or Indirect Participants acting on behalf of

Beneficial Owners. Beneficial Owners of the Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

        To facilitate subsequent transfers, all Global Notes representing the Notes which are deposited with, or on behalf of, the Depositary are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with, or on behalf of, DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes representing the Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Notes representing the Notes. Under its usual procedure, the Depositary mails an omnibus proxy to DRS as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

        Payment of principal, premium, if any, and interest, on the Global Notes representing the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from DRS or the trustee on the payment date in accordance with their respective holdings shown on the DTC's records. Payments by Direct Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such Direct Participants and not of DTC, the trustee or DRS, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of DRS or the trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

        DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to DRS or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated Notes are required to be printed and delivered.

        DRS may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated Notes will be printed and delivered. The information in this section concerning DTC and the DTC's system has been obtained from sources that DRS believes to be reliable, but DRS takes no responsibility for the accuracy thereof.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies DRS that it is unwilling or unable to continue as depositary for the Global Notes and DRS fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  DRS, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the applicable trustee by or on behalf of DTC in accordance with the applicable Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

        Neither DRS nor the trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and DRS and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the applicable trustee a written certificate (in the form provided in the applicable Indenture) to the effect that such transfer will comply with any appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

        We will make payments in respect of the Notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of Certificated Notes or, at our option, at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by mailing a check to each such holder's registered address. The Notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Governing Law

        The Indentures, Notes and Subsidiary Guarantees will be governed by the laws of the State of New York without reference to principles of conflicts of laws.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "2013 Senior Subordinated Notes" means the $550 million aggregate principal amount of 6 7/8% Senior Subordinated Notes due 2013 issued by DRS.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of DRS and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indentures described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests in any of DRS's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

  (2)
  a sale or transfer of assets between or among DRS and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of DRS to DRS or to a Restricted Subsidiary of DRS;

  (4)
  the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets;

  (5)
  the sale or other disposition of cash or Cash Equivalents;

  (6)
  the granting of Liens not otherwise prohibited by the Indentures;

  (7)
  surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims;

  (8)
  a Restricted Payment that does not violate the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment; and

  (9)
  the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof.

        "Asset Sale Offer" has the meaning assigned to that term in the Indentures governing the Notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock or other equivalents (however designated);

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock (including the Convertible Notes), whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition;

  (6)
  marketable direct obligations issued by the United States of America or any political subdivision of any state or any public instrumentality thereof having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of DRS and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act);

  (2)
  the adoption of a plan relating to the liquidation or dissolution of DRS;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), directly or indirectly, becomes the Beneficial Owner of more than 50% of the Voting Stock of DRS, measured by voting power rather than number of shares; or

  (4)
  DRS consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, DRS, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of DRS or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of DRS outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

        "Change of Control Offer" has the meaning assigned to that term in the Indentures governing the Notes.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by DRS as having a maturity comparable to the remaining term of the relevant Notes (as if the final maturity of the relevant Notes was            , 2011) that would be utilized at the time of the selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the relevant Notes (as if the final maturity of the relevant Notes was            , 2011).

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations (as defined blow) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if DRS obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of DRS will be added to Consolidated Net Income to compute Consolidated Cash Flow of DRS only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to DRS by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles will be excluded;

  (4)
  any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction will be excluded;

  (5)
  non-cash minority interest deductions will be excluded;

  (6)
  non-cash charges related to the issuance of stock options will be excluded;

  (7)
  restricted stock amortization expense will be excluded; and

  (8)
  notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

        "Consolidated Tangible Assets" means, with respect to DRS as of any date, the aggregate of the assets of DRS and its Restricted Subsidiaries excluding goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense and any other assets properly classified as intangible assets in accordance with GAAP, as of such date on a consolidated basis, determined in accordance with GAAP. In the event that information relating to Consolidated Tangible Assets is not available as of any date, then the most recently available information will be utilized.

        "Convertible Notes" means the $300.0 million aggregate principal amount of convertible notes due 2026 issued by DRS as of the Issue Date plus any Convertible Notes issued upon exercise of the underwriters' over-allotment option.

        "Credit Agreement" means the Existing Credit Agreement as such credit agreement will be amended and restated pursuant to the senior credit agreement among DRS, the guarantors named therein, the institutions who are or may become party thereto (the "Lenders"), Bear Stearns Corporate Lending Inc., as Syndication Agent for the Lenders and Wachovia Bank, National Association, as Administrative Agent for the Lenders, upon the consummation of the ESSI Merger and the occurrence of the Condition for Release, providing for a revolving credit facility, a letter of credit facility and a term loan facility as described under "Description of Other Indebtedness—Senior Secured Credit Facility".

        "Credit Facilities" means, one or more debt facilities (including without limitation the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for debt securities, revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), synthetic leases or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the fair market value of noncash consideration received by DRS or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a resolution of the Board of Directors of DRS, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Noncash Consideration.

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Facilities; and

  (2)
  after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indentures the principal amount of which is $25.0 million or more and that has been designated by DRS as "Designated Senior Debt."

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes or the Senior Subordinated Notes, as the case may be, mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require DRS to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that DRS may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indentures will be the maximum amount that DRS and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiary" means any Restricted Subsidiary of DRS that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of DRS. The pledge of Capital Stock of a Restricted Subsidiary of DRS will not be considered to be a provision of direct credit support for Indebtedness of DRS by such Restricted Subsidiary. Notwithstanding the foregoing, Laurel Technologies Partnership (d/b/a DRS Laurel Technologies), Canopy Technologies LLC and MSSC Company LP and their respective subsidiaries will not be Domestic Subsidiaries for so long as such entities are not directly or indirectly wholly-owned by DRS, provided that should Laurel Technologies Partnership (d/b/a DRS Laurel Technologies), Canopy Technologies LLC or MSSC Company LP and their subsidiaries be directly or indirectly wholly-owned by DRS at any point after the date of the Indentures, they and their respective subsidiaries will become Subsidiary Guarantors in compliance with the covenant as described under the caption "—Certain Covenants—Additional Subsidiary Guarantors."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private issuance or sale of Equity Interests (other than Disqualified Stock) of DRS.

        "ESSI Merger" means the acquisition by DRS of all of the outstanding stock of Engineered Support Systems, Inc. and the merger of Engineered Support Systems, Inc. into a wholly-owned subsidiary of DRS.

        "Existing Credit Agreement" means the amended and restated senior credit agreement dated as of November 4, 2003 among DRS, the guarantors named therein, the institutions who are or may become party thereto (the "Lenders"), Bear Stearns Corporate Lending Inc., as Syndication Agent for the Lenders, Fleet National Bank, as Documentation Agent for the Lenders and Wachovia Bank, National Association, as Administrative Agent for the Lenders providing for a revolving credit facility, a letter of credit facility and a term loan facility.

        "Existing Indebtedness" means any and all Indebtedness of DRS and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indentures, including the Convertible Notes and all Acquired Debt acquired pursuant to the ESSI Merger, until such amounts are repaid.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of DRS if such value is below $2.0 million, or by the Board of Directors of DRS (unless otherwise provided in the Indentures).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio and Senior Secured Indebtedness Leverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of twelve months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of DRS (other than Disqualified Stock) or to DRS or a Restricted Subsidiary of DRS, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Borrowing Base" means, as of any date, an amount equal to:

  (1)
  85% of the face amount of all accounts receivable owned by DRS's Foreign Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

  (2)
  65% of the gross book value of all inventory owned by DRS's Foreign Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

        "Foreign Subsidiary" means any Restricted Subsidiary that is not a Domestic Subsidiary. Notwithstanding the foregoing, Laurel Technologies Partnership (d/b/a DRS Laurel Technologies), MSSC Company LP and Canopy Technologies LLC and their respective subsidiaries will not be Foreign Subsidiaries.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  DRS's direct and indirect Domestic Subsidiaries (other than T-S Holding Corporation) that are also Restricted Subsidiaries existing on the date of the Indentures; and

  (2)
  any other Subsidiary of DRS that executes a Subsidiary Guarantee in accordance with the provisions of the Indentures,

and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent twelve-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of DRS.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

  (6)
  representing the net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, other than advances to customers in the ordinary course of business that are recorded as accounts receivable), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If DRS or any Subsidiary of DRS sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of DRS such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of DRS, DRS will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of DRS's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by DRS or any Subsidiary of DRS of a Person that holds an Investment in a third Person will be deemed to be an Investment by DRS or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." Except as otherwise provided in the Indentures, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell, give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Maximum Credit Facilities Cap" means, as of any date of determination, an amount equal to the greatest principal amount of Indebtedness that could have been incurred on such date pursuant to the first paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;" provided, that such amount shall not be limited to the extent the Senior Secured Indebtedness Leverage Ratio for DRS's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date would not have been in excess of 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds of such Senior Secured Indebtedness), as if such Senior Secured Indebtedness had been incurred at the beginning of such four-quarter period.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by DRS or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale incurred by DRS or any Restricted Subsidiary, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither DRS nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness, other than the pledge of stock of an Unrestricted Subsidiary), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of DRS or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of DRS or any of its Restricted Subsidiaries.

        "Obligations" means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements (including without limitation, reimbursement for legal fees and expenses), damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means any of the lines of business conducted by DRS and its Subsidiaries on the date of the Indentures and any businesses similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof;

        "Permitted Investments" means:

  (1)
  any Investment in DRS or in a Restricted Subsidiary of DRS;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by DRS or any Restricted Subsidiary of DRS in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of DRS; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, DRS or a Restricted Subsidiary of DRS;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (5)
  any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of DRS;

  (6)
  any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of DRS or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  repurchases of the Notes;

  (9)
  receivables owing to DRS or any Restricted Subsidiary created in the ordinary course of business;

  (10)
  payroll, travel and similar advances that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes;

  (11)
  Investments in existence on the date of the Indentures;

  (12)
  guarantees of Indebtedness otherwise permitted to be incurred pursuant to the Indentures;

  (13)
  Investments in joint ventures and other business entities (in each case that are not Subsidiaries of DRS) that are engaged in the same line of business as DRS and its Restricted Subsidiaries, in an aggregate amount not to exceed $25.0 million at any one time outstanding provided that the original amount of any such Investment will be deemed reduced by any permanent return of principal or equity thereon up to but not exceeding the original amount of such Investment; and

  (14)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed the greater of (x) $50.0 million and (y) 5.0% of Consolidated Tangible Assets.

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in DRS or any Guarantor; or

  (2)
  debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Senior Subordinated Notes and the related Subsidiary Guarantees of the Senior Subordinated Notes are subordinated to Senior Debt under the Indentures.

        "Permitted Liens" means:

  (1)
  with regard to the Senior Subordinated Notes, Liens on assets of DRS or any Restricted Subsidiary securing Senior Debt that was permitted by the terms of the Senior Subordinated Indenture to be incurred;

  (2)
  with regard to the Senior Notes, Liens securing Indebtedness to the extent such Indebtedness is permitted under clauses (1), (12), (13) and (16) in the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

  (3)
  Liens in favor of DRS or the Guarantors;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with DRS or any Subsidiary of DRS; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with DRS or the Subsidiary;

  (5)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by DRS or any Subsidiary of DRS, provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

  (6)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (7)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (8)
  Liens existing on the date of the Indentures;

  (9)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (10)
  Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business or good faith deposits in connection with bids, tenders, contracts or leases to which DRS or any Restricted Subsidiary is a party;

  (11)
  survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (12)
  Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees);

  (13)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indentures; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

  (14)
  licenses of intellectual property in the ordinary course of business;

  (15)
  Liens arising out of judgments, decrees, orders or awards in respect of which DRS shall in good faith be prosecuting on appeal or proceeding for review, which appeal or proceeding shall not have been finally terminated or if the period within such appeal or proceeding may be initiated shall not have expired;

  (16)
  Liens securing Hedging Obligations;

  (17)
  Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (18)
  leases, subleases, licenses or sublicenses to third parties and related UCC financing Statements entered into in the ordinary course of business;

  (19)
  Liens securing a defeasance trust entered into in accordance with the Indentures;

  (20)
  (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment for customary account fees or charges with respect to any deposit account of DRS or any Restricted Subsidiary; and

  (21)
  Liens incurred in the ordinary course of business of DRS or any Subsidiary of DRS with respect to obligations that do not exceed $25.0 million or 2.5% of Consolidated Tangible Assets at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of DRS or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of DRS or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to a particular series of Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, such series of Notes on terms at least as favorable, taken as a whole, to the holders of such Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by DRS or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by DRS, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to DRS by such Reference Treasury Dealer at 5:00 p.m. on the third business date preceding such redemption date.

        "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York selected by DRS.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Senior Debt" means:

  (1)
  all Indebtedness of DRS or any Guarantor outstanding under the Senior Notes, Credit Facilities and all Hedging Obligations with respect thereto;

  (2)
  any other Indebtedness of DRS or any Guarantor permitted to be incurred under the terms of the Indentures, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Senior Subordinated Notes or any Subsidiary Guarantee; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2).

        Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

  (1)
  any liability for federal, state, local or other taxes owed or owing by DRS;

  (2)
  any intercompany Indebtedness of DRS or any of its Subsidiaries to DRS or any of its Affiliates;

  (3)
  any trade payables;

  (4)
  the portion of any Indebtedness that is incurred in violation of the Indentures; or

  (5)
  Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

        "Senior Secured Indebtedness Leverage Ratio" means, as of any date of determination, the ratio of the principal amount of Senior Secured Indebtedness of DRS and its Restricted Subsidiaries as of such date, determined on a consolidated basis for DRS and its Restricted Subsidiaries in accordance with GAAP, to the Consolidated Cash Flow of DRS with respect to the four most recently completed fiscal quarters of such Person through such date. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Senior Secured Indebtedness subsequent to the commencement of the period for which the Senior Secured Indebtedness Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Senior Secured Indebtedness Leverage Ratio is made, then the Senior Secured Indebtedness Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Senior Secured Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        "Senior Secured Indebtedness" means, with respect to any Person, at any date of determination, the aggregate principal amount of secured indebtedness of such Person (other than any Subordinated Indebtedness of such Person) at such date, as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        "Senior Subordinated Indebtedness" means

  (1)
  with respect to DRS, Indebtedness which ranks equal in right of payment to the Senior Subordinated Notes, and

  (2)
  with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such entity of Senior Subordinated Notes.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indentures.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indentures, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means, with respect to each series of Notes,

  (1)
  with respect to DRS, any Indebtedness which is by its terms subordinated in right of payment to such series of Notes, and

  (2)
  any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the guarantee of such entity of such series of Notes.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" means the Guarantee by each Guarantor of DRS's payment obligations under the Indentures and on the Notes, executed pursuant to the provisions of the indenture.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

        "Unrestricted Subsidiary" means any Subsidiary of DRS that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with DRS or any Restricted Subsidiary of DRS unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to DRS or such Restricted Subsidiary, taken as a whole, than those that might be obtained at the time from Persons who are not Affiliates of DRS;

  (3)
  is a Person with respect to which neither DRS nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of DRS or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of DRS as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of DRS as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," DRS will be in default of such covenant. The Board of Directors of DRS may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of DRS of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
FOR NON-U.S. HOLDERS

        The following is a general discussion of the anticipated material United States federal income tax consequences to a Non-U.S. Holder (as defined below) of the acquisition, ownership and disposition of the Notes, as of the date hereof. This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for United States federal income tax purposes or partners or members therein, banks or other financial institutions, broker dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold Notes as part of a straddle, hedge, synthetic security, conversion transaction, or other integrated investment comprised of Notes and one or more other investments). Unless otherwise stated, this discussion is limited to the tax consequences to those Non-U.S. Holders who or that purchase the Notes in the initial offering at their issue price and who or that hold such Notes as capital assets (generally, property held for investment) for United States federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under United States federal gift or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), the Treasury Department regulations (the Treasury Regulations) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        Prospective purchasers of the Notes are urged to consult their tax advisors concerning the United States federal income tax consequences to them of acquiring, owning and disposing of the Notes, as well as the application of state, local and foreign income and other tax laws.

        For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of Notes who or that is neither a U.S. person nor an entity treated as a partnership for U.S. federal income tax purposes. A "U.S. person" means (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions or (B) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        Payments of Interest.    Payments of interest on the Notes made by us or any of our agents to a Non-U.S. Holder generally will not be subject to United States federal withholding tax, provided that:

          (1)   the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

          (2)   the Non-U.S. Holder is not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

          (3)   either (A) the beneficial owner of the Notes certifies to us or our agent on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address and the certificate is renewed periodically as required by the Treasury Regulations, or (B) the Notes are held through certain foreign intermediaries and the beneficial owner of the Notes satisfies certain certification requirements of the applicable Treasury Regulations, and, in either case, neither we nor our agent has actual knowledge or reason to know that the beneficial owner of the Note is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

        If a Non-U.S. Holder cannot satisfy the requirements described above (the Portfolio Interest Exemption), payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the Non-U.S. Holder of the Note provides us or our agent, as the case may be, with a properly executed:

          (1)   IRS Form W-8BEN (or successor form) claiming an exemption from withholding or reduced rate of tax under an applicable tax treaty (a Treaty Exemption) and stating the Non-U.S. Holder's U.S. taxpayer identification number or

          (2)   IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, each form to be renewed periodically as required by the Treasury Regulations.

        Special certification rules apply to non-U.S. partnerships or certain other non-U.S. entities. Prospective purchasers of the Notes should consult their tax advisor regarding these and other possible additional reporting requirements applicable in their particular circumstances.

        If interest on the Note is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder and, if a Treaty Exemption applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, the Non-U.S. Holder, although exempt from the withholding tax described above, will generally be subject to United States federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if it were a U.S. person. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a Note will be included in such foreign corporation's earnings and profits. These holders are urged to consult their tax advisors concerning the United States federal income tax consequences to them of the acquisition, ownership and disposition of the Notes, as well as the application of state, local and foreign income and other tax laws.

        Disposition of Notes.    Generally, no withholding of United States federal income tax will be required with respect to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a Note.

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (ii) such gain is effectively connected with the Non-U.S. Holder's U.S. trade or business and, if a Treaty Exemption applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States.

        Estate Tax.    Under present U.S. federal estate tax law, a note held an individual who at the time of death is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States will not be subject to U.S. federal estate tax as a result of the individual's death if, at the time of the individual's death,

        (a)   the individual did not directly or indirectly, actually or constructively own ten percent or more of the total combined voting power of all classes of our stock entitled to vote, and

        (b)   the income on the note would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

Information Reporting and Backup Withholding

        Information reporting and backup withholding will not be required with respect to payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has (i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption (provided that, in the case of a sale of a Note by an individual, Form W-8BEN (or successor form) includes a certification that the individual has not been, and does not intend to be, present in the United States for 183 days or more days for the relevant period) or (ii) otherwise establishes an exemption, provided that neither we nor our agent has actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the Notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary. Interest payments made to a Non-U.S. Holder may, however, be reported to the IRS and to such Non-U.S. Holder on Form 1042-S.

        In addition, information reporting and backup withholding will not apply to the proceeds of the sale of a Note made within the United States or conducted through certain United States related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

        Any amount paid as backup withholding will be creditable against the holder's United States federal income tax liability or, in the absence thereof, eligible for refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption for backup withholding and the procedure for obtaining such an exemption.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement among us and Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, CIBC World Markets Corp., Jefferies & Company, Inc. and Ryan Beck & Co., Inc., we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of Notes listed opposite their names below.

	Principal Amount of
Underwriter	Senior Notes		Senior Subordinated Notes
Bear, Stearns & Co. Inc.	$		$
Wachovia Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Banc of America Securities LLC.
CIBC World Markets Corp.
Jefferies & Company, Inc.
Ryan Beck & Co., Inc.

Total		$325,000,000		$250,000,000

        The underwriters have agreed to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriting agreement provides that the obligations of the underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and through selected dealers at such price less a concession not in excess of      % per Note. The underwriters may allow, and such dealers may re-allow, concessions not in excess of      % per Note on sales to other dealers. After the offering of Notes, the public offering price, concessions and other selling terms may be changed by the underwriters. The Notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part. It is expected that delivery of the Notes will be made against payment therefor on                        , 2006.

        In order to facilitate the offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. The underwriters may elect to cover any such short position by purchasing Notes in the open market. In addition, the underwriters may stabilize or maintain the price of the Notes by bidding for or purchasing Notes in the open market and may impose penalty bids, under which selling concessions allowed to other broker-dealers participating in the offering are reclaimed if Notes previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Notes to the extent that it discourages resales thereof.

        It is expected that delivery of the notes will be made against payment therefor on or about        business days following the date of the pricing of the notes (such settlement code being herein referred to as "T+    "). Under SEC Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next        succeeding business days will be required by virtue of the fact that the notes will initially settle in T+        , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next        succeeding business days should consult their own advisors.

Other Relationships

        The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business. Bear, Stearns & Co. Inc. has advised us in connection with the acquisition for which it will receive customary fees and expenses. Each of Bear, Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC and Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under our existing senior secured credit facility and will be a lender under our amended and restated senior secured credit facility. Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the administrative agent for our lenders under our existing senior secured credit facility and will be for our lenders under our amended and restated senior secured credit facility. Bank of America, N.A., an affiliate of Banc of America Securities LLC, may receive a portion of the net proceeds of this offering in repayment of amounts outstanding owed to it under existing ESSI indebtedness. Each of the underwriters is also acting as an underwriter in the offering of the Senior Convertible Notes.

LEGAL MATTERS

        The validity of the Notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mark N. Kaplan, a member of our board of directors, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Kaplan holds shares and options to purchase shares of our common stock. The underwriters are being represented in connection with this offering by Mayer Brown Rowe & Maw LLP, New York, New York.

INDEPENDENT AUDITORS

        The combined financial statements of Night Vision Equipment Co., Inc. and Excalibur Electro Optics, Inc. as of and for the year ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of Buckno Lisicky & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Engineered Support Systems, Inc. and management's assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to DRS's Current Report on Form 8-K filed on January 13, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at www.sec.gov. Our SEC filings are also available on our corporate website at www.drs.com under the heading "Investor Info." You may obtain a copy of any of these documents at no cost, by writing or telephoning us at the following address:

DRS Technologies, Inc
5 Sylvan Way
Parsippany, New Jersey 07054
Attention: Investor Relations
Phone: (973) 898-1500

        Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "DRS." Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding, we will file with the SEC (unless the SEC will not accept such a filing), all quarterly and annual reports that would be required to be filed with the SEC forms 10-Q and 10-K, if we were required to file such reports.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We are incorporating by reference certain information that we and ESSI have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, as amended. The information contained in the documents we are incorporating by reference is considered to be a part of this prospectus supplement. Accordingly, we incorporate by reference the following documents:

  •
  our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, which we filed with the SEC on June 14, 2005;

  •
  our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2005 and September 30, 2005, which we filed with the SEC on August 8, 2005 and November 9, 2005, respectively;

  •
  our Current Reports on Form 8-K, which we filed with the SEC on April 7, 2005, May 17, 2005 and September 23, 2005;

  •
  our Current Report on Form 8-K/A, which we filed with the SEC on February 25, 2005;

  •
  our Revised Definitive Proxy Statement, which we filed with the SEC on June 30, 2005; and

  •
  our Current Report on Form 8-K, which we filed with the SEC on January 13, 2006, which includes the financial statements included in Item 8 and report of management on internal control over financial reporting included in Item 9A of ESSI's Annual Report on Form 10-K for the fiscal year ended October 31, 2005, which ESSI filed with the SEC on January 9, 2006.

        All documents and reports that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the consummation of this offering shall be deemed incorporated into this prospectus supplement.

        Information in this prospectus supplement supersedes information incorporated by reference that we or ESSI filed with the SEC prior to the date of this prospectus supplement, while information that we file later will automatically supersede the information in this prospectus supplement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

        We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement. You should direct requests for documents to:

DRS Technologies, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054
Attention: Investor Relations
Phone: (973) 898-1500

PROSPECTUS

DRS Technologies, Inc.

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  debt securities, which may be senior debt securities or subordinated debt securities and may be convertible;

  •
  shares of our preferred stock;

  •
  shares of our common stock;

  •
  warrants to purchase debt or equity securities; and

  •
  guarantees of debt securities by some of our subsidiaries.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        We may offer and sell these securities through one or more underwriters, dealers and agents, securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

        To the extent that any selling security holder resells any securities, the selling security holder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling security holder and the terms of the securities being offered.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is listed on the New York Stock Exchange under the trading symbol "DRS." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2006

        Unless otherwise stated or the context otherwise requires, references in this prospectus to "DRS," "we," "our," or "us" refer to DRS Technologies, Inc., and its direct and indirect subsidiaries.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of debt securities, preferred stock, common stock, warrants and guarantees of debt securities by some of our subsidiaries, as described in this prospectus, in one or more offerings.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        To the extent that this prospectus is used by any selling security holder to resell any securities, information with respect to the selling security holder and the terms of the securities being offered will be contained in a prospectus supplement.

        You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy these documents at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov and under the heading "Investor Info" on our corporate website at www.drs.com. Our common stock is listed and traded on the New York Stock Exchange, Inc. under the trading symbol "DRS." Our reports, proxy statements and other information also can be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        The SEC allows "incorporation by reference" into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus automatically will be deemed to update and supersede this information. We incorporate by reference the following documents which we have filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended March 31, 2005, which we filed with the SEC on June 14, 2005;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005, which we filed with the SEC on August 8, 2005 and November 9, 2005, respectively; and

  •
  our Current Reports on Form 8-K, which we filed with the SEC on April 7, 2005, May 17, 2005 and September 23, 2005.

        We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering.

        We will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You should direct requests for documents to:

DRS Technologies, Inc.
5 Sylvan Way
Parsippany, New Jersey 07054
Attention: Investor Relations
Phone: (973) 898-1500

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The SEC encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus and the documents incorporated by reference herein contain these types of statements. We make these statements directly in this prospectus and in the documents filed with the SEC that are incorporated by reference in this prospectus. Words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," "believes" and words or terms of similar substance used in connection with any discussion of future operating results or financial performance identify forward-looking statements.

        These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

  •
  our operating results may not be as expected;

  •
  competitive pressure among companies in the industries in which we operate may increase significantly;

  •
  costs or difficulties related to the integration of any businesses we acquire may be greater than expected;

  •
  adverse changes in the interest rate environment may reduce interest margins, adversely affect our asset values or increase our borrowing costs;

  •
  general economic conditions, whether nationally or in the market areas in which we conduct business, may be less favorable than expected;

  •
  changes in defense spending and procurement policies;

  •
  legislation or regulatory changes may adversely affect the businesses in which we are engaged;

  •
  the uncertainty of acceptance of new products and successful bidding for new contracts;

  •
  the effect of technological changes or obsolescence relating to our products and services;

  •
  the effects of government regulation or shifts in government policy, as they may relate to our products and services; or

  •
  adverse changes may occur in the securities markets generally.

        All forward-looking statements reflect our present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference, in this prospectus. We are under no obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

DRS TECHNOLOGIES, INC.

        We are a leading supplier of defense electronic products and systems and defense services. We provide high-technology products and services to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military forces and industrial markets. We focus on several key areas of importance for the U.S. Department of Defense, such as intelligence, surveillance, reconnaissance, power management, advanced communications and network systems. Incorporated in 1968, we have served the defense industry for over 37 years. We are a leading provider of thermal imaging devices, combat display workstations, electronic sensor systems, power systems, battlefield digitization systems, air combat training systems, mission recorders and deployable flight incident recorders. Our products are deployed on a wide range of high-profile military platforms, such as DDG-51 Aegis destroyers, M1A2 Abrams Main Battle Tanks, M2A3 Bradley Fighting Vehicles, OH-58D Kiowa Warrior helicopters, AH-64 Apache helicopters, F/A-18E/F Super Hornet and F-16 Fighting Falcon jet fighters, C-17 Globemaster II and C-130 Hercules cargo aircraft, Trident submarines, Virginia class submarines and on several other platforms for military and non-military applications. We also have contracts that support future military platforms, such as the DD(X) destroyer, CVN-78 next generation aircraft carrier and Future Combat System.

        We are incorporated in Delaware, and the address of our principal executive office is 5 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 898-1500. Our Internet address is www.drs.com. drs.com is an interactive textual reference only, meaning that the information contained on the web site is not part of this prospectus by reference or otherwise.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

        Unless otherwise set forth in a prospectus supplement, we may not receive any proceeds in the event that the securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended September 30,	Year Ended March 31,
	2005	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges(1)	2.8x	3.2x	3.5x	4.4x	3.5x	2.7x

(1)
For purposes of this calculation, earnings are defined as pre-tax income from continuing operations before minority interests and extraordinary item, plus fixed charges. Fixed charges are the sum of interest and related expenses and one-third of rent expense, which represents our estimate of the interest component of rent expense.

DESCRIPTION OF SECURITIES

        This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants and guarantees of debt securities by some of our subsidiaries that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Unless otherwise specified in the applicable prospectus supplement, the trustee under the indentures will be The Bank of New York. The forms of indentures are filed as exhibits to the registration statement of which this prospectus forms a part. We will include in a supplement to this prospectus the specific terms of each series of debt securities being offered, including the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time which are permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

        Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of DRS Technologies, Inc. The senior debt securities will rank equally with any of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness. The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES

        If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

        As of the date of this prospectus, we are authorized to issue up to 50,000,000 shares of common stock. At a special meeting of our stockholders to be held on January 30, 2006, our stockholders will vote upon a proposal to approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock to 100,000,000. Mellon Investor Services is the transfer agent and registrar for our common stock. Shares of common stock are listed on the New York Stock Exchange under the trading symbol "DRS."

        The following summary is not complete. You should refer to the applicable provision of our charter and by-laws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

        Holders of common stock are entitled to receive dividends in cash, property or shares of our stock when, as and if, declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock then outstanding.

Voting Rights

        Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. The holders of our common stock have one vote per share with respect to matters submitted to a vote of the stockholders.

Rights Upon Liquidation

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Other Rights

        The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If we merge or consolidate with or into another company and as a result our common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

DESCRIPTION OF PREFERRED STOCK

        Under our amended and restated certificate of incorporation we are authorized to issue up to 2,000,000 shares of preferred stock, par value $10.00 per share, in one or more series. On the date of this prospectus, no shares of preferred stock were outstanding. The board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions.

        The prospectus supplement relating to any series of preferred stock that we may offer will contain the specific terms of the preferred stock. These terms may include the following:

  •
  the title of the series and the number of shares in the series;

  •
  the price at which the preferred stock will be offered;

  •
  the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or non-cumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

  •
  the voting rights, if any, of the holders of shares of the preferred stock being offered;

  •
  the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

  •
  the liquidation preference per share;

  •
  the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

  •
  the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

  •
  any listing of the preferred stock being offered on any securities exchange;

  •
  whether interests in the shares of the series will be represented by depositary shares;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

  •
  the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

  •
  any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

  •
  information with respect to book-entry procedures, if any; and

  •
  any additional rights, preferences, qualifications, limitations and restrictions of the series.

        Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full, and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

  •
  the title of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, amount and terms of the securities for which the warrants are exercisable;

  •
  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

  •
  the aggregate number of warrants;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

  •
  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the maximum or minimum number of warrants that may be exercised at any time;

  •
  information with respect to book-entry procedures, if any; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and unless otherwise indicated in the applicable prospectus supplement, the validity of those securities will be passed upon for DRS Technologies, Inc. by Nina Laserson Dunn, our general counsel, or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mark N. Kaplan, a member of our board of directors, is of counsel to Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Kaplan holds shares and options to purchase shares of our common stock.

EXPERTS

        The consolidated financial statements and schedule of DRS Technologies, Inc. as of March 31, 2005 and 2004, and for each of the years in the three-year period ended March 31, 2005, and management's assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        KPMG's report dated June 9, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2005, contains an explanatory paragraph that states that management's assessment of the effectiveness of internal control over financial reporting and KPMG's audit of internal control over financial reporting of DRS Technologies, Inc. and subsidiaries excluded an evaluation of the internal control over financial reporting of acquired businesses, Night Vision Equipment Co., Inc. and Excalibur Electro Optics, Inc. associated with total assets of $43.3 million and total revenues of $18.4 million included in the consolidated financial statements of DRS Technologies, Inc. and subsidiaries as of and for the year ended March 31, 2005.

        The consolidated financial statements and schedule of DRS Technologies, Inc. as of March 31, 2004 and 2003, and for each of the years in the three-year period ended March 31, 2004, also have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of Night Vision Equipment Co., Inc. and Excalibur Electro Optics, Inc. as of and for the year ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of Buckno Lisicky & Company, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdiction where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

$575,000,000

$325,000,000      % Senior Notes
due 2016
$250,000,000      % Senior
Subordinated Notes due 2018

PROSPECTUS SUPPLEMENT

                   , 2006

Bear, Stearns & Co. Inc.

Wachovia Securities

Merrill Lynch & Co.

Banc of America Securities LLC

CIBC World Markets

Jefferies & Company

Ryan Beck & Co.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
THE TRANSACTIONS
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
RATIO OF EARNINGS TO FIXED CHARGES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
DRS Technologies, Inc. Unaudited Pro Forma Condensed Combined Statement of Earnings Six Months Ended September 30, 2005 (in thousands, except per share data)
DRS Technologies, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet As of September 30, 2005 (in thousands)
DRS TECHNOLOGIES, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT INFORMATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DRS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DRS
SELECTED HISTORICAL FINANCIAL DATA OF ESSI
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ESSI
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NOTES
CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
Table of Contents
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
DRS TECHNOLOGIES, INC.
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF GUARANTEES OF THE DEBT SECURITIES
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS